As filed with the Securities and Exchange Commission on January 9, 2006.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BROADCASTER, INC.
(Exact name of Registrant as specified in its charter)

Delaware	7372	94-2862863
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Number)	(I.R.S. Employer Identification No.)

100 Rowland Way, Suite 300
Novato, CA 94945
(415) 878-4000
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Robert O'Callahan
Chief Financial Officer and Corporate Secretary
International Microcomputer Software, Inc.
100 Rowland Way, Suite 300
Novato, CA 94945
(415) 878-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:

Thomas W. Kellerman, Esq.
William A. Myers, Esq.
Morgan, Lewis & Bockius LLP
One Market Street, Spear Street Tower
San Francisco, California 94105
(415) 442-1000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and the effective time of the merger of the registrant with and into a wholly-owned subsidiary of the registrant, as described in the Agreement of Merger included as Annex A to the proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(a) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective Registration Statement for the same offering. ☐

i

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Stock, par value $0.001 per share		N/A	$63,872,000	$6,834.30

(1)	Based on the number of shares of Broadcaster, Inc. ("IMSI Delaware") common stock to be issued in connection with the merger, calculated as the number of outstanding shares of common stock of IMSI.

(2)
Estimated solely for the purpose of computing the amount of the registration fee required by Section 6(b) of the Securities Act, and calculated pursuant to Rule 457(f) under the Securities Act. Pursuant to Rule 457(f)(1) under the Securities Act, the proposed maximum aggregate offering price of the registrant’s common stock was calculated in accordance with Rule 457(c) under the Securities Act as: $0.998, the average of the bid and ask prices per share of IMSI common stock for the five business days prior to January 9, 2006, as reported on the OTC Bulletin Board, multiplied by 29,830,877, the number of shares of IMSI common stock computed as described in Note (1).

(3)
Pursuant to Rule 457(p) of the Securities Act of 1933, such amount shall be offset by $6,313.86, such amount having been previously paid in connection with International Microcomputer Software, Inc.'s Form S-4 (filed on December 16, 2005 and subsequently withdrawn on January 6, 2006).  Broadcaster, Inc. is a wholly-owned subsidiary of International Microcomputer Software, Inc.

The information in this proxy statement/prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission of which this proxy statement/prospectus is a part becomes effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 9, 2006.

INTERNATIONAL MICROCOMPUTER SOFTWARE, INC.

100 Rowland Way
Suite 300
Novato, CA 94945
(415) 878-4000

REINCORPORATION AND OTHER PROPOSALS - YOUR VOTE IS VERY IMPORTANT!

International Microcomputer Software, Inc. (“IMSI”) is proposing to reincorporate IMSI in the State of Delaware. Through the reincorporation, the state of incorporation of IMSI would be changed from California to Delaware. To accomplish the reincorporation, IMSI has entered into an Agreement and Plan of Merger providing for the merger of IMSI with and into Broadcaster, Inc., a wholly owned subsidiary of IMSI that has recently been formed pursuant to the Delaware General Corporation Law, or DGCL, for this purpose. IMSI's name as a result of the reincorporation will become Broadcaster, Inc. IMSI before the reincorporation is sometimes referred to as IMSI California and IMSI after the reincorporation is sometimes referred to as IMSI, Broadcaster or IMSI Delaware.

The Board of Directors has determined that it is in the best interests of IMSI and its shareholders to reincorporate in the State of Delaware. Delaware law provides well-established principles of corporate governance. The directors believe that Delaware law will provide greater efficiency, predictability and flexibility in IMSI's legal affairs than is presently available under California law. Finally, the Board of Directors believes that the reincorporation will help IMSI continue to attract and retain the most capable individuals available to serve as its directors and officers.

The IMSI board of directors approved the reincorporation and recommends that IMSI shareholders vote FOR the proposal to reincorporate in Delaware.

IMSI is also seeking authority to effectuate a reverse one for two stock split of IMSI common stock. The principal reason for a reverse stock split is would be to increase the per share trading price of IMSI common stock. The Board of Directors and management of IMSI believe it is important to maintain a strong stock price to heighten interest in IMSI in the financial community and potentially broaden the pool of investors that may consider investing in IMSI which could increase the trading volume and liquidity of our common stock.

If the reverse stock split is approved, the Board will decide whether to effectuate the split based on its determination of the best interests of IMSI, taking into consideration the factors above. If approved and the Board determines that the reverse stock split is in the best interests of IMSI and its shareholders, it is anticipated that the reverse stock split would be effectuated in connection with the reincorporation.

The IMSI board of directors recommends that IMSI shareholders vote FOR the proposal to authorize the board to effectuate the reverse stock split.

In addition to the reincorporation proposal and reverse stock split, an amendment of the 2004 Incentive Stock Option Plan (the "Option Plan") that will result in the addition of 6,500,000 shares of common stock options to the Option Plan (before giving effect to the reverse one for two stock split), will be considered at the special meeting

The IMSI board of directors recommends that IMSI shareholders vote FOR the proposal to amend the Option Plan.

Following the reincorporation, IMSI plans to acquire AccessMedia Networks, Inc. (“AccessMedia”) in a merger. The Board of Directors of IMSI believes that the combined company can become a market-leading provider of online media. The acquisition will combine AccessMedia’s rights to “virtual set top box” technology and online media content libraries, and Internet marketing experience with IMSI’s strong balance sheet and experienced public company management. Because it is anticipated that the AccessMedia Acquisition will be completed promptly following completion of the reincorporation, the attached Proxy Statement provides detailed information regarding AccessMedia and the terms of the acquisition.

The Internet media industry continues to gather momentum. It is becoming clear that much of the interest in Internet media companies spawned in the late 1990s is being validated by the growth in Internet-based offerings and usage. The reach and scale of the Internet coupled with user acceptance of the Internet as a platform for media delivery, has led to a number of highly successful companies. Further, the proliferation of broadband access and media delivery devices has made Internet-based media offerings accessible and affordable to all.

AccessMedia’s technology revolves around its rights to "virtual set top box" software. This virtual set top box delivers an Internet-based, multi-channel offering of content and entertainment as viewers increasingly demand -- what, where and when they want. The virtual set top box, offered by AccessMedia, accessible at www.accessmedia.tv, allow viewers to search, access and organize the growing volumes of high quality content existing on the Internet. These capabilities span AccessMedia’s proprietary media library, media under license, and media readily available on the Internet.

The crisp signals available by virtue of the virtual set top box offered by AccessMedia and widespread broadband adoption equates to an experience similar to that of cable television, with a broader choice of content and greater flexibility. People more and more utilize their computer to access media content and entertainment. The virtual set top box offered by AccessMedia combines content, quality and interactivity, in a format as simple to use as television. Viewers increasingly seek to control their experience - content, timing, and advertising. The virtual set top box available from AccessMedia allows a viewer to customize his view to accommodate his specific tastes, including channel preferences and parental controls. Importantly, advertisers recognize the benefits from a viewer choosing his environment - one where only relevant and interesting advertising is selected. Further, the interactive nature of online media delivery allows a viewer to give real-time feedback on a variety of topics and immediately change his view to best suit his preferences.

AccessMedia is led by Internet entrepreneurs Nolan Quan, Sanger Robinson, Bruce K. Mulhfeld, and Robert Gould and their team of experienced Internet experts. Since the inception of the Internet, this team has been one of the foremost innovators of technologies, marketing, and advertising strategies for Internet-based consumer media offerings, and until now this team has operated in a private company environment. Additionally, this team has been a leader in providing web site development, traffic, database management, and hosting for many of the largest worldwide media companies. With the broad acceptance of the Internet and the belief that the Internet will become the principal method by which media is delivered, this team has agreed to bring AccessMedia, its related technologies, marketing strategies, advertising strategies, and content, into IMSI.

IMSI believes that the AccessMedia acquisition offers a unique opportunity to enter into the highly scalable Internet media industry. The underlying growth in the Internet media industry, coupled with AccessMedia’s high margin product offerings, innovative marketing strategies and exceptional management team, should combine to provide IMSI with substantial growth and profit opportunities, creating significant shareholder value. IMSI expects this substantial revenue growth and positive cash flow to begin almost immediately after the AccessMedia launch. Additionally, AccessMedia’s content and entertainment offerings can be readily adapted for changing user preferences, which should result in low customer acquisition costs and long-term recurring revenue streams.

IMSI and AccessMedia have entered into a merger agreement. Under the terms of that agreement, upon completion of the merger IMSI will issue 29,000,000 shares of common stock of IMSI (before giving effect to the reverse one for two stock split) to AccessMedia stockholders, representing approximately 49.3% of the outstanding shares of IMSI. Following the closing, IMSI may issue up to an additional 35,000,000 shares (before giving effect to the reverse one for two stock split) to AccessMedia stockholders if AccessMedia achieves certain revenue milestones prior to December 31, 2008 (subject to certain extensions as provided in the AccessMedia Merger Agreement), representing approximately 68.2% in the aggregate to be held by former AccessMedia stockholders.

AccessMedia stockholders will be entitled to receive 1.16 share of common stock of IMSI (before giving effect to the reverse one for two stock split) for each share of AccessMedia common stock held by them at the effective time of the merger and up to 2.56 shares of common stock of IMSI (before giving effect to the reverse one for two stock split) for each share of AccessMedia common stock held by them if AccessMedia achieves certain revenue milestones prior to December 31, 2008 (subject to certain extensions as provided in the AccessMedia Merger Agreement).

IMSI intends to effectuate the merger of IMSI and AccessMedia after the reincorporation of IMSI in Delaware. If the reincorporation is not approved, the Board of Directors of IMSI intends to restructure the AccessMedia Acquisition in order to complete it another way. However, we cannot assure you that these efforts would be successful. The obligations of AccessMedia and IMSI to complete the merger are subject to the satisfaction or waiver of several conditions. More information about AccessMedia, IMSI, Broadcaster and the merger is contained in this proxy statement.

The IMSI board of directors approved the AccessMedia Merger Agreement and the acquisition of AccessMedia. Under Delaware law, if the reincorporation is approved and completed prior to the AccessMedia Acquisition, the IMSI shareholders will NOT have the right to vote on the AccessMedia Acquisition.

In addition to the reincorporation proposal and reverse stock split, an amendment of the 2004 Incentive Stock Option Plan (the "Option Plan") that will result in the addition of 6,500,000 shares of common stock options to the Option Plan (before giving effect to the reverse one for two stock split), will be considered at the special meeting

v

The reincorporation proposal, reverse stock split and amendment to the Option Plan will be voted on at the special meeting of IMSI shareholders on February 16, 2006, at 10 A.M., local time, at the offices of AccessMedia, 9201 Oakdale Avenue, Suite 200, Chatsworth, CA 91311.

We encourage you to read this proxy statement/prospectus, including the section entitled "Risk Factors" beginning on page 23 before voting.

Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the special meeting of shareholders of IMSI, please take the time to vote by completing and mailing the enclosed proxy card or voting instruction card and returning it in the pre-addressed postage pre-paid envelope provided as soon as possible. Returning the proxy card does not deprive you of your right to attend the special meeting of IMSI and to vote your shares in person.

I enthusiastically support the proposals and join IMSI’s board of directors in recommending that you vote FOR the aforementioned proposals.

Sincerely,

Martin Wade, III
Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined whether this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This proxy statement is dated January __, 2006, and is first being mailed to shareholders on or about January __, 2006.

The following Notice of Special Meeting of Stockholders was sent by IMSI on January __, 2006:

INTERNATIONAL MICROCOMPUTER SOFTWARE, INC.
100 Rowland Way
Suite 300
Novato, CA 94945
(415 878-4000

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on February 16, 2006

TO THE STOCKHOLDERS OF INTERNATIONAL MICROCOMPUTER SOFTWARE, INC.:

Notice is hereby given that a special meeting of shareholders of International Microcomputer Software, Inc., a California corporation ("IMSI"), will be held February 16, 2006, at 10 A.M., local time, at the offices of AccessMedia, 9201 Oakdale Avenue, Suite 200, Chatsworth, CA 91311, for the following purposes:

1. to consider and vote on a proposal to change the state of incorporation of IMSI from California to Delaware by merging IMSI with and into Broadcaster, Inc., a wholly owned subsidiary of IMSI that is incorporated under the laws of Delaware, referred to as the Reincorporation Proposal, which reincorporation will cause certain changes to IMSI's articles of incorporation and by-laws including a name change to Broadcaster, Inc., all of which is more fully set out in the accompanying proxy statement;

2. to authorize the IMSI Board of Directors to effectuate a reverse one for two stock split of the IMSI common stock;

3. to approve an amendment of the 2004 Incentive Stock Option Plan that will result in the addition of 6,500,000 shares of common stock options to the plan (before giving effect to the reverse one for two stock split);

4. to approve any adjournments of the meeting to another time or place, as necessary or appropriate in the judgment of the proxy holders; and

5. to transact any other business as may properly come before the meeting or any adjournments or postponements thereof.

Included herein is a proxy statement that describes in more detail the matters to be considered at the special meeting, including the reincorporation.

The IMSI board of directors has fixed the close of business on January 6, 2006 as the record date for the determination of shareholders entitled to notice of, and to vote at, this special meeting and any adjournment or postponement. Only holders of IMSI common stock at the close of business on the record date are entitled to vote at the meeting. For ten days prior to the meeting, a complete list of shareholders who are entitled to vote at the meeting will be available for examination by any shareholder, for any purpose relating to the meeting, during ordinary business hours at IMSI’s principal office located at 100 Rowland Way, Novato, CA 94945. Shareholders attending the meeting whose shares are held in the name of a broker or other nominee should bring with them a proxy or letter from that firm confirming their ownership of shares.

We cannot complete the reincorporation unless a quorum is present at the special meeting and the Reincorporation Proposal receives a majority of shares of IMSI common stock outstanding as of the record date for the special meeting. We cannot complete the other proposals unless a quorum is present at the special meeting and the other proposals are approved by the requisite number of shares of IMSI common stock outstanding as of the record date for the special meeting.

By order of the Board of Directors,

Robert O’Callahan
Chief Financial Officer and Corporate Secretary
Novato, California
January __, 2006

ADDITIONAL INFORMATION

This document incorporates important business and financial information about IMSI from documents that IMSI has filed with the Securities and Exchange Commission and that have not been included in or delivered with this document. Also, please see “Where You Can Find More Information” on page 95 of this proxy statement/prospectus.

International Microcomputer Software, Inc.

International Microcomputer Software, Inc., which we refer to as IMSI, will provide you with copies of documents relating to IMSI that are incorporated by reference in this proxy statement/prospectus, without charge, upon written or oral request to:

INTERNATIONAL MICROCOMPUTER SOFTWARE, INC. 100 Rowland Way Suite 300 Novato, CA 94945 (415) 878-4000

The incorporated information also is available to investors via IMSI’s website, www.imsisoft.com. Information included in IMSI’s website is not incorporated by reference in this proxy statement/prospectus.

In order for you to receive timely delivery of the documents in advance of the IMSI special meeting, we should receive your request for additional information no later than [_______ __], 2006.

Page

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	1
QUESTIONS & ANSWERS ABOUT THE REINCORPORATION	2
QUESTIONS & ANSWERS ABOUT THE REVERSE STOCK SPLIT	3
QUESTIONS & ANSWERS ABOUT THE OPTION PLAN AMENDMENT	4
QUESTIONS & ANSWERS ABOUT THE ACCESSMEDIA ACQUISITION	4
QUESTIONS & ANSWERS ABOUT VOTING AT THE SPECIAL MEETING	6
SUMMARY OF PROXY STATEMENT/PROSPECTUS	8
SPECIAL MEETING OF IMSI SHAREHOLDERS	8
SUMMARY OF THE REINCORPORATION	8
The Companies Involved in the Reincorporation	9
Certain Federal Income Tax Considerations of the Reincorporation	10
Required Stockholder Approval for the Reincorporation	10
SUMMARY OF THE PROPOSED REVERSE STOCK SPLIT	10
Required Stockholder Approval for the Reverse Stock Split	10
SUMMARY OF THE PROPOSED AMENDMENT TO THE OPTION PLAN	11
Required Stockholder Approval for the Amendment to the Option Plan	11
SUMMARY OF THE ACCESSMEDIA ACQUISITION	11
The Companies That Are the Subject of the AccessMedia Acquisition	11
Effect on IMSI Capital Stock	12
Obligation to Fund Working Capital Requirements of AccessMedia	12
Additions To the IMSI Board of Directors	13
Voting Agreements for Election of IMSI Directors	13
Approval of the IMSI Board of Directors	13
Opinion of IMSI’s Financial Advisor	13
Interests of Deson & Co.	14
Interests of IMSI's Financial Advisor	14
Conditions to Completion of the AccessMedia Acquisition	14
Agreement with Alchemy Communications, Inc.	15
Termination of the AccessMedia Merger Agreement	15
Termination Fee and Expenses	16
Interests of IMSI Directors and Executive Officers in the Merger	16
Appraisal Rights	16
Accounting Treatment of the AccessMedia Acquisition	16

x

(Continued)

Page

Material United States Tax Consequences of the AccessMedia Acquisition	16
SUMMARY SELECTED HISTORICAL FINANCIAL DATA FOR IMSI	18
SUMMARY SELECTED HISTORICAL FINANCIAL DATA FOR ACCESSMEDIA	20
SUMMARY SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL DATA	21
COMPARATIVE PER SHARE INFORMATION	22
IMSI Market Price and Dividend Information	23
AccessMedia Market Price and Dividend Information	23
RISK FACTORS	24
Risks Related to the Reincorporation	24
Risks Related to the AccessMedia Acquisition	25
Risks Related to IMSI's Business	28
Risks Related to AccessMedia's Business	28
SPECIAL MEETING OF IMSI SHAREHOLDERS	35
Date, Time and Place of Meeting	35
Record Date; Shares Entitled to Vote; Outstanding Shares	35
Purpose of the IMSI Special Meeting of Stockholders	35
Quorum; Abstentions; Broker Non-Votes	35
Voting by IMSI Directors and Executive Officers	36
Votes Required	36
Solicitation of Proxies	36
Voting of Proxies	37
Revocability of Proxies	37
Recommendations of the IMSI Board of Directors	37
PROPOSAL NO. 1 - REINCORPORATION IN DELAWARE	39
The Reincorporation	39
Principal Reasons for the Reincorporation	40
Certain Possible Disadvantages	40
Proposal 41
Certain Federal Income Tax Considerations	41
Recommendations of IMSI's Board of Directors	41
CERTAIN DIFFERENCES BETWEEN THE CHARTER DOCUMENTS AND APPLICABLE LAW	42
PROPOSAL NO. 2: REVERSE ONE FOR TWO STOCK SPLIT	51

(Continued)

Page

Reverse Stock Split	51
Recommendations of IMSI's Board of Directors	54
PROPOSAL NO. 3: AMENDMENT OF THE 2004 INCENTIVE STOCK OPTION PLAN	55
Stock Option Amendment	55
Recommendations of IMSI's Board of Directors	56
THE ACCESSMEDIA ACQUISITION	57
Background of the Acquisition	57
Recommendations of IMSI’s Board of Directors	59
IMSI’s Reasons for the Merger	60
Opinion of Deson & Co.	62
Interests of Deson & Co. in the Merger	68
Interests of Baytree Capital in the Merger	68
Interests of IMSI Directors and Executive Officers in the Merger	68
Accounting Treatment of the AccessMedia Acquisition	69
Appraisal Rights	70
Material United States Tax Consequences of the AccessMedia Acquisition	70
THE ACCESSMEDIA MERGER AGREEMENT	71
The Merger	71
Completion and Effectiveness of the Merger	73
Treatment of IMSI Capital Stock	73
Representations and Warranties	73
Indemnification and Escrow Fund	76
Obligation to Fund Working Capital Obligations of AccessMedia	76
Additions To the IMSI Board of Directors	77
Employee Benefits for AccessMedia Employees	77
Conditions to Completion of the Merger	77
Agreement with Alchemy Communications, Inc.	79
Termination of the AccessMedia Merger Agreement	79
Termination Fee; Expenses	80
Amendment and Waiver	80
The Voting Agreements	80
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS	83

(Continued)

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NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS	88
IMSI PRINCIPAL STOCKHOLDERS	92
ACCESSMEDIA PRINCIPAL STOCKHOLDERS	94
EXPERTS	94
LEGAL MATTERS	95
PROPOSALS OF SHAREHOLDERS	95
WHERE YOU CAN FIND MORE INFORMATION	95
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	95

Annex A - Reincorporation Agreement
Annex B - Certificate of Incorporation of IMSI Delaware
Annex C - Bylaws of IMSI Delaware
Annex D - AccessMedia Agreement and Plan of Merger
Annex E - Form of Voting Agreements
Annex F - Form of Joint Operating Agreement
Annex G - Opinion of Deson & Co.
Annex H - Financial Statements of AccessMedia Networks, Inc.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

In this document we have made forward-looking statements in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on our estimates and assumptions and are subject to a number of risks and uncertainties. Forward-looking statements include statements about the consummation of the pending reincorporation and AccessMedia acquisition (see, for example, the information under the following captions: “Summary - Summary of the Reincorporation,” “Reincorporation in Delaware - Principal Reasons for the Reincorporation,” "Reincorporation in Delaware - Certain Possible Disadvantages,” “The AccessMedia Acquisition - Opinion of IMSI’s Financial Advisor,” “Summary - Summary of the AccessMedia Acquisition,” “The AccessMedia Acquisition - IMSI’s Reasons for the Merger” and “The AccessMedia Acquisition - Opinion of IMSI’s Financial Advisor”). Forward-looking statements also include those preceded or followed by the words “anticipates,” “believes,” “estimates,” “expects,” “hopes,” “targets” or similar expressions. For each of these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are not guarantees of performance. The future results of the combined company could be affected by subsequent events and could differ materially from those expressed in the forward-looking statements. If future events and actual performance differ from our assumptions, our actual results could vary significantly from the performance projected in the forward-looking statements. Except for ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to disclose any revisions to any forward-looking statements or to report events or circumstances after the date of this document.

You should understand that any number of factors could cause those results to differ materially from those expressed in the forward-looking statements, including the following factors:

•	the risk that the reincorporation might not be completed in a timely manner or at all;

•	the risk that the AccessMedia Acquisition might not be completed in a timely manner or at all;

•	diversion of IMSI management’s attention;

•	the risk of a material adverse effect on IMSI; or

•	other factors noted in this document.

Before making your decision regarding the reincorporation, you should be aware that the occurrence of the events described above, described under "Risk Factors" beginning on page 23 of this proxy statement/prospectus and elsewhere in this proxy statement/prospectus could adversely affect the business, operating results or financial conditions contemplated by such forward looking statements.

QUESTIONS & ANSWERS ABOUT THE REINCORPORATION

Q: Why am I receiving this document?

A: IMSI is proposing to reincorporate IMSI in the State of Delaware. Through the reincorporation, the state of incorporation of IMSI would be changed from California to Delaware. To accomplish the reincorporation, IMSI has entered into an Agreement and Plan of Merger (the "Reincorporation Agreement") providing for the merger of IMSI with and into Broadcaster, Inc., a wholly owned subsidiary of IMSI that has recently been formed pursuant to the Delaware General Corporation Law, or DGCL, for this purpose. A copy of the Reincorporation Agreement is attached to this document as Annex A and incorporated herein by reference. You should carefully read this document.

In order for the reincorporation to be completed, IMSI shareholders holding a majority of the outstanding shares of IMSI common stock must vote to adopt the Reincorporation Agreement and approve the reincorporation.

IMSI will hold a special meeting of its shareholders to seek this approval. This document contains important information about the reincorporation and the special meeting of IMSI’s shareholders. You should read it carefully. The enclosed voting materials allow you to vote your shares of IMSI common stock without attending the special meeting of shareholders.

If the reincorporation proposal is approved and IMSI is reincorporated in Delaware as Broadcaster, it is anticipated that shortly following the reincorporation ACCM Acquisition Corp. and Broadcaster will acquire AccessMedia Networks, Inc. ("AccessMedia") under the terms of the AccessMedia Merger Agreement which is described in detail in this document, and as a result the business of Broadcaster will include the business of AccessMedia. A copy of the AccessMedia Merger Agreement is attached to this document as Annex D. You should carefully read this document.

For specific information regarding the AccessMedia Merger Agreement, see “The AccessMedia Merger Agreement” beginning on page 69 of this document.

Q: What will happen in the reincorporation?

A: Pursuant to the terms of the Reincorporation Agreement, IMSI will merge with and into Broadcaster, Inc., a wholly owned subsidiary of IMSI that has recently been formed pursuant to the Delaware General Corporation Law, or DGCL, for this purpose. IMSI before the merger is sometimes referred to as IMSI California and IMSI after the merger is sometimes referred to as IMSI, Broadcaster or IMSI Delaware. IMSI's name after the merger will be changed to Broadcaster, Inc. When the reincorporation becomes effective, each share of IMSI California's common stock will become one share of Broadcaster common stock.

Q: Why is IMSI proposing to reincorporate in Delaware?

A: The Board of Directors has determined that it is in the best interests of IMSI and its shareholders to reincorporate in the State of Delaware. Delaware law provides well-established principles of corporate governance. The directors believe that Delaware law will provide greater efficiency, predictability and flexibility in IMSI's legal affairs than is presently available under California law. Finally, the Board of Directors believes that the reincorporation will help IMSI continue to attract and retain the most capable individuals available to serve as its directors and officers.

Q: What will be the effect on IMSI shareholders if the reincorporation occurs?

A: Following the closing, every share of IMSI California common stock will be combined into and become one share of IMSI Delaware common stock and the rights and privileges of the IMSI Delaware stockholders will be governed by Delaware law, some of the difference of which are explained later in this document. Under Delaware law, if the reincorporation is approved and completed prior to the AccessMedia Acquisition, the IMSI shareholders will NOT have the right to vote on the AccessMedia Acquisition and will not be entitled to appraisal rights in connection with the AccessMedia Acquisition.

Q: Will I be entitled to vote on the Reincorporation Agreement and the reincorporation?

A: Yes. IMSI will hold a special meeting of its shareholders to seek this approval. This document contains important information about the reincorporation and the special meeting of IMSI’s shareholders. You should read it carefully. The enclosed voting materials allow you to vote your shares of IMSI common stock without attending the special meeting of shareholders.

Q: Will I have appraisal rights if I dissent from the reincorporation?

A: No, you will not have appraisal rights. California law does not provide for appraisal rights in such situations.

Q: When do you expect the reincorporation to be completed?

A: We are working toward completing the reincorporation as quickly as practicable after the special meeting of shareholders. We currently expect to complete the reincorporation in the first quarter of 2006. However, we cannot predict the exact timing of the completion of the reincorporation.

Q: Where will the shares of IMSI common stock be quoted?

A: IMSI common stock will continue to be quoted on The OTC Bulletin Board under the symbol “IMSI.OB.” Upon approval of the reincorporation, IMSI will submit an application to effectuate a symbol change from "IMSI.OB" to a symbol reflecting the name "Broadcaster, Inc."

QUESTIONS & ANSWERS ABOUT THE REVERSE STOCK SPLIT

Q: What will happen in the one for two reverse stock split?

A: If the Board of directors determined that it is in the best interests of IMSI and its shareholders, when the reverse stock split is effectuated, every two shares of IMSI common stock will be combined into and become one share of common stock.

Q: Why is IMSI seeking authorization to effectuate the reverse stock split?

A: The Board of Directors and management of IMSI believe it important to maintain a strong stock price to heighten interest in IMSI in the financial community and potentially broaden the pool of investors that may consider investing in IMSI which could increase the trading volume and liquidity of our common stock.

Q: What if I do not have an even number of shares?

A: Shareholders who otherwise would be entitled to receive fractional shares will, upon surrender of their certificate representing such shares, be entitled to a cash payment in lieu thereof using a per share price equal to the average closing prices of IMSI common stock during the twenty (20) trading days ending on the trading day immediately prior to the date on which the reverse split becomes effective.

Q: How do I exchange my certificate?

A: As soon as practicable after the effective time of the reverse stock split, a letter of transmittal will be sent to shareholders of record as of the effective time for purposes of surrendering to the exchange agent certificates representing pre-reverse stock split shares in exchange for certificates representing post-reverse stock split shares in accordance with the procedures set forth in the letter of transmittal. No new certificates will be issued to a shareholder until such shareholder has surrendered such shareholder’s outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the exchange agent. Shareholders who do not have stock certificates for surrender and exchange will have their accounts automatically adjusted in order to reflect the number of shares of common stock they hold as a consequence of the reverse stock split.

QUESTIONS & ANSWERS ABOUT THE OPTION PLAN AMENDMENT

Q: What will happen in the amendment to the Option Plan?

A: The number of shares for which options may be granted under the Option Plan will be increased by an additional six million five hundred thousand (6,500,000) shares (before giving effect to the reverse 1-for-2 stock split) or three million two hundred fifty thousand (3,250,000) shares (after giving effect to the reverse 1-for-2 stock split) of common stock.

Q: Why is IMSI proposing to amend the Option Plan?

A: The Board of Directors deems it is in the best interests of IMSI and its shareholders to increase the number of shares for which options may be granted under the Option Plan for the purpose of continuing to provide stock options to employees, directors and other valued contributors to IMSI and to attract and retain highly qualified employees.

QUESTIONS & ANSWERS ABOUT THE ACCESSMEDIA ACQUISITION

Q: Why am I receiving information regarding the acquisition of AccessMedia?

A: It is anticipated that shortly following the reincorporation, AccessMedia and IMSI will merge under the terms of the AccessMedia Merger Agreement that is described in this document. Thereafter the business of IMSI will include the business of AccessMedia. A copy of the AccessMedia Merger Agreement is attached to this document as Annex D. You should carefully read this document.

For specific information regarding the AccessMedia Merger Agreement, see “The AccessMedia Merger Agreement” beginning on page 69 of this document.

Q: What will happen in the AccessMedia acquisition?

A: The businesses of AccessMedia and IMSI will be combined in a stock merger transaction. At the closing, ACCM Acquisition Corp., a newly formed, wholly-owned subsidiary of Broadcaster, Inc. (formerly IMSI) will merge with AccessMedia, with AccessMedia surviving the merger as a wholly-owned subsidiary of Broadcaster.

Q: Why are AccessMedia and IMSI proposing to merge?

A: AccessMedia and IMSI are proposing to merge to create a combined company that the parties hope to grow into a market-leading provider of online media. The acquisition will combine AccessMedia’s rights to “virtual set top box” technology and online media content libraries, and the Internet marketing experience of AccessMedia's management team, with IMSI’s strong balance sheet and experienced public company management.

Q: What will be the effect on IMSI shareholders if the AccessMedia acquisition occurs?

A: Under the terms of the AccessMedia Merger Agreement, upon completion of the merger, IMSI will issue 29,000,000 shares of common stock of IMSI (before giving effect to the reverse one for two stock split) to AccessMedia stockholders, representing approximately 49.3% of the outstanding shares of IMSI. Following the closing, IMSI may issue up to an additional 35,000,000 shares (before giving effect to the reverse one for two stock split) to AccessMedia stockholders if AccessMedia achieves certain revenue milestones prior to December 31, 2008 (subject to certain extensions as provided in the AccessMedia Merger Agreement), representing approximately 68.2% in the aggregate to be held by former AccessMedia stockholders.

Q: What will be happen to IMSI's current businesses if the AccessMedia acquisition occurs?

A: Following the AccessMedia acquisition, IMSI will continue to conduct its existing lines of business and will conduct the AccessMedia business as a separate line of business. IMSI and its Board of Directors will continue to consider the best way to maximize the value of IMSI's existing businesses, which could include selling or spinning off one or more of such businesses, or continuing to operate them in the ordinary course. While the Board continues to consider opportunities, it has not specifically considered, approved or acted on any proposals to discontinue or divest any of IMSI's current businesses.

Q: Will I be entitled to vote on the adoption of the AccessMedia Merger Agreement and the acquisition of AccessMedia?

A: No. It is anticipated that shortly following the reincorporation AccessMedia and IMSI Delaware will merge under the terms of an AccessMedia Merger Agreement that is described in this document and the business of IMSI Delaware will include the business of AccessMedia. Under Delaware law, if the reincorporation is approved and completed prior to the AccessMedia Acquisition, the IMSI shareholders will NOT have the right to vote on the AccessMedia Acquisition.

Q: Will I have appraisal rights if I don't support the AccessMedia acquisition?

A: No, you will not have appraisal rights. It is anticipated that shortly following the reincorporation AccessMedia and IMSI will merge under the terms of an AccessMedia Merger Agreement that is described in this document Under Delaware law, if the reincorporation is approved and completed prior to the AccessMedia Acquisition, the IMSI shareholders will NOT have the right to vote on the AccessMedia Acquisition.

Q: When do you expect the acquisition to be completed?

A: We are working toward completing the acquisition as quickly as practicable after the special meeting of shareholders and after the reincorporation. We currently expect to complete the acquisition in the first quarter of 2006. However, we cannot predict the exact timing of the completion of the acquisition.

QUESTIONS & ANSWERS ABOUT VOTING AT THE SPECIAL MEETING

Q: How do I cast my vote?

A: There are several ways your shares can be represented at the special meeting of shareholders. You can attend the special meeting of shareholders in person, or you can indicate on the enclosed proxy card how you want to vote and return it in the accompanying pre-addressed postage paid envelope. It is important that you sign, date and return each proxy card and voting instruction card you receive as soon as possible. You may choose to vote in person even if you have previously sent in your proxy card.

Q: If my broker holds my shares in “street name,” will my broker vote my shares?

A: If you hold shares in a stock brokerage account or if your shares are held by a bank or nominee (in “street name”), that broker, bank or nominee is the record holder, and you must provide the record holder of your shares with instructions on how to vote your shares. You should follow the directions provided by your broker or nominee regarding how to instruct your broker to vote your shares. However, if you do not instruct your broker how to vote your shares, it will be equivalent to voting against the proposals.

Q: What if I do not vote?

A: If you do not submit a proxy or attend the special meeting of shareholders, it will have the same effect as a vote against the reincorporation and other proposals, and your shares will not be counted as present for purposes of determining a quorum.

If you submit a proxy and affirmatively elect to abstain from voting, your proxy will be counted as present for the purposes of determining the presence of a quorum, but will not be voted at the special meeting. As a result, your abstention will have the same effect as a vote against the proposals.

Q: Can I change my vote after I have delivered my proxy?

A: Yes. You can change your vote at any time before your proxy is voted at the special meeting of shareholders. You can do this in one of three ways:

•	you can send a written notice of revocation;

•	you can grant a new, valid proxy; or

•	if you are a holder of record, you can attend the special meeting of shareholders and vote in person; however, your attendance alone will not revoke your proxy.

If you choose either of the first two methods, you must submit your notice of revocation or your new proxy to the IMSI corporate secretary before the special meeting of shareholders. However, if your shares are held in a street name at a brokerage firm or bank, you should contact your brokerage firm or bank to change your vote.

Q: What if I do not indicate how to vote on my proxy card?

A: If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote FOR the proposals.

Your vote is important. We encourage you to vote as soon as possible.

For specific information regarding the reincorporation, see “The Reincorporation” beginning on page 38 of this document.

Q: What do I need to do now?

A: You should carefully read and consider the information contained in this document, including the annexes. Then, please take the time to vote by completing and mailing the enclosed proxy card or voting instruction card.

Q: Who can help answer my questions?

A: If you have additional questions about the matters described in this document or how to submit your proxy, or if you need additional copies of this document, you should contact:

International Microcomputer Software, Inc.
Attn: Investor Relations
100 Rowland Way
Suite 300
Novato, CA 94945
(415) 878-4000

You may also obtain additional information about IMSI from documents filed with the Securities and Exchange Commission by following the instructions in the section entitled “Where You Can Find More Information” on page 95 of this document.

SUMMARY OF PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this document and may not contain all of the information that is important to you. IMSI encourages you to read carefully the remainder of this document, including the attached annexes and the other documents to which we have referred you, because this section does not provide all the information that might be important to you with respect to the reincorporation and the other matters being considered at the special meeting of shareholders. See also “Where You Can Find More Information” on page 95 of this document. We have included references to other portions of this document to direct you to a more complete description of the topics presented in this summary.

IMSI has a called a Special Meeting of Shareholders for the purpose of considering and voting upon the following matters (i) to approve a proposal to reincorporate IMSI from California to Delaware; (ii) to authorize the Board of Directors of IMSI to effect a one for two reverse stock split; and (iii) to approve an amendment to the 2004 Incentive Stock Option Plan to add 6,500,000 shares to the Plan. IMSI has signed a merger agreement with AccessMedia Networks, Inc. (“AccessMedia”) pursuant to which it plans to merge with AccessMedia promptly following completion of the reincorporation. While under Delaware law, if the reincorportion is approved and completed prior to the AccessMedia Acquisition the IMSI shareholders will not be entitled to vote on the AccessMedia acquisition, AccessMedia will become an important part of IMSI following completion of the acquisition. As a result, this proxy statement/prospectus includes a detailed description of AccessMedia and its business.

SPECIAL MEETING OF IMSI SHAREHOLDERS (SEE PAGE 1 OF THIS DOCUMENT)

The special meeting of the IMSI shareholders will be held on February 16, 2006, at 10 A.M., local time, at the offices of AccessMedia, 9201 Oakdale Avenue, Suite 200, Chatsworth, CA 91311.  At the IMSI special meeting of shareholders, IMSI shareholders will be asked to vote on a proposal to, among other things, adopt the Reincorporation Agreement, approve the reincorporation and the amendment to the 2004 Incentive Stock Option Plan and to approve an adjournment of the special meeting, as necessary or appropriate in the judgment of the proxy holders, for the purpose of soliciting additional proxies if there are not sufficient votes to approve the proposals.

SUMMARY OF THE REINCORPORATION (SEE PAGE 38 OF THIS DOCUMENT)

The Board of Directors believes that it is in the best interests of IMSI and its shareholders to obtain the advantages offered by Delaware law and seeks approval to change the state of incorporation of IMSI from California to Delaware. If approved, the reincorporation will be accomplished by merging IMSI into Broadcaster, Inc, a recently formed wholly-owned subsidiary of IMSI incorporated in Delaware ("IMSI Delaware"). After the merger of IMSI into IMSI Delaware (the "Reincorporation Merger"), the separate corporate existence of IMSI will cease and IMSI Delaware will be the surviving corporation and will continue to operate the business of IMSI under the name Broadcaster, Inc. The reincorporation itself will not result in any change in the business, management or personnel, fiscal year, financial condition or location of the headquarters or other facilities of IMSI. The directors elected at the 2005 Annual Meeting will be the directors of IMSI Delaware. IMSI Delaware will continue all stock option plans of IMSI. Each option to purchase shares of IMSI's common stock under these plans will become an option to purchase the same number of shares of IMSI Delaware's common stock at the same price and on the same terms and conditions as is presently the case (subject to adjustment for the stock split discussed below).

We have attached the Reincorporation Agreement as Annex B to this document and incorporate it herein by reference. We encourage you to read the Reincorporation Agreement carefully because it is the legal document that governs the merger and related matters.

The reincorporation is subject to, among other things, adoption of the Reincorporation Agreement and approval of the reincorporation by the shareholders of IMSI. We expect the merger to be completed as soon as practicable after shareholder approval.

The Companies Involved in the Reincorporation

International Microcomputer Software, Inc.
100 Rowland Way, Suite 300
Novato, CA 94945
(415) 878-4000

International Microcomputer Software, Inc. ("IMSI") has historically operated as a software company. IMSI currently operates in two business segments: (i) computer aided design and precision engineering; and (ii) house plans and architectural drawings.

The acquisition of AccessMedia will accelerate IMSI’s transformation from a software company to primarily an Internet media company.

Headquartered in Novato, California, IMSI was incorporated in California in November 1982. Over the following 16 years, IMSI grew to become a leading developer and publisher of productivity software in the precision design, graphic design, and other related business applications fields. IMSI acquired TurboCAD, its flagship product for computer aided design, in 1985, and developed and acquired numerous products and product categories over the years. By the end of 1998, IMSI developed, marketed and distributed our products worldwide, primarily through the retail channel.

In 1998, IMSI acquired ArtToday.com (“ArtToday”) an Internet provider of clipart, photos and other graphics content as part of its strategy to transition from the retail channel to Internet based product distribution and to migrate its core products and content in the design and graphics categories to the Internet. This transition proved costly and IMSI suffered large losses that threatened its survival. Beginning in 2000, IMSI underwent a major financial restructuring that focused on the design and graphics software categories and on expanding ArtToday.com.

In June 2003, IMSI sold ArtToday, its wholly owned subsidiary based in Arizona, to Jupitermedia Corporation (“JupiterMedia”). The sale of ArtToday to Jupitermedia provided IMSI with significant capital allowing us to accelerate the implementation of our strategy of strengthening and expanding our historic core businesses of precision design and consumer software. IMSI’s focus has been to acquire and develop businesses and product lines which have significant revenue and cost synergies with its existing product lines as well as which utilize the Internet as a primary means of distribution. To that end IMSI has since completed several acquisitions and one divestiture aimed at strengthening our financial results.

As of June 30, 2005, IMSI had 57 full time employees (excluding 33 employees at Allume Systems, who departed in connection with the sale of this business in July 2005). All employees are located in the United States with the exception of one employee in Germany. References in this document to “IMSI” refer to International Microcomputer Software, Inc. and its subsidiaries. IMSI’s headquarters are located at 100 Rowland Way, Suite 300, Novato, CA 94945 and IMSI’s telephone number is (415) 878-4000. Additional information about IMSI is available on IMSI’s website at www.imsisoft.com, which does not constitute a part of this document.

Broadcaster, Inc.
100 Rowland Way, Suite 300
Novato, CA 94945
(415) 878-4000

Broadcaster is a recently formed wholly-owned subsidiary of IMSI. Broadcaster was organized solely for the purpose of entering into the Reincorporation Agreement with IMSI and completing the reincorporation of IMSI in Delaware. It has not conducted any business operations and will not do so prior to the completion of the reincorporation. If the reincorporation is completed, IMSI California will cease to exist following its merger with Broadcaster and Broadcaster will continue as the surviving corporation.

Certain Federal Income Tax Considerations of the Reincorporation (see page 40 of this document)

The Reincorporation is intended to constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, pursuant to which no gain or loss will be recognized by shareholders as a result of the reincorporation. If the Reincorporation qualifies as a Section 368 reorganization, then: (i) no gain or loss will be recognized by the IMSI shareholders or by IMSI; (ii) the basis of the IMSI shareholders in their IMSI Delaware common Stock will be the same as the basis in their IMSI common stock; and (iii) the holding period of the IMSI shareholders in their IMSI Delaware common stock will include the period for which they held their IMSI common stock, provided the IMSI common stock was a capital asset in the hands of the shareholder at the time of the Reincorporation. IMSI has not and does not intend to obtain an opinion that, for federal income tax purposes that the Reincorporation will qualify under Section 368 of the Internal Revenue Code and that no gain or loss will be recognized by IMSI shareholders as a result of the Reincorporation. Accordingly, IMSI shareholders are urged to consult their own tax advisors as to the tax consequences as a result of the reincorporation, including the applicable Federal, state, local and foreign tax consequences.

Required Stockholder Approval for the Reincorporation (see page 35 of this document)

Adoption of the Reincorporation Agreement and approval of the reincorporation require the affirmative vote of the holders of at least a majority of the outstanding shares of IMSI common stock. If IMSI shareholders do not adopt the Reincorporation Agreement and approve the reincorporation, the merger will not be completed.

SUMMARY OF THE PROPOSED REVERSE STOCK SPLIT (SEE PAGE 50 OF THIS DOCUMENT)

IMSI's Board of Directors is seeking authority to effectuate a one-for-two stock split in which each two (2) outstanding shares of IMSI's common stock, no par value, will become one (1) share of IMSI's common stock, $0.001 par value per share. If approved and implemented by the Board of Directors, each stock certificate representing outstanding shares of IMSI's common stock will then represent a number of shares of IMSI's common stock adjusted to reflect the one-for-two stock split.

Required Stockholder Approval for the Reverse Stock Split (see page 35 of this document)

Approval of the proposal to authorize the Board of Directors to effectuate a reverse one for two stock split requires the affirmative vote of a majority of the outstanding shares of IMSI common stock. The reverse stock split will not be completed unless IMSI shareholders approve the Reverse Stock Split Proposal and the Board of Directors determines it is in the best interests of IMSI and its shareholders. It is anticipated that, if effected, the reverse stock split would be completed with the reincorporation to Delaware.

SUMMARY OF THE PROPOSED AMENDMENT TO THE OPTION PLAN (SEE PAGE 54 OF THIS DOCUMENT)

IMSI's Board of Directors proposes to amend of the 2004 Incentive Stock Option Plan which will result in the addition of 6,500,000 shares of common stock options to the plan (before giving effect to the reverse one for two stock split).

Required Stockholder Approval for the Amendment to the Option Plan (see page 35 of this document)

Approval of the proposal for approval of the amendment of the 2004 Incentive Stock Option Plan requires the affirmative vote of a majority of the outstanding shares of IMSI common stock. The increase in the 2004 Stock Option Plan will not be completed unless IMSI shareholders approve the Stock Plan Increase Proposal.

SUMMARY OF THE ACCESSMEDIA ACQUISITION (SEE PAGES 50 AND 70 OF THIS DOCUMENT)

It is anticipated that shortly following the reincorporation, AccessMedia and IMSI Delaware will merge under the terms of an AccessMedia Merger Agreement that is described in this document and the business of Broadcaster, Inc. will thereafter include the business of AccessMedia. AccessMedia and IMSI Delaware have agreed to the combination of AccessMedia and IMSI Delaware under the terms of the AccessMedia Merger Agreement described in this document. We have attached the AccessMedia Merger Agreement as Annex D to this document and incorporate it herein by reference. We encourage you to read the AccessMedia Merger Agreement carefully because it is the legal document that governs the acquisition of AccessMedia and related matters.

Under the terms of the AccessMedia Merger Agreement, ACCM Acquisition Corp., a newly formed, wholly-owned subsidiary of IMSI, will merge with and into AccessMedia and the separate corporate existence of ACCM Acquisition Corp. will cease. AccessMedia will be the surviving corporation in the merger and will continue as a wholly-owned subsidiary of IMSI Delaware. We expect the merger to be completed in the first quarter of 2006.

The Companies That Are the Subject of the AccessMedia Acquisition

AccessMedia Networks, Inc.
9201 Oakdale Avenue
Suite 200
Chatsworth, CA 91311
(323) 988-0754

AccessMedia is a platform for delivering real-time and interactive media over the Internet. AccessMedia’s delivers media content through its licensed “virtual set top box” technology. Coupled with its management's marketing experience, AccessMedia is positioned to become a leading Internet-based media network.

AccessMedia’s Internet-based multi-channel strategy allows the delivery of content and entertainment as viewers increasingly demand -- what, where and when they want. The virtual set top box offered by AccessMedia allows viewers to readily organize and access the growing volumes of high quality content, utilizing broad based search capabilities. These capabilities span AccessMedia’s proprietary media library, media under license, and media readily available on the Internet. AccessMedia provides access to a wide variety of content including news, sports, movies and adult content.

AccessMedia takes advantage of the convergence of broadband, technology, and content, offering crisp signals through the virtual set top box technology, which equates to an experience similar to cable television. The virtual set top box available from AccessMedia combines the immediacy and interactivity of the Internet, in a format as simple to use as television. A viewer can customize his view to accommodate his specific tastes. Importantly, a viewer chooses his environment - one where only relevant and interesting advertising is selected. Further, the interactive nature of online media delivery allows a viewer to give real-time feedback on a variety of topics and immediately change his view to best suit his preferences.

AccessMedia’ executive office is located at 9201 Oakdale Avenue, Suite 200, Chatsworth, CA 91311, and its telephone number is (323) 988-0754. Audited financial statements for the periods ending December 31, 2004 are attached hereto as Annex H and unaudited financial statements are set forth on page 19 of this document. For additional information about AccessMedia, please visit the company’s website at www.accessmedia.tv.

ACCM Acquisition Corp.

ACCM Acquisition Corp. is a Delaware corporation and a wholly-owned subsidiary of IMSI. ACCM Acquisition Corp. was organized solely for the purpose of entering into the AccessMedia Merger Agreement with AccessMedia and completing the acquisition. It has not conducted any business operations and will not do so prior to the completion of the acquisition. If the acquisition is completed, ACCM Acquisition Corp. will cease to exist following its merger with and into AccessMedia.

Effect on IMSI Capital Stock (see page 72 of this document)

Under the terms of the AccessMedia Merger Agreement, upon completion of the acquisition, IMSI will issue 29,000,000 shares of common stock of IMSI (before giving effect to the reverse one for two stock split) to AccessMedia stockholders, representing approximately 49.3% of the outstanding shares of IMSI. Following the closing, IMSI may issue up to an additional 35,000,000 shares (before giving effect to the reverse one for two stock split) to AccessMedia stockholders if AccessMedia achieves certain revenue milestones prior to December 31, 2008 (subject to certain extensions as provided in the AccessMedia Merger Agreement), representing a maximum of approximately 68.2% in the aggregate to be held by former AccessMedia stockholders.

Obligation to Fund Working Capital Requirements of AccessMedia (see page 75 of this document)

In connection with the AccessMedia Merger Agreement, IMSI entered into a joint operating agreement, under which IMSI agreed to loan AccessMedia up to $3,000,000 prior to the closing of the acquisition, and pursuant to the terms of the AccessMedia Merger Agreement, has agreed to provide up to $7,000,000 of working capital to AccessMedia following the acquisition to fund its capital requirements pursuant to the terms of a mutually agreed upon monthly budget.  As of the date hereof, no amounts have been funded or requested to be funded under the joint operating agreement. We have attached the joint operating agreement as Annex F to this document. We encourage you to read the joint operating agreement carefully because it is the legal document that governs the loan from IMSI to AccessMedia and related matters.

For details of the loan and obligation to provide AccessMedia with working capital after the acquisition, see “The AccessMedia Merger Agreement - Obligation to Fund Working Capital Requirements of AccessMedia” beginning on page 75 of this document.

Additions To the IMSI Board of Directors (see page 75 of this document)

IMSI has agreed effective as of the closing to increase the number of directors authorizing two additional directors, one of which is to be designated by AccessMedia’s stockholders’ representative and who shall be appointed to IMSI’s board of directors.

IMSI has agreed that, upon AccessMedia achieving revenue of $20,000,000 until the earlier of December 31, 2008 or the date on which the former stockholders of AccessMedia beneficially own a majority of the common stock of IMSI, IMSI will nominate for election to its board of directors individuals designated by the representative of the AccessMedia stockholders in such numbers as would represent a majority of the board of directors of IMSI.

Voting Agreements for Election of IMSI Directors (see page 79 of this document)

Martin Wade III, Chief Executive Officer of IMSI, Digital Creative Development Corp. and Baytree Capital Associates, LLC (“Baytree"), holding an aggregate of less than 25% of the outstanding shares of IMSI common stock as of August 8, 2005, in their capacity as IMSI shareholders, have agreed to vote in favor of electing a sufficient number of individuals to the IMSI board of directors nominated by the representative of the AccessMedia stockholders such that such individuals would represent a majority of the board of directors of IMSI after the date upon which AccessMedia achieves revenue of $20,000,000.

Michael Gardner, Software People, LLC, Trans Global Media, LLC, Broadcaster, LLC and AccessMedia Technologies, LLC in their capacity as AccessMedia shareholders, have agreed to vote in favor of electing Martin Wade, III and each other individual nominated by IMSI as a member of the board of directors of IMSI following the Merger (subject to such stockholder's right to have certain individuals designated by the representative of the AccessMedia stockholders).

Approval of the IMSI Board of Directors (see page 58 of this document)

IMSI’s board of directors has determined that the AccessMedia Merger Agreement, the acquisition of AccessMedia and the other transactions contemplated by the AccessMedia Merger Agreement are advisable, that it is in the best interests of IMSI and its shareholders that IMSI enter into the AccessMedia Merger Agreement and consummate the acquisition, and that the AccessMedia Merger Agreement is fair to IMSI and its shareholders.

For the factors considered by IMSI’s board of directors in reaching its decision to approve and adopt the AccessMedia Merger Agreement and the acquisition of AccessMedia, see “The Merger - IMSI’s Reasons for the Merger” beginning on page 59 of this document and “The Acquisition - Recommendations of IMSI’s Board of Directors” beginning on page 58 of this document.

Opinion of IMSI’s Financial Advisor (see page 61 of this document)

Deson & Co. rendered its oral opinion, which was subsequently confirmed in writing, to the board of directors of IMSI that, as of the date of the written fairness opinion, the merger consideration being paid to AccessMedia shareholders is fair, from a financial point of view, to IMSI.

The full text of the written opinion of Deson & Co., dated October 20, 2005, which sets forth the assumptions made, matters considered and limitations on the opinion and on the review undertaken in connection with the opinion, is attached as Annex G to, and is incorporated by reference in, this document. You should carefully read the opinion in its entirety.

Interests of Deson & Co. (see page 67 of this document)

Deson & Co. and Sean Deson, CEO of Deson & Co., regularly conducts business with Baytree Capital Associates, LLC (“Baytree”) and Michael Gardner, Chairman and CEO of Baytree. As a result of Michael Gardner’s current ownership in AccessMedia and pursuant to various agreements related to the Merger, Baytree and Michael Gardner will be significant shareholders of IMSI. Deson & Co. or Sean Deson may receive compensation from Baytree or Michael Gardner related to the Merger in addition to compensation received from IMSI. While Sean Deson does not personally own shares of IMSI, Sean Deson is the Managing Member of Treeline Management, LLC, the General Partner of Treeline Investment Partners, LP, which is an IMSI shareholder. Deson & Co. and its affiliates may in the future actively trade in the securities of IMSI for their own account and the accounts of their customers and, accordingly, may at any time hold long or short positions in those securities.

The IMSI board of directors was aware of and considered these interests when it approved the acquisition.

Interests of IMSI's Financial Advisor (see page 67 of this document)

Under the terms of its engagement IMSI has agreed to pay Baytree, as a result of the AccessMedia Acquisition, a fee of 5% of the aggregate value of the closing consideration to be paid to the former AccessMedia stockholders, payable in IMSI shares, for services delivered in connection with the AccessMedia Acquisition, which totals 1.45 million shares. IMSI has agreed to reimburse Baytree for its reasonable expenses, including fees and disbursements of counsel, and to indemnify Baytree and related parties against liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement. In addition, IMSI has agreed to pay to Baytree 1.0 million shares of IMSI common stock for ongoing consulting services to be rendered through June 30, 2008. Over the past two years, IMSI has not paid to Baytree any other fees for banking and related services.

Michael Gardner, chairman and chief executive officer of Baytree, is a significant shareholder of AccessMedia and therefore has certain interests in the acquisition separate and apart from Baytree's interest as IMSI's financial advisor. Baytree and its affiliates may actively trade in the securities of IMSI for their own account and, accordingly, may at any time hold long or short positions in those securities.

The IMSI board of directors was aware of and considered these interests when it approved the acquisition.

Conditions to Completion of the AccessMedia Acquisition (see page 76 of this document)

Completion of the acquisition depends upon the satisfaction or waiver, where permitted by the AccessMedia Merger Agreement, of a number of conditions, including the following (some of which are conditions to the closing obligations of both parties, and others of which are conditions to the closing obligations of only one party):

•	adoption of the AccessMedia Merger Agreement by AccessMedia stockholders;

•	absence of any law, regulation or court order prohibiting the merger;

•
the representations and warranties in the AccessMedia Merger Agreement made by each party being true and correct in all material respects at and as of the closing date of the merger (except that any representations or warranties expressly made as of a specific date, would be measured as of such date);

•	each party having complied with all of its covenants and obligations under the AccessMedia Merger Agreement in all material respects;

•	AccessMedia not having suffered any material adverse effect;

•	less than 2% of the shares of AccessMedia common stock having elected to exercise appraisal rights;

•	Alchemy Communications, Inc. ("Alchemy," an affiliate of AccessMedia) shall have entered into a five year services and support agreement with AccessMedia in a form satisfactory to IMSI;

•	Martin Wade shall have entered into an employment agreement with IMSI;

•	IMSI and AccessMedia shall have received written opinions from counsel to AccessMedia and IMSI;

•	the parties shall have entered into an escrow agreement; and

•	IMSI shall have increased the number of directors and shall have appointed one director nominated by AccessMedia’s stockholders’ representative to IMSI’s board of directors.

Agreement with Alchemy Communications, Inc. (see page 78 of this document)

The AccessMedia Merger Agreement provides that, as a condition to IMSI's obligation to close, AccessMedia shall have entered into a five year services and support agreement with in a form satisfactory to IMSI. Alchemy is an affiliate of AccessMedia. It is intended that pursuant to the agreement, Alchemy will provide office and operating space, staffing, technical services and consulting, Internet bandwidth and hosting, network infrastructure and other related services. Given the scope of the proposed agreement, it would constitute AccessMedia's most significant vendor relationship in the foreseeable future. Alchemy's service level agreements and pricing will be equal to the best rates provided to Alchemy's other customers or, in the absence of this benchmark for a particular item, will be within the customary range of terms and rates as compared to the Los Angeles market.

Termination of the AccessMedia Merger Agreement (see page 78 of this document)

AccessMedia and IMSI can mutually agree to terminate the AccessMedia Merger Agreement without completing the acquisition. In addition, AccessMedia and IMSI can each terminate the AccessMedia Merger Agreement under the circumstances set forth in the AccessMedia Merger Agreement and described in this document.

Termination Fee and Expenses (see page 79 of this document)

The AccessMedia Merger Agreement provides that, under specified circumstances, IMSI may be required to pay AccessMedia a termination fee equal to $300,000 if the AccessMedia Merger Agreement is terminated.

Interests of IMSI Directors and Executive Officers in the Merger (see page 67 of this document)

The executive officers of IMSI and the members of the IMSI board of directors have certain interests in the acquisition that are different from, or in addition to, the interests of shareholders generally.

It is a condition to closing the AccessMedia Acquisition that Martin Wade, chief executive officer of IMSI, enter into a new employment agreement. Such employment agreement entitles Mr. Wade to the grant of options which vest upon the closing of the AccessMedia Merger and AccessMedia's achievement of certain revenue milestones.

Gordon Landies, President of IMSI, and Robert O'Callahan, Chief Financial Officer of IMSI, have employment agreements with IMSI that will or may entitle them to receive cash payments upon the completion of the AccessMedia Acquisition.

The IMSI board of directors was aware of and considered these interests when it approved the acquisition.

Appraisal Rights (see page 68 of this document)

It is anticipated that the reincorporation of IMSI in Delaware will occur prior to the closing of the AccessMedia Acquisition. Under Delaware law, if the reincorporation is approved and completed prior to the AccessMedia Acquisition, the IMSI shareholders will NOT have the right to vote on the AccessMedia Acquisition and therefore will not be entitled to appraisal rights.

Accounting Treatment of the AccessMedia Acquisition (see page 68 of this document)

We intend to account for the merger of IMSI and AccessMedia under the purchase method of accounting for business combinations. For more details about purchase accounting see Note 2, “Preliminary Purchase Price” to the “Notes to Unaudited Pro Forma Combined Condensed Financial Statements” beginning on page 87.

Material United States Tax Consequences of the AccessMedia Acquisition (see page 69 of this document)

The merger of ACCM into AccessMedia, and any subsequent merger of AccessMedia into IMSI, are intended to qualify under Sections 368 and 332 respectively of the Internal Revenue Code, in which case: (i) no gain or loss will be recognized by IMSI, ACCM, AccessMedia, or the IMSI shareholders, and (ii) the basis and holding period of the IMSI shareholders in their IMSI common stock will remain unchanged. If it were determined that the transactions did not qualify under Sections 368 or 332, the tax consequences to IMSI, ACCM, and the IMSI shareholders should be the same as they would be if the transactions did qualify under Sections 368 and 332. Neither IMSI nor AccessMedia contemplates obtaining a tax opinion or requesting a ruling from the IRS in connection with the merger. Accordingly, IMSI shareholders are urged to consult their own tax advisors as to the tax consequences as a result of the AccessMedia Merger, including the applicable Federal, state, local and foreign tax consequences.

SUMMARY SELECTED HISTORICAL FINANCIAL DATA FOR IMSI

The following table sets forth selected historical financial data for IMSI. The following data at and for the years ended June 30, 2005 and 2004, have been derived from IMSI’s consolidated financial statements and the data at and for the three month period ended September 30, 2005 have been derived from IMSI’s unaudited consolidated financial statements. IMSI’s selected unaudited interim financial data included in this proxy statement/prospectus were derived from its books and records and, in the opinion of IMSI management, contains all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of its financial position and results of operations at and for such periods. The results of operations for any interim period are not necessarily indicative of the results of operations to be expected for the full year.

You should read the following information together with IMSI’s consolidated financial statements, the notes related thereto and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in IMSI’s annual reports on Form 10-KSB, Form 10-QSB and other financial information included in IMSI’s filings with the SEC, which is incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 95 and “Incorporation of Certain Documents by Reference” beginning on page 95.

We have not included data for Broadcaster because it was formed solely for the purpose of effectuating the reincorporation of IMSI in Delaware and did not conduct business during any of the periods discussed below.

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
	Three Months Ended September 30	Year Ended June 30,
	2005	2005	2004

REVENUES
Software	$2,246	$9,527	$8,831
Internet	1,719	4,347	1,186
Total net revenues	3,965	13,874	10,017

COSTS AND EXPENSES
Product costs	1,455	4,881	3,650
Sales and marketing	1,531	6,465	4,428
General and administrative	1,425	4,857	3,677
Research and development	435	1,696	2,039
Total costs and expenses	4,846	17,899	13,794

Operating loss	(881)	(4,025)	(3,777)
Interest and other, net	(69)	(91)	65
Realized / unrealized gain (loss) on marketable securities	(158)	(42)	2,567
Loss on disposal of fixed assets	-	-	(13)
Gain on sale of product line	-	53	59
Gain on extinguishment of debt	-	-	76
(Loss) income from discontinued operations, net of income tax	-	341	(293)
Gain (loss) from the sale of discontinued operations, net of income tax	(843)	2,035	2,000
Income tax provision	-	(25)	(38)

Net (loss) income	($1,951)	($1,754)	$646

Net (loss) income per share - basic and diluted	($0.07)	($0.06)	$0.03
Number of shares used in computing net earnings (loss) per share - basic and diluted	29,689	27,694	23,838

CONSOLIDATED BALANCE SHEET DATA
(In thousands)
	September 30,	June 30,
	2005	2005

Cash and cash equivalents and short term investments in marketable securities	$11,411	$5,061
Working capital	9,506	13,428
Total assets	23,603	26,415
Total long term liabilities	200	230
Accumulated deficit	(27,282)	(25,331)
Total shareholders' equity	$18,121	$18,230

SUMMARY SELECTED HISTORICAL FINANCIAL DATA FOR ACCESSMEDIA

The following table sets forth selected historical financial data for AccessMedia. The following data at and for the years ended December 31, 2004 and 2003, have been derived from AccessMedia’s audited consolidated financial statements and the data at and for the nine month period ended September 30, 2005 have been derived from AccessMedia's unaudited consolidated financial statements. AccessMedia’s selected unaudited interim financial data included in this proxy statement/prospectus were derived from its books and records and, in the opinion of AccessMedia management, contains all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of its financial position and results of operations at and for such periods. The results of operations for any interim period are not necessarily indicative of the results of operations to be expected for the full year.

You should read the following information together with AccessMedia’s consolidated financial statements, and the notes related thereto. See “Where You Can Find More Information” beginning on page 95 and “Incorporation of Certain Documents by Reference” beginning on page 95.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands, except per share and share amounts)

	Nine Months Ended September 30,	Year Ended December 31,
	2005	2004	2003

REVENUES
Total net revenues	$1,105	$101	$0

COSTS AND EXPENSES
Product costs	1,025	65	2
Sales and marketing	232	8
General and administrative	1,275	262	10
Research and development	-	-	-
Total costs and expenses	2,532	335	12

Operating loss	(1,428)	(233)	(12)
Interest and other, net	36	16	1
Income tax provision	-	-	-

Net (loss) income	(1,465)	(249)	(13)

Net (loss) income per share - basic and diluted	($0.05)	($0.01)	($0.00)
Number of shares used in computing net earnings (loss) per share - basic and diluted (1)	29,000	29,000	29,000

(1) The number of shares used in computing net earnings (loss) per share is the number of IMSI shares to be initially issued in the acquisition to stockholders of AccessMedia.

CONSOLIDATED BALANCE SHEET DATA
(In thousands)
	September 30	December 31,
	2005	2004

Cash and cash equivalents	$242	$519
Working capital	(2,020)	(309)
Total assets	40,734	919
Total long term liabilities	162	203
Accumulated deficit	(1,727)	(262)
Total shareholders' equity	$38,109	(261)

SUMMARY SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL DATA

The following selected unaudited pro forma condensed combined consolidated financial data was prepared using the purchase method of accounting. The unaudited pro forma condensed combined consolidated statement of operations data combines the historical consolidated statements of operations data for IMSI and AccessMedia for the year ended June 30, 2005 and the three months ended September 30, 2005, giving effect to the proposed acquisition as if it had occurred at the beginning of the period. The unaudited pro forma condensed combined consolidated balance sheet data combines the historical consolidated balance sheets of IMSI and AccessMedia as of September 30, 2005, giving effect to the acquisition.

The selected unaudited pro forma condensed combined consolidated financial data is based on estimates and assumptions that are preliminary. The data are presented for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial condition of IMSI that would have been reported had the acquisition been completed as of the dates presented, and should not be taken as representative of future consolidated results of operations or financial condition of IMSI. Please also read the section in this proxy statement/prospectus entitled “Special Note Regarding Forward-Looking Statements” beginning on page 1 for more information on the statements made in this section.

This selected unaudited pro forma condensed combined consolidated financial data should be read in conjunction with the summary selected historical consolidated financial data and the unaudited pro forma condensed combined consolidated financial statements and accompanying notes contained elsewhere in this proxy statement/prospectus and the separate historical consolidated financial statements and accompanying notes of IMSI and AccessMedia incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” beginning on page 95 of this proxy statement/prospectus.

Pro forma condensed combined financial data for Broadcaster is not presented in this proxy statement/prospectus because there would be no significant pro forma adjustments required to be made to IMSI's consolidated condensed balance sheet.

	Unaudited Pro Forma Combined Condensed Statements of Operations
	Twelve months ended June 30, 2005	Three months ended September 30, 2005
	(in thousands, except per share data)

Net revenues	$14,332	$4,797
Loss from operations	(8,003)	(2,704)
Net loss	(5,779)	(3,792)
Basic net loss per share	($0.10)	($0.06)
Diluted net loss per share	($0.10)	($0.06)
Shares used to compute basic earnings per share	59,144	61,139
Shares used to compute basic and diluted net loss per share	59,144	61,139

		Unaudited Pro Forma Combined Condensed Consolidated Balance Sheet As of September 30, 2005
		(in thousands)
Balance Sheet Data:
Cash, cash equivalents and short-term investments		$11,653
Working capital		6,771
Total assets		61,388
Long-term liabilities		4,049
Total stockholders’ equity		48,879

Comparative Per Share Information

The following table presents comparative historical per share data regarding the net income loss, book value and cash dividends of IMSI and unaudited combined pro forma per share data after giving effect to the acquisition as a purchase of AccessMedia by IMSI assuming the acquisition had been completed on July 1, 2004. The following data assumes 29 million shares of IMSI common stock will be issued in exchange for all existing shares of AccessMedia common stock in connection with the acquisition. The data has been derived from and should be read in conjunction with the summary selected historical consolidated financial data and unaudited pro forma condensed combined consolidated financial statements contained elsewhere in this proxy statement/prospectus, and the separate historical consolidated financial statements of IMSI and AccessMedia and the accompanying notes incorporated by reference into this proxy statement/prospectus. The unaudited pro forma per share data is presented for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial condition of IMSI that would have been reported had the acquisition been completed as of the date presented, and should not be taken as representative of future consolidated results of operations or financial condition of IMSI.

Net income (loss) in thousands

	Historical (Twelve months ended June 30, 2005)
			Pro Forma
	IMSI	AccessMedia (2)	Combined Company
Net loss:	($1,754)	($677)	($5,779)
Basic net loss per share	($0.06)	($0.02)	($0.10)
Diluted net loss per share	($0.06)	($0.02)	($0.10)
Book value per share at period end(1)	$0.63	$0.61	$0.81
Cash dividends declared per share	$0.00	$0.00	$0.00

Net income (loss) in thousands

	Historical (Three months ended September 30, 2005)
			Pro Forma
	IMSI	AccessMedia (2)	Combined Company
Net income (loss):	($1,951)	($1,004)	($3,792)
Basic earnings (loss) per share	($0.07)	($0.03)	($0.06)
Diluted earnings (loss) per share	($0.07)	($0.03)	($0.06)
Book value per share at period end(1)	$0.61	$1.21	$0.80
Cash dividends declared per share	$0.00	$0.00	$0.00

(1)
The historical book value per share of IMSI and AccessMedia common stock is computed by dividing common stockholders’ equity at period end by the number of shares of common stock outstanding at the respective period end or, for AccessMedia, the number of IMSI shares to be issued in the acquisition. The pro forma net book value per share of the combined company’s common stock is computed by dividing the pro forma common stockholders’ equity by the pro forma number of shares of common stock outstanding at the respective period end, assuming the acquisition had been completed on that date.

(2)	Includes MediaZone, Ltd. (“MZ”), Peoplecaster, Inc. ("PC") and MyVod, Inc. ("MV").

IMSI Market Price and Dividend Information

Shares of IMSI common stock are quoted on The OTC Bulletin Board under the symbol “IMSI.OB.” The following table sets forth the range of high and low closing prices reported on The OTC Bulletin Board for shares of IMSI common stock for the periods indicated.

	High	Low
Fiscal 2003
First Quarter	$1.01	$0.64
Second Quarter	$0.79	$0.51
Third Quarter	$0.67	$0.43
Fourth Quarter	$0.85	$0.40
Fiscal 2004
First Quarter	$1.45	$0.73
Second Quarter	$1.50	$1.00
Third Quarter	$1.77	$1.10
Fourth Quarter	$1.72	$1.11
Fiscal 2005
First Quarter	$1.29	$0.96
Second Quarter	$1.20	$0.77
Third Quarter	$1.40	$1.02
Fourth Quarter	$1.40	$1.07
Fiscal 2005
First Quarter	$1.49	$1.00
Second Quarter	$1.07	$0.72

As of December 15, 2005, the last trading day before announcement of the proposed acquisition, the closing price per share of IMSI common stock was $0.97. On [_____________], the latest practicable trading day before the printing of this proxy statement/prospectus, the closing price per share of IMSI common stock was $[___].

You are urged to obtain current market quotations for IMSI common stock. No assurance can be given as to the future prices or markets for IMSI common stock.

IMSI has never paid any cash dividends on its stock.

AccessMedia Market Price and Dividend Information

AccessMedia is a privately held company. There is no established public market for any class or series of AccessMedia capital stock.

RISK FACTORS

By voting in favor of the Reincorporation, you will be choosing to invest in IMSI Delaware common stock. An investment in IMSI Delaware common stock involves a high degree of risk. You should carefully review the “Risk Factors” section of IMSI’s Annual Report on Form 10 KSB for the year ended June 30, 2005 and Quarterly Report on Form 10-QSB for the quarter ended September 30, 2005and incorporated by reference into this proxy statement/prospectus in deciding whether to vote for the Reincorporation Merger. In addition, you should review the risk factors set forth below.

Because it is anticipated that the AccessMedia Acquisition will be completed promptly following completion of the reincorporation, this proxy statement/prospectus provides detailed information regarding AccessMedia and the terms of the acquisition, and risk factors associated with both.

This Information Statement and the documents incorporated by reference into this Information Statement contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to IMSI’s and AccessMedia’s financial condition, results of operations and business and on the expected impact of the Merger on IMSI’s financial performance. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. In evaluating the Merger, you should carefully consider the discussion of risks and uncertainties described below and in the documents incorporated by reference into this Information Statement.

Risks Related to the Reincorporation

The rights of IMSI shareholders under Delaware law may not be as favorable as under California law.

Reincorporation in Delaware will alter the rights and powers of shareholders and management, and reduce shareholder participation in certain corporate decisions. In addition, IMSI Delaware could implement additional changes in the future that further alter the rights and powers of stockholders and management. Some of those changes could be effected by amendments to the Delaware Certificate after stockholder approval. Others could be effected by amendments to the Delaware Bylaws without stockholder approval. See “Certain Differences Between The Charter Documents and Applicable Law” beginning on page 41.

IMSI shareholders will not be entitled to appraisal rights in connection with certain types of transactions such as the AccessMedia Acquisition.

Delaware law does not provide for dissenters' rights with respect to certain types of transactions in which California law does provide such rights, including: (a) a sale of assets or (b) a merger in which the corporation survives and no vote of its stockholders is required to approve the merger. Accordingly, under Delaware law, the IMSI shareholders will not be entitled to dissenters rights with respect to the AccessMedia Acquisition, while, under California Law, the shareholders would have been entitled to such rights. If a large number of IMSI shareholders claimed that they were nevertheless entitled to appraisal rights under California law and a court decided that such shareholders were so entitled, it could deplete IMSI's cash reserves necessary for the ongoing operation of IMSI and its subsidiaries.

Risks Related to the AccessMedia Acquisition

IMSI may be unable to successfully operate its current businesses as well as the AccessMedia business.

After the acquisition, IMSI will continue to operate the AccessMedia business as well as its current businesses. The successful operation of IMSI's current businesses and the AccessMedia business, each as separate lines of business will require significant efforts from management. The challenges involved in operating the combined company's businesses, all of which are largely unrelated, include, but are not limited to, the following:

•	retaining and integrating management and other key employees of the combined company;

•	effectively managing the diversion of management attention from IMSI's historic businesses;

•	allocating the combined company's resources effectively and efficiently across the combined company's various business lines; and

•	developing and maintaining uniform standards, controls, procedures, and policies.

The potential benefits of the AccessMedia Acquisition may never be realized.

IMSI and AccessMedia have entered into the merger agreement with the expectation that the acquisition will result in certain benefits, including the belief that AccessMedia’s technology and expertise will augment the continued evolution of IMSI’s transformation from a software company to primarily an Internet media company and improve the stability of the combined company’s revenues. It is not certain that IMSI can successfully operate its current businesses and AccessMedia as separate business units or that any of the anticipated benefits will be realized. Risks from the unsuccessful operation of the separate business units include:

•	the potential disruption of the combined company’s ongoing business and distraction of its management;

•	the risk that it may be more difficult to retain key management, marketing, and technical personnel after the acquisition; and

•	the risk that costs and expenditures for retaining personnel and operating multiple largely unrelated businesses are greater than anticipated.

AccessMedia's executive officers and key personnel are critical to its success, and IMSI's failure to retain a team of key personnel in a competitive marketplace may impair its ability to grow the AccessMedia business.

The success of the AccessMedia acquisition depends on IMSI's ability to retain AccessMedia's management team and to attract, assimilate and retain other highly qualified employees, including engineering, technology, marketing, sales and support personnel into a functional team achieving corporate goals. There is substantial competition for highly skilled employees. AccessMedia's key employees are not bound by agreements that could prevent them from terminating their employment at any time. In addition, there is substantial competition for highly skilled employees. If IMSI fails to attract and retain key AccessMedia employees, its business could be harmed.

IMSI and AccessMedia expect to incur significant costs associated with the acquisition.

IMSI estimates that it will incur direct transaction costs of approximately $3.1 million associated with the acquisition, including direct costs of the acquisition as well as liabilities to be accrued in connection with the acquisition. In addition, AccessMedia estimates that it will incur direct transaction costs of approximately $100,000 which will be expensed as incurred. IMSI and AccessMedia believe the combined entity may incur charges to operations, which are not currently reasonably estimable, in the quarter in which the acquisition is completed or the following quarters, to reflect costs associated with the acquisition. There is no assurance that the combined company will not incur additional material charges in subsequent quarters to reflect additional costs associated with the acquisition. If the benefits of the acquisition do not exceed the costs of acquiring AccessMedia, our combined company’s financial results may be adversely affected.

Some officers and directors of IMSI have certain conflicts of interest that may influence them to support or approve the acquisition.

The executive officers of IMSI and the members of the IMSI board of directors have certain interests in the acquisition that are different from, or in addition to, the interests of shareholders generally. See "The AccessMedia Merger - Interests of IMSI Directors and Executive Officers in the Merger" beginning on page 67.

For the above reasons, the directors and officers of IMSI could be more likely to vote to approve or support the terms of the reincorporation than if they did not have these interests. IMSI stockholders should consider whether these interests may have influenced these directors and officers to support or recommend the reincorporation.

After the AccessMedia Acquisition, the holders of IMSI common stock will have less control over corporate actions that require stockholder approval than those holders had over such corporate actions proposed to be taken prior to the AccessMedia Acquisition.

Following the AccessMedia Acquisition, holders of AccessMedia common stock outstanding immediately prior to the acquisition will become holders of IMSI common stock. Those holders will hold approximately 49.3% of outstanding common stock of the combined company after the acquisition and, if AccessMedia achieves certain revenue milestones prior to December 31, 2008 (subject to certain extensions as provided in the AccessMedia Merger Agreement,) holders of AccessMedia common stock may hold as much as 68.2% of the outstanding common stock of IMSI.

As a result of these differences, the current holders of IMSI common stock will have less control over the types of corporate actions that require stockholder approval than those holders of IMSI common stock had over those types of corporate actions prior to the reincorporation and AccessMedia Acquisition.

If the acquisition is not completed, IMSI’s stock price and future business and operations could be harmed.

There are many conditions to IMSI’s and AccessMedia’s obligations to complete the acquisition. Many of these conditions are beyond IMSI’s and AccessMedia’s control. IMSI and AccessMedia may be unable to satisfy these conditions.

If the acquisition is not completed, IMSI may be subject to the following material risks, among others:

•
the price of IMSI common stock may change to the extent that the current market prices of IMSI common stock reflect an assumption that the AccessMedia acquisition will be completed, or in response to other factors;

•	IMSI’s costs related to the acquisition, such as legal, accounting and some of the fees of their financial advisors, must be paid even if the acquisition is not completed;

•
under some circumstances (more fully described under “The AccessMedia Merger Agreement — Termination Fee; Expenses”), IMSI may be required to pay AccessMedia a termination fee of $300,000 in connection with the termination of the merger agreement;

•
there may be substantial disruption to the businesses of IMSI and distraction of its workforces and management teams, and some employees of IMSI may have left IMSI in response to the pending acquisition;

•	IMSI and AccessMedia would fail to derive the benefits expected to result from the acquisition; and

•	IMSI may be subject to litigation related to the proposed acquisition.

In addition, in response to the announcement of the acquisition, customers, users of their services or suppliers of IMSI and AccessMedia may delay or defer product purchase or other decisions. Any delay or deferral in product purchase or other decisions by customers or suppliers could adversely affect the business of the combined company, regardless of whether the acquisition is ultimately completed. Similarly, current and prospective IMSI and/or AccessMedia employees may experience uncertainty about their future roles with IMSI until the acquisition is completed and until IMSI’s strategies with regard to the integration of operations of IMSI and AccessMedia are announced or executed. This may adversely affect IMSI’s and/or AccessMedia’s ability to attract and retain key management, sales, marketing and technical personnel.

The combined company may not be able to successfully integrate companies it acquires in the future.

The combined company may from time to time pursue acquisitions of businesses that complement or expand its existing business, including acquisitions that could be material in size and scope.

Any future acquisitions involve various risks, including:

•	difficulties in integrating the operations, technologies and products of the acquired company;

•	the risk of diverting management’s attention from normal daily operations of the business;

•	potential difficulties in completing projects associated with in-process research and development;

•	risks of entering markets in which the combined company has no or limited direct prior experience and where competitors in such markets have stronger market positions;

•	initial dependence on unfamiliar supply chains or relatively small supply partners;

•	insufficient revenues to offset increased expenses associated with the acquisition; and

•	the potential loss of key employees of the acquired company.

There can be no assurance that the combined company’s acquisition of any other business will be successful and will not materially adversely affect its business, operating results or financial condition. The combined company must also manage any growth resulting from such acquisitions effectively. Failure to manage growth effectively and successfully integrate the acquired company’s operations could have a material adverse effect on the combined company’s business and operating results.

Because a significant portion of IMSI’s total assets will be represented by goodwill and other intangibles that are subject to mandatory annual impairment evaluations, IMSI could be required to write off some or all of this goodwill and other intangibles, which may adversely affect the combined company’s financial condition and results of operations.

IMSI will account for the acquisition of AccessMedia using the purchase method of accounting. A portion of the purchase price for this business will be allocated to identifiable tangible and intangible assets and assumed liabilities based on estimated fair values at the date of consummation of the acquisition. Any excess purchase price, which is likely to constitute a significant portion of the purchase price, will be allocated to goodwill and other intangibles. If the proposed acquisition is completed, on a pro forma basis over 72% of the combined company’s total assets will be allocated to goodwill and other intangibles, of which approximately $18 million will be allocated to goodwill. In accordance with the Financial Accounting Standards Board’s Statement No. 142, Goodwill and Other Intangible Assets, goodwill is not amortized but is reviewed annually, or more frequently if impairment indicators arise, for impairment, and other intangibles are also reviewed at least annually or more frequently, if certain conditions exist, and may be amortized. IMSI has estimated that the goodwill to be recorded in connection with this acquisition will total approximately $15 million. When the combined company performs future impairment tests, it is possible that the carrying value of goodwill or other intangible assets could exceed their implied fair value and therefore would require adjustment. Such adjustment would result in a charge to operating income in that period. Once adjusted, there can be no assurance that there will not be further adjustments for impairment in future periods.

Risks Related to IMSI's Business

For risks related to IMSI’s business, please see “Risk Factors” starting on page 10 of IMSI’s Annual Report on Form 10-KSB for the fiscal year ended June 30, 2005 and Form 10-QSB for the period ended September 30, 2005 and incorporated by reference into this proxy statement/prospectus.

Risks Related to AccessMedia's Business

AccessMedia's business model is unproven, which makes it difficult to evaluate its current business and future prospects.

AccessMedia's business is substantially dependent upon AccessMedia's ability to generate license revenue from users who have installed specialized media software on their personal computers. This is a relatively new industry and product which makes an evaluation of its current business and future prospects difficult. The revenue and income potential of this business is unproven.

The public markets may not be receptive to IMSI's principal focus as an Internet based media company.

Achieving the benefits of the AccessMedia Acquisition will depend in part on the extent to which the public markets are receptive to the transformation of IMSI from a software company to primarily an Internet media company and to AccessMedia’s management team, technology and media library, and the success of AccessMedia’s software. There can be no assurance that the public markets will be receptive to IMSI’s new business or that the public will accept AccessMedia’s software.

AccessMedia's executive officers and key personnel are critical to its success, and its failure to develop and retain a team of key personnel in a competitive marketplace may impair its ability to grow its business.

AccessMedia's future success depends on its ability to retain its management team. AccessMedia's must also attract, assimilate and retain other highly qualified employees, including engineering, technology, marketing, sales and support personnel into a functional team achieving corporate goals. There is substantial competition for highly skilled employees. AccessMedia's key employees are not bound by agreements that could prevent them from terminating their employment at any time. If AccessMedia fails to attract and retain key employees, its business could be harmed.

AccessMedia will operate in a very competitive environment.

The markets in which AccessMedia will compete are intensely competitive, highly fragmented and characterized by rapidly changing technology and evolving standards. We expect that AccessMedia will continue to experience vigorous competition from current competitors and new competitors, including Disney/ABC, NBC, CBS, Apple and others that may have significantly greater financial, technical, marketing and other resources than it does and may have large current customer bases and content agreements in place. Many other companies will compete in specific areas of AccessMedia’s business. We expect additional competition as other established and emerging companies enter into AccessMedia's product market. This competition could result in price reductions, fewer customers and orders, reduced gross margins and loss of market share, any of which would materially adversely affect AccessMedia’s business, operating results and financial condition.

AccessMedia does not own its principal intellectual property and does not have the sole right to exploit it.

The principal intellectual property that underlies AccessMedia's "virtual set-top box" used in distributing online media content is not owned by AccessMedia but is licensed from third parties, generally on a non-exclusive basis. The third party licensors are free to exploit the intellectual property themselves or license it to an unlimited number of other competitors. This competition could result in price reductions, fewer customers and orders, reduced gross margins and loss of market share, any of which would materially adversely affect the combined company’s business, operating results and financial condition. In addition, AccessMedia is not in control of the protection or prevention of infringement of such intellectual property.

AccessMedia generally does not have the right to modify its licensed technology or receive updates or upgrades.

AccessMedia generally does not have the right to modify the licensed technology, nor does it have the right to receive updates or upgrades or to obtain a copy of the source code for such technology. In the limited circumstances where AccessMedia does have the right to modify the licensed technology, the licensor owns such modifications. In acquiring AccessMedia, IMSI is acquiring limited rights to technology that IMSI may not have the rights to improve in the future to maintain a competitive offering or support existing products or service offerings.

AccessMedia may be subject to intellectual property infringement claims, which could cause it to incur significant expenses, pay substantial damages and be prevented from providing its services.

The license agreements that permit AccessMedia to use the licensed technology contain only limited representations and warranties of the licensor and limited rights to indemnification for claims of infringement. Third parties may claim that AccessMedia's products or services infringe or violate their intellectual property rights. Any such claims could cause us to incur significant expenses and, if successfully asserted against us, could require that it pay substantial damages and prevent it from using licensed technology that may be fundamental to its business and providing its services. Even if AccessMedia were to prevail, any litigation regarding its intellectual property could be costly and time-consuming and divert the attention of our management and key personnel from our business operations. AccessMedia may also be obligated to indemnify its business partners in any such litigation, which could further exhaust its resources. Furthermore, as a result of an intellectual property challenge, AccessMedia may be prevented from providing some or all of its services unless it enters into royalty, license or other agreements. AccessMedia may not be able to obtain such agreements at all or on terms acceptable to it, and as a result, AccessMedia may be precluded from offering most or all of its products and services.

If such claims were to be filed and determined adversely to AccessMedia, AccessMedia could be enjoined from using licensed technology that may be fundamental to our business. AccessMedia could also be forced to pay substantial monetary damages. Any negative outcome against us could substantially harm our business and the value of AccessMedia could be substantially reduced.

AccessMedia is much smaller than certain competitors in the media business.

AccessMedia's business revenues, customer base and operations are much smaller than certain other providers of entertainment and media products and services. Very large media companies continue to view online media as a channel for distribution of their existing products or as an area in which to expand their business. These competitors have substantially more resources and could impact AccessMedia's business.

AccessMedia has incurred losses in the past and may not be able to achieve profitability in the future.

AccessMedia experienced startup losses in each quarterly and annual period from its inception through the third calendar quarter of 2005. AccessMedia may not be able to achieve or maintain profitability in the future. AccessMedia expects that its operating expenses will continue to increase. We cannot assure you that AccessMedia will be able to generate sufficient revenue to achieve profitability.

AccessMedia may not be able to meet its projections regarding future revenues and profitability which form a basis of Deson & Co.'s fairness opinion.

Deson & Co.'s opinion that the merger consideration to be paid to the AccessMedia stockholders in the AccessMedia Acquisition was fair, from a financial point of view, to the IMSI shareholders is based in part on AccessMedia's projections regarding future revenues and profitability. There can be no assurance that AccessMedia will be able to achieve those projections within the contemplated time period or at all.

AccessMedia's future revenues and operating results are likely to vary significantly from quarter to quarter.

AccessMedia's future revenues and operating results are likely to vary significantly from quarter to quarter due to a number of factors, many of which are outside its control, and any of which could severely harm AccessMedia's business. These factors include:

•	AccessMedia's ability to attract and retain advertisers and customers;

•	AccessMedia's ability to attract and retain a large number of users;

•	Introduction of new services or products by AccessMedia or by its competitors;

•	Timing and uncertainty of advertising sales cycles;

•	Economic and business cycle;

•	Level of Internet usage and broadband usage in particular;

•	AccessMedia's ability to attract, integrate and retain qualified personnel;

•	Technical difficulties or system downtime affecting the Internet generally or the operation of AccessMedia's systems;

•	Amount and timing of operating costs.

In order to attract and maintain our user base, AccessMedia may incur expenditures on sales and marketing, content development, technology and infrastructure. These types of expenditures are planned or committed in advance and in anticipation of future revenues. If our revenues in a particular quarter are lower than anticipated, AccessMedia may be unable to reduce spending in that quarter. As a result, any shortfall in revenues would likely harm its quarterly operating results.

Due to the factors noted above and the other risks discussed in this section, one should not rely on quarter-to-quarter comparisons of our results of operations as an indication of future performance.

Governmental regulation and legal uncertainties of the Internet may restrict AccessMedia's business or raise its costs.

There are currently few laws or regulations that specifically regulate communications or commerce on the Internet. Laws and regulations may be adopted in the future, however, that address issues including content, copyrights, distribution, antitrust matters, user privacy, pricing, and the characteristics and quality of products and services. An increase in regulation or the application of existing laws to the Internet could significantly increase its costs of operations and harm AccessMedia's business. For example, the Communications Decency Act of 1996 sought to prohibit the transmission of certain types of information and content over the Web. Additionally, several telecommunications companies have petitioned the Federal Communications Commission to regulate Internet service providers and online service providers in a manner similar to long distance telephone carriers and to impose access fees on these companies. Imposition of access fees could increase the cost of transmitting data over the Internet. Moreover, it may take years to determine the extent to which existing laws relating to issues such as property ownership, obscenity, libel and personal privacy are applicable to the Internet or the application of laws and regulations from jurisdictions whose laws do not currently apply to its business.

If the federal or state governments impose sales and use taxes on Internet sales, this could curtail the use of the Internet as a commerce channel. Due to the global nature of the Internet, it is possible that multiple federal, state or foreign jurisdictions might inconsistently regulate Internet activities. Any of these developments could harm AccessMedia's business.

The regulatory environment with respect to online media and data privacy practices is also evolving. Electronic privacy is a public and governmental concern in the United States. The Federal Trade Commission has increasingly focused on issues affecting online media, particularly online privacy and security issues.

Foreign legislation has been enacted, and there is federal and state legislation pending that is aimed at regulating the collection and use of personal data from Internet users. For example, the European Union has adopted directives to address privacy and electronic data collection concerns, which limit the manner in which the personal data of Internet users may be collected and processed. AccessMedia's relationships with its customers will often involve the collection of personal data.

The enactment of new legislation, changes in the regulatory climate, or the expansion, enforcement or interpretation of existing laws could preclude us from offering some or all of AccessMedia services or expose AccessMedia to additional costs and expenses, require substantial changes to its business or otherwise substantially harm its business. Further, additional legislation or regulation could be proposed or enacted at any time in the future, which could materially and adversely affect its business.

AccessMedia depends on a limited number of third parties for support, distribution and development services.

AccessMedia depends on agreements with a limited number of third parties, particularly Alchemy, which is an affiliate of AccessMedia. Alchemy provides office and operating space, staffing, technical services and consulting, bandwidth and hosting, network infrastructure and other related services. Given the scope of the services provided by Alchemy, it is AccessMedia's most significant vendor relationship. If it is unable to provide appropriate levels of service as AccessMedia's business grows or AccessMedia's relationship does not prove workable, AccessMedia will be forced to seek new providers and its ability to locate cost-effective relationships is not proven.

AccessMedia depends on Internet advertising to promote our products and services.

AccessMedia depends in part on the use of online advertisements to attract new users. AccessMedia buys these advertisements from third parties to promote its products and services. AccessMedia believes that its business will continue to rely on this method for attracting its audience. If it is unable to purchase these advertisements on cost-effective terms, this could limit AccessMedia's ability to attract users cost-effectively. If online advertising become less effective or more expensive, this method may not remain a useful means of attracting new users. If AccessMedia were unable to continue to obtain Internet advertising on a cost-effective basis, its ability to attract new users would be impaired, which could harm its business.

If AccessMedia fails to sustain and expand the number of users who install its software or fails to attract advertisers, it will not be able to sustain or increase revenue.

Advertising is currently a significant part of our proposed revenues. The success of AccessMedia's business depends in part on its ability to offer its advertising customers access to a large audience, comprised of users who have downloaded our software products. As a result, it is critical to our success that we continually add substantial numbers of new users. In addition, we must attract users who respond to our ads by clicking through to advertisers’ web pages or purchasing the advertisers’ products, because these click through and conversion rates are critical to our ability to maintain and grow our advertising rates. If fewer users download the AccessMedia software, AccessMedia would not be able to maintain or expand the number of active users.

AccessMedia's products and services may not perform as expected, which could harm its business.

If AccessMedia's services fail to perform properly, its customers and advertisers may discontinue their use of AccessMedia's products and services. Despite testing, AccessMedia's existing products or services may not perform as expected due to unforeseen problems. Any defects may cause AccessMedia to incur significant expenses and divert the attention of its management and key personnel from other aspects of its business.

Negative perceptions and adverse publicity concerning our business practices could damage our reputation and harm our business.

The digital media distribution industry is vulnerable to negative public perception. Negative perception of our business practices or negative press reports linking our services to questionable business practices of other companies in our industry could damage AccessMedia's reputation, cause new users not to install or existing users to uninstall the AccessMedia software or cause consumers to use technologies that impede our ability to deliver ads. This negative perception could also lead to increased regulation of our industry or other regulations that adversely affect our business practices. Any of these events could reduce the demand for our services among advertisers and significantly harm our business.

System failures could damage AccessMedia's reputation and harm its business.

The continuous and uninterrupted performance of AccessMedia's systems is critical to its success. AccessMedia must protect these systems against damage from fire, power loss, water damage, earthquakes, telecommunications failures, viruses, vandalism and other malicious acts, and similar unexpected adverse events. AccessMedia's operations depend upon its ability to maintain and protect its computer systems, data centers and server locations. AccessMedia's data center and primary operations are located in California, an area susceptible to seismic activity and possible power outages. AccessMedia cannot eliminate the risk of downtime caused by factors such as natural disasters and other events. Further, individuals may attempt to breach our network security, such as hackers, which could damage its network. The occurrence of any of these events could harm its business.

AccessMedia's market may undergo rapid technological change, and its future success will depend on its ability to develop and launch products and services of interest to consumers.

If new industry standards and practices emerge in the Internet and online media industry, AccessMedia's existing services, technology and systems may become obsolete. AccessMedia cannot assure you that it will be able to address technological change in its industry in a timely fashion. AccessMedia's products and services are relatively new in their current form and it cannot rely upon historical customer acceptance. Additionally, AccessMedia's technology which involves peer-to-peer networking may not be acceptable to consumers or, if accepted, may fall from favor and require it to develop new products and services.

AccessMedia depends on the development of Internet infrastructure for its future growth.

AccessMedia's success depends on the continued acceptance and growth of the Internet as a commercial and business medium. The use of the Internet for commerce and business could be hindered due to concerns related to the security and privacy of information on the Internet. Further, for AccessMedia's business to succeed, Internet infrastructure must support and grow the broadband access which is necessary to support its products and services. The Internet has experienced increased traffic, widespread computer viruses and outages of service, which have caused frequent periods of decreased performance. If Internet usage continues to grow rapidly or if outages occur, the Internet’s infrastructure may not be able to support these demands, and its performance and reliability may decline.

Growth could strain AccessMedia's personnel and infrastructure resources, which could prevent it from successfully implementing its business plan.

AccessMedia is currently expecting a period of rapid growth in its headcount and operations, which will place a significant strain on its management, administrative, operational and financial infrastructure. AccessMedia anticipates that further growth will be required to increase its user and advertiser base. AccessMedia's success will depend in part upon the ability of its senior management to manage this growth effectively. To manage the expected growth of its operations and personnel, AccessMedia will need to continue to improve its operational, financial and management controls and its reporting systems and procedures. If AccessMedia fails to successfully manage its growth, it will be unable to execute its business plan.

 SPECIAL MEETING OF IMSI SHAREHOLDERS

Date, Time and Place of Meeting

The accompanying proxy is solicited by the board of directors of IMSI for use at the special meeting of shareholders to be held on February 16, 2006, at 10 A.M., local time, at the offices of AccessMedia, 9201 Oakdale Avenue, Suite 200, Chatsworth, CA 91311. IMSI’s telephone number is (415) 878-4000.

These proxy solicitation materials were mailed on or about January __, 2006 to all shareholders entitled to vote at the meeting.

Record Date; Shares Entitled to Vote; Outstanding Shares

The IMSI board of directors has fixed the close of business on January 6, 2006 as the record date for determination of the shareholders of IMSI entitled to notice of, and to vote at, the IMSI special meeting of shareholders or any adjournment or postponement thereof. Only IMSI shareholders of record at the close of business on the record date will be entitled to notice of, and to vote at, the IMSI special meeting of shareholders or any adjournments or postponements thereof. IMSI shareholders will have one vote for each share of IMSI common stock that they owned on the IMSI record date, exercisable in person or by a properly executed and delivered proxy with respect to the IMSI special meeting of shareholders.

At the close of business on the IMSI record date, there were 29,830,877 shares of IMSI common stock issued and outstanding and entitled to vote at the IMSI special meeting of shareholders.

Purpose of the IMSI Special Meeting of Stockholders

At the IMSI special meeting of shareholders, shareholders will be asked to:

•
consider and vote on a proposal to change the state of incorporation of IMSI from California to Delaware by merging IMSI with and into a wholly owned subsidiary of IMSI that is incorporated under the laws of Delaware, referred to as the Reincorporation Proposal, which reincorporation will cause certain changes to IMSI's articles of incorporation and by-laws and cause IMSI's name to be changed to Broadcaster, Inc;

•	approve a reverse one for two stock split of IMSI common stock;

•
approve the amendment of the 2004 Incentive Stock Option Plan which will result in the addition of 6,500,000 shares of common stock options to the plan (before giving effect to the reverse one for two stock split);

•	approve any adjournments of the meeting to another time or place, as necessary or appropriate to solicit additional proxies in favor of the proposals; and

•	conduct any other business that properly comes before the meeting or any adjournments or postponements thereof.

Quorum; Abstentions; Broker Non-Votes

There must be a quorum for the IMSI special meeting of shareholders to be held. The holders of a majority of the issued and outstanding IMSI common stock entitled to vote, present in person or represented by a properly executed and delivered proxy, will constitute a quorum for the purpose of transacting business at the IMSI special meeting of shareholders. Only IMSI shareholders of record on the record date will be entitled to vote at the IMSI special meeting of shareholders. All shares of IMSI common stock represented at the IMSI special meeting of shareholders, but not voting, including broker non-votes (i.e., shares held by brokers or nominees which are represented at the meeting, but with respect to which such broker or nominee is not empowered to vote on a particular purpose) and abstentions, will be counted as present for determining the presence or absence of a quorum but will not be counted as having been voted on any proposal. Consequently, an abstention from voting or a broker non-vote on a proposal will have the effect of a vote against the proposals.

Voting by IMSI Directors and Executive Officers

On January 6, 2006, the record date for the IMSI special meeting of shareholders, directors and executive officers of IMSI and their affiliates beneficially owned and were entitled to vote 4,866,604 (before giving effect to the reverse one for two stock split) outstanding shares of IMSI common stock including those which could be acquired by the exercise of options within 60 days, or less than 15% of the shares of IMSI common stock outstanding on that date. A more detailed description of the ownership of IMSI common stock by certain beneficial owners and IMSI’s directors and executive officers is set forth on page 82 of this document.

Votes Required

Required Vote for Reincorporation of IMSI in Delaware (Proposal 1)

Approval of the reincorporation of IMSI in Delaware requires the affirmative vote of a majority of the outstanding shares of IMSI common stock. The reincorporation will not be completed unless IMSI shareholders approve the Reincorporation Proposal.

Required Vote for Board Authorization to Effectuate a Reverse One for Two Stock Split (Proposal 2)

Approval of the proposal to authorize the Board of Directors to effectuate a reverse one for two stock split requires the affirmative vote of a majority of the outstanding shares of IMSI common stock. The reverse stock split will not be completed unless IMSI shareholders approve the Reverse Stock Split Proposal.

Required Vote for Approval of an increase in the 2004 Stock Option Plan (Proposal 3)

Approval of the proposal for approval of the amendment of the 2004 Incentive Stock Option Plan which will result in the addition of 6,500,000 shares of common stock options to the plan (before giving effect to the reverse one for two stock split) requires the affirmative vote of a majority of the outstanding shares of IMSI common stock. The increase in the 2004 Stock Option Plan will not be completed unless IMSI shareholders approve the Stock Plan Increase Proposal.

Required Vote for Approval of Adjournment of Special Meeting

If necessary, the affirmative vote of the holders of a majority of the shares of IMSI common stock present or represented by proxy at the special meeting, whether or not a quorum is present, is required to adjourn the special meeting for the purpose of soliciting additional proxies in favor of the proposals.

Solicitation of Proxies

This solicitation is made on behalf of the IMSI board of directors, and IMSI will pay the costs of soliciting and obtaining the proxies, including the cost of reimbursing banks, brokers and other custodians, nominees and fiduciaries, for forwarding proxy materials to their principals. Proxies may be solicited, without extra compensation, by IMSI’s officers, directors and employees by mail, telephone, fax, personal interviews or other methods of communication.

Voting of Proxies

The proxy card accompanying this document is solicited on behalf of the IMSI board of directors for use at the special meeting. IMSI requests that you complete, date and sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope or otherwise mail it to IMSI or its solicitor. All properly signed proxies that IMSI receives prior to the vote at the meeting and that are not revoked will be voted at the IMSI special meeting of shareholders in accordance with the instructions indicated on the proxies.

If a proxy is returned to IMSI without an indication as to how the shares of IMSI common stock represented are to be voted, the IMSI common stock represented by the proxy will be voted FOR each of the proposals. Unless you check the box on your proxy withholding discretionary authority, the proxy holders may use their discretion to vote on other matters relating to the IMSI special meeting of shareholders. IMSI currently does not contemplate that any matters, other than Proposals 1 through 3 will be considered at the IMSI special shareholders meeting. If any other matters are properly brought before the meeting, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment.

Stockholders of record may vote by completing and returning the enclosed proxy card prior to the IMSI special meeting of shareholders, by voting in person at the IMSI special meeting of shareholders or by submitting a signed proxy card at the IMSI special meeting of shareholders.

Revocability of Proxies

You have the power to revoke your proxy at any time before your proxy is voted at the IMSI special meeting of shareholders. Your proxy can be revoked in one of three ways: (1) you can send a signed notice of revocation; (2) you can grant a new, valid proxy bearing a later date; or (3) if you are a holder of record, you can attend the IMSI special meeting of shareholders and vote in person, which will automatically cancel any proxy previously given, or you may revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given. If you choose either of the first two methods, you must submit your notice of revocation or your new proxy to the corporate secretary of IMSI no later than the beginning of the IMSI special meeting of shareholders.

Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to vote at the special meeting of shareholders, you must bring to the special meeting of shareholders a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares.

Recommendations of the IMSI Board of Directors

Proposal No. 1

IMSI’s board of directors, has determined that the reincorporation of IMSI in Delaware is advisable, that it is in the best interests of IMSI and its shareholders that IMSI reincorporate in Delaware, and that the reincorporation is fair to IMSI and its shareholders. IMSI’s board of directors recommends that IMSI shareholders vote FOR the reincorporation. For a more complete description of the recommendation of IMSI’s board of directors, see “The Reincorporation Merger - Recommendations of IMSI’s Board of Directors” beginning on page 40 of this document.

IMSI’s board of directors has also determined that the acquisition of AccessMedia, the AccessMedia Merger Agreement and the other transactions contemplated by the AccessMedia Merger Agreement are advisable and in the best interests of and fair to IMSI and its shareholders. IMSI has entered into the AccessMedia Merger Agreement and intends to consummate the acquisition after effectuating the reincorporation. Under Delaware law, if the reincorporation is approved and completed prior to the AccessMedia Acquisition, the IMSI shareholders will NOT have the right to vote on the AccessMedia Acquisition or the AccessMedia Merger Agreement. For a more complete description of the recommendation of IMSI’s board of directors, see “The AccessMedia Acquisition - Recommendations of IMSI’s Board of Directors” beginning on page 36 of this document.

Proposal No. 2

IMSI’s board of directors has determined that the reverse one for two stock split may be advisable and in the best interests of IMSI and its shareholders. IMSI’s board of directors recommends that IMSI shareholders vote FOR the proposal to authorize the Board of Directors to effectuate the reverse one for two stock split). For a more complete description of the recommendation of IMSI’s board of directors, see “Reverse Stock Split - Recommendations of IMSI’s Board of Directors” beginning on page 55 of this document.

Proposal No. 3

IMSI’s board of directors has determined that the amendment of the 2004 Incentive Stock Option Plan which will result in the addition of 6,500,000 shares of common stock options to the plan (before giving effect to the reverse one for two stock split) is advisable and that it is in the best interests of IMSI and its shareholders. IMSI’s board of directors recommends that IMSI shareholders vote FOR the proposal to amend the 2004 Incentive Stock Option Plan which will result in the addition of 6,500,000 shares of common stock options to the plan (before giving effect to the reverse one for two stock split). For a more complete description of the recommendation of IMSI’s board of directors, see “Option Plan Increase - Recommendations of IMSI’s Board of Directors” beginning on page 55 of this document.

Your vote is important. Accordingly, please sign, date and return the enclosed proxy card whether or not you plan to attend the IMSI special meeting of shareholders in person.

PROPOSAL NO. 1 - REINCORPORATION IN DELAWARE

This section of this document describes the principal aspects of the reincorporation of IMSI in Delaware. While IMSI believes that this description covers the material terms of the reincorporation and the related transactions, this summary may not contain all of the information that is important to IMSI shareholders. You can obtain a more complete understanding of the merger by reading the Reincorporation Agreement, a copy of which is attached to this document as Annex A and incorporated herein by reference. You are encouraged to read the Reincorporation Agreement and the other annexes to this document carefully and in their entirety.

The Reincorporation

Shareholders will be asked to approve a proposal to change the state of incorporation of IMSI from California to Delaware. The Board of Directors believes that it is in the best interests of IMSI and its shareholders to obtain the advantages offered by Delaware law.

The proposal regarding reincorporation and certain differences between applicable California and Delaware laws are summarized below. The summary is not complete. It is qualified in its entirety by reference to: (a) the Agreement of Merger (the "Reincorporation Agreement") between IMSI (sometimes referred to as the "California Company") and a newly-formed Delaware corporation named "Broadcaster, Inc." that is a wholly-owned subsidiary of IMSI and that would become the new public company after the reincorporation ("IMSI Delaware"); (b) the Certificate of Incorporation of IMSI Delaware (the "Delaware Certificate"); (c) the Bylaws of IMSI Delaware (the "Delaware Bylaws"); (d) the Articles of Incorporation of IMSI (the "California Articles"); (e) the Bylaws of IMSI (the "California Bylaws"); (f) the Delaware General Corporation Law and related case law (the "Delaware Law") and (g) the California General Corporation Law and related case law (the "California Law"). The Agreement, the Delaware Certificate and the Delaware Bylaws are attached to this proxy statement as Annexes A, B and C, respectively. The California Articles and the California Bylaws are available for inspection at the principal office of IMSI and will also be sent to shareholders on request at a nominal charge to cover costs. Requests should be directed to International Microcomputer Software, Inc., 100 Rowland Way, Suite 300, Novato, CA 94945, telephone (415) 878-4000.

If approved, the reincorporation will be accomplished by merging IMSI into IMSI Delaware (the "Reincorporation Merger"). After the Reincorporation Merger, IMSI Delaware will continue to operate the business of IMSI under the name Broadcaster, Inc. The reincorporation itself will not result in any change in the business, management or personnel, fiscal year, financial condition or location of the headquarters or other facilities of IMSI. The directors elected at the 2005 Annual Meeting will be the directors of IMSI Delaware. IMSI Delaware will continue all stock option plans of IMSI. Each option to purchase shares of IMSI's common stock under these plans will become an option to purchase the same number of shares of IMSI Delaware's common stock at the same price and on the same terms and conditions as is presently the case (subject to adjustment for the stock split discussed below). IMSI Delaware will also continue all other employee benefit arrangements of IMSI without change.

When the Reincorporation Merger becomes effective, each outstanding share of IMSI's common stock, no par value, will become one (1) share of IMSI Delaware's common stock, $0.001 par value per share. Each stock certificate representing outstanding shares of IMSI's common stock will then represent the same number of shares of IMSI Delaware's common stock. The common stock of IMSI is listed for trading on the OTC Bulletin Board, and after the Reincorporation Merger IMSI Delaware's common stock will continue to be traded on the OTC Bulletin Board but under a new symbol representative of its new name Broadcaster, Inc..

Under the California Law, shareholders have the right to exercise so-called "dissenters' rights" in connection with certain mergers and to receive in cash the appraised fair value of their shares. However, the California Law does not grant dissenters' rights in connection with mergers such as the Reincorporation Merger.

Principal Reasons for the Reincorporation

Well-Established Principles of Corporate Governance. As IMSI plans for the future, the Board of Directors and management believe it essential to be able to draw upon well-established principles of corporate governance in making legal and business decisions. The Delaware Law includes numerous judicial precedents that address required and permitted conduct of corporations and their boards of directors. The California Law includes far fewer such precedents. IMSI believes that shareholders will benefit from the well-established principles of the Delaware Law.

Predictability, Flexibility and Responsiveness to Corporate Needs. Delaware has adopted comprehensive and flexible corporate laws which are revised regularly to meet changing business circumstances. The Delaware Legislature is particularly sensitive to issues regarding corporate law and is especially responsive to developments in modern corporate law. In addition, Delaware offers a system of specialized chancery courts to deal quickly and efficiently with corporate law questions. These courts have developed considerable expertise in dealing with corporate issues as well as a substantial and influential body of case law construing Delaware's corporate law. In addition, the Delaware Secretary of State is particularly flexible, expert and responsible in its administration of the filings required for mergers, acquisitions and other corporate transactions. Delaware has become the preferred domicile for most major American corporations and Delaware Law and administrative practices have become comparatively well-known and widely understood. As a result of these factors, it is anticipated that Delaware Law will provide greater efficiency, predictability and flexibility in IMSI's legal affairs than is presently available under California Law.

Increased Ability to Attract and Retain Qualified Directors. IMSI seeks to continue to attract and retain the most capable individuals available to serve as its directors and officers. The Delaware Law permits corporations to limit the liability of directors and provide indemnification to its directors and officers to a somewhat greater degree than has traditionally been the case under California law. The Board of Directors thus believes that reincorporation can be a factor in attracting quality individuals to the Board and management, encouraging existing directors and officers to continue to serve in these capacities and freeing those persons to make corporate decisions on the merits rather than out of a desire to avoid personal liability. Although to date IMSI has not experienced difficulty in attracting and retaining qualified directors and officers, personal liability is increasingly expressed as a concern. One reason is that, in November 1996, California's voters were asked to approve a law that could have expanded the liability and further limited the indemnification rights of directors and officers in connection with certain lawsuits based on securities laws (Proposition 211). Although voters rejected that proposal, it is possible that, in the future, California will enact laws that adversely affect the ability of corporations incorporated in that state to attract and retain quality directors and officers.

Certain Possible Disadvantages

Despite the belief of the Board of Directors that the proposed reincorporation is in the best interests of IMSI and its shareholders, it should be noted that Delaware Law provides shareholders different protections relative to other domiciles. The next section of this proxy statement discusses certain of those differences. In addition, the Delaware Certificate and the Delaware Bylaws contain certain provisions that IMSI could have adopted but has not adopted, which affect the relative rights and powers of shareholders and management, and shareholders' participation in corporate decision-making. These provisions are discussed in the next section of this proxy statement.

Proposal

APPROVAL OF THE PROPOSED REINCORPORATION BY SHAREHOLDERS WILL CONSTITUTE APPROVAL OF THE AGREEMENT, THE REINCORPORATION MERGER, THE DELAWARE CERTIFICATE, THE DELAWARE BYLAWS, THE ASSUMPTION BY THE DELAWARE COMPANY OF THE CALIFORNIA COMPANY'S EMPLOYEE BENEFIT PLANS AND STOCK OPTIONS AND THE CHANGE OF THE CALIFORNIA COMPANY’S NAME.

In accordance with California Law, the affirmative vote of a majority of the outstanding shares of common stock is required for approval of the reincorporation proposal. IMSI expects to complete the Reincorporation Merger promptly if and after shareholders grant that approval.

Certain Federal Income Tax Considerations

The following discussion is based upon the Internal Revenue Code of 1986, as amended, or the Code, the regulations promulgated thereunder, and existing administrative interpretations and court decisions, all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of the following discussion.

The Reincorporation is intended to constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, pursuant to which no gain or loss will be recognized by shareholders as a result of the reincorporation. IMSI has not and does not intend to obtain an opinion that, for federal income tax purposes that the Reincorporation will qualify under Section 368 of the Internal Revenue Code and that no gain or loss will be recognized by IMSI shareholders as a result of the Reincorporation. Accordingly, IMSI shareholders are urged to consult their own tax advisors as to the tax consequences to them as a result of the reincorporation, including the applicable Federal, state, local and foreign tax consequences.

This discussion does not address all aspects of U.S. federal income taxation that may be important to you in light of your particular circumstances or if you are subject to special rules. Moreover, the discussion does not address any non-income tax or any foreign, state or local tax consequences of the reincorporation.

To ensure compliance with Internal Revenue Service Circular 230, IMSI stockholders are hereby notified that: (a) any discussion of federal tax issues in this information statement is not intended or written by us to be relied upon, and cannot be relied upon by IMSI stockholders for the purpose of avoiding penalties that may be imposed on imsi stockholders under the Internal Revenue Code; (b) such discussion is written to support the promotion or marketing of the transactions or matters addressed herein; and (c) IMSI stockholders should seek advice based on their particular circumstances from an independent tax advisor.

Recommendations of IMSI's Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE REINCORPORATION OF IMSI IN DELAWARE.

CERTAIN DIFFERENCES BETWEEN THE CHARTER DOCUMENTS AND APPLICABLE LAW

There are certain ways in which, by causing IMSI to be governed by the Delaware Law, the Delaware Certificate and the Delaware Bylaws, reincorporation will alter the rights and powers of shareholders and management, and reduce shareholder participation in certain corporate decisions. In addition, IMSI Delaware could implement additional changes in the future that further alter the rights and powers of stockholders and management. Some of those changes could be effected by amendments to the Delaware Certificate after stockholder approval. Others could be effected by amendments to the Delaware Bylaws without stockholder approval. To reflect the language difference found in the respective statutes of the two states, the following discussion uses the word "shareholder" with respect to California and "stockholder" with respect to Delaware.

The following is a summary list of the subject matter of the principal changes that will be effected by reincorporating from California to Delaware. A discussion of such principal changes follows.

•	Shareholder Action by Written Consent
•	Special Shareholder Meetings
•	Cumulative Voting
•	Advance Notice Requirement for shareholder Proposals and Director Nominations
•	Business Combinations
•	Liability of Directors
•	Indemnification
•	Single Class of Directors
•	Removal of Directors
•	Filling Board Vacancies
•	Size of the Board
•	Amendment of Certificate or Articles of Incorporation
•	Amendment of Bylaws
•	Shareholder/Stockholder Approval
•	Rights of Dissenting Shareholders
•	Dividends and Stock Repurchases
•	Certain Loans
•	Inspection of Shareholder List
•	Shareholder Votes on Certain Transactions and Events
•	Interested Director Transactions
•	Voting by Ballot
•	Shareholder Derivative Suits
•	Dissolution
•	Application of California Law After Reincorporation

Shareholder Action by Written Consent. The Delaware Certificate provides that stockholders may act only at an annual or special meeting of stockholders and not by written consent. The California Law permits California corporations to include a similar provision in its articles of incorporation. However, the California Articles do not contain such a provision, and the California Bylaws specifically provide for shareholders to act by written consent. The elimination of the right of shareholders to act by written consent could make more difficult or discourage attempts to acquire control of IMSI or wage a proxy contest.

Special Shareholder Meetings. The Delaware Bylaws provide that special meetings of stockholders can be called only by the Board of Directors, the Chair of the Board or the President of IMSI Delaware. The Delaware Bylaws also limit the business permitted to be conducted at special meetings of stockholders to matters which the Board of Directors brings before those meetings. Under the California Law and as set forth in the California Bylaws, a special meeting of shareholders may be called by a corporation's board of directors, the Chairman of the Board, its President or holders of stock entitled to cast not less than ten percent of the votes at a meeting (five percent under certain circumstances).

Cumulative Voting. Cumulative voting enables less than half the shares that vote for directors to elect one or more (but not a majority of) directors. Under non-cumulative voting, a majority of the shares that vote elects all the directors. Both the Delaware Law and the California Law permit corporations like IMSI to eliminate (or, in Delaware, not to grant) rights to elect directors by cumulative voting. The California Bylaws do not eliminate cumulative voting and, therefore, shareholders currently have that right. Because the Delaware Certificate does not grant stockholders the right to elect directors by cumulative voting, stockholders will not have that right if IMSI reincorporates in Delaware.

Advance Notice Requirement for Shareholder Proposals and Director Nominations. There is no specific statutory requirement under either California or Delaware law with regard to advance notice of director nominations and shareholder proposals. Without a bylaw restriction, director nominations and shareholder proposals may be made without advance notice at the annual meeting. However, federal securities laws generally provide that shareholder proposals that the proponent wishes to include in IMSI's proxy materials must be received not less than 120 days in advance of the date of the proxy statement released in connection with the previous year's annual meeting.

The Delaware Bylaws provide that in order for director nominations or shareholder proposals to be properly brought before the meeting, the shareholder must have delivered timely notice to the Secretary of IMSI. The California Bylaws do not include such an advance notice requirement. To be timely under the Delaware Bylaws, notice must be delivered not less than 120 days prior to the anniversary of the mailing date for the previous year's annual meeting. If no annual meeting was held in the previous year or the date of the annual meeting has been advanced by more than 30 days from the date contemplated at the time of the previous year's proxy statement, the Delaware Bylaws provide that notice must be given not later than the close of business on the tenth day following the day on which the date of the annual meeting is publicly announced.

Business Combinations. The Delaware Law subjects to special stockholder approval requirements certain transactions involving a corporation and significant stockholders. The California Law also has provisions that address certain transactions with significant shareholders and with certain other parties as well.

Under Section 203 of the Delaware Law ("Section 203"), certain "business combinations" with an "interested stockholder" are subject to a three-year moratorium unless specified conditions are met. The three-year period begins when the interested stockholder attains that status. With exceptions, an interested stockholder is a person or group that "owns" at least 15 percent of the corporation's outstanding voting stock or is affiliated with the corporation and owned at least 15 percent of such stock at any time within three years. A person is deemed to own shares, for this purpose, if that person beneficially owns the shares, has a right to acquire them, has a right to vote them (subject to exceptions) or is party to an agreement regarding their acquisition, holding, voting or disposition with the person that beneficially owns them. "Business combinations" include, among other transactions: (a) mergers with or caused by the interested stockholder; (b) certain sales or other dispositions of assets to the interested stockholder if the market value of the assets equals at least ten percent of the total market value of the corporation's consolidated assets or outstanding stock; (c) certain issuances of stock by the corporation to the interested stockholder; and (d) certain loans, advances, guarantees, pledges and other benefits extended to, or conferred upon, the interested stockholder.

The three-year moratorium does not apply if: (a) before the stockholder became an interested stockholder, the board of directors approved the business combination or the transaction that caused the person to become an interested stockholder; (b) the interested stockholder owns 85 percent of the corporation's voting stock after completion of the transaction that caused the stockholder to become an interested stockholder (certain shares are excluded from this 85 percent calculation) or (c) at the time the person became an interested stockholder or after that time, the board approved the business combination and the combination is also approved by holders of 66 2/3 percent of the voting stock not owned by the interested stockholder. Although a Delaware corporation may elect not to be governed by Section 203, IMSI Delaware does not intend to make that election. Accordingly, Section 203 will apply to IMSI Delaware.

IMSI believes that Section 203 may have the effect of encouraging potential acquirers to negotiate with IMSI Delaware's Board of Directors instead of launching a hostile acquisition attempt. Section 203 also has the effect of limiting the ability of potential acquirers to make a two-tiered bid for a Delaware corporation in which all stockholders would not be treated equally. Section 203 may deter potential unfriendly offers or other efforts to obtain control of IMSI Delaware that are not approved by its Board of Directors. It could, therefore, deprive stockholders of opportunities to realize a premium on their stock.

The California Law requires that holders of common stock receive common stock in a merger of a California corporation with the holder of more than 50 percent but less than 90 percent of such common stock, unless all the shareholders approve the merger or the California Department of Corporations approves the merger after a hearing as to fairness. This provision may have the effect of making a cash-out merger by a majority shareholder more difficult to accomplish and deterring a tender offer that would precede such a merger.

The California Law also provides that, with exceptions, when a tender offer or a proposal for a reorganization or sale of assets is made by an "interested party" (in general, a controlling or managing party of the target corporation), a fairness opinion regarding the consideration to be paid to shareholders must be delivered to the shareholders. Furthermore, if a tender for shares or vote is sought pursuant to an interested party's proposal and another party makes a later proposal at least ten days before the date of acceptance of the interested party's tender or proposal, the shareholders must be informed of the later offer and be afforded a reasonable opportunity to withdraw any vote, consent, proxy or tendered shares. The Delaware Law has no comparable provision.

Liability of Directors. The California Articles provide for the elimination of personal monetary liability of directors to the fullest extent permitted by the California Law. The Delaware Certificate provides for the elimination of personal monetary liability of directors to the fullest extent permitted by the Delaware Law.

The Delaware Law may permit somewhat broader elimination of such liability than the California Law permits. The Delaware Law permits the elimination of personal monetary liability of a director to the corporation or its stockholders for breaches of the director's fiduciary duty, other than for: (a) breaches of the director's duty of loyalty; (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) unlawful dividends or stock repurchases and (d) transactions from which the director derived an improper personal benefit. The California Law permits the elimination of personal monetary liability of a director in actions brought by or in right of the corporation for breaches of the director's duties to the corporation and its shareholders, other than for (among other things): (a) acts or omissions that involve intentional misconduct or a knowing or culpable violation of law; (b) acts or omissions the director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith; (c) transactions from which the director derived an improper personal benefit; (d) acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing the director's duties, of a risk of serious injury to the corporation or its shareholders; and (e) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duties to the corporation or its shareholders.

Indemnification. California and Delaware both permit corporations to indemnify their officers, directors, employees and other agents under certain circumstances. While the indemnification provisions of the California Law and the Delaware Law are similar, they differ in certain respects.

The California Law permits indemnification for expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with third party actions (i.e., actions not brought by the corporation or derivatively on behalf of the corporation) if the person to be indemnified acted in good faith and in a manner that person reasonably believed to be in the best interests of the corporation and its shareholders, as determined by a majority vote of a disinterested quorum of the directors, independent legal counsel (if a quorum of independent directors is not obtainable), a majority vote of a quorum of the shareholders (excluding shares owned by the indemnified party) or the court handling the action. The Delaware Law permits such indemnification if the person to be indemnified is determined to have acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation. The Delaware Law therefore appears to permit indemnification even though the indemnified person is unable to demonstrate that his or her conduct was reasonably believed to be in the best interests of the corporation.

Both the California Law and the Delaware Law also permit indemnification for expenses (but not judgments, fines, settlements or other amounts) actually and reasonably incurred in actions brought directly by the corporation or derivatively on the corporation's behalf. However, no such indemnification is permitted if the person is adjudged liable to the corporation in the performance of that person's duties to the corporation and its shareholders, unless and to the extent a court determines that indemnification is appropriate.

The California Law further provides that the corporation cannot indemnify amounts paid in settling or otherwise disposing of such an action without court approval or for expenses incurred in defending such an action which is settled or otherwise disposed of without court approval. The Delaware Law allows indemnification of such amounts paid and expenses incurred in connection with direct or derivative actions that are settled or otherwise disposed of without court approval.

The California Law requires indemnification against expenses actually and reasonably incurred in direct, derivative and third party actions when the individual has successfully defended the action on the merits. The Delaware Law requires such indemnification in connection with a successful defense on the merits or otherwise. Accordingly, the Delaware Law requires indemnification where the individual prevails for "technical" reasons such as the bar of an applicable statute of limitations.

The California Law permits corporations to include in their articles of incorporation a provision that extends the scope of indemnification through agreements, bylaws or other corporate action beyond that specifically authorized by statute. Similarly, the Delaware Law states that the indemnification provided by statute is not exclusive of any other indemnification rights under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. This feature of the Delaware Law is potentially broader than the California provision, because the California provision states that any such "excess" indemnification cannot extend to conduct from which directors may not be exonerated by a provision in the articles of incorporation. The Delaware provision does not contain a similar requirement. Both the California Bylaws and the Delaware Certificate provide for "excess" indemnification.

There has never been, nor is there any pending or, to IMSI's knowledge, threatened litigation or other proceeding involving any of its directors in which the rights of IMSI or its shareholders would have been or would be affected if IMSI were already a Delaware corporation as set forth in this reincorporation proposal. In considering the reincorporation proposal, the Board recognized that the individual directors have a personal interest in obtaining the benefits of the Delaware Law and that the expense to IMSI might be greater after reincorporation to the extent any director or officer is indemnified in circumstances where indemnification would not be available under the California Law. The Board believes, however, that the overall effect of reincorporation is to provide a legal environment that enhances IMSI's ability to continue to attract and retain high quality directors and officers. Moreover, the risk of possible greater expenditures for indemnification obligations is believed offset, at least in part, by more favorable Directors and Officers liability insurance premiums if IMSI reincorporates as a Delaware corporation.

Single Class of Directors. The California Company has a single class of directors and IMSI Delaware will have a single class of directors. That means that shareholders vote to elect all the directors each year. By contrast, under a "classified" or "staggered" board, directors are divided into classes and shareholders vote for the members of only one class at each annual shareholder meeting. One possible effect of a classified board is that dissident shareholders cannot as easily or quickly acquire control of the board. Classified boards are permitted under both the California Law and the Delaware Law; however under the California Law if a board is divided into two classes the authorized number of directors must be at least six, and if the board is divided into three classes the authorized number of directors must be at least nine. The Delaware Law has no similar requirement.

Removal of Directors. Under the California Law, any director or the entire board may be removed, with or without cause, with the approval of a majority of the outstanding shares entitled to vote. However, for corporations like IMSI that permit cumulative voting, no director may be removed (unless the entire board is removed) if the number of votes cast against removal would be sufficient to elect the director under cumulative voting.

Under the Delaware Law, a director of a corporation that does not have a classified board may be removed with or without cause by the holders of a majority of the shares then entitled to vote at an election of directors, subject to limitations for corporations that permit cumulative voting. A director of a corporation that has a classified board can be removed only for cause, unless its certificate of incorporation provides otherwise. As mentioned, IMSI Delaware will not have a classified board. The Delaware Bylaws provide that directors may be removed, with or without cause, at an annual meeting or a special meeting of stockholders called for that purpose. Therefore, after reincorporation, stockholders of IMSI Delaware will still be entitled to remove directors without cause. However, minority stockholders who in some cases could have blocked removal will no longer have that ability, because IMSI Delaware will not have cumulative voting.

Filling Board Vacancies. Under the California Law, shareholders may fill any vacancy on the board not otherwise filled by the board. Unless the articles or bylaws provide otherwise, the board may fill any vacancy other than one caused by removal of a director. A vacancy created by removal may be filled only by the shareholders, unless the corporation's articles of incorporation or bylaws also authorize the board to fill such vacancies. The California Bylaws do not permit the Board to fill such vacancies. Under the Delaware Law, vacancies and newly-created directorships may be filled by a majority of the directors then in office or by the stockholders, unless otherwise provided in the certificate of incorporation or bylaws. Neither the Delaware Certificate nor the Delaware Bylaws restrict the ability of IMSI Delaware's stockholders to fill board vacancies.

Size of the Board. The California Bylaws specify that the exact number of directors will be fixed from time to time by a bylaw adopted by the shareholders. IMSI currently has seven (7) directors. The Delaware Bylaws establish a range of five (5) through nine (9) authorized directors, with the exact number to be determined by board resolution. The initial fixed number of authorized directors for IMSI Delaware will be Seven (7).

Amendment of Certificate or Articles of Incorporation. Under both the Delaware Law and the California Law, a corporation's certificate or articles of incorporation may be amended only if the amendment is approved by the board and by holders of a majority of its outstanding voting shares.

Amendment of Bylaws. The bylaws of a California corporation may be amended by shareholders holding a majority of the outstanding voting shares or by the board. However, if the number or range of directors is specified in the bylaws, that provision can only be changed with shareholder approval. Shareholders of a California corporation can adopt a bylaw limiting the power of the board to amend the bylaws. Under the Delaware Law, the bylaws may be amended only by the stockholders, unless the corporation's certificate of incorporation also confers that power on the board. The Delaware Certificate authorizes IMSI Delaware's Board of Directors to amend the Delaware Bylaws. Accordingly, the Board of IMSI Delaware will have the ability to change the range of the number of directors without stockholder approval. The Board of IMSI does not have that ability.

Shareholder/Stockholder Approval. The California Law and the Delaware Law differ with respect to the circumstances under which holders of a corporation’s securities are entitled to approve of a merger. For example, under the Delaware Law, no vote of stockholders of a constituent corporation is necessary to authorize a merger such as the Access Media Merger. By contrast, the California Law requires that the principal terms of a merger must be approved by the outstanding shares of each class of each corporation the approval of whose board is required to effect such merger. In turn, the California Law requires that a reorganization or a share exchange tender offer must be approved by the board of the corporation in control of any constituent corporation. Therefore, under the California Law, the shareholders would be entitled to approve of a merger such as the AccessMedia Acquisition whereas, under the Delaware Law, the stockholders are not entitled to approve of a merger such as the AccessMedia Acquisition.

Rights of Dissenting Shareholders. Under both the California Law and the Delaware Law, a shareholder of a corporation that participates in certain major transactions may receive cash equal to the fair value (Delaware) or fair market value (California) of the shareholder's stock in lieu of the consideration the shareholder would have received in the transaction, if the shareholder follows certain procedures. The California Law and the Delaware Law differ with respect to the circumstances under which such dissenters' rights are available. The Delaware Law does not require dissenters' rights with respect to: (a) a sale of assets; (b) a merger if the shares of the corporation are listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc. or (c) a merger in which the corporation survives and, as in the case of the AccessMedia Acquisition, no vote of its stockholders is required to approve the merger. The California exceptions for dissenters' rights in mergers are somewhat different from Delaware's. Under the California Law, dissenters' rights are available for certain mergers involving California corporations. Accordingly, under the California Law, the shareholders would be entitled to dissenters’ rights whereas under the Delaware Law, the stockholders are not entitled to such dissenters’ rights.

Dividends and Stock Repurchases. Both the California Law and the Delaware Law impose limitations on a corporation's ability to pay dividends or make other distributions to shareholders or redeem their stock. These laws are intended to protect creditors. Under the California Law, such distributions generally are limited either to retained earnings or to an amount that would leave the corporation with tangible assets equal in value to at least 125 percent of its liabilities and with current assets at least equal in value to its current liabilities (or 125 percent of its current liabilities if the average pre-tax and pre-interest earnings for the preceding two fiscal years were less than its average interest expense for those years). In general, the Delaware Law permits distributions and stock repurchases out of surplus or, in the case of a dividend, if there is no surplus, out of net profits for the current and immediately preceding fiscal years.

Certain Loans. The California Law requires that any loan or guaranty by the corporation to or for a director or officer must be approved by shareholders, unless extended or granted under a plan approved by shareholders. Shareholders may also approve a bylaw authorizing the corporation's board of directors to approve loans or guaranties to or for officers (including officers who are also directors), if the board determines that the loan or guaranty may reasonably be expected to benefit the corporation. The California Bylaws contain such a provision. Under the Delaware Law, a corporation may make loans to, guarantee the obligations of or otherwise assist its officers or other employees (including any officer or other employee who is also a director) when, in the board's judgment, such action may reasonably be expected to benefit the corporation.

Inspection of Shareholder List. Both the California Law and the Delaware Law allow any shareholder to inspect the shareholder list for a purpose reasonably related to the shareholder's interest as a shareholder. In addition, the California Law grants an absolute right to inspect and copy the shareholder list to holders of at least five percent of a corporation's voting shares and holders of at least one percent of such shares who filed a "Schedule 14B" with the Securities and Exchange Commission relating to the election of directors. The Delaware Law does not provide an absolute right of inspection. Lack of access to shareholder records, even though unrelated to a shareholder's interest as a shareholder, could result in impairment of the shareholder's ability to coordinate support for or opposition to proposals.

Shareholder Votes on Certain Transactions and Events. Both California and Delaware law generally require that holders of at least a majority of the outstanding voting shares of corporations that are merging approve the merger. As set forth above, the Delaware Law contains a supermajority stockholder voting requirement (66 2/3 percent of the voting stock not owned by the "interested stockholder") for certain "business combinations" including mergers involving "interested stockholders."

The Delaware Law does not require a vote by stockholders of a surviving corporation in a merger (unless the corporation provides otherwise in its certificate of incorporation) if: (a) the merger agreement does not amend the corporation's existing certificate of incorporation; (b) each share of the surviving corporation outstanding before the merger is unchanged in the merger; and (c) the number of shares issued by the surviving corporation in the merger does not exceed 20 percent of the shares outstanding immediately before the merger. The California Law contains a similar exception from the shareholder approval requirement for reorganizations where the shareholders immediately before the reorganization will own equity securities immediately after the reorganization constituting more than five-sixths of the voting power of the surviving or acquiring corporation. Both the California Law and the Delaware Law also require that a sale of all or substantially all of the corporation's assets be approved by a majority of the corporation's voting shares, and the supermajority stockholder voting requirement of Section 203 of the Delaware Law applies to certain sales of assets by IMSI Delaware to an "interested stockholder."

With certain exceptions, the California Law also requires that mergers, reorganizations, certain sales of assets and similar transactions be approved by a majority vote of each class of outstanding shares. The Delaware Law generally does not require class voting, except in certain transactions involving an amendment to the certificate of incorporation that adversely affects a specific class of shares.

Interested Director Transactions. Under the California Law, contracts and other transactions in which one or more of a corporation's directors have a material financial interest are not void or voidable because of that interest if certain conditions are met. Under the Delaware Law, contracts and other transactions in which one or more of a corporation's directors or officers have a financial interest are not void or voidable because of that interest if certain conditions are met. With exceptions, those conditions are similar under California and Delaware law. Under both laws: (a) either the shareholders or the board must approve any such contract or transaction after disclosure of the material facts and, in the case of board approval, the contract or transaction must also be "just and reasonable" (in California) or "fair" (in Delaware) to the corporation or (b) the contract or transaction must have been just and reasonable or fair as to the corporation at the time it was approved. In the latter case, the California Law places the burden of proof on the interested director. Under the California Law, if shareholder approval is sought, the interested director is not entitled to vote the director's shares with respect to the contract or transaction. Also under the California Law, if board approval is sought, the contract or transaction must be approved by a majority vote of a quorum of the directors without counting the vote of the interested directors. However, interested directors may be counted for purposes of establishing a quorum. Under the Delaware Law, if board approval is sought, the contract or transaction must be approved by a majority of the disinterested directors even if less than a majority of a quorum. IMSI is not aware of any plans to propose any transaction involving directors of IMSI.

Voting by Ballot. The California Law provides that the election of directors may proceed in the manner set forth in a corporation's bylaws. The California Bylaws provide for the election of directors by voice vote or by ballot, unless before the voting begins for the election of directors a shareholder demands voting by ballot, in which case such vote shall be by ballot. Under the Delaware Law, the right to vote by ballot may be restricted if so provided in the certificate of incorporation. The Delaware Certificate provides that election of directors need not be by written ballot unless the bylaws so provide. The Delaware Bylaws do not require election of directors to be by ballot. Stockholders of IMSI Delaware will therefore not be entitled to demand election by written ballot. It may be more difficult for a stockholder to contest the outcome of a vote that has not been conducted by written ballot.

Shareholder Derivative Suits. The California Law provides that a shareholder bringing a derivative action on behalf of a corporation need not have been a shareholder at the time of the transaction to which the action relates if certain tests are met. In general, under the Delaware Law a shareholder may only bring a derivative action if the shareholder was such at the time of the transaction. The California Law also provides that the corporation or defendant in a derivative suit may seek a court order requiring that the plaintiff shareholder furnish a bond for security. The Delaware Law does not have such a feature.

Dissolution. Under the California Law, holders of shares having 50 percent or more of the corporation's total voting power may authorize a corporation's dissolution without board approval. That right may not be modified by the articles of incorporation. Under the Delaware Law, unless the board approves the dissolution, the dissolution must be approved by holders of shares having 100 percent of the corporation's voting power.

Application of California Law After Reincorporation. Under Section 2115 of the California Law, certain foreign corporations (i.e., corporations not organized under California law) are placed in a special category if they have characteristics of ownership and operation which indicate that they have significant contacts with California. So long as a Delaware or other foreign corporation is in this special category, and it does not qualify for one of the statutory exemptions, it is subject to a number of key provisions of the California Law applicable to corporations incorporated in California. Among the more important provisions are those relating to the election and removal of directors, cumulative voting, prohibition of classified boards of directors, standards of liability and indemnification of directors, distributions, dividends and repurchases of shares, shareholder meetings, approval of certain corporate transactions, dissenters' and appraisal rights and inspection of corporate records. The enforceability of the provisions of Section 2115 of the California Law has been questioned in a number of Delaware court opinions. Additionally, exemptions from Section 2115 are provided for corporations whose shares are listed on a major national securities exchange.

PROPOSAL NO. 2: REVERSE ONE FOR TWO STOCK SPLIT

Reverse Stock Split

Shareholders will be asked to authorize the Board of Directors to effectuate a reverse one for two stock split of IMSI's common stock whereby each outstanding two (2) shares of common stock would be combined into and become one (1) share common stock. The Board of Directors believes that it may in the best interests of IMSI and its shareholders to effectuate the reverse stock split.

General. The Board of Directors seeks authorization to effect a reverse stock split of IMSI’s common stock if it deems it to be in the best interests of IMSI and its shareholders. Pursuant to a reverse stock split, each outstanding two (2) shares of common stock of IMSI would be combined into and become one (1) share of common stock of IMSI Delaware. Approval of the this proposal will authorize the Board of Directors to implement a reverse stock split when and if it determines it is in the best interests of IMSI and its shareholders. The actual timing for implementation, if any, of the reverse stock split will be determined by the Board. IMSI currently anticipates that if it is implemented it will be implemented on the closing date of the Reincorporation Merger.

Purpose of the Reverse Stock Split. The principal reason for a reverse stock split is to increase the per share trading price of our common stock, although there can be no assurance that the trading price of our common stock would be maintained at such level.

In evaluating whether or not to authorize the reverse stock split, in addition to the considerations described above, the Board of Directors will take into account various negative factors associated with a reverse stock split. These factors include: the negative perception of reverse stock splits held by some investors, analysts and other stock market participants; the fact that the stock price of some companies that have effected reverse stock splits has subsequently declined back to pre-reverse stock split levels; the adverse effect on liquidity that might be caused by a reduced number of shares outstanding; and the costs associated with implementing a reverse stock split.

In determining the reverse split ratio, the board will consider numerous factors, including the historical and projected performance of our common stock, prevailing market and industry conditions and general economic trends, and will place emphasis on the expected closing price of our common stock over the short and longer period following the effectiveness of the reverse stock split.

In addition, in determining to authorize the reverse split, the Board will consider that a sustained higher per share price of IMSI’s common stock, which may result from the reverse stock split, might heighten the interest of the financial community in IMSI and potentially broaden the pool of investors that may consider investing in IMSI, possibly increasing the trading volume and liquidity of our common stock or helping to mitigate any decrease in such trading volume and liquidity which might result from the reverse stock split.

The Board of Directors also believes that a higher per share market price for our common stock may help us attract and retain employees. The Board of Directors believes that some potential employees are less likely to work for a company with a low stock price regardless of the company’s market capitalization. However, again, there can be no assurance as to the market prices for our common stock after the reverse stock split or that increased market prices for our common stock will in fact enhance our ability to attract and retain employees.

Shareholders should recognize that if a reverse split is effected, they will own a number of shares equal to the number of shares owned immediately prior to the reverse stock split divided by two (2). While IMSI expects that the reverse split will result in an increase in the market price of its common stock, the reverse split may not increase the market price of IMSI’s common stock in proportion to the reduction in the number of shares of its common stock outstanding or result in a permanent increase in the market price (which depends on many factors, including IMSI’s performance, prospects and other factors that may be unrelated to the number of shares outstanding).

If a reverse stock split is effected and the market price of IMSI’s common stock declines, the percentage decline as an absolute number and as a percentage of IMSI’s overall market capitalization may be greater than would occur in the absence of a reverse stock split. Furthermore, the liquidity of IMSI’s common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split. In addition, the reverse split will likely increase the number of shareholders of IMSI who own odd lots (less than 100 shares). Shareholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting such sales. Accordingly, a reverse stock split may not achieve the desired results that have been outlined above.

Number of Shares of Common Stock and Corporate Matters. The reverse stock split would have the following effects on the number of shares of common stock outstanding:

•	each two (2) shares owned by a shareholder immediately prior to the reverse split would become one (1) share of common stock after the reverse split;

•	the number of shares of our common stock issued and outstanding would be reduced from approximately 29,830,877 shares to approximately 14,915,438 shares;

•
all outstanding but unexercised options entitling the holders thereof to purchase shares of our common stock will enable such holders to purchase, upon exercise of their options, one-half (1/2) of the number of shares of our common stock that such holders would have been able to purchase upon exercise of their options immediately preceding the reverse stock split, at an exercise price equal to two (2) times the exercise price specified before the reverse stock split, resulting in approximately the same aggregate exercise price being required to be paid upon exercise thereof immediately preceding the reverse stock split; and

•
the number of shares of our common stock reserved for issuance (including the maximum number of shares that may be subject to options) under our stock option plans will be reduced to one-half (1/2) of the number of shares currently included in such plans.

As a summary and for illustrative purposes only, the following table shows approximately the effect on our common stock of the reverse stock split, based on [29,830,877] shares of common stock issued and outstanding as of the close of business on the Record Date and assuming the reverse stock split became effective at the close of business on the Record Date:

	Prior to Reverse Stock Split	After Reverse Stock Split
Authorized	300,000,000	300,000,000
Issued and outstanding common stock	29,830,877	14,915,438
Available for future issuance	270,169,123	285,084,562

The authorized and unissued and unreserved shares would be available from time to time for corporate purposes including raising additional capital, acquisitions of companies or assets, for strategic transactions, including a sale of all or a portion of IMSI, and sales of stock or securities convertible into common stock. We currently have no plan, arrangement or agreement to issue shares of our common stock for any purpose, except for the issuance of shares of common stock pursuant to the Reincorporation Merger, pursuant to the AccessMedia Acquisition and pursuant to our stock option plans. If we issue additional shares, the ownership interests of holders of our common stock may be diluted.

The reverse stock split will affect all our shareholders uniformly and will not change the proportionate equity interests of our shareholders, nor will the respective voting rights and other rights of shareholders be altered, except for possible changes due to the treatment of fractional shares resulting from the reverse split. As described below, shareholders holding fractional shares will be entitled to cash payments in lieu of such fractional shares. Common stock issued and outstanding pursuant to the reverse stock split will remain fully paid and non-assessable.

Cash Payment in Lieu of Fractional Shares. If the stock split is implemented by the Board, IMSI will not issue fractional certificates for post-reverse stock split shares in connection with the reverse stock split. Shareholders who otherwise would be entitled to receive fractional shares because they hold of record immediately prior to the effective time of the reverse stock split a number of shares not evenly divisible by two (2) will be entitled, upon surrender to the exchange agent of certificate(s) representing such shares, to a cash payment in lieu thereof. The cash payment will equal the fraction to which the stockholder would otherwise be entitled multiplied by the average of the closing prices (as adjusted to reflect the reverse stock split) of our common stock, as reported in NASDAQ Bulletin Board, during the twenty (20) consecutive trading days ending on the trading day immediately prior to the date on which the reverse stock split becomes effective. If such price is not available, the fractional share payment will be based on the average of the last bid and ask prices of our common stock on such days (as adjusted to reflect the reverse stock split) or other price determined by the Board of Directors. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights except to receive payment therefore as described herein.

Shareholders should be aware that, under the escheat laws of the various jurisdictions where shareholders reside, sums due for fractional interests that are not timely claimed after the effective time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, shareholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates. If the shareholders authorize the Board to effect the stock split and the Board determines that it is in the best interests of IMSI and the shareholders, the Board plans to effect the reverse stock split concurrently with the Reincorporation Merger. At such “effective time,” each two (2) shares of common stock issued and outstanding immediately prior to the effective time will, automatically and without any further action on the part of our stockholders, be combined into and become one (1) share of common stock, and each certificate which, immediately prior to the effective time represented pre-reverse stock split shares, will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares.

IMSI’s transfer agent, American Stock Transfer & Trust Co., will act as exchange agent for purposes of implementing the exchange of stock certificates, and is referred to as the “exchange agent.” As soon as practicable after the effective time, a letter of transmittal will be sent to shareholders of record as of the effective time for purposes of surrendering to the exchange agent certificates representing pre-reverse stock split shares in exchange for certificates representing post-reverse stock split shares in accordance with the procedures set forth in the letter of transmittal. No new certificates will be issued to a shareholder until such shareholder has surrendered such shareholder’s outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the exchange agent. From and after the effective time, any certificates formerly representing pre-reverse stock split shares which are submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will be exchanged for certificates representing post-reverse stock split shares. Shareholders who do not have stock certificates for surrender and exchange will have their accounts automatically adjusted in order to reflect the number of shares of common stock they hold as a consequence of the reverse stock split. SHAREHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

No Appraisal Rights. Under the California General Corporation Law, shareholders will not be entitled to exercise appraisal rights in connection with the reverse stock split.

Recommendations of IMSI's Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO AUTHORIZE THE BOARD OF DIRECTORS TO EFFECTUATE A REVERSE ONE FOR TWO STOCK SPLIT.

PROPOSAL NO. 3: AMENDMENT OF THE 2004 INCENTIVE STOCK OPTION PLAN

Stock Option Amendment

The Board of Directors has previously adopted and the shareholders have approved a stock option plan, known as the 2004 Incentive Stock Option Plan (the “Option Plan”), for the purpose of providing stock options to employees, directors and other valued contributors to IMSI, and pursuant to which IMSI has reserved four million (4,000,000) shares (before giving effect to the reverse 1-for-2 stock split) of common stock for issuance upon exercise of such stock options. The Board of Directors deems it is in the best interests of IMSI and its shareholders to increase the number of shares for which options may be granted under the Option Plan by an additional six million five hundred thousand (6,500,000) shares (before giving effect to the reverse 1-for-2 stock split) or three million two hundred fifty thousand (3,250,000) shares (after giving effect to the reverse 1-for-2 stock split) of common stock.

The Board of Directors of IMSI recommends the approval of the amendment of the 2004 Plan, such that Article V, paragraph A shall read as follows:

A. The stock issuable under the Plan shall be shares of authorized but unissued or reacquired common stock. The maximum number of shares of common stock which may be issued over the term of the Plan shall not exceed five million two hundred fifty thousand (5,250,000) shares; provided, however, that the number of shares issuable on exercise of outstanding options under the Plan and all other stock option, stock bonus and similar plans or agreements of the Corporation (except as otherwise provided by the California Corporations Code and regulations promulgated thereunder) shall at no time exceed thirty percent (30%) of the number of outstanding shares of the Corporation’s capital stock. In the event that the Corporation’s Board of Directors authorizes the grant of options under the Plan such that the 30% limit set forth above is exceeded, those options authorized in excess of the 30% limit will not be considered granted until such time as (i) additional shares are issued by the Corporation to bring the authorized options within the 30% limit, or (ii) the consent of the holders of at least two-thirds of IMSI’s outstanding shares is obtained to the issuance of options in excess of the 30% limit.

Such amendment to the Option Plan will not take effect until it is approved by the affirmative vote of the holders of a majority of IMSI’s outstanding common stock. Upon such approval, an aggregate of ten million five hundred thousand (10,500,000) (before giving effect to the reverse 1-for-2 stock split) or five million two hundred fifty thousand (5,250,000) shares (after giving effect to the reverse 1-for-2 stock split) of IMSI’s common stock will be reserved for issuance under the Option Plan.

The Board of Directors also believes that it is in IMSI’s best interests to register the additional six million five hundred thousand (6,500,000) shares (before giving effect to the reverse 1-for-2 stock split) or three million two hundred fifty thousand (3,250,000) shares (after giving effect to the reverse 1-for-2 stock split) of common stock reserved for issuance under the amended Option Plan.

Upon obtaining the consent of IMSI’s shareholders as described above, the President, Secretary and such other officers as they may designate will be authorized, directed and empowered to prepare and file with the United States Securities Exchange Commission a Registration Statement on Form S-8 to effect the registration of the additional six million five hundred thousand (6,500,000) shares (before giving effect to the reverse 1-for-2 stock split) or three million two hundred fifty thousand (3,250,000) shares (after giving effect to the reverse 1-for-2 stock split) of common stock being added to the Option Plan and to prepare and file any and all additional applications and registrations with the State Blue Sky administrators as may be deemed appropriate.

As more fully described on page 50, as part of the Reincorporation Merger, the Board of Directors plans to effect a reverse stock split of IMSI’s common stock. Pursuant to the reverse stock split, each outstanding two (2) shares of common stock of IMSI would be combined into and become one (1) share of common stock of IMSI Delaware.

The reverse stock split would have the following effect on the Option Plan and on the number of unexercised options under the Option Plan:

•
the number of shares of IMSI’s common stock reserved for issuance under the Option Plan, as amended, will be reduced to one-half (1/2) of the number of such shares preceding the reverse stock split; and

•
All outstanding but unexercised options entitling the holders thereof to purchase shares of IMSI’s common stock will enable such holders to purchase, upon exercise of their options, one-half (1/2) of the number of shares of IMSI’s common stock that such holders would have been able to purchase upon exercise of their options immediately preceding the reverse stock split, at an exercise price equal to two (2) times the exercise price specified before the reverse stock split, resulting in approximately the same aggregate exercise price being required to be paid upon exercise thereof immediately preceding the reverse stock split.

Recommendations of IMSI's Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT OF THE 2004 INCENTIVE STOCK OPTION PLAN.

THE ACCESSMEDIA ACQUISITION

This section of this document describes the principal aspects of the proposed AccessMedia acquisition. Information regarding the AccessMedia Acquisition has been included because IMSI intends to effectuate the acquisition of AccessMedia after the reincorporation of IMSI in Delaware. If the reincorporation is not approved, the Board of Directors of IMSI intends to restructure the AccessMedia Acquisition in order to complete it another way.

While IMSI believes that this description covers the material terms of the acquisition and the related transactions, this summary may not contain all of the information that is important to IMSI shareholders. You can obtain a more complete understanding of the acquisition by reading the AccessMedia Merger Agreement, a copy of which is attached to this document as Annex D and incorporated herein by reference. You are encouraged to read the AccessMedia Merger Agreement and the other annexes to this document carefully and in their entirety.

Background of the Acquisition

In late 2004, Martin Wade, chief executive officer of IMSI, and Bruce Galloway, chairman of the board of directors of IMSI, began discussing with Michael Gardner, chairman and chief executive officer of Baytree Capital Associates, LLC (“Baytree"), financial advisor to IMSI, various strategies to enhance IMSI shareholder value. In particular, they discussed the migration of IMSI from a traditional or packaged software company to offering downloadable media over the Internet. Messrs. Wade, Galloway and Gardner agreed that the growth and reach of the Internet coupled with the predictability of license revenues should lead to enhanced IMSI shareholder value.

On April 7, 2005, Mr. Gardner held a meeting in Las Vegas where he introduced Mr. Wade and Mr. Galloway to Nolan Quan, a director of AccessMedia. Mr. Quan, an Internet entrepreneur, had met Mr. Gardner in 1998 when Mr. Quan was supporting the development and marketing activities for a public company in which Mr. Gardner was a large shareholder. At the meeting, Mr. Quan presented the AccessMedia technology indicating that he believed the market for an Internet-based media network, although still immature, would develop and the widespread adoption of broadband might position AccessMedia to become one of the leading Internet media networks. All parties agreed to further explore the possibility of a strategic combination and entered into mutual non-disclosure agreements.

Over the following week, Messrs. Wade, Quan, and Gardner conducted preliminary due diligence and began discussing the broad terms of a potential strategic transaction. Based on each party’s mutual satisfaction with preliminary due diligence and the broad transaction terms, all parties agreed to begin negotiation of a letter of intent.

During the period from mid-April to mid-May 2005, the parties continued their due diligence and negotiated the terms of a letter of intent.

On May 13, 2005, a letter of intent was signed by all parties.

On May 23, 2005, representatives from IMSI, AccessMedia, Baytree, Silicon Valley Law Group and Morgan, Lewis & Bockius, LLP met at the offices of Morgan Lewis in Palo Alto, California to negotiate and draft the definitive agreements. During the course of the following week, all parties negotiated the principal terms of the definitive agreements including the AccessMedia Merger Agreement and a joint operating agreement, which was intended to govern the operations of AccessMedia until the closing of the acquisition.

At a regularly scheduled meeting on June 13, 2005, Mr. Wade updated the board of directors on his discussions with AccessMedia, and discussed the business strategy which would include an Internet-based licensed media model in lieu of IMSI’s current businesses. The IMSI board of directors continued its evaluation of potential strategic alternatives, including an evaluation of the strategy presented by Mr. Wade, as well as continued operation under IMSI’s existing business plans.

On July 1, 2005, IMSI sold the issued and outstanding capital stock of Allume, Inc. to Smith Micro Software, Inc. for $11 million cash and 397,547 unregistered shares of its common stock, having a market value (based on a ten day trading average) of $1,750,000.

During the period from early June to early August 2005, all parties worked to finalize due diligence and the documentation related to the acquisition. During this period, Messrs. Ward and Quan had various meetings and discussions regarding the rationale for a possible business combination transaction between IMSI and AccessMedia, including the strategic ramifications and potential financial benefits of such a transaction. In addition, representatives of IMSI and AccessMedia, including representatives of their respective advisors, engaged in periodic discussions regarding the feasibility, possible terms and timing of, and the process involved with, a possible business combination transaction.

A new letter of intent was signed by all parties on July 27, 2005 reflecting the terms of the transaction that had been discussed between the parties.

From late July through early August, 2005, representatives of IMSI and representatives of Morgan, Lewis & Bockius LLP and Baytree continued discussions with representatives of AccessMedia to address due diligence issues and negotiate terms and conditions of the potential transaction.

On August 5, 2005, IMSI held a board meeting to review the primary strategic, financial and legal considerations concerning the proposed merger of IMSI and AccessMedia, the advisability of the proposed transaction and the fairness of the merger consideration. At the board meeting, all directors of IMSI were present in addition to Martin Wade, representatives from Morgan, Lewis & Bockius LLP, counsel to IMSI, Michael Gardner, and Sean Deson, Managing Director of Deson & Co. During this meeting, Mr. Wade reported on the status of negotiations with AccessMedia and discussed the results of financial, legal and other due diligence of the business, operations and prospects of AccessMedia. Additionally, Michael Gardner spoke to his historical relationship with AccessMedia and its principals. Representatives of Morgan, Lewis & Bockius LLP reviewed with the IMSI board of directors its legal obligations, including fiduciary duties, and summarized the material terms and conditions of the most recent drafts of the definitive agreements. A representative of Deson & Co. then presented financial analyses with respect to the proposed strategic business combination with AccessMedia. Following this presentation, Deson & Co. delivered its oral opinion to the effect that, based upon and subject to certain assumptions made, matters considered and limitations set forth in its opinion, the merger consideration to be issued pursuant to the AccessMedia Merger Agreement is fair, from a financial point of view, to IMSI. This opinion of Deson & Co. was confirmed in a letter dated August 5, 2005. The IMSI board of directors asked questions and discussed with members of IMSI’s management and the board’s financial and legal advisors the relative merits and the legal issues surrounding the proposed transaction with AccessMedia. Messrs. Gardner and Deson were excused from the meeting and such discussion of the Board continued with counsel to IMSI.

Following the presentations and further discussions among members of the IMSI board of directors, certain members of IMSI’s management and IMSI’s financial and legal advisors, the IMSI board of directors, with one director dissenting and one director absent, determined the AccessMedia Merger Agreement, and the transactions contemplated thereby, were advisable, fair and in the best interest of IMSI and its stockholders, adopted and approved the AccessMedia Merger Agreement and the transactions contemplated thereby, and authorized certain officers to make any necessary or appropriate changes to the AccessMedia Merger Agreement, and authorized the consummation of the transactions contemplated by the AccessMedia Merger Agreement, including the acquisition.

Following the approvals of the acquisition and related transactions by the respective boards of directors of IMSI and AccessMedia, representatives of IMSI and AccessMedia finalized a definitive merger agreement on August 8, 2005 and then issued a joint press release announcing its execution.

After signing the definitive merger agreement, each party worked to satisfy its conditions to closing. Beginning in September, the parties discussed the possible restructuring of the merger agreement (i) to contemplate the proposed reincorporation of IMSI prior to closing the AccessMedia Acquisition, (ii) to provide more certainty regarding the tax treatment of the AccessMedia Acquisition and (iii) to increase the merger consideration to be paid at the closing of the AccessMedia Acquisition while reducing the aggregate merger consideration potentially earned by the former AccessMedia shareholders upon the achievement of certain revenue milestones.

On October 20, 2005, IMSI held a board meeting to review a new merger agreement (the "AccessMedia Merger Agreement"), the primary strategic, financial and legal considerations concerning the proposed changes, the advisability of the proposed changes and the fairness of the revised merger consideration. At the board meeting, all directors of IMSI were present in addition to Martin Wade, representatives from Morgan, Lewis & Bockius LLP, counsel to IMSI, Michael Gardner, and Sean Deson, Managing Director of Deson & Co. During this meeting, Mr. Wade reported on the status of negotiations of the proposed changes to the AccessMedia Merger Agreement. Michael Gardner and representatives of Morgan, Lewis & Bockius LLP spoke to their views of the proposed changes. A representative of Deson & Co. then presented financial analyses with respect to the proposed strategic business combination with AccessMedia. Following this presentation, Deson & Co. delivered its oral opinion to the effect that, based upon and subject to certain assumptions made, matters considered and limitations set forth in its opinion, the merger consideration to be issued pursuant to the AccessMedia Merger Agreement is fair, from a financial point of view, to IMSI. This opinion of Deson & Co. was confirmed in a letter dated October 20, 2005. The IMSI board of directors asked questions and discussed with members of IMSI’s management and the board’s financial and legal advisors the relative merits and the legal issues surrounding the proposed changes to the transaction with AccessMedia.

Following the presentations and further discussions among members of the IMSI board of directors, certain members of IMSI’s management and IMSI’s financial and legal advisors, the IMSI board of directors unanimously determined the AccessMedia Merger Agreement, and the transactions contemplated thereby, were advisable, fair and in the best interest of IMSI and its stockholders, and adopted and approved the AccessMedia Merger Agreement and the transactions contemplated thereby.

Following the approvals of the acquisition and related transactions by the respective boards of directors of IMSI and AccessMedia, representatives of IMSI and AccessMedia finalized the definitive AccessMedia Merger Agreement, on December 16, 2005 and then issued a joint press release announcing the execution of the AccessMedia Merger Agreement.

Recommendations of IMSI’s Board of Directors

After careful consideration, at a meeting held on October 20, 2005, IMSI’s board of directors,:

•	determined that the AccessMedia Merger Agreement, the acquisition and the other transactions contemplated by the AccessMedia Merger Agreement are advisable;

•	determined that it is advisable and in the best interests of IMSI and its shareholders that IMSI enter into the AccessMedia Merger Agreement and consummate the acquisition;

•	determined that the AccessMedia Merger Agreement is fair to IMSI and its shareholders;

•	approved the AccessMedia Merger Agreement, the acquisition and the other transactions contemplated by the AccessMedia Merger Agreement; and

•	determined to recommend that the shareholders of IMSI adopt the AccessMedia Merger Agreement.

You should be aware that certain directors and executive officers of IMSI have interests in the acquisition that are different from, or are in addition to, the interests of IMSI shareholders. Please see the section entitled “The AccessMedia Acquisition - Interests of IMSI Directors and Executive Officers in the Merger” beginning on page 67 of this document.

IMSI’s Reasons for the Merger

IMSI’s board of directors has determined that the AccessMedia Merger Agreement, the acquisition and the other transactions contemplated by the AccessMedia Merger Agreement are advisable, that it is in the best interests of IMSI and its shareholders that IMSI enter into the AccessMedia Merger Agreement and consummate the acquisition, and that the AccessMedia Merger Agreement is fair to IMSI and its shareholders.

In reaching its decision to approve the AccessMedia Merger Agreement, IMSI’s board of directors considered a number of factors, including the following material factors:

•	expected growth in Internet-based media;

•	advanced technologies at AccessMedia;

•	Internet media management team at AccessMedia;

•	potential market reach, growth and operating margins of AccessMedia;

•	high desirability of a recurring and adaptable revenue model;

•	likelihood of attracting public market and strategic attention;

•	favorable early performance metrics achieved by AccessMedia;

•	historical information concerning IMSI’s businesses, financial performance and condition, operations, technology, management and competitive position;

•	the availability, strategic viability and economic terms of possible alternatives to the transaction with AccessMedia;

•
the belief that the terms of the AccessMedia Merger Agreement, including the parties’ representations, warranties and covenants, and the conditions to the parties’ respective obligations, are reasonable;

•
the analyses prepared by Deson & Co. presented to the IMSI board of directors, and the oral opinion of Deson & Co., subsequently confirmed in writing, that as of October 20, 2005, and based upon and subject to certain assumptions made, matters considered and limitations set forth in Deson & Co.’s opinion (the full text of which is attached as Annex G to this document), the merger consideration to be paid to AccessMedia stockholders pursuant to the AccessMedia Merger Agreement was fair to IMSI shareholders, from a financial point of view, as described more fully under “The AccessMedia Acquisition - Opinion of IMSI’s Financial Advisor” beginning on page 61 of this document;

•
our board’s familiarity with, and presentations by our management and financial advisor regarding, our business, operations, financial condition, business strategy and prospects (as well as the risks involved in achieving those prospects), the nature of the business in which we compete, and general industry, economic and market conditions, both on a historical and on a prospective basis;

•	the fact that the merger consideration is all stock and has a considerable earn-out component;

•
the interests of certain IMSI executive officers and directors in the acquisition, as described more fully under "The AccessMedia Merger - Interests of IMSI Directors and Officers in the Merger" beginning on page 67 of this document; and

•	our board’s belief that the acquisition likely would be completed on a timely basis.

IMSI’s board of directors also considered a number of potentially negative factors in its deliberations concerning the acquisition. The potentially negative factors considered by IMSI’s board of directors included:

•	the early nature of the AccessMedia business;

•	the online business is rapidly developing and fiercely competitive;

•	entering into Internet media exposes us to management and operational issues with which our current management has only modest experience;

•	large traditional media companies will enter the online media business over time and may have greater resources and more comprehensive offerings;

•	the risks and uncertainties of not pursuing other options more in line with our traditional software business and diverting management attention from these businesses;

•	the risk of the public announcement of the acquisition and that our stock price may decline;

•	the risk that the acquisition might not be completed in a timely manner or at all;

•	the negative impact of any customer or supplier disappointment or confusion after announcement of the proposed acquisition;

•	the possibility of management and employee disruption associated with the potential acquisition;

•
the interests of certain IMSI executive officers and directors in the acquisition described under “The AccessMedia Acquisition - Interests of IMSI Directors and Executive Officers in the Merger” beginning on page 67 of this document;

•	the termination fee payable by IMSI in certain circumstances; and

•	the possibility that the parties may not be able to obtain all of the approvals necessary to consummate the acquisition.

After considering the risks, IMSI’s board of directors concluded that the potential benefits of the acquisition outweighed these risks.

The foregoing discussion, information and factors considered by IMSI’s board of directors is not intended to be exhaustive but is believed to include all material factors considered by IMSI’s board of directors. In view of the wide variety of factors considered by IMSI’s board of directors, as well as the complexity of these matters, IMSI’s board of directors did not find it practical to quantify or otherwise assign relative weight to the specific factors considered. In addition, IMSI’s board of directors did not reach any specific conclusions on each factor considered, or any aspect of any particular factor, and individual members of the IMSI board of directors may have given different weights to different factors. In making its determinations and recommendations, the IMSI board of directors as a whole viewed its determinations and recommendations based on the totality of the information presented to and considered by it. However, after taking into account all of the factors set forth above, IMSI’s board of directors determined that the AccessMedia Merger Agreement and the acquisition were fair to, and in the best interests of IMSI and its shareholders and that IMSI should proceed with the acquisition.

Opinion of Deson & Co.

IMSI’s board of directors retained Deson & Co. to render an opinion to the board of directors with respect to the acquisition. Deson & Co. rendered its oral opinion, which was subsequently confirmed in writing, to the board of directors of IMSI that, as of the date of the written fairness opinion, and subject to and based on the assumptions made, procedures followed, matters considered and limitations of the review undertaken in such opinion, the merger consideration to be paid to AccessMedia stockholders was fair, from a financial point of view, to IMSI.

The full text of the written opinion of Deson & Co., dated October 20, 2005, which sets forth the assumptions made, matters considered and limitations on the opinion and on the review undertaken in connection with the opinion, is attached as Annex G to, and is incorporated by reference in, this document. The opinion of Deson & Co. does not constitute a recommendation as to how any holder of shares of IMSI common stock should vote in connection with the Reincorporation or any other matter related thereto. You should carefully read the opinion in its entirety.

In arriving at its opinion, Deson & Co., among other things:

•	reviewed the draft of the merger agreement dated August 3, 2005, the draft of the AccessMedia Merger Agreement dated October 19, 2005, and drafts of selected other documents related to the Merger;

•	participated in discussions and negotiations among representatives of IMSI, AccessMedia and AccessMedia’ majority owners and their respective financial and legal advisors;

•	reviewed certain publicly available and internal financial information and other operating data concerning IMSI and AccessMedia prepared by executives of each party;

•	analyzed certain financial projections of IMSI and AccessMedia prepared by the executives of each party;

•	discussed the past and current operations, financial condition and prospects for both IMSI and AccessMedia with senior executives of each party;

•	compared the expected financial performance of AccessMedia with that of certain other comparable publicly-traded companies;

•	reviewed the financial terms and other terms, to the extent publicly available of precedent acquisition transactions of companies comparable to AccessMedia;

•	assessed AccessMedia’s value using discounted cash flow analysis of projected future cash flows;

•	analyzed the expected accretion/dilution to IMSI of AccessMedia based upon the information provided by executives of each party;

•	assessed the expected relative contribution of IMSI and AccessMedia based upon information provided by executives of each party; and

•	performed such other analysis and considered such other factors as Deson & Co. deemed appropriate.

In connection with its review, Deson & Co. has relied upon the accuracy and completeness of the foregoing financial and other information, and Deson & Co. has not assumed any responsibility for any independent verification of such information. In arriving at its opinion, Deson & Co. has conducted no physical inspections of the properties or facilities of each of IMSI and AccessMedia, and has not made any comprehensive evaluations or appraisals of the assets or liabilities of each of IMSI and AccessMedia, nor have any such valuations or appraisals been provided to Deson & Co. Without limiting the generality of the foregoing, Deson & Co. has undertaken no independent analysis of any owned or leased real estate, or any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which IMSI or AccessMedia or any of their respective affiliates are a party or may be subject, and Deson & Co.’s opinion makes no assumption concerning and therefore does not consider the possible assertion of claims, outcomes or damages arising out of any such matters.

In conducting its review and in rendering its opinion, Deson & Co. has relied upon and assumed the accuracy and completeness of the financial and other information provided to it or otherwise made available to it, and has not attempted to independently verify, and has not assumed responsibility for the independent verification, of such information. Deson & Co. has assumed, in reliance upon the assurances of the management of IMSI and AccessMedia, that the information provided to it has been prepared on a reasonable basis in accordance with industry practice, and, with respect to financial planning data and other business outlook information, reflects the best currently available estimates and judgment of the management of each party, and that the management of each party is not aware of any information or facts that would make the information provided to Deson & Co. incomplete or misleading.

Deson & Co.'s opinion is necessarily based on the economic, market and other conditions in effect on, and the information made available to it, as of the date hereof. In arriving at its opinion, Deson & Co. has assumed that all the necessary regulatory approvals and consents required for the Merger will be obtained in a manner that will not change the purchase price for AccessMedia. Deson & Co. has assumed that the final form of the AccessMedia Merger Agreement will be substantially similar to the draft reviewed by us, without modification of material terms or conditions.

The summary set forth below does not purport to be a complete description of the analyses performed by Deson & Co., but describes, in summary form, the material elements of the presentation that Deson & Co. made to IMSI’s board of directors on August 4, 2005, and October 20, 2005, in connection with Deson & Co.’s fairness opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Deson & Co. considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. With respect to the analysis of selected public companies and the analysis of selected precedent transactions summarized below, no company or transaction used as a comparison is either identical or directly comparable to AccessMedia or to the acquisition. The analyses described below must be considered as a whole, and considering portions of these analyses, without considering all of them, would create an incomplete view of the process underlying Deson & Co.’s analyses and opinion.

Analysis of Comparable Public Companies. Deson & Co. compared selected financial information for IMSI and AccessMedia with corresponding financial information of selected publicly held companies in the Internet media and advertising industry. Deson & Co. selected these companies for comparison because they have technologies, operations or strategies in certain respects comparable to AccessMedia. These companies include the following:

CNET Networks, Inc.
RealNetworks, Inc.
IAC/Interactive Corp.
Viewpoint Corp.
Aptimus, Inc.
OpenTV Corp.

Deson & Co. reviewed the total enterprise value of the selected comparable companies as a multiple of revenues, gross profit and operating income, and the market value of the selected comparable companies as a multiple of net income for the latest twelve months ending September 30, 2005 and for the estimated fiscal year 2005 and 2006. Financial data for the selected comparable companies was based on the publicly available information available at the time of the announcement of the transaction. Deson & Co. compared the multiples derived from the selected comparable companies with corresponding multiples for AccessMedia based on the consideration to be paid to AccessMedia stockholders. This analysis indicated the following implied high, mean, and low multiples for the selected comparable companies and the implied multiples for the consideration to be paid to AccessMedia stockholders and the resulting AccessMedia per share valuation based upon AccessMedia’s projected 2006 financial information, and 29,000,000 and 36,000,000 shares issued as consideration (the high and the low number of shares to be issued prior to and after achieving the first performance metric), and IMSI’s share price of $1.01.

					Multiple of 2006		Average AM
	Comparable Companies				AM Financial Projections		Per Share Value
	Average	High	Low		29,000,000	36,000,000	29,000,000	36,000,000
Enterprise Value/
Net Revenues (LTM 9/30/05)	3.1	6.3	2.4	x	1.3	1.7	$2.31	$1.86
Gross Profit (LTM 9/30/05)	5.4	12.1	4.3	x	3.1	3.9	$1.71	$1.38
Operating Income (LTM 9/30/05)	12.4	12.4	12.4	x	7.7	9.7	$1.59	$1.28

Net Revenues (FYE 2005)	2.7	5.6	2.3	x	1.3	1.7	$1.99	$1.60

Equity Value/
Net Income (LTM 9/30/05)	22.3	29.1	15.5	x	13.5	16.8	$1.67	$1.34

Analysis of Selected Precedent Transactions. Deson & Co. reviewed the implied enterprise values in the selected merger and acquisition transactions in the Internet media and advertising industries announced since 2003. Deson & Co. selected these transactions for comparison because they related to acquisitions of companies that have technologies, operations or strategies in certain respects comparable to AccessMedia. These transactions include:

Acquiror	Target	Date
Great Hill Partners	IGN Entertainment	5/2/03
MarketWatch	Pinnacor	7/22/03
Viacom	SportsLine	8/1/04
RealNetworks	Listen.com	4/21/03
IAC/Interactive	LendingTree	5/2/03
IAC/Interactive	Ask Jeeves	3/18/05
News Corp.	Intermix Media	7/18/05
News Corp.	IGN Entertainment	9/8/05

Deson & Co. reviewed the selected transactions and determined enterprise value as a multiple of the target's latest twelve months revenues, gross profit, EBITDA, operating income, and assets, and equity value as a multiple of the target's latest twelve months net income and book value. Multiples for the selected transactions were based on publicly available information available at the time of the announcement of the transaction. Deson & Co. then compared the implied multiples derived from the selected transactions with corresponding multiples for AccessMedia projected 2006 financial information. This analysis indicated the following implied high, mean, and low multiples for the selected precedent transactions and the implied multiples for the consideration to be paid to AccessMedia stockholders and the resulting AccessMedia per share valuation based upon AccessMedia’s projected 2006 financial information, and 29,000,000 and 36,000,000 shares issued as consideration (the high and the low number of shares to be issued prior to and after achieving the first performance metric), and IMSI’s share price of $1.01.

					Multiple of 2006		Average AM
	Precedent Transactions				AM Financial Projections		Per Share Value
	Average	High	Low		29,000,000	36,000,000	29,000,000	36,000,000
Enterprise Value/
Revenues	7.3	18.7	1.5	x	1.3	1.7	$5.32	$4.29
Gross Profit	8.3	23.1	2.3	x	3.1	3.9	$2.60	$2.09
Operating Income	76.0	180.8	8.1	x	7.7	9.7	$9.43	$7.59

Revenues (Recent Deals)	9.2			x	1.3	1.7	$6.70	$5.40
Gross Profit (Recent Deals)	14.1				3.1	3.9	$4.38	$3.53
Operating Income (Recent Deals)	106.9				7.7	9.7	$13.23	$10.66

Equity Value/
Net Income (Loss)	64.0	128.4	8.2	x	13.5	16.8	$4.79	$3.86

Net Income (Recent Deals)	82.6			x	13.5	16.8	$6.18	$4.98

Discounted Cash Flow Analysis. Deson & Co. performed a discounted cash flow analysis based on the stand-alone net present values of the cash flows of AccessMedia. Deson & Co. derived the implied reference ranges by applying a range of operating income terminal value multiples of 15.0x to 35.0x and revenue terminal value multiples of 4.0x to 6.0x and discount rates of 20.0% to 40.0%. The operating income and revenue terminal value multiples are consistent with other selected comparable public companies and precedent transactions. The discount rates used in the discounted cash flow analyses are discount rates that in the professional judgment of Deson & Co. are appropriate for use in connection with earlier stage companies such as AccessMedia. The implied per share price range referenced below is the price per share indicated by dividing the various equity values derived by the number of shares that would be issued to AccessMedia pursuant to the Merger and the achievement of the revenues underlying the cash flow projections. The following sets forth the range of per share values based upon the above assumptions and AccessMedia’s cash flow projections.

		Revenue Multiple
Per Share in $		4.0	4.5	5.0	5.5	6.0
	20%	2.86	3.18	3.50	3.82	4.14
Discount Rate	25%	2.53	2.82	3.10	3.38	3.66
	30%	2.26	2.51	2.76	3.01	3.26
	35%	2.02	2.24	2.47	2.69	2.91
	40%	1.81	2.01	2.21	2.42	2.62

		EBIT Multiple
Per Share in $		15	20	25	30	35
	20%	2.37	3.06	3.75	4.44	5.13
Discount Rate	25%	2.10	2.71	3.32	3.93	4.54
	30%	1.87	2.42	2.96	3.50	4.04
	35%	1.68	2.16	2.65	3.13	3.61
	40%	1.51	1.94	2.38	2.81	3.24

EPS Accretion/Dilution Analysis. Deson & Co. performed pro forma analyses of the financial impact of the Merger using estimates prepared by IMSI for the year ended 2006 and estimated operating margins prepared by AccessMedia at the various Performance Levels. The following sets forth the dilution or accretion at each Performance Level both pre and post the issuance of the related Performance Level shares.

	Performance Levels - AM
Revenues	$20,000,000	$40,000,000	$55,000,000	$80,000,000	$100,000,000

Beginning Shares Issued	29,000,000	36,000,000	43,000,000	50,000,000	57,000,000
Accretion/(Dilution)	0 to 10%	60 to 70%	90 to 100%	140 to 150%	165 to180%

Ending Shares Issued	36,000,000	43,000,000	50,000,000	57,000,000	64,000,000
Accretion/(Dilution)	0 to -10%	45 to 55%	75 to 85%	120 to 130%	145 to 160%

In general, the dilution or accretion would be:

Modestly dilutive in 2006 based upon AccessMedia’s projections; and

Other than at the first Performance Level, very accretive at the various Performance Levels

Relative Contribution Analysis. Deson & Co. reviewed the contributions of IMSI for the year ended 2006 and estimated operating margins prepared by AccessMedia at the various Performance Levels. The following sets forth the contribution of IMSI and AccessMedia of revenues, gross profit and operating income to the relative ownership of IMSI and AccessMedia at each Performance Level both pre and post the issuance of the related Performance Level shares.

	Performance Levels - AM
Revenues	$20,000,000	$40,000,000	$55,000,000	$80,000,000	$100,000,000

AM Contribution %
Revenues	45 to 50%	60 to 65%	70 to 75%	75 to 80%	80 to 85%
Gross Profit	35 to 40%	50 to 55%	60 to 65%	65 to 70%	70 to 75%
EBIT	60 to 65%	80 to 85%	85 to 90%	85 to 90%	90 to 95%

Shares - Beginning	29,000,000	36,000,000	43,000,000	50,000,000	57,000,000
AM Ownership %	49%	55%	59%	63%	66%

Shares - End	36,000,000	43,000,000	50,000,000	57,000,000	64,000,000
AM Ownership %	55%	59%	63%	66%	68%

In general, the contribution of AccessMedia would be:

Approximately what its ownership percentage is in 2006 based upon AM’s and IMSI’s projections;

Other than at the first Performance Level, AccessMedia contributes more than its relative ownership at the various Performance Levels; and

The achievement of each Performance Level is more beneficial to IMSI shareholders on a per share basis.

Miscellaneous. Under the terms of its engagement IMSI has agreed to pay Deson & Co., independent of the outcome of the AccessMedia Acquisition, a fee of $100,000 for services delivered in connection with rendering the Fairness Opinion. In addition, IMSI has agreed to reimburse Deson & Co. for its reasonable expenses, including fees and disbursements of counsel, and to indemnify Deson & Co. and related parties against liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement. Over the past two years, IMSI has not paid to Deson & Co. any other fees for banking and related services.

IMSI selected Deson & Co. as its financial advisor in connection with the Fairness Opinion because Deson & Co. is intimately familiar with the details of the transaction and its focus on technology-based companies. As part of its investment banking business, it regularly considers the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and investments.

In the ordinary course of business, Deson & Co. and its affiliates may actively trade in the securities of IMSI for their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in those securities.

Interests of Deson & Co. in the Merger

Deson & Co. and Sean Deson, CEO of Deson & Co., regularly conducts business with Baytree Capital Associates, LLC (“Baytree”) and Michael Gardner, Chairman and CEO of Baytree. As a result of Michael Gardner’s current ownership in AccessMedia and pursuant to various agreements related to the Merger, Baytree and Michael Gardner will be significant shareholders of IMSI. Deson & Co. or Sean Deson may receive compensation from Baytree or Michael Gardner related to the Merger in addition to compensation received from IMSI. While Sean Deson does not personally own shares of IMSI, Sean Deson is the Managing Member of Treeline Management, LLC, the General Partner of Treeline Investment Partners, LP, which is an IMSI shareholder. Deson & Co. and its affiliates may in the future actively trade in the securities of IMSI for their own account and the accounts of their customers and, accordingly, may at any time hold long or short positions in those securities.

The IMSI board of directors was aware of and considered these interests when it approved the acquisition.

Interests of Baytree Capital in the Merger

Under the terms of its engagement IMSI has agreed to pay Baytree, as a result of the AccessMedia Acquisition, a fee of 5% of the aggregate value of the closing consideration to be paid to the former AccessMedia stockholders, payable in IMSI shares, for services delivered in connection with the AccessMedia Acquisition, which totals 1.45 million shares. IMSI has agreed to reimburse Baytree for its reasonable expenses, including fees and disbursements of counsel, and to indemnify Baytree and related parties against liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement. In addition, IMSI has agreed to pay to Baytree 1.0 million shares of IMSI common stock for ongoing consulting services to be rendered through June 30, 2008. Over the past two years, IMSI has not paid to Baytree any other fees for banking and related services.

Michael Gardner, chairman and chief executive officer of Baytree, is a shareholder of AccessMedia and therefore has certain interests in the acquisition separate and apart from Baytree's interest as IMSI's financial advisor. Baytree and its affiliates may actively trade in the securities of IMSI for their own account and, accordingly, may at any time hold long or short positions in those securities.

The IMSI board of directors was aware of and considered these interests when it approved the acquisition.

Interests of IMSI Directors and Executive Officers in the Merger

Certain executive officers of IMSI and certain members of IMSI’s board of directors may be deemed to have interests in the acquisition that are different from or in addition to the interests of IMSI shareholders generally. IMSI’s board of directors was aware of these interests and considered them, among other matters, in approving the AccessMedia Merger Agreement and the acquisition. Described below are the interests of executive officers of IMSI’s management and certain members of IMSI’s board of directors.

•
In connection with the AccessMedia Acquisition, Martin Wade, III, IMSI's Chief Executive Officer, entered into an employment agreement pursuant to which Mr. Wade receives an annual base salary of $225,000 and options to purchase 3.75 million shares of IMSI common stock (prior to giving effect to the proposed stock split) of which 100,000 shares vest upon completion of the transaction and 3.65 million shares vest upon AccessMedia's achievement of certain revenue milestones. This agreement is for a term of three years.

•
IMSI has entered into an employment agreement with Gordon Landies, IMSI's President, pursuant to which Mr. Landies receives an annual base salary of $195,000 and target incentive compensation of $195,000. Employment with IMSI is at will but termination without cause will entitle Mr. Landies to twenty four months of full compensation and benefits. Pursuant to the terms of his employment agreement, Mr. Landies will be entitled to a bonus in the amount of $97,500 as a result of the closing of the AccessMedia Acquisition. If the AccessMedia Acquisition results in a net share amount greater than $1.50 (before taking into account the proposed stock split), Mr. Landies would be entitled to an additional bonus of $150,000.

•
IMSI has entered into an employment agreement with Robert O’Callahan, IMSI's Chief Financial Officer, pursuant to which Mr. O'Callahan receives an annual base salary of $140,000 and target incentive compensation of $80,000. Employment with IMSI is at will but termination without cause will entitle Mr. O'Callahan to a period of full compensation and benefits proportionate to service. Pursuant to the terms of his employment agreement, Mr. O’Callahan will be entitled to a bonus in the amount of $50,000 as a result of the closing of the AccessMedia Acquisition if the AccessMedia Acquisition results in a net share amount greater than $2.00 (before taking into account the proposed stock split).

In the event any of the payments made to Messrs. Wade, Landies or O'Callahan would constitute a parachute payment as defined in section 280G of the Internal Revenue Code (the “Code”) and would subject Messrs. Wade, Landies or O'Callahan to an excise tax under the Code, then Messrs. Wade, Landies or O'Callahan are not contractually entitled to receive an additional payment which, when reduced by all taxes thereon, would provide them with sufficient cash to pay the amount of the excise tax owed on all such compensation.

Golden Parachute Payments

The acceleration of the vesting of stock options and share right awards in connection with the merger, together with any other payment contingent upon or made to an officer in connection with the acquisition, such as severance benefits upon his or her subsequent termination of employment, may result in an “excess parachute payments” as defined in Section 280G of the Code. Excess parachute payments are not deductible in accordance with Section 280G. As a result, IMSI will not be entitled to a tax deduction for any amounts determined to be excess parachute payments. The amount of the lost deduction will depend on the value of the shares as a result of the acquisition, the number of option shares or share right awards which vest on an accelerated basis in connection with the acquisition, and the portion of any other payments or benefits deemed to be an excess parachute payment.

Accounting Treatment of the AccessMedia Acquisition

IMSI intends to account for the acquisition as a “purchase” of AccessMedia by IMSI for financial reporting and accounting purposes, in accordance with accounting principles generally accepted in the United States. The purchase accounting transaction will result in a purchase price in excess of net tangible and intangible assets acquired. The purchase price is expected to be approximately $26.9 million. IMSI expects that the final purchase price will be determined after the completion of the acquisition. The allocation of the purchase price among net tangible assets acquired, goodwill and other intangibles will be determined after the completion of the acquisition. Amortizable intangible assets, currently estimated at $18.1 million, will generally be amortized over the estimated useful lives with initial estimates ranging from 3.0 years to 10.0 years, resulting in an estimated accounting charge for amortization attributable to these items of approximately $3.3 million on an annual basis for the first three years. Goodwill resulting from the business combination will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). The amount of the estimated purchase price allocated to goodwill, which is based on certain assumptions, is estimated to be approximately $14.6 million.

If IMSI management should change the assumptions used in the allocation of the purchase price or the remaining estimated lives of the intangible assets, amounts allocated to intangible assets with definite lives may increase significantly or estimated lives may decrease significantly, which could result in a material increase in amortization of intangible assets. In addition, if IMSI management determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made. The amounts listed in the above paragraph are only preliminary estimates, however, actual amounts may differ from these estimates.

Appraisal Rights

It is anticipated that shortly following the reincorporation AccessMedia and IMSI will merge under the terms of an AccessMedia Merger Agreement that is described in this document. If the Reincorporation and then the Merger are completed, holders of common stock of IMSI will not be entitled to vote on the AccessMedia Acquisition and will not have appraisal rights. If the AccessMedia Acquisition and the AccessMedia Acquisition were to be effectuated prior to the Reincorporation, IMSI stockholder would be entitled to vote on the AccessMedia Acquisition and would therefore be entitled to appraisal rights under Chapter 13 of the California General Corporate Law.

AS THE REINCORPORATION OF IMSI IN DELAWARE IS INTENDED TO TAKE PLACE PRIOR TO THE MERGER, IMSI SHAREHOLDERS WILL NOT BE ENTITLED TO VOTE ON THE MERGER OR TO EXERCISE DISSENTERS RIGHTS.

Material United States Tax Consequences of the AccessMedia Acquisition

The following discussion is based upon the Internal Revenue Code of 1986, as amended, or the Code, the regulations promulgated under the Code, and existing administrative interpretations and court decisions, all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of the following discussion.

The merger of ACCM into AccessMedia, and any subsequent merger of AccessMedia into IMSI, are intended to qualify under Sections 368 and 332 respectively of the Internal Revenue Code, in which case: (i) no gain or loss will be recognized by IMSI, ACCM, AccessMedia, or the IMSI shareholders, and (ii) the basis and holding period of the IMSI shareholders in their IMSI common stock will remain unchanged. If it were determined that the transactions did not qualify under Sections 368 or 332, no taxable gain or loss should be recognized by IMSI, ACCM, or the IMSI shareholders. Neither IMSI nor AccessMedia contemplates obtaining a tax opinion or requesting a ruling from the IRS in connection with the merger. Accordingly, IMSI shareholders are urged to consult their own tax advisors as to the tax consequences as a result of the AccessMedia Merger, including the applicable Federal, state, local and foreign tax consequences.

This discussion does not address all aspects of U.S. federal income taxation that may be important to you in light of your particular circumstances or if you are subject to special rules. Moreover, the discussion does not address any non-income tax or any foreign, state or local tax consequences of the acquisition.

TO ENSURE COMPLIANCE WITH INTERNAL REVENUE SERVICE CIRCULAR 230, IMSI STOCKHOLDERS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS INFORMATION STATEMENT IS NOT INTENDED OR WRITTEN BY US TO BE RELIED UPON, AND CANNOT BE RELIED UPON BY IMSI STOCKHOLDERS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON IMSI STOCKHOLDERS UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) IMSI STOCKHOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

THE ACCESSMEDIA MERGER AGREEMENT

The following summary describes the material provisions of the AccessMedia Merger Agreement. This summary may not contain all of the information about the AccessMedia Merger Agreement that is important to you. The AccessMedia Merger Agreement is attached to this document as Annex D and is incorporated by reference into this document, and we encourage you to read it carefully in its entirety for a more complete understanding of the AccessMedia Merger Agreement, because it is the legal document that governs the merger.

The Merger

Generally

The AccessMedia Merger Agreement provides that at the closing of the merger, ACCM Acquisition Corp., a wholly-owned subsidiary of IMSI, will be merged with and into AccessMedia. Upon completion of the merger, AccessMedia will continue as the surviving corporation and will be a wholly-owned subsidiary of IMSI.

Directors and Officers of the Surviving Corporation after the Merger

The directors and officers of IMSI will be the directors and officers of AccessMedia immediately prior to the effective time of the merger.

Manner and Basis of Converting Shares of AccessMedia Common Stock into the Merger Consideration

Under the terms of the AccessMedia Merger Agreement, upon completion of the merger, IMSI will issue 29,000,000 shares of common stock of IMSI (before giving effect to the reverse one for two stock split) to AccessMedia stockholders, representing approximately 49.3% of the outstanding shares of IMSI. Following the closing, IMSI may issue up to an additional 35,000,000 shares (before giving effect to the reverse one for two stock split) to AccessMedia stockholders if AccessMedia achieves certain revenue milestones prior to December 31, 2008 (subject to certain extensions as provided in the AccessMedia Merger Agreement), representing approximately 68.2% in the aggregate to be held by former AccessMedia stockholders.

AccessMedia stockholders will be entitled to receive 1.16 share of common stock of IMSI (before giving effect to the reverse one for two stock split) for each share of AccessMedia common stock held by them at the effective time of the merger and up to 2.56 shares of common stock of IMSI for each share of AccessMedia common stock held by them if AccessMedia achieves certain revenue milestones prior to December 31, 2008 (subject to certain extensions as provided in the AccessMedia Merger Agreement).

The additional issuances of the common stock of IMSI shall be paid in the amounts set forth below in the event that any of the revenue performance levels shall be obtained by AccessMedia during any of the time periods set forth below (as more fully set out in the AccessMedia Merger Agreement):

Performance Target Schedule

Revenue Performance Level	Target Date	Earnout Payment (in Shares of IMSI common stock before giving effect to the reverse one for two stock split)	Potential Aggregate Shares of IMSI common stock (before giving effect to the reverse one for two stock split)
>$20 million in Revenue	June 30, 2006	7 million	36 million
>$40 million in Revenue	March 31, 2007	7 million	43 million
>$55 million in Revenue	September 30, 2007	7 million	50 million
>$80 million in Revenue	June 30, 2008	7 million	57 million
>$100 million in Revenue	December 31, 2008	7 million	64 million

Each applicable earnout payment in the column entitled "Earnout Payment" shall be made to the AccessMedia stockholders on or prior to the 30th day following the associated date in the column entitled "Target Date", if the revenue performance level set forth therein is met by such date. Notwithstanding the foregoing, if any revenue performance level is not met by the specified target date, the associated Earnout Payment may still be earned if AccessMedia achieves the applicable revenue performance level within six (6) months following the specified target date known as the "Grace Period"). The listed revenue performance levels are cumulative. As a result, if on any specified target date (or by the Grace Period date associated with each such target date) the revenue performance level goal for that date is met, then the full cumulative amount of the Earnout Payments attributable to all revenue levels included within that amount will be payable at that time. In other words, if a revenue performance level is achieved by a target date, or by the associated Grace Period date, then the Earnout Payment owing at that time will include (a) the Earnout Payment with respect to such target date, and (b) any Earnout Payment relating to prior target dates that had not been earned prior to such date. For example, if AccessMedia does not achieve revenue of $20 million as of June 30, 2006 but does achieve revenue of $20 million prior to December 31, 2006 (six months following the first target date), the AccessMedia stockholders will be entitled to receive the Earnout Payment for the period ending December 31, 2006. If AccessMedia does not achieve revenue of $20 million by December 31, 2006, but does achieve revenue of $40 million as of September 30, 2007 (six months following the second target date), the AccessMedia stockholders will be entitled to receive the Earnout Payment for each of the first two target dates within 30 days of September 30, 2007.

Completion and Effectiveness of the Merger

We intend to complete the merger no later than two (2) business days after all of the conditions to completion of the merger contained in the AccessMedia Merger Agreement described in the section entitled “The AccessMedia Merger Agreement - Conditions to Completion of the Merger” beginning on page 76 of this document are satisfied or waived. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware, or such later time as AccessMedia and IMSI agree and set forth in the certificate of merger.

We are working to complete the merger as quickly as possible. We currently plan to complete the merger during the first quarter of 2006. However, we cannot predict the exact timing because completion of the merger is subject to certain conditions.

Treatment of IMSI Capital Stock

In connection with the merger, IMSI’s capital stock will be affected as follows:

•
IMSI will issue 29,000,000 shares of common stock of IMSI (before giving effect to the reverse one for two stock split) to AccessMedia stockholders, representing approximately 49.3% of the outstanding shares of IMSI;

•
Following the closing, IMSI may issue up to an additional 35,000,000 shares (before giving effect to the reverse one for two stock split) to AccessMedia stockholders if AccessMedia achieves certain revenue milestones prior to December 31, 2008 (subject to certain extensions as provided in the AccessMedia Merger Agreement), representing approximately 68.2% of the outstanding shares of IMSI to be held by former AccessMedia stockholders in the aggregate.

Representations and Warranties

AccessMedia makes a number of customary representations and warranties in the AccessMedia Merger Agreement regarding aspects of its business, financial condition and structure, as well as other facts pertinent to the merger. These representations and warranties relate to the following subject matters:

•	Organization and Good Standing

•	Capitalization

•	Subsidiaries

•	Authority and Enforceability

•	No Conflict; Authorizations

•	Financial Statements; Authority and Enforceability

•	No Undisclosed Liabilities

•	Accounts Receivable

•	Taxes

•	Compliance with Law

•	Authorizations

•	Title to Personal Properties

•	Conditions on Tangible Assets

•	Real Property

•	Intellectual Property

•	Absence of Certain Changes or Events

•	Contracts

•	Litigation

•	Employee Benefits

•	Labor and Employment Matters

•	Environmental

•	Related Party Transactions

•	Insurance

•	Books and Records

•	Conditions Affecting AccessMedia and its Subsidiaries

•	Brokers and Finders

•	No Illegal Payments

•	Suppliers and Customers

•	Bank Accounts

•	Powers of Attorney

•	Information Supplied

•	Completeness of Disclosure

The AccessMedia Merger Agreement contains customary representations and warranties made by IMSI. These representations and warranties relate to the following subject matters:

•	Organization and Good Standing

•	Capital Structure

•	Authority and Enforceability

•	No Conflict; Authorizations

•	SEC Filings; Financial Statements

•	Interim Operation of ACCM Acquisition Corp.

•	Liabilities

•	Taxes

•	Compliance with Law

•	Authorizations

•	Absence of Certain Changes or Events

•	Litigation

•	Brokers and Finders

•	No Illegal Payments

•	Information Supplied

•	Employee Benefits

•	Environmental

•	Related Party Transactions

•	Investment Representations

•	Completeness of Disclosure

Therepresentations and warranties in the AccessMedia Merger Agreement are complicated, are not identical as between IMSI and AccessMedia and not easily summarized. You are urged to carefully read Articles III and IV of the AccessMedia Merger Agreement entitled “Representations and Warranties of IMSI” and “Representations and Warranties of Parent and Merger Sub.”

Indemnification and Escrow Fund

Except as set forth below, the representations and warranties of AccessMedia and IMSI contained in the AccessMedia Merger Agreement generally survive for a period of 18 months following the closing.

The representations and warranties of AccessMedia contained in the AccessMedia Merger Agreement in Sections 3.1 (Organization and Good Standing), 3.2 (Capitalization), 3.4 (Authority and Enforceability), 3.29 (Brokers or Finders) shall survive indefinitely. The representations and warranties of IMSI contained in Sections 3.10 (Taxes) and 3.20 (Employee Benefits) shall survive the Closing until 60 days after the expiration of the applicable statute of limitations period (after giving effect to any waivers and extensions thereof). The representations and warranties of IMSI contained in Section 3.22 (Environmental) shall survive the Closing for a period of 3 years following the Closing.

The representations and warranties of IMSI contained in the AccessMedia Merger Agreement in Sections 4.1 (Organization and Good Standing), 4.2 (Capital Structure), 4.4 (Authority and Enforceability), and 4.12 (Brokers or Finders) shall survive indefinitely. The representations and warranties of IMSI contained in Sections 4.8 (Taxes) shall survive the Closing until 60 days after the expiration of the applicable statute of limitations period (after giving effect to any waivers and extensions thereof).

IMSI and AccessMedia have agreed to indemnify the other party for breaches of their respective representations, warranties and covenants, provided, however, that neither IMSI nor AccessMedia shall be liable for any losses of the other unless and until the aggregate amount of losses for such party exceeds $50,000, in which event such party shall be entitled to all of its losses from the first dollar.

1,500,000 shares of common stock of IMSI (before giving effect to the reverse one for two stock split) issuable to AccessMedia stockholders at the closing will be held in an escrow fund pursuant to an escrow agreement with an escrow agent and will be available to IMSI to satisfy any indemnification obligations of AccessMedia stockholders. One-third of the shares deposited into the escrow fund shall be released on each of the following dates: (i) six months after the closing date; (ii) 12 months after the closing date and (ii) 18 months after the closing date; provided, that in the event IMSI has made a claim under the indemnification provisions describe above, any shares in the escrow fund subject to such claim shall not be subject to release, and the foregoing calculation shall be based upon one-third of the remaining shares in the escrow fund.

Obligation to Fund Working Capital Obligations of AccessMedia

Concurrently with execution of the AccessMedia Merger Agreement, IMSI entered into a joint operating agreement, under which IMSI agreed to loan AccessMedia up to $3,000,000 prior to the closing of the merger pursuant to a joint operating plan and an operating budget to be delivered to a joint operating committee comprised of representatives of IMSI and AccessMedia. At the effective time of the merger, any promissory notes evidencing the loan and interest thereon will be surrendered to AccessMedia without payment and treated as a capital contribution to AccessMedia on its books and records. If the AccessMedia Merger Agreement is terminated, any promissory notes and interest thereon shall convert into the right to receive preferred stock of AccessMedia, the terms of which are set forth in the certificate of designation, the form of which is attached as an exhibit to the joint operating agreement, which is attached as Annex F to the AccessMedia Merger Agreement and is incorporated herein by reference.

After the merger, IMSI agreed to provide up to $7,000,000 of additional working capital to AccessMedia to fund its working capital needs pursuant to a monthly budget to be mutually agreed upon by IMSI and the representative of the stockholders of AccessMedia.

The foregoing description of the material terms of the joint operating agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the joint operating agreement. The complete form of the joint operating agreement is attached as Annex F to this document and is incorporated into this document by reference. All IMSI shareholders are urged to read the form of the joint operating agreement carefully and in its entirety.

Additions To the IMSI Board of Directors

IMSI has agreed effective as of the closing to increase the number of directors authorizing two additional directors, one of which is to be designated by AccessMedia’s stockholders’ representative and who shall be appointed to IMSI’s board of directors.

IMSI has agreed that, upon AccessMedia achieving revenue of $20,000,000 until the earlier of December 31, 2008 or the date on which the former stockholders of AccessMedia beneficially own a majority of the common stock of IMSI, IMSI will nominate for election to its board of directors individuals designated by the representative of the AccessMedia stockholders in such numbers as would represent a majority of the board of directors of IMSI.

Employee Benefits for AccessMedia Employees

Following the completion of the merger, IMSI agreed to take all reasonable actions necessary to allow eligible employees of AccessMedia that will be employees of the surviving corporation to participate in benefit programs which are substantially comparable to those maintained for the benefit of, or offered to, similarly situated employees of IMSI to the extent permitted by the terms of IMSI’s benefit plans; provided, however, that in the case of plans for which AccessMedia maintains a plan offering the same type of benefit, such participation need not be offered by IMSI until the corresponding plan of AccessMedia ceases to be available. IMSI will recognize employment services of each AccessMedia employee for purposes of eligibility and vesting (but not benefit accrual) under any IMSI benefit plan and each AccessMedia employee’s years of service with AccessMedia and any of its subsidiaries shall be otherwise recognized for all general employment purposes, including seniority, vacation, personal time and similar general employment purposes; provided, that any vacation time offered by IMSI in the calendar year of the closing to any AccessMedia employee shall be offset by any vacation time used by or paid to such employee by AccessMedia or any of its subsidiaries in the calendar year of the closing. In addition, IMSI will (a) waive all limitations as to preexisting conditions, exclusions, waiting periods and service requirements with respect to participation and coverage requirements applicable to AccessMedia employees under any group health plan sponsored by IMSI, except to the extent such preexisting conditions, exclusion, waiting period or service requirement had not been satisfied by any such AccessMedia employee as of the closing under a group health plan sponsored by AccessMedia or any of its subsidiaries; and (b) provide each AccessMedia employee with credit for any deductible, copayment and out-of-pocket limits applicable to such employees under any such group medical plan sponsored by AccessMedia or any of its subsidiaries and paid by the AccessMedia employee prior to the closing during the calendar year of the closing.

Conditions to Completion of the Merger

The respective obligations of AccessMedia and ACCM Acquisition Corp., on the one hand, and IMSI, on the other, to complete the merger and the other transactions contemplated by the AccessMedia Merger Agreement are subject to the satisfaction or waiver of each of the following conditions:

•	the AccessMedia Merger Agreement shall have been adopted by the holders of a majority of the outstanding shares of common stock of AccessMedia;

•
a governmental entity shall not have issued an order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the merger, which order is final and not appealable;

•
either a registration statement for the issuance of the common stock of IMSI in connection with the Merger shall be effective or such issuance shall otherwise be exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended.

IMSI’s obligation to complete the merger is also subject to the satisfaction or waiver of each of the following conditions:

•
the representations and warranties in the AccessMedia Merger Agreement made by AccessMedia shall be true and correct in all material respects at and as of the closing date of the merger (except that any representations or warranties expressly made as of a specific date, would be measured as of such date);

•	AccessMedia shall have complied with all of its covenants and obligations under the AccessMedia Merger Agreement in all material respects;

•
There shall not have occurred any event, occurrence or change that has had, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on AccessMedia and its subsidiaries taken as a whole;

•	less than 2% of the shares of AccessMedia common stock shall have elected to exercise appraisal rights;

•	Alchemy Communications, Inc. shall have entered into an five year agreement with AccessMedia in a form satisfactory to IMSI;

•	the escrow agent and a representative of the AccessMedia stockholders shall have entered into an escrow agreement;

•
the representative of the AccessMedia stockholders and the holders of not less than 95% of the shares of AccessMedia common stock shall have executed and delivered to IMSI a stockholders’ representative agreement;

•	IMSI shall have received a written opinion from counsel to AccessMedia;

•	AccessMedia shall have delivered to IMSI a certification of non-foreign status;

•	AccessMedia shall have delivered to IMSI resignations of its officers and directors; and

•	AccessMedia shall have delivered to IMSI a certificate of good standing from the Secretary of State of the State of Delaware and each of its subsidiaries' states of organization.

AccessMedia’s obligation to complete the merger is also subject to the satisfaction or waiver of each of the following conditions:

•
the representations and warranties in the AccessMedia Merger Agreement made by IMSI shall be true and correct in all material respects at and as of the closing date of the merger (except that any representations or warranties expressly made as of a specific date, would be measured as of such date);

•	IMSI shall have complied with all of its covenants and obligations under the AccessMedia Merger Agreement in all material respects;

•	the escrow agent and a representative of the AccessMedia stockholders shall have entered into an escrow agreement;

•	AccessMedia shall have received a written opinion from counsel to IMSI;

•	Martin Wade shall have executed and delivered an employment agreement with IMSI; and

•	IMSI shall have increased the number of directors and shall have appointed the director nominated by AccessMedia’s stockholders’ representative to IMSI’s board of directors.

Agreement with Alchemy Communications, Inc.

The AccessMedia Merger Agreement provides that, as a condition to IMSI's obligation to close, AccessMedia shall have entered into a five year services and support agreement with in a form satisfactory to IMSI. Alchemy is an affiliate of AccessMedia. It is intended that pursuant to the agreement, Alchemy will provide office and operating space, staffing technical services and consulting, bandwidth and hosting, network infrastructure and other related services. Given the scope of the proposed agreement, it would constitute AccessMedia's most significant vendor relationship in the foreseeable future. Alchemy's service level agreements and pricing will be equal to the best rates provided to Alchemy's other customers or, in the absence of this benchmark for a particular item, will be within the customary range of terms and rates as compared to the Los Angeles market.

Termination of the AccessMedia Merger Agreement

The AccessMedia Merger Agreement may be terminated and the merger may be abandoned prior to completion of the merger, whether before or after the adoption of the AccessMedia Merger Agreement by IMSI shareholders:

•	by mutual written consent of AccessMedia and IMSI;

•	by AccessMedia or IMSI if:

°
the merger is not completed by February 28, 2006, except that this right to terminate the AccessMedia Merger Agreement is not available to any party whose action or failure to fulfill any of its obligations under the AccessMedia Merger Agreement has been the cause of or resulted in the failure of the merger to occur on or before February 28, 2006; or

°
a governmental entity shall have issued an order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the merger, which order is final and not appealable;

•
by IMSI upon a breach of any representation, warranty, covenant or agreement in the AccessMedia Merger Agreement on the part of AccessMedia or if any representation or warranty of AccessMedia has become untrue so that the condition to the completion of the merger regarding IMSI’s representations and warranties or covenants would not be met. However, if the breach or inaccuracy is curable by AccessMedia, then IMSI may not terminate the AccessMedia Merger Agreement for 30 days after its delivery of written notice to AccessMedia of the breach. If the breach is cured during those 30 days, IMSI may not exercise this termination right;

•
by AccessMedia upon a breach of any representation, warranty, covenant or agreement in the AccessMedia Merger Agreement on the part of IMSI or if any representation or warranty of IMSI has become untrue so that the condition to the completion of the merger regarding IMSI’s representations and warranties or covenants would not be met. However, if the breach or inaccuracy is curable by IMSI, then AccessMedia may not terminate the AccessMedia Merger Agreement for 30 days after its delivery of written notice to IMSI of the breach. If the breach is cured during those 30 days, AccessMedia may not exercise this termination right.

Termination Fee; Expenses

Under the terms of the AccessMedia Merger Agreement, except as set forth below, all fees, costs and expenses incurred in connection with the merger, the AccessMedia Merger Agreement and the consummation of the transactions contemplated by the AccessMedia Merger Agreement, but not including the termination fee described below, shall be paid by the party incurring the fees, costs and expenses.

In addition, IMSI has agreed to pay to AccessMedia a cash termination fee of $300,000 if the AccessMedia Merger Agreement is terminated by IMSI after notification to AccessMedia that IMSI will not fulfill its obligations under the AccessMedia Merger Agreement.

If IMSI terminates the AccessMedia Merger Agreement for reasons other than its unwillingness to fulfill its obligations under the AccessMedia Merger Agreement, it shall have the right to recover damages sustained by it as a result of any breach by the Company of any representation, warranty, covenant or agreement contained in the AccessMedia Merger Agreement or fraud or willful misrepresentation; provided, however, that IMSI is not in breach of any representation, warranty, covenant or agreement contained in the AccessMedia Merger Agreement under circumstances which would have permitted AccessMedia to terminate the AccessMedia Merger Agreement.

Amendment and Waiver

AccessMedia and IMSI may amend the AccessMedia Merger Agreement before completion of the merger by mutual written consent.

The Voting Agreements

The following is a description of the material terms of the AccessMedia Acquisition voting agreements. The complete form of the voting agreements are attached as Annex E to this document and is incorporated into this document by reference. All IMSI shareholders are urged to read the form of the voting agreements carefully and in their entirety.

IMSI Voting Agreements

Effective on August 8, 2005, Martin Wade III, Chief Executive Officer of IMSI, Digital Creative Development Corp. and Baytree, holding an aggregate of less than 25% of the outstanding shares of IMSI common stock on such date, entered into voting agreements with AccessMedia.

Under the IMSI voting agreements, Martin Wade, III, Digital Creative Development Corp. and Baytree, in their capacity as IMSI shareholders, agreed to vote, or cause the record holders of their IMSI securities to vote, the common stock of IMSI beneficially owned by them as of August 8, 2005, and any other securities of IMSI that become beneficially owned by them after August 8, 2005, in the following manner:

•	against approval of any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of IMSI in the AccessMedia Merger Agreement;

•	in favor of electing Martin Wade, III and each individual nominated by the representative of the AccessMedia stockholders to become a member of the board of directors if IMSI following the merger; and

•
in favor of electing a sufficient number of individuals to the IMSI board of directors nominated by the representative of the AccessMedia stockholders such that such individuals would represent a majority of the board of directors of IMSI after the date upon which AccessMedia achieves revenue of $20,000,000.

Under the IMSI voting agreements, each IMSI shareholder who is a party to an IMSI voting agreement delivered an irrevocable proxy to AccessMedia to vote the securities of IMSI owned by such shareholder in accordance with the terms of the IMSI voting agreement.

The obligations under the IMSI voting agreements will terminate on the earlier to occur of December 31, 2010 or on the date on which the former stockholders of AccessMedia beneficially own a majority of the outstanding common stock of IMSI.

AccessMedia Voting Agreements

On December 16, 2005, AccessMedia stockholders who were the beneficial owners of shares of AccessMedia capital stock representing 100% of the outstanding voting power of the AccessMedia common stock, entered into voting agreements with IMSI, pursuant to which each such holder agreed to vote in favor of certain actions.

Under the AccessMedia voting agreements, as amended, Michael Gardner, Software People, LLC, Trans Global Media, LLC, Broadcaster, LLC and AccessMedia Technologies, LLC in their capacity as AccessMedia shareholders, agreed to vote, or cause the record holders of their AccessMedia securities to vote, the common stock of AccessMedia beneficially owned by them as of August 8, 2005 and any other securities of AccessMedia that become beneficially owned by them after August 8, 2005, and for purposes of voting in elections of IMSI directors, any shares of IMSI common stock beneficially owned at the time of each election of IMSI directors, in the following manner:

•	in favor of the transactions contemplated by the AccessMedia Merger Agreement;

•	against approval of any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of AccessMedia in the AccessMedia Merger Agreement;

•
against the following actions (other than the Merger and the transactions contemplated by the AccessMedia Merger Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving AccessMedia or any subsidiary of AccessMedia; (B) any sale, lease, sublease, exclusive license, sublicense or transfer of a material portion of the rights or other assets of AccessMedia or any subsidiary of AccessMedia; (C) any reorganization, recapitalization, dissolution or liquidation of AccessMedia or any subsidiary of AccessMedia; (D) any amendment to AccessMedia’s articles of incorporation or bylaws; and (E) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or the AccessMedia voting agreements; and

•
in favor of electing Martin Wade, III and each other individual nominated by IMSI as a member of the board of directors of IMSI following the Merger (subject to such stockholder's right to have certain individuals designated by the representative of the AccessMedia stockholders).

The obligations under the AccessMedia voting agreements will terminate on the earlier to occur of December 31, 2010 or on the date on which the former stockholders of AccessMedia beneficially own a majority of the outstanding common stock of IMSI.

In addition, these AccessMedia stockholders agree not to transfer, sell, exchange, pledge or otherwise dispose of or encumber any shares of AccessMedia capital stock, or to make any offer or agreement relating thereto, at any time prior to the earlier of the Effective Time and the termination of the AccessMedia Merger Agreement.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

On December 16, 2005, IMSI entered into a definitive merger agreement to acquire AccessMedia. Under the terms of the AccessMedia Merger Agreement, AccessMedia stockholders will receive 29 million shares of IMSI common stock issued in exchange for all existing shares of AccessMedia common stock and will own approximately 49% of the outstanding capital stock of the combined company. The agreement provides that 35 million additional shares may be earned and awarded to the current stockholders of AccessMedia. Completion of the proposed acquisition, which is expected to close in the first quarter of 2006, is subject to the approval of IMSI and AccessMedia shareholders and other regulatory and customary conditions. The purchase price was determined through an arms-length negotiation between the parties and will be allocated to the underlying assets, namely technology assets, business relationships and other intangibles, based on management’s estimate of fair values and remaining economic lives. The excess of the purchase price over the fair value of the assets will be recorded as goodwill.

The proposed acquisition is accounted for in these unaudited pro forma condensed combined consolidated financial statements using the purchase method of accounting. The unaudited pro forma condensed combined consolidated balance sheet combines the historical consolidated balance sheets of IMSI and AccessMedia as of September 30, 2005, giving effect to the proposed acquisition. The unaudited pro forma condensed combined consolidated statements of operations combine the historical consolidated statements of operations for IMSI and AccessMedia for the year ended June 30, 2005 and the three months ended September 30, 2005, giving effect to the proposed acquisition as if it had occurred at the beginning of each period. Independent valuation specialists are currently conducting an independent valuation in order to assist IMSI in determining the fair value of the underlying assets. Any preliminary work performed by the independent valuation specialists has been considered in management’s estimates of the fair values reflected in these pro forma condensed combined consolidated financial statements. A final determination of the fair values, which cannot be made prior to the completion of the proposed acquisition, will include management’s consideration of a final valuation prepared by the independent valuation specialists. Goodwill represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired, and is not deductible for tax purposes. Goodwill will not be amortized and will be tested for impairment at least annually. The purchase price allocation for AccessMedia is subject to revision as more detailed analysis is completed and additional information on the fair value of AccessMedia's assets and liabilities becomes available. Any change in the fair value of the net assets of AccessMedia, estimates of costs associated with the transaction or additional shares issued pursuant to the agreement will change the amount of the purchase price allocable to goodwill.

In determining the purchase price allocation and the fair value to assign to each of AccessMedia's identified intangible assets except content, we used the income approach methodology and the cost approach utilizing the principle of substitution.  The preliminary fair values of AccessMedia’s tangible assets and liabilities are historical values and the content intangible is shown at estimated replacement cost. All preliminary values are subject to change based upon an expected balance sheet audit of AccessMedia as of the date of closing and further review of the assets, liabilities, assumptions and choice of valuation methodology.

The following attributes of the combination of the IMSI and AccessMedia businesses were considered significant factors to the establishment of the purchase price, resulting in the recognition of goodwill: an experienced workforce, the stage of development of certain technology assets permitting the company to deliver content to consumers over the Internet, the existence of existing business knowledge and practice supporting the proposed products and services, marketing programs and a base level of customers.

The detailed assumptions used to prepare the unaudited pro forma condensed combined consolidated financial statements are contained in the notes to the unaudited pro forma condensed combined consolidated financial statements. The pro forma adjustments are based on preliminary estimates and information available at the time of the preparation of this proxy statement/prospectus and include certain assumptions that management of IMSI deems appropriate. The unaudited pro forma condensed combined consolidated financial statements have been prepared by IMSI for illustrative purposes only and are not necessarily indicative of the condensed combined consolidated financial position or results of operations in future periods, or the results that actually would have been realized had IMSI and AccessMedia been a combined company during the specified periods. Further, the actual amounts recorded as of the completion of the proposed acquisition may differ materially from the information presented in these unaudited pro forma condensed combined consolidated financial statements. In addition to the receipt of the final valuation report, the impact of ongoing integration activities, the timing of completion of the acquisition and other changes in AccessMedia’s net tangible and intangible assets that occur prior to completion of the proposed acquisition could cause material differences from the information presented.

The unaudited pro forma condensed combined consolidated financial statements also include estimates of direct costs associated with the proposed acquisition including investment banker fees, fairness opinion fees, due diligence fees, legal and accounting costs, filing fees, independent valuation services and the special meeting of stockholders that will be held to approve the proposed reincorporation. A final determination of the costs cannot be made until completion of the proposed acquisition and could differ significantly from the initial estimate of costs used in the unaudited pro forma condensed combined consolidated financial statements. In addition, IMSI may incur significant integration costs upon completion of the acquisition or in subsequent quarters, or other costs associated with existing activities of IMSI and AccessMedia.

The unaudited pro forma condensed combined consolidated financial statements, including the notes thereto, should be read in conjunction with the historical consolidated financial statements of IMSI included in the Annual Report on Form 10-KSB for the fiscal year ended June 30, 2005 and report on Form 10-QSB for the three months ended September 30, 2005 which is incorporated herein by reference.

Pro forma condensed combined financial data for Broadcaster is not presented in this proxy statement/prospectus because there would be no significant pro forma adjustments required to be made to IMSI's consolidated condensed balance sheet.

IMSI & AccessMedia
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET
As of September 30, 2005
(In thousands)

			Pro Forma
	IMSI	AccessMedia	Adjustments		ProForma

Current assets
Cash and cash equivalents	$9,887	$242			$10,129
Available-for-sale securities	1,524				1,524
Accounts receivable, net	1,554	201			1,755
Inventories, net	834				834
Other current assets	989				989
Total current assets	14,788	443	-		15,231

Property, plant & equipment, net	373				373

Deferred development cost, net		667	(667)	C	-
Intangible assets, net	4,769	36,864	(36,864)	C	4,769

			18,060	D	18,060
Media content, net		2,680	(2,680)	C	-
Goodwill	3,665	-	19,202	D	22,867
Total intangible assets, net	8,434	40,211	(2,949)		45,696

Other long term assets	8	80	-		88

Total assets	$23,603	$40,734	$(2,949)		$61,388

Current liabilities
Short term debt	1,713	1,775			3,488
Trade accounts payable	1,600	575			2,175
Accrued and other liabilities	1,907	59	710	E	2,676
Deferred revenue	62	54	5	F	121
Total current liabilities	5,282	2,463	715		8,460

Non current liabilities
Unearned contract fees, net		162			162
Long term debt	200				200
Deferred tax liability			3,687	G	3,687

Total liabilities	5,482	2,625	4,402		12,509

Stockholder’s equity
Common stock	44	1	(1)	B	44
			29	A	29
			2	E	2
Additional paid in capital	44,795	39,835	(39,835)	B	44,795
			28,333	A	28,333
			2,394	E	2,394
Accumulated deficit	(27,282)	(1,727)	1,727	B	(27,282)

Accumulated other comprehensive (loss) income	564				564
Total stockholder’s equity	18,121	38,109	(7,351)		48,879

Total liabilities and stockholder’s equity	$23,603	$40,734	$(2,949)		$61,388

See notes to unaudited pro forma condensed combined consolidated financial statements

IMSI & AccessMedia
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS
For the Twelve Months Ended June 30, 2005
(In thousands, except per share data)

	IMSI	AccessMedia	Media Zone	PC & MV			ProForma
	Twelve Months Ended	Twelve Months Ended	Ten Months Ended	Twelve Months Ended	Pro Forma		Twelve Months Ended
	June 30, 2005	June 30, 2005	May 13, 2005	June 30, 2005	Adjustments		June 30, 2005

Net revenues	$13,874	$372	$81	$5			$14,332

Cost of net revenues
Product costs	4,443	339	54				4,836
Amortization	438				276	H	714
Gross margin	8,993	33	27	5	(276)		8,782

Operating expenses:
Sales and marketing	6,165	136					6,301
General and administrative	4,422	402	63	3			4,890
Research and development	1,696						1,696
Depreciation & amortization	735	57	34		3,072	H	3,898
Total operating expenses	13,018	595	97	3	3,072		16,785

Income (loss) from operations	(4,025)	(562)	(70)	2	(3,348)		(8,003)

Interest and other expense, net	(80)	(27)	(19)				(126)
Income (loss) before income tax	(4,105)	(589)	(89)	2	(3,348)		(8,129)

Income tax provision	(25)		(1)				(26)
Loss from continuing operations	(4,130)	(589)	(90)	2	(3,348)		(8,155)

Income from discontinued operations, net	341						341
Gain from the sale of discontinued operations, net	2,035						2,035
Net (loss) income	(1,754)	(589)	(90)	2	(3,348)		(5,779)

Other comprehensive loss	(32)						(32)
Comprehensive (loss) income	$(1,786)	$(589)	$(90)	$2	$(3,348)		$(5,811)

Net loss per share:
Basic and diluted	($0.06)						($0.10)

Weighted average shares
outstanding used to compute:
Basic and diluted	27,694				31,450	I	59,144

See notes to unaudited pro forma condensed combined consolidated financial statements.

IMSI & AccessMedia
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months Ended September 30, 2005
(In thousands, except per share data)

	IMSI	AccessMedia			ProForma
	Three Months Ended	Three Months Ended	Pro Forma		Three Months Ended
	September 30, 2005	September 30, 2005	Adjustments		September 30, 2005

Net revenues	$3,965	$832			$4,797

Cost of net revenues
Product costs	1,395	746			2,141
Amortization	60		69	H	129
Gross margin	2,510	86	(69)		2,527

Operating expenses
Sales and marketing	1,290	104			1,394
General and administrative	1,365	290			1,655
Research and development	435				435
Depreciation & amortization	301	678	768	H	1,747
Total operating expenses	3,391	1,072	768		5,231

Loss from operations	(881)	(986)	(837)		(2,704)

Interest and other expense, net	(69)	(18)			(87)
Realized/unrealized loss on marketable securities	(158)				(158)
Loss from continuing operations	(1,108)	(1,004)	(837)		(2,949)

Loss on sale of discontinued operations, net	(843)	-			(843)
Net loss	(1,951)	(1,004)	(837)		(3,792)

Other comprehensive income
Unrealized gain on restricted securities	478				478
Foreign currency translation adjustments	188				188
Comprehensive loss	($1,285)	($1,004)	$(837)		($3,126)

Net loss per share:
Basic and diluted	($0.07)				($0.06)

Weighted average shares
outstanding used to compute:
Basic and diluted	29,689		31,450	I	61,139

See notes to unaudited pro forma condensed combined consolidated financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Pro Forma Presentation

On December 16, 2005, IMSI and AccessMedia entered into a definitive agreement whereby IMSI will acquire 100% of the outstanding capital stock of AccessMedia. IMSI will account for the business combination as a purchase. At the closing, ACCM Acquisition Corp., a newly formed, wholly-owned subsidiary of IMSI will merge with AccessMedia, with AccessMedia surviving the merger as a wholly-owned subsidiary of IMSI.

On May 13, 2005, AccessMedia completed the acquisition of substantially all of the assets of Media Zone Ltd. On July 22, 2005, AccessMedia completed the acquisition of substantially all of the assets of Peoplecaster, Inc. and Myvod, Inc. These transactions were accounted for as a purchase. AccessMedia acquired all of the operating assets of Media Zone, Ltd., Peoplecaster, Inc. and Myvod, Inc. in a share for share exchange.

The unaudited pro forma condensed consolidated balance sheet at September 30, 2005 combines the IMSI, AccessMedia, Peoplecaster, Inc. and Myvod, Inc. consolidated balance sheets at September 30, 2005.

The unaudited pro forma condensed consolidated statements of operations for the year ended June 30, 2005 and the three months ended September 30, 2005 give effect to the proposed business combination as if it had occurred on July 1, 2004. Additionally, the pro forma condensed consolidated statement of operations reflect the acquisitions by AccessMedia of substantially all of the assets of Media Zone, Ltd., Peoplecaster, Inc. and Myvod, Inc. as if they had occurred on July 1, 2004. Accordingly, the results of operations of Media Zone Ltd., Peoplecaster, Inc. and Myvod, Inc. prior to their respective acquisition dates have been presented alongside AccessMedia’s consolidated statement of operations on the proforma condensed consolidated statement of operations for the twelve months ended June 30, 2004. The results of operations of Media Zone Ltd., Peoplecaster, Inc. and Myvod, Inc. are reflected within AccessMedia’s condensed consolidated statement of operations on the proforma condensed consolidated statement of operations for the three months ended September 30, 2005.

The acquisition structure described in this proxy statement-prospectus will not result in a change in control of IMSI. Accordingly, under accounting principles generally accepted in the United States, the assets and liabilities transferred from IMSI will be accounted for at historical cost. Therefore, no pro forma statements of IMSI showing the effect of the reorganization are included in this proxy statement/prospectus.

The unaudited pro forma condensed consolidated financial statements reflect a purchase price of approximately $31.5 million. The preliminary fair market value of IMSI’s common stock to be issued was based on a five-trading-day average price of IMSI’s common stock surrounding December 16, 2005 when the business combination was announced. The final purchase price is also dependent on actual direct transaction costs. The final purchase price will be determined upon the completion of the business combination. The estimated total purchase price of the proposed business combination is as follows (in thousands):

Value of IMSI common stock to be issued	$28,362
Estimated direct transaction costs	3,105
Total estimated purchase price	$31,467

The calculation assumes the issuance of 29,000,000 shares of IMSI common stock to the shareholders of AccessMedia measured as of the date of the definitive merger agreement using a five-trading-day average price of IMSI’s common stock. The definitive merger agreement was announced on December 16, 2005.

The value of AccessMedia's net tangible and intangible assets are based upon their estimated fair value as of the date of the completion of the business combination. The estimated fair value is independent of the preliminary values historically recorded on the books and records of AccessMedia. Management's preliminary fair value estimates are subject to revision upon its further study of assets, liabilities, assumptions and appropriate valuation methodology. Based upon the estimated purchase price, the purchase price allocation, which is subject to change based on IMSI's final analysis, is as follows (in thousands):

Tangible assets acquired	$523
Intangible assets:
Software	10,470
Technology	4,760
Internet domain names	80
Content	2,750
Goodwill	19,202
Total assets acquired	37,785

Liabilities assumed	(2,630)
Deferred tax liability	(3,687)
Net assets acquired	$31,467

A preliminary estimate of $18.1 million has been allocated to amortizable intangible assets with useful lives ranging from three to ten years as follows: software and technology - five years, domain names - three years and content - ten years.

A preliminary residual purchase price of $19.2 million will be recorded as goodwill. Goodwill represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired. In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” goodwill will not be amortized and will be tested for impairment at least annually. The agreement provides that 35 million additional shares may be earned and awarded to the current stockholders of AccessMedia. Any additional shares earned would be a future addition to goodwill.

AccessMedia’s acquired technology includes certain additional products with market opportunities. These opportunities were significant contributing factors to the establishment of the purchase price, resulting in the recognition of a significant amount of goodwill. In addition, the acquisition provides an experienced workforce, development of certain technology assets permitting the company to deliver content to consumers over the Internet, existing business knowledge and practice supporting the proposed products and services, marketing programs and a base level of customers.

3. Pro Forma Adjustments

There were no intercompany balances or transactions between IMSI and AccessMedia other than the Joint Operating Agreement.

The accompanying unaudited pro forma combined financial statements have been prepared as if the business combination was completed on September 30, 2005 for balance sheet purposes and as of July 1, 2004 for statement of operations purposes and reflect the following pro forma adjustments:

(A)	To record the estimated fair value of the shares of IMSI common stock to be issued for the shares of AccessMedia common stock to be exchanged.

(B)	To eliminate the historical stockholders’ equity of AccessMedia.

(C)	To eliminate AccessMedia’s existing intangible assets and goodwill.

(D)	To establish amortizable intangible assets and non-amortizable goodwill resulting from the proposed business combination.

(E)
To record estimated direct transaction costs of approximately $3.1 million to be incurred by IMSI related to the proposed business combination. Actual amounts could differ significantly upon close of the proposed business combination.

(F)	To adjust the estimated fair value of deferred revenue related to ongoing obligations.

(G)	To record a deferred tax liability related to acquired intangibles.

(H)	To reflect amortization of the amortizable intangible assets on a straight-line basis resulting from the proposed business combination.

(I)
Basic net loss per share is calculated by dividing the net loss for the period by the weighted average common stock outstanding for the period, inclusive of the 29.0 million shares of IMSI common stock estimated to be issued in the proposed business combination and 2.45 million shares issued as direct transaction costs. As the pro forma combined condensed statement of operations for all periods presented shows a net loss, weighted average basic and diluted shares are the same.

IMSI PRINCIPAL STOCKHOLDERS

The following table sets forth, as of December 31, 2005 the beneficial ownership of IMSI's common stock by:

•	Each person who is known by IMSI to own of record or beneficially more than five percent (5%) of IMSI's common stock
•	Each director or nominee
•	Each other executive officer named in the Summary Compensation Table, and
•	All directors and executive officers as a group.

Except as otherwise indicated, the shareholders listed in the table have sole voting and dispositive power with respect to the shares indicated, subject to community property laws where applicable.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner (1)	Percent of Class (1)
Common Stock	Digital Creative Development Corp. (12)	7,173,258	24.03%
Common Stock	MBYI Liquidating Trust (Formerly: Aladdin System Holdings, Inc.) (13)	3,089,188	10.35%
Common Stock	Gordon Landies. 100 Rowland Way, Suite 300, Novato, CA 94945. (2)	1,495,025	4.80%
Common Stock	Bruce Galloway. 100 Rowland Way, Suite 300, Novato, CA 94945. (3)	1,133,400	3.72%
Common Stock	Robert Mayer. 100 Rowland Way, Suite 300, Novato, CA 94945. (4)	734,086	2.43%
Common Stock	William Bush. 100 Rowland Way, Suite 300, Novato, CA 94945. (5) (14)	487,426	1.61%
Common Stock	Robert Falcone. 100 Rowland Way, Suite 300, Novato, CA 94945. (6)	340,000	1.13%
Common Stock	Richard Berman. 100 Rowland Way, Suite 300, Novato, CA 94945. (7)	325,000	1.08%
Common Stock	Evan Binn. 100 Rowland Way, Suite 300, Novato, CA 94945. (9)	130,000	*
Common Stock	Donald Perlyn. 100 Rowland Way, Suite 300, Novato, CA 94945. (10)	100,000	*
Common Stock	Robert O'Callahan. 100 Rowland Way, Suite 300, Novato, CA 94945. (8)	75,000	*
Common Stock	Martin Wade. 100 Rowland Way, Suite 300, Novato, CA 94945. (11)	46,667	*
Common Stock	All directors and executive officers as a group (10 persons)	4,849,204	14.49%

(1) Applicable percentages are based on 29,830,877 shares outstanding on December 31, 2005 adjusted as required by rules promulgated by the SEC. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days after December 31, 2005 are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Unless otherwise indicated in the footnotes to this table and subject to any applicable community property laws, IMSI believes that each of the shareholders named in the table have sole voting and investment power with respect to the shares of common stock indicated as beneficially owned by them. The symbol “*” represents holdings which are less than 1% of the outstanding common stock of IMSI.

(2) Includes 1,280,025 shares issuable upon exercise of options and/or warrants to purchase shares of common stock of IMSI that are currently exercisable or will become exercisable within 60 days after December 31, 2005.

(3) Includes 600,000 shares issuable upon exercise of options and/or warrants to purchase shares of common stock of IMSI that are currently exercisable or will become exercisable within 60 days after December 31, 2005.

(4) ) Includes 392,500 shares issuable upon exercise of options and/or warrants to purchase shares of common stock of IMSI that are currently exercisable or will become exercisable within 60 days after December 31, 2005. Mr. Mayer ceased to serve on the Board of Directors effective the start of business on October 20, 2005.

(5) Includes 487,426 shares issuable upon exercise of options and/or warrants to purchase shares of common stock of IMSI that are currently exercisable or will become exercisable within 60 days after December 31, 2005.

(6) Includes 325,000 shares issuable upon exercise of options and/or warrants to purchase shares of common stock of IMSI that are currently exercisable or will become exercisable within 60 days after December 31, 2005.

(7) Includes 325,000 shares issuable upon exercise of options and/or warrants to purchase shares of common stock of IMSI that are currently exercisable or will become exercisable within 60 days after December 31, 2005.

(8) Includes 75,000 shares issuable upon exercise of options and/or warrants to purchase shares of common stock of IMSI that are currently exercisable or will become exercisable within 60 days after December 31, 2005.

(9) Includes 100,000 shares issuable upon exercise of options and/or warrants to purchase shares of common stock of IMSI that are currently exercisable or will become exercisable within 60 days after December 31, 2005.

(10) Includes 100,000 shares issuable upon exercise of options and/or warrants to purchase shares of common stock of IMSI that are currently exercisable or will become exercisable within 60 days after December 31, 2005.

(11) Includes 46,667 shares issuable upon exercise of options and/or warrants to purchase shares of common stock of IMSI that are currently exercisable or will become exercisable within 60 days after December 31, 2005.

(12) Pursuant to schedule 13D filed with the SEC on December 28, 2005, Digital Creative Development Corporation reported total shares of 7,173,758 with sole voting power over all of such shares and sole dispositive power over all of such shares. The address of Digital Creative Development Corporation is 200 East 82nd Street, New York, NY 10028.

(13) The address of MBYI Liquidating Trust is 608 Seacliff Drive, Aptos, CA 95003.

(14) Mr. Bush ceased to serve as our CFO effective June 30, 2005.

ACCESSMEDIA MANAGEMENT

Nolan Quan
Mr. Quan has thirty years of business experience including twenty years of experience developing new businesses. Mr. Quan co-founded a series of successful Internet related companies which range from Internet infrastructure and service companies to entertainment portal companies. These companies include Alchemy Communications, Inc. a data center company in 1995, LongView Media, Inc. an Internet advertising agency, in 1997, NetBroadcaster, Inc. an advertiser based Internet media company in 1998, and AccessMedia Networks, Inc. in 2002. Mr. Quan has also held the position of: President of Metropolis Pictures and co-founder of Axis Films International, both film production and distribution companies whose list of clients included HBO, Showtime, Viewer’s Choice, DirecTV, Universal Pictures and Orion. Mr. Quan has also held financial and operational positions at Touche Ross & Company, Getty Oil, ESPN, Mattel Electronics and Magnum Entertainment. Mr. Quan has a B.S. in Computer Science Engineering and an MBA from the University of California at Los Angeles.

Sanger Powell Robinson II
Mr. Robinson is a founder and CEO of NetBroadcaster.com, Inc, an entertainment portal that has ranked amongst the eight most visited in the world. Mr. Robinson has been important in the development of the AccessMedia software and advises AccessMedia Networks on its marketing strategies and developing strategic relationships with online traffic aggregators and marketing companies. Before joining AccessMedia, he attended Boston University and worked for many years in the music industry.

Robert Gould
Robert Gould earned his Bachelors Degree in Communications from Boston University. Mr. Gould served as a marketing executive for Alchemy Communications, a Data Center company, and as president of Internet Fuel, an advertising agency. Mr. Gould has been involved in Internet marketing for the past ten years.

Bruce K. Muhlfeld
Bruce Muhlfeld’s substantial business experience spans over eighteen years. During this time, he has held key sales management positions at such well-established and successful companies as IBM, Prime Cellular and The QVC Network. At The QVC Network, Mr. Muhlfeld played a significant role in the initial distribution of the cable-shopping network to cable companies throughout the country, contributing to The QVC Network's significant presence today. Mr. Muhlfeld also owned and operated The First Position; a consulting company that specialized in the development of sports medicine institutes throughout the United States and Europe. He has a B.S. in Marketing from the University of Oklahoma.

Kathryn Felice
Kathryn Felice has served as AccessMedia's General Counsel since May 2005. Before joining AccessMedia, Ms. Felice practiced commercial litigation in San Diego, California, representing various technology companies and venture capital groups. Immediately prior, Ms. Felice served as law clerk to the Honorable Louisa S. Porter in the United States District Court for the Southern District of California. During law school, Ms. Felice was a judicial extern to Federal District Judge Thomas J. Whelan; served on The San Diego Law Review, was a contributing editor for The Journal of Contemporary Legal Issues, and a member of the National Moot Court Tax Team. Prior to attending law school, Ms. Felice served as a director in the West Coast Region of Kaplan Educational Centers, a wholly owned subsidiary of the Washington Post. Ms. Felice earned her Bachelor of Science degree from the University of California at Los Angeles and her law degree from the University of San Diego School of Law. AccessMedia intends to designate Ms. Felice as its nominee on the IMSI Board of Directors.

ACCESSMEDIA PRINCIPAL STOCKHOLDERS

The following table sets forth, as of December 16, 2005, certain information with respect to the beneficial ownership of AccessMedia’s common stock by (i) each shareholder, (ii) each director and director-nominee, (iii) each named executive officer, and (iv) all of AccessMedia’s directors and executive officers as a group. Unless otherwise indicated, the principal address of each of the persons below is 9201 Oakdale Avenue, Suite 200, Chatsworth, CA 91311.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner (1)	Percent of Class (1)
Common Stock	Broadcaster, LLC, 9201 Oakdale Avenue, Suite 200, Chatsworth, CA 91311	8,000,000	32%
Common Stock	Michael Gardner, 40 Wall Street, 58th Floor, New York, New York 10005	7,000,000	28%
Common Stock	Software People, LLC, 9201 Oakdale Avenue, Suite 200, Chatsworth, CA 91311	4,000,000	16%
Common Stock	Trans Global Media, LLC , 9201 Oakdale Avenue, Suite 200, Chatsworth, CA 91311	4,000,000	16%
Common Stock	AccessMedia Technologies, LLC , 9201 Oakdale Avenue, Suite 200, Chatsworth, CA 91311	2,000,000	8%
Common Stock	Robert Walther, 9201 Oakdale Avenue, Suite 200, Chatsworth, CA 91311	0	0%
Common Stock	Nolan Quan, 9201 Oakdale Avenue, Suite 200, Chatsworth, CA 91311 (2)	0	0%
Common Stock	All directors and executive officers as a group (2 persons)		72%

(1) Applicable percentages are based on 25,000,000 shares outstanding on December 16, 2005, adjusted as required by rules promulgated by the SEC. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days after December 16, 2005 are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Unless otherwise indicated in the footnotes to this table and subject to any applicable community property laws, IMSI believes that each of the shareholders named in the table have sole voting and investment power with respect to the shares of common stock indicated as beneficially owned by them.

(2) Nolan Quan is the President of AccessMedia and a managing member of Software People, LLC, Trans Global Media, LLC, Broadcaster, LLC and AccessMedia Technologies, LLC.

EXPERTS

The audited consolidated financial statements and schedules for the period ending June 30, 2005 with respect to IMSI incorporated by reference in this proxy statement/prospectus and included elsewhere in the registration statement have been so incorporated in reliance on the reports of Burr, Pilger & Mayer, LLP, and Grant Thornton LLP, independent registered public accounting firms, given on their authority as experts in auditing and accounting.

The financial statements of AccessMedia for the periods ending December 31, 2003 and December 31, 2004 and which are attached hereto as Annex H and incorporated in this proxy statement/prospectus have been so incorporated in reliance on the report of Choi, Kim & Park, LLP, independent public accountants, given on their authority as experts in auditing and accounting.

LEGAL MATTERS

It is a condition to the completion of the acquisition that each of IMSI and AccessMedia receive an opinion from counsel to AccessMedia and Morgan, Lewis & Bockius, LLP, respectively, concerning due authorization of the AccessMedia Merger Agreement and the transactions contemplated therein. In the event that such counsel does not render this opinion, this condition shall be deemed to be satisfied if the other party’s counsel delivers the opinion to both IMSI and AccessMedia.

PROPOSALS OF SHAREHOLDERS

Fiscal year 2007 stockholder proposals or nominations. From time to time, stockholders of IMSI submit proposals that they believe should be voted upon at the annual meeting or nominate persons for election to the board of directors. Pursuant to rule 14a-8 under the Securities Exchange Act of 1934, some stockholder proposals may be eligible for inclusion in the company’s fiscal year 2007 proxy statement. Any such stockholder proposals must be submitted in writing to the secretary of IMSI no later than October 18, 2006. Stockholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of applicable securities laws. The submission of a stockholder proposal does not guarantee that it will be included in the company’s proxy statement.

WHERE YOU CAN FIND MORE INFORMATION

IMSI files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the following locations of the SEC:

Public Reference Room 450 Fifth Street, N.W. Room 1024 Washington, D.C. 20549	Pacific Regional Office 5670 Wilshire Boulevard Suite 1100 Los Angeles, CA 90036-3648

You may obtain information on the operations of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You can also obtain copies of this information by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549.

The SEC also maintains a website that contains reports, proxy statements and other information regarding companies who file information electronically with the SEC, including IMSI. The address of the SEC website is www.sec.gov.

You also may obtain printer-friendly versions of certain of IMSI’s SEC reports at www.imsisoft.com.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

IMSI has filed a registration statement on Form S-4 under the Securities Act to register with the SEC the IMSI common stock to be issued to IMSI stockholders in the reincorporation. This proxy statement/prospectus is part of that registration statement and constitutes a prospectus of IMSI in addition to being a proxy statement of IMSI for its special meeting. As allowed by SEC rules, this document does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. You may inspect and copy the registration statement at any of the addresses listed above.

The SEC allows us to “incorporate by reference” information into this proxy statement/prospectus. This means we can disclose important information to you by referring you to another document separately filed with the SEC. The information incorporated by reference is considered a part of this proxy statement/prospectus, except for any information superseded by information in this proxy statement/prospectus. In addition, any later information that we file with the SEC will automatically update and supersede this information. This proxy statement/prospectus incorporates by reference the documents listed below that we have previously filed with the SEC. These documents contain important information about our companies and their finances.

All documents filed by IMSI pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the original registration statement/prospectus and before the date of each company’s stockholder meeting are incorporated by reference into and are deemed to be a part of this proxy statement/prospectus from the date of filing of those documents.

You should rely only on the information contained in this document or that to which we have referred you. We have not authorized anyone to provide you with any additional information. This proxy statement/prospectus is dated as of the date listed on the cover page. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this proxy statement/prospectus to stockholders nor the issuance of shares of IMSI common stock in the merger shall create any implication to the contrary.

The following documents, which have been filed by IMSI with the SEC (SEC file number 0-15949), are incorporated by reference into this proxy statement/prospectus:

•	Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 2005
•	Annual Report on Form 10-KSB for the fiscal year ended June 30, 2005
•	Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 2005
•	Quarterly Report on Form 10-QSB for the fiscal quarter ended December 31, 2004
•	Definitive Proxy Statement on Schedule 14A filed on February 1, 2005

If you are a stockholder of IMSI, you can obtain any of the documents incorporated by reference through IMSI or the SEC. Documents incorporated by reference are available from IMSI without charge, excluding all exhibits unless such exhibits have been specifically incorporated by reference in this proxy statement/prospectus. You may obtain documents incorporated by reference in this proxy statement/prospectus free of charge by requesting them in writing or by telephone from the appropriate company as follows:

INTERNATIONAL MICROCOMPUTER SOFTWARE, INC. 100 Rowland Way Suite 300 Novato, CA 94945 (415) 878-4000

The incorporated information also is available to investors via IMSI’s website, www.imsisoft.com. Information included in IMSI’s website is not incorporated by reference in this proxy statement/prospectus.

In order for you to receive timely delivery of the documents in advance of the IMSI special meeting, we should receive your request for additional information no later than February 8, 2006.

Please also see “Where You Can Find More Information” on page 95.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this proxy statement/prospectus will be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained in this proxy statement/prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this proxy statement/prospectus modified or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus. Any statement concerning the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete. With respect to each contract or other document filed as an exhibit to the registration statement, we refer you to that exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

IMSI has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to IMSI, and AccessMedia has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to AccessMedia.

By Order of the Board of Directors

January __, 2006

Annex A

AGREEMENT OF MERGER

OF

INTERNATIONAL MICROCOMPUTER SOFTWARE, INC.
A California Corporation

INTO

BROADCASTER, INC.,
a Delaware Corporation

This AGREEMENT OF MERGER is made and entered into this [__] day of _________, 2006, by and between International Microcomputer Software, Inc., a California Corporation, hereinafter called the Disappearing Company, and Broadcaster, Inc., a Delaware Corporation, hereinafter called the Surviving Company.

WHEREAS, the Disappearing Company has an authorized capital stock consisting of 300,000,000 shares of common stock, no par value per share, of which 29,830,877 shares have been duly issued and are now outstanding and 20,000,000 shares of preferred stock, no par value per share, of which no shares have been issued and are now outstanding, and

WHEREAS, the Surviving Company has an authorized capital stock consisting of 300,000,000 shares of common stock, par value $0.001 per share, of which 1 share has been duly issued and is now outstanding and 20,000,000 shares of preferred stock, par value $0.001 per share, of which no shares have been duly issued and are now outstanding, and

WHEREAS, the Board of Directors of the Disappearing Company and the Surviving Company, respectively, deem it advisable and generally to the advantage and the welfare of the two corporate parties and their respective shareholders that the Disappearing Company merge with the Surviving Company under and pursuant to the provisions of the General Corporation Law of California and of the General Corporation Law of the State of Delaware.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained and of the mutual benefits hereby provided, it is agreed by and between the parties hereto as follows:

1.  MERGER. The Disappearing Company shall be and it hereby is merged into the Surviving Company.

2. EFFECTIVE DATE. This Agreement of Merger shall become effective immediately upon compliance with the laws of the States of California and Delaware, the time of such effectiveness being hereinafter called the Effective Date.

3. SURVIVING CORPORATION. The Surviving Company shall survive the merger herein contemplated and shall continue to be governed by the laws of the State of Delaware, but the separate corporate existence of the Disappearing Company shall cease forthwith upon the Effective Date.

4. AUTHORIZED CAPITAL. The Authorized capital stock of the Surviving Company following the Effective Date shall be 300,000,000 shares of Common Stock, par value $0.001 per share and 20,000,000 shares of Preferred Stock, par value $0.001 per share, unless and until the same shall be changed in accordance with the laws of the State of Delaware.

5. CERTIFICATE OF INCORPORATION. The Certificate of Incorporation set forth as Appendix A hereto shall be the Certificate of Incorporation of the Surviving Company following the Effective Date unless and until the same shall be amended or repealed in accordance with the provisions thereof, which power to amend or repeal is hereby expressly reserved, and all rights or powers of whatsoever nature conferred in such Certificate of Incorporation or herein upon any stockholder or director or officer of the Surviving Company or upon any other persons whomsoever are subject to the reserve power. Such Certificate of Incorporation shall constitute the Certificate of Incorporation of the Surviving Company separate and apart from this Agreement of Merger and may be separately certified as the Certificate of Incorporation of the Surviving Company.

6. BYLAWS. The Bylaws of the Surviving Company as they exist on the Effective Date shall be the Bylaws of the Surviving Company following the Effective Date unless and until the same shall be amended or repealed in accordance with the provisions thereof.

7. BOARD OF DIRECTORS AND OFFICERS. The members of the Board of Directors and the officers of the Surviving Company immediately after the effective time of the merger shall be those persons who were the members of the Board of Directors and the officers, respectively, of the Disappearing Company immediately prior to the effective time of the merger, and such persons shall serve in such offices, respectively, for the terms provided by law or in the Bylaws, or until their respective successors are elected and qualified.

8. FURTHER ASSURANCE OF TITLE. If at any time the Surviving Company shall consider or be advised that any acknowledgements or assurances in law or other similar actions are necessary or desirable in order to acknowledge or confirm in and to the Surviving Company any right, title, or interest of the Disappearing Company held immediately prior to the Effective Date, the Disappearing Company and its proper officers and directors shall and will execute and deliver all such acknowledgements or assurances in law and do all things necessary or proper to acknowledge or confirm such right, title, or interest in the Surviving Company as shall be necessary to carry out the purposes of this Agreement of Merger, and the Surviving Company and the proper officers and directors thereof are fully authorized to take any and all such action in the name of the Disappearing Company or otherwise.

9. CONVERSION OF OUTSTANDING STOCK. Forthwith upon the Effective Date, each of the issued and outstanding shares of Common Stock of the Disappearing Company and all rights in respect thereof shall be converted into one (1) fully paid and nonassessable share of Common Stock of the Surviving Company, and each certificate nominally representing shares of Common Stock of the Disappearing Company shall for all purposes be deemed to evidence the ownership of a like number of shares of Common Stock of the Surviving Company. The holders of such certificates shall not be required immediately to surrender the same in exchange for certificates of Common Stock in the Surviving Company but, as certificates nominally representing shares of Common Stock of the Disappearing Company are surrendered for transfer, the Surviving Company will cause to be issued certificates representing shares of Common Stock of the Surviving Company, and, at any time upon surrender by any holder of certificates nominally representing shares of Common Stock of the Disappearing Company, the Surviving Company will cause to be issued therefore certificates for a like number of shares of Common Stock of the Surviving Company.

10. RIGHTS AND LIABILITIES OF SURVIVING COMPANY. At and after the effective time of the merger, the Surviving Company shall succeed to and possess, without further act or deed, all the estate, rights, privileges, powers, and franchises, both public and private, and all of the property, real, personal, and mixed, of each of the parties hereto; all debts due to the Disappearing Company or whatever account shall be vested in the Surviving Company; all claims, demands, property, rights, privileges, powers and franchises and every other interest of either of the parties hereto shall be as effectively the property of the Surviving Company as they were the respective parties hereto; the title to any real estate vested by deed or otherwise in the Disappearing Company shall not revert or be in any way impaired by reason of the merger, but shall be vested in the Surviving Company; all rights of creditors and all liens upon any property of either of the parties hereto shall be preserved unimpaired, limited in lien to the property affected by such lien at the effective time of the merger; all debts, liabilities, and duties of the respective parties hereto shall thenceforth attach to the Surviving Company and may be enforced against it to the same extent as if such debts, liabilities, and duties had been incurred or contracted by it; and the Surviving Company shall indemnify and hold harmless the officers and directors of each of the parties hereto against all such debts, liabilities and duties and against all claims and demands arising out of the merger.

11. SERVICE OF PROCESS ON SURVIVING COMPANY. The Surviving Company agrees that it may be served with process in the State of California in any proceeding for enforcement of any obligation of the Disappearing Company as well as for the enforcement of any obligation of the Surviving Company arising from the merger, including any suit or other proceeding to enforce the right of any shareholder as determined in appraisal proceedings pursuant to the provisions of the General Corporation Law of California.

12. TERMINATION. This Agreement of Merger may be terminated and abandoned by action of the Board of Directors of the Disappearing Company at any time prior to the Effective Date, whether before or after approval by the shareholders of the two corporate parties hereto.

13. PLAN OF REORGANIZATION. This Agreement of Merger constitutes a Plan of Reorganization to be carried out in the manner, on the terms and subject to the conditions herein set forth.

14. EXPENSES AND RIGHTS OF DISSENTING SHAREHOLDERS. The Surviving Company shall pay all expenses of carrying this Agreement of Merger into effect and of accomplishing the merger, including amounts, if any, to which dissenting shareholders of the Disappearing Company may be entitled by reason of this merger.

IN WITNESS WHEREOF each of the corporate parties hereto, pursuant to authority duly granted by the Board of Directors, has caused this Agreement of Merger to be executed by an authorized officer, [_________________] and [__________________], respectively.

Dated _________ [__], 2006.

DISAPPEARING COMPANY

INTERNATIONAL MICROCOMPUTER
SOFTWARE, INC., a California corporation

By: ___________________________
Gordon Landies, President

SURVIVING COMPANY

BROADCASTER, INC., a California corporation

By: ___________________________
[_______________], President

APPENDIX A

CERTIFICATE OF INCORPORATION

Annex B

CERTIFICATE OF INCORPORATION
OF
BROADCASTER, INC.

* * * * *

I.

The name of the corporation is Broadcaster, Inc.

II.

The name of its registered agent in the State of Delaware is The Corporation Trust Company. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle.

III.

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

IV.

A.  The total number of shares of all classes of capital stock which the corporation shall have authority to issue is three hundred twenty million (320,000,000) comprised of three hundred million (300,000,000) shares of Common Stock with a par value of one-tenth of one cent ($.001) per share (the "Common Stock") and twenty million (20,000,000) shares of Preferred Stock with a par value of one-tenth of one cent ($.001) per share (the "Preferred Stock"). A description of the respective classes of stock and a statement of the designations, preferences, voting powers (if any), relative, participating, optional or other special rights and privileges and the qualifications, limitations and restrictions of the Preferred Stock and Common Stock are as follows:

B. PREFERRED STOCK

1. The shares of Preferred Stock authorized by this Certificate of Incorporation may be issued from time to time in one or more series. For any wholly unissued series of Preferred Stock, the board of directors is hereby authorized to fix and alter the dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption prices, and liquidation preferences, the number of shares constituting any such series and the designation thereof, or any of them.

2. For any series of Preferred Stock having issued and outstanding shares, the board of directors is hereby authorized to increase or decrease the number of shares of such series when the number of shares of such series was originally fixed by the board, but such increase or decrease shall be subject to the limitations and restrictions stated in the resolution of the board of directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

C. COMMON STOCK

1. Relative Rights of Preferred Stock and Common Stock. Except as otherwise required by this Certificate of Incorporation, all powers, preferences and rights and qualifications, limitations, or restrictions of the Common Stock are subject to those that may be fixed with respect to any shares of the Preferred Stock.

2. Voting Rights. Except as otherwise required by law or this Certificate of Incorporation, including any certificate of designation for a series of Preferred Stock, each holder of Common Stock shall have one vote in respect of each share of stock held of record by that holder on the books of the corporation for the election of directors and on all matters submitted to a vote of stockholders of the corporation.

3. Dividends. Subject to any preferential rights of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive, when and if declared by the board of directors, out of the assets of the corporation which by law are available therefor, dividends payable in cash, in property or in shares of capital stock.

4. Dissolution, Liquidation or Winding Up. In the event of any dissolution, liquidation or winding up of the affairs of the corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Preferred Stock, holders of Common Stock shall be entitled, unless otherwise provided by law or this Certificate of Incorporation, including any certificate of designation for a series of Preferred Stock, to receive all of the remaining assets of the corporation of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them.

V.

The corporation is to have perpetual existence.

VI.

Any action required or permitted to be taken by the stockholders of the corporation must be effected at an annual or special meeting of stockholders of the corporation and may not be effected by any consent in writing of the stockholders. Special meetings of stockholders of the corporation may be called only by the corporation's Board of Directors, its Chair of the Board of Directors or its President. Business transacted at special meetings shall be confined to the purpose or purposes stated in the notice of meeting.

VII.

A. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors of the corporation is expressly authorized to adopt, amend or repeal the by-laws of the corporation.

B. Elections of directors need not be by written ballot unless the by-laws of the corporation so provide.

C.  The books of the corporation may be kept at such place within or without the State of Delaware as the by-laws of the corporation may provide or as may be designated from time to time by the board of directors of the corporation.

VIII.

Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as that court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the compromise or arrangement and the reorganization shall, if sanctioned by the court to which the application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

IX.

No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (a) for any breach of the director's duty of loyalty to the corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the Delaware General Corporation Law; or (d) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this paragraph shall not adversely affect any right or protection of a director of the corporation existing at the time of the repeal or modification.

X.

A. RIGHT TO INDEMNIFICATION. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), by reason of the fact that he or she or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than that law permitted the corporation to provide before the amendment) against all expenses, liabilities and losses including, without limitation, attorneys' fees, judgments, fines, ERISA excise taxes and penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith. Such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. However, the corporation shall indemnify any such person seeking indemnity in connection with an action, suit or proceeding (or part thereof) initiated by that person only if that action, suit or proceeding (or part thereof) was authorized by the board of directors of the corporation. The rights set forth in this Article X shall be contract rights and shall include the right to be paid expenses incurred in defending any such proceeding in advance of its final disposition. However, the payment of such expenses incurred by a director or officer of the corporation in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of such proceeding shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it should be determined ultimately that such director or officer is not entitled to be so indemnified.

B. RIGHT OF CLAIMANT TO BRING SUIT. If a claim under Paragraph A of this Article X is not paid in full by the corporation within 90 days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim. If successful in whole or in part, the claimant shall be entitled to be paid the expense of prosecuting that claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to this corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the corporation to indemnify the claimant for the amount claimed. However, the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its board of directors, independent legal counsel or its stockholders) to have made a determination before the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the corporation (including its board of directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

C. NON EXCLUSIVITY OF RIGHTS. The rights conferred on any person by Paragraphs A and B of this Article X shall not be exclusive of any other rights which such person may have or hereafter may acquire under any statute, provision of the Certificate of Incorporation, by law, agreement, vote of stockholders or of disinterested directors, or otherwise.

D. EXPENSES AS A WITNESS. To the extent that any director, officer, employee, or agent of the corporation is by reason of such position, or a position with another entity at the request of the corporation, a witness in any action, suit or proceeding, he or she shall be indemnified and held harmless against all costs and expenses actually and reasonably incurred by him or her on his or her behalf in connection therewith.

E. INDEMNITY AGREEMENTS. The corporation may enter into agreements with any director, officer, employee or agent of the corporation or any person who serves at the request of the corporation as a director, officer, employee, or agent of another corporation or other enterprise, providing for indemnification to the fullest extent permissible under the Delaware General Corporation Law and the corporation's Certificate of Incorporation.

F. EFFECT OF REPEAL OR MODIFICATION. Any repeal or modification of this Article X shall not adversely affect any right of indemnification or advancement of expenses of a director or officer, employee or agent of the corporation existing at the time of such repeal or modification with respect to any action or omission occurring before the repeal or modification.

G. SEPARABILITY. Each and every paragraph, sentence, term and provision of this Article X is separate and distinct. If any paragraph, sentence, term or provision is held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the validity or enforceability of any other such paragraph, sentence, term or provision. To the extent required in order to make any such paragraph, sentence, term or provision of this Article X valid or enforceable, the corporation shall, and the indemnitee or potential indemnitee may, request a court of competent jurisdiction to modify the paragraph, sentence, term or provision in order to preserve its validity and provide the broadest possible indemnification permitted by applicable law.

H. INSURANCE. The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss of the type referred to in this Article X, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under applicable law.

I. INDEMNIFICATION OF EMPLOYEES AND AGENTS. The corporation may, to the extent authorized from time to time by the board of directors, grant rights to indemnification, and to the advancement of expenses to any employee or agent of the corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the corporation.

XI.

The corporation reserves the right to amend or repeal any provision of this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon any stockholders by this Certificate of Incorporation are granted subject to this reservation.

XII.

The powers of the incorporator are to terminate upon the filing of this Certificate of Incorporation with the Secretary of the State of Delaware.

The undersigned, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this certificate of incorporation, hereby declaring and certifying that this is his act and deed and the facts herein stated are true, and accordingly has hereunto set his hand this 17th day of November 2005.

__________________________
Oscar Escobar, Incorporator

Annex C

BYLAWS

OF

BROADCASTER, INC.,

a Delaware corporation

BYLAWS
OF
BROADCASTER, INC.

ARTICLE I - OFFICES	1

1.1 Registered Office	1

1.2 Other Offices	1

ARTICLE II - STOCKHOLDERS	1

2.1 Annual Meeting	1

2.2 Special Meeting	1

2.3 Place	1

2.4 Notice	1

2.5 Record Date	2

2.6 Quorum	2

2.7 Required Vote	3

2.8 Proxies and Voting	3

2.9 Notice of Stockholder Business	3

210 Lost Stock Certificates	4

ARTICLE III - BOARD OF DIRECTORS	4

3.1 Number	4

3.2 Powers	4

3.3 Election	4

3.4 Term of Office and Vacancies	4

3.5 Removal	5

3.6 Resignation	5

3.7 Compensation	5

3.8 Committees	5

3.9 Time and Place of Meetings and Telephone Meetings	6

C-ii

3.10 Call	6

3.11 Notice	6

3.12 Meeting Without Regular Call and Notice	7

3.13 Action Without Meeting	7

3.14 Quorum and Required Vote	7

3.15 Committee Meetings	7

ARTICLE IV - OFFICERS	7

4.1 Titles and Relation to Board of Directors	7

4.2 Election, Term of Office and Vacancies	7

4.3 Resignation	8

4.4 Chairman of the Board; President	8

4.5 Secretary	8

4.6 Treasurer	9

4.7 Other Officers	9

4.8 Salaries	9

ARTICLE V - AMENDMENT OF BYLAWS	9

C-iii

BYLAWS
OF
BROADCASTER, INC.

ARTICLE I - OFFICES

1.1  Registered Office.

The registered office of the corporation shall be in the City of Wilmington, County of New Castle, State of Delaware.

1.2  Other Offices.

The corporation may also have offices at such other places both within and without the State of Delaware as the board of directors may from time to time determine or the business of the corporation may require.

ARTICLE II - STOCKHOLDERS

2.1 Annual Meeting.

The annual meeting of the stockholders for the election of directors and the transaction of such other business as may properly come before the meeting shall be held after the close of the corporation’s fiscal year on such date and at such time as shall be designated by the board of directors.

2.2 Special Meeting.

Special meetings of stockholders may be called at any time by the board of directors, the Chairman of the Board or the President of the corporation.

2.3 Place.

Meetings of stockholders shall be held at the principal executive office of the corporation or at any other place, within or without Delaware, which is designated by the board of directors or the President.

2.4 Notice.

(a) Annual and Special Meetings. A written notice of each meeting of stockholders shall be given not more than 60 days and, except as provided below, not less than ten days before the meeting to each stockholder entitled to vote at the meeting. The notice shall state the place, date and hour of the meeting and, if directors are to be elected at the meeting, the names of the nominees intended to be presented by management for election. The notice shall also state (i) in the case of an annual meeting, those matters which the board of directors intends to present for action by the stockholders, and (ii) in the case of a special meeting, the general nature of the business to be transacted and that no other business may be transacted. Notice shall be delivered personally, by mail or other means addressed to the stockholder at the address of such stockholder appearing on the books of the corporation, the address given by the stockholder to the corporation for the purpose of notice or as otherwise provided by law.

(b) Adjourned Meetings. Notice of an adjourned meeting need not be given if (i) the meeting is adjourned for 30 days or less, (ii) the time and place of the adjourned meeting are announced at the meeting at which the adjournment is taken and (iii) no new record date is fixed for the adjourned meeting. Otherwise, notice of the adjourned meeting shall be given as in the case of an original meeting.

2.5 Record Date.

The board of directors may fix in advance a record date for the determination of the stockholders entitled to notice of any meeting, to vote, to receive any dividend or other distribution or allotment of rights or to exercise any rights. The record date shall be not more than 60 nor less than ten days prior to the date of the meeting nor more than 60 days prior to such other action. If no record date is fixed, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the business day next preceding the day on which notice is given, or, if notice is waived, the close of business on the business day next preceding the day on which the meeting is held. Except as otherwise provided by law, when a record date is fixed, as provided herein, only stockholders on the record date are entitled to notice and to vote, to receive the dividend, distribution or allotment of rights or to exercise rights, as the case may be, notwithstanding any transfer of shares on the books of the corporation occurring after the record date. Except as otherwise provided by law, the corporation shall be entitled to treat the holder of record of any shares as the holder in fact of such shares and shall not be bound to recognize any equitable or other claim to or interest in such shares on the part of any other person, whether or not the corporation shall have express or other notice of such claim or interest. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting unless the board of directors fixes a new record date

2.6 Quorum.

The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the certificate of incorporation. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

2.7 Required Vote.

When a quorum is present at any meeting, except with respect to the election of directors, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which by express provision of statute or of the certificate of incorporation, a different vote is required, in which case such express provision shall govern and control the decision of such question.

2.8 Proxies and Voting.

At any meeting of the stockholders, every stockholder entitled to vote may vote in person or by proxy authorized by an instrument in writing filed in accordance with the procedure established for the meeting. Unless otherwise provided in the certificate of incorporation, each stockholder shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of the capital stock having voting power held by such stockholder, but no proxy shall be voted on after three years from its date, unless the proxy provides for a longer period.

2.9 Notice of Stockholder Business.

At an annual or special meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before a meeting, business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) properly brought before the meeting by or at the direction of the Board of Directors, or (c) properly brought before an annual meeting by a stockholder and if, and only if, the notice of a special meeting provides for business to be brought before the meeting by stockholders, properly brought before the special meeting by a stockholder. For business to be properly brought before a meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the corporation. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal offices of the corporation no later than (i) in the case of an annual meeting, ninety (90) days before the anticipated date of the next annual meeting, under the assumption that the next annual meeting will occur on the same calendar day as the day of the most recent annual meeting, and (ii) in the case of a special meeting, ten (10) days prior to date of such meeting. A stockholder's notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual or special meeting (1) a brief description of the business desired to be brought before the annual or special meeting and the reasons for conducting such business at the annual or special meeting, (2) the name and address, as they appear on the corporation's books, of the stockholder proposing such business, (3) the class and number of shares of the corporation which are beneficially owned by the stockholder, and (4) any material interest of the stockholder in such business. Notwithstanding anything in the Bylaws to the contrary, no business shall be conducted at an annual or special meeting except in accordance with the procedures set forth in this Section 2.9. The chairman of an annual or special meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting and in accordance with the provisions of this Section 2.9, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

2.10 Lost Stock Certificates.

The corporation may cause a new stock certificate to be issued in place of any certificate previously issued by the corporation alleged to have been lost, stolen or destroyed. The corporation may, at its discretion and as a condition precedent to such issuance, require the owner of such certificate to deliver an affidavit stating that such certificate was lost, stolen or destroyed or to give the corporation a bond or other security sufficient to indemnify it against any claim that may be made against it, including any expense or liability, on account of the alleged loss, theft or destruction or the issuance of a new certificate.

ARTICLE III - BOARD OF DIRECTORS

3.1 Number.

The number of directors who shall constitute the whole board shall not be less than five (5) nor more than nine (9). The exact number of directors shall be determined from time to time by resolution of the board of directors.

3.2 Powers.

The business of the corporation shall be managed by or under the direction of its board of directors, which may exercise all such powers of the corporation and do all such lawful acts and things as are not by statute or by the certificate of incorporation or by these bylaws directed or required to be exercised or done by the stockholders.

3.3 Election.

Except as provided in Section 3.2, the directors shall be elected at the annual meeting of the stockholders by a plurality vote. Each director elected shall hold office until his or her successor is elected and qualified. Directors need not be stockholders.

3.4 Term of Office and Vacancies.

Vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director; whenever the holders of any class or classes of stock or series thereof are entitled, pursuant to the certificate of incorporation, to elect one or more directors, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the directors elected by such class or classes or series then in office, or by a sole remaining director so elected. The directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced. If there are no directors in office, then an election of directors may be held in the manner provided by statute.

3.5 Removal.

Unless otherwise restricted by the certificate of incorporation, bylaws or statute, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of shares entitled to vote at an election of directors.

3.6  Resignation.

Any director may resign by giving notice to the board of directors, the Chairman of the Board, the President or the Secretary. The resignation of a director shall be effective when given unless the director specifies a later time. The resignation shall be effective regardless of whether it is accepted by the corporation.

3.7  Compensation.

Unless otherwise restricted by the certificate of incorporation or these bylaws, the board of directors shall have the authority to fix the compensation of directors. The directors may be paid their expenses, if any, of attendance at each meeting of the board of directors and may be paid a fixed sum for attendance at each meeting of the board of directors or a stated salary as director. No such payment shall preclude any director from serving the corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

3.8 Committees.

The board of directors may, by resolution passed by a majority of the whole board, designate one or more committees, each committee to consist of one or more of the directors of the corporation. The board many designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.

Any committee, to the extent provided in the resolution of the board of directors, shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no committee shall have the power or authority of the board of directors in reference to:

(a) amending the certificate of incorporation (except to the extent provided in resolutions of the board of directors and permitted by the General Corporation Law of the State of Delaware);

(b) adopting an agreement of merger or consolidation;

(c) recommending to the stockholders the sale, lease or exchange of all or substantially all of the corporation's property and assets; or

(d) recommending to the stockholders a dissolution of the corporation or a revocation of a dissolution.

Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the board of directors. Each committee shall keep regular minutes of its meetings and report the same to the board of directors when required.

3.9 Time and Place of Meetings and Telephone Meetings.

Unless the board of directors determines otherwise, the board shall hold a regular meeting during each quarter of the corporation's fiscal year. One such meeting shall take place immediately following the annual meeting of stockholders. All meetings of directors shall be held at the principal executive office of the corporation or at such other place, within or without the State of Delaware, as shall be designated in the notice of the meeting or in a resolution of the board of directors. Directors may participate in a meeting through use of conference telephone or similar communications equipment, provided that all members participating in the meeting can hear each other.

3.10 Call.

Meetings of the board of directors, whether regular or special, may be called by the Chairman of the Board, the President, the Secretary, any Vice President or any two directors.

3.11 Notice.

Regular meetings of the board of directors may be held without notice if the time of such meetings has been fixed by the board and publicized among all directors. Special meetings shall be held upon four days' notice by mail or 48 hours' notice delivered personally or by telephone or electronic correspondence, and regular meetings shall be held upon similar notice if notice is required for such meetings. Neither a notice nor a waiver of notice must specify the purpose of any regular or special meeting. Notice of the time and place of holding an adjourned meeting need not be given to absent directors if the time and place of the adjourned meeting is announced at the meeting at which the adjournment is taken, but if a meeting is adjourned for more than 24 hours, notice of the adjourned meeting shall be given prior to the time of such meeting to the directors who were not present at the time of the adjournment.

3.12 Meeting Without Regular Call and Notice.

The transactions of any meeting of the board of directors, however called and noticed or wherever held, are as valid as though had at a meeting duly held after regular call and notice if a quorum is present and if, either before or after the meeting, each of the directors not present signs a written waiver of notice. For such purposes, a director shall not be considered present at a meeting if, although in attendance at the meeting, the director protests the lack of notice prior to the meeting or at its commencement.

3.13 Action Without Meeting.

Any action required or permitted to be taken by the board of directors may be taken without a meeting, if all of the members of the board individually or collectively consent in writing to such action.

3.14 Quorum and Required Vote.

At all meetings of the board a majority of the total number of authorized directors shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the board of directors, except as may be otherwise specifically provided by statute or by the certificate of incorporation. If a quorum shall not be present at any meeting of the board of directors the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

3.15 Committee Meetings.

The principles set forth in Sections 3.9 through 3.14 of these bylaws shall apply to committees of the board of directors and to actions taken by such committees.

ARTICLE IV - OFFICERS

4.1 Titles and Relation to board of directors.

The officers of the corporation shall include a Chairman of the Board or a President or both, a Secretary and a Treasurer. The board of directors may also choose one or more Vice Presidents, Assistant Secretaries, Assistant Treasurers or other officers. Any number of offices may be held by the same person. All officers shall perform their duties and exercise their powers subject to the direction of the board of directors.

4.2 Election, Term of Office and Vacancies.

At its regular meeting after each annual meeting of stockholders, or at any other such time as the board of directors shall designate, the board of directors shall choose the officers of the corporation. The board may choose additional officers or fill vacant offices at any other time. No officer must be a member of the board of directors except the Chairman of the Board. The officers shall hold office until their successors are chosen, except that the board of directors may remove any officer at any time.

4.3 Resignation.

Any officer may resign at any time upon notice to the corporation without prejudice to the rights, if any, of the corporation under any contract to which the officer is a party. The resignation of an officer shall be effective when given unless the officer specifies a later time. The resignation shall be effective regardless of whether it is accepted by the corporation.

4.4  Chairman of the Board; President.

If the board of directors elects a Chairman of the Board, such officer shall preside over all meetings of the board of directors and of stockholders. If there be no Chairman of the Board, the President shall perform such duties. The board of directors shall designate either the Chairman of the Board or the President as the chief executive officer and may prescribe the duties and powers of the chief executive officer. If there is no Chairman of the Board, the President shall be the chief executive officer.

4.5 Secretary.

Unless otherwise determined by the board of directors or the chief executive officer, the Secretary shall have the following powers and duties:

(a) Record of Corporate Proceedings. The Secretary shall attend all meetings of stockholders and the board of directors and its committees and shall record all votes and the minutes of such meetings in a book to be kept at the principal executive office of the corporation or at such other place as the board may determine. The Secretary shall keep at the corporation's principal executive office, if in California, or at its principal business office in California if the principal executive office is not in California, the original or a copy of these bylaws, as amended.

(b) Record of Shares. Unless a transfer agent is appointed by the board of directors to keep a share register, the Secretary shall keep a share register at the principal executive office of the corporation showing the names of the stockholders and their addresses, the number and class of shares held by each, the number and date of certificates issued and the number and date of cancellation of each certificate surrendered for cancellation.

(c) Notices. The Secretary shall give such notices as may be required by law or these bylaws.

4.6 Treasurer.

Unless the board of directors designates another chief financial officer, the Treasurer shall be the chief financial officer of the corporation. Unless otherwise determined by the board of directors or the chief executive officer, the Treasurer shall have custody of the corporate funds and securities, shall keep adequate and correct accounts of the corporation's properties and business transactions, shall disburse such funds of the corporation as may be ordered by the board or the chief executive officer (taking proper vouchers for such disbursements), and shall render to the chief executive officer and the board, at regular meetings of the board or whenever the board may require, an account of all transactions and the financial condition of the corporation.

4.7 Other Officers.

The other officers of the corporation, if any, shall exercise such powers and perform such duties as the board of directors or the chief executive officer shall prescribe.

4.8 Salaries.

The board of directors shall fix the salary of the chief executive officer and may fix the salaries of other employees of the corporation, including the other officers. If the board does not fix the salaries of the other officers, the chief executive officer shall fix such salaries.

ARTICLE V - AMENDMENT OF BYLAWS

5.1 Bylaws may be adopted, amended or repealed by the affirmative vote of a majority of the outstanding shares entitled to vote or by the board of directors.

I, [______________________], do hereby certify:

1. That I am the duly elected Secretary of Broadcaster, Inc., a Delaware Corporation.

2. That the foregoing Bylaws constitute the Bylaws of the Corporation as of the [__] day of [___________], 2005.

IN WITNESS WHEREOF, I have executed this certificate as of the [__] day of [___________], 2005.

_____________________________
[__________________], Secretary

Annex D

AGREEMENT AND PLAN OF MERGER

by and among

International Microcomputer Software, Inc.,

ACCM Acquisition Corp.,

Broadcaster, Inc.,

AccessMedia Networks, Inc.

and

the stockholders of AccessMedia Networks, Inc.

(solely with respect to Article X)

Dated as of December 16, 2005

Page

ARTICLE I	THE MERGER	2
1.1	Termination of the Original Merger Agreement	2
1.2	The Merger	2
1.3	Closing; Effective Time	2
1.4	Effects of the Merger	3
1.5	Joint Operating Agreement	3
1.6	Further Assurances	3
ARTICLE II	CONVERSION OF SECURITIES	4
2.1	Effect on Company Capital Stock	4
2.2	Exchange of Certificates	5
2.3	Legends	6
2.4	Distributions with Respect to Unexchanged Shares of Company Common Stock	7
2.5	No Further Ownership Rights in Company Common Stock	7
2.6	Lost Certificates	7
2.7	Dissenters' Rights	8
2.8	Withholding	8
2.9	Earnout Payment	8
ARTICLE III	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	12
3.1	Organization and Good Standing	12
3.2	Capitalization	13
3.3	Subsidiaries of the Company	14
3.4	Authority and Enforceability	15
3.5	No Conflict; Authorizations	15
3.6	Financial Statements	16
3.7	No Undisclosed Liabilities	17
3.8	Accounts Receivable	17
3.9	Taxes	18
3.10	Compliance with Law	21
3.11	Authorizations	21
3.12	Title to Personal Properties	21
3.13	Condition of Tangible Assets	22
3.14	Real Property	22
3.15	Intellectual Property	23
3.16	Absence of Certain Changes or Events	28
3.17	Contracts	30

D-i

(continued)

Page
3.18	Litigation	32
3.19	Employee Benefits	33
3.20	Labor and Employment Matters	35
3.21	Environmental	36
3.22	Related Party Transactions	39
3.23	Insurance	39
3.24	Books and Records	40
3.25	Conditions Affecting the Company and its Subsidiaries	40
3.26	Brokers or Finders	40
3.27	No Illegal Payments	41
3.28	Suppliers and Customers	41
3.29	Bank Accounts	41
3.30	Powers of Attorney	41
3.31	Information Supplied	41
3.32	Compliance with Securities Act	41
3.33	Stockholder Investment Representations	42
3.34	Completeness of Disclosure	43
ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	43
4.1	Organization and Good Standing	43
4.2	Capital Structure	43
4.3	Authority and Enforceability	43
4.4	No Conflicts; Authorizations	44
4.5	SEC Filings; Financial Statements	44
4.6	Interim Operations of Sub	45
4.7	Liabilities	45
4.8	Taxes	45
4.9	Compliance with Law	47
4.10	Absence of Certain Changes or Events	47
4.11	Litigation	48
4.12	Brokers or Finders	48
4.13	No Illegal Payments	48
4.14	Information Supplied	48
4.15	Employee Benefits	49
4.16	Environmental	51
4.17	Related Party Transactions	52

D-ii

(continued)

Page
4.18	Investment Representations	52
4.19	Completeness of Disclosure	53
ARTICLE V	COVENANTS OF THE COMPANY	53
5.1	Conduct of Business	53
5.2	Negative Covenants	54
5.3	Access to Information	56
5.4	Resignations	56
5.5	Consents	56
5.6	Notification of Certain Matters	56
5.7	Exclusivity	57
5.8	Stockholders’ Representative Agreement	57
5.9	Allocation Certificate	57
5.10	FIRPTA Certificate	58
5.11	Termination of 401(k) Plan	58
5.12	Company’s Auditors	58
5.13	Section 280G of the Code	58
ARTICLE VI	COVENANTS OF PARENT	58
6.1	Benefit Plans	58
6.2	Lockup Agreements	59
6.3	Stockholders’ Meetings	59
6.4	Surviving Corporation Working Capital	60
6.5	Parent Board of Directors	60
ARTICLE VII	COVENANTS OF THE COMPANY AND PARENT	61
7.1	Regulatory Approvals	61
7.2	Registration Statement; Proxy Statement	61
7.3	Public Announcements	62
7.4	Tax-Free Reorganization	62
7.5	Expenses	62
7.6	Further Assurances	62
ARTICLE VIII	CONDITIONS TO MERGER	62
8.1	Conditions to Each Party’s Obligation to Effect the Merger	62
8.2	Conditions to Obligations of Parent and Merger Sub to Effect the Merger	62
8.3	Conditions to Obligation of the Company to Effect the Merger	64
ARTICLE IX	TERMINATION	65
9.1	Termination	65

D-iii

(continued)

Page
9.2	Effect of Termination	66
9.3	Remedies	66
ARTICLE X	INDEMNIFICATION	67
10.1	Survival	67
10.2	Indemnification by Company Stockholders	68
10.3	Escrow Fund	69
10.4	Third Party Claims	70
10.5	Non-Third Party Claims	73
10.6	Claims Upon Escrow Fund	73
10.7	Contingent Claims	74
10.8	Effect of Investigation; Waiver	74
ARTICLE XI	MISCELLANEOUS	74
11.1	Notices	74
11.2	Amendments and Waivers	75
11.3	Successors and Assigns	76
11.4	Governing Law	76
11.5	Consent to Jurisdiction	76
11.6	Counterparts	77
11.7	Third Party Beneficiaries	77
11.8	Entire Agreement	77
11.9	Captions	77
11.10	Severability	77
11.11	Specific Performance	77
ARTICLE XII	DEFINITIONS	78
12.1	Definitions	78
12.2	Other Defined Terms	79
12.3	Interpretation	83

D-iv

EXHIBITS

Form of Company Voting Agreement	Exhibit A
Form of Parent Voting Agreement	Exhibit B
Form of Joint Operating Agreement	Exhibit C
Form of Escrow Agreement	Exhibit D
Form of Lockup Agreement	Exhibit E

ANNEXES

Annex A:	Principal Company Stockholders
Annex B:	Principal Parent Stockholders
D-v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER ("Agreement"), dated as of December 16, 2005, is by and among International Microcomputer Software, Inc., a California corporation ("IMSI"), ACCM Acquisition Corp., a Delaware corporation and a wholly owned Subsidiary of IMSI ("Merger Sub"), Broadcaster, Inc., a Delaware corporation (“IMSI Delaware”), and AccessMedia Networks, Inc., a Delaware corporation (the "Company"), and, solely with respect to Article X hereof, each stockholder of the Company, including Andrew Garroni, in his capacity as representative of the Company Stockholders pursuant to the Stockholders' Representative Agreement (the "Stockholders' Representative"). For purposes of this Agreement, “Parent” shall mean IMSI and, following the Reincorporation (as defined below), IMSI Delaware. Capitalized terms used in this Agreement are defined in Section 12.1, or in the applicable Section of this Agreement to which reference is made in Section 12.1.

RECITALS:

WHEREAS, IMSI, Merger Sub and the Company previously entered into an Agreement and Plan of Merger dated as of August 8, 2005 (the “Original Merger Agreement”);

WHEREAS, each of the parties thereto desire to terminate the Original Merger Agreement pursuant to Section 9.1(a)(i) thereof and enter into this new Agreement and Plan of Merger;

WHEREAS, prior to the Merger (as defined below) IMSI intends to reincorporate into a Delaware corporation through a merger with IMSI Delaware (the “Reincorporation”);

WHEREAS, the respective Boards of Directors of IMSI, IMSI Delaware, Merger Sub and the Company deem it advisable and in the best interests of their respective stockholders to consummate the business combination provided for herein;

WHEREAS, the Board of Directors of the Company has determined to recommend to the stockholders of the Company the adoption of this Agreement;

WHEREAS, IMSI, as the sole stockholder of Merger Sub, and IMSI Delaware have adopted this Agreement;

WHEREAS, for federal income tax purposes, it is intended that the acquisition of the Company by Parent pursuant hereto shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986 (the "Code");

WHEREAS, concurrently with the execution of this Agreement and as an inducement to Parent to enter into this Agreement, each stockholder of the Company listed on Annex A (each, a "Principal Company Stockholder") shall enter into a Voting Agreement in substantially the form attached hereto as Exhibit A (collectively, the "Company Voting Agreements");

WHEREAS, concurrently with the execution of this Agreement and as an inducement to the Company to enter into such Agreement, each stockholder of Parent listed on Annex B entered into a Voting Agreement, in substantially the form attached hereto as Exhibit B (collectively, the “Parent Voting Agreements”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, IMSI, IMSI Delaware, Merger Sub and the Company agree as follows:

ARTICLE I

THE MERGER

1.1 Termination of the Original Merger Agreement. Parent and the Company hereby terminate the Original Merger Agreement pursuant to Section 9.1(a)(i) thereof.

1.2 The Merger. Subject to the terms and conditions of this Agreement and the Certificate of Merger in such form as is required by the relevant provisions of the Delaware General Corporation Law (the "Delaware Code"), at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease (the "Merger"). As a result of the Merger, the outstanding shares of capital stock of Merger Sub and the Company shall be converted or canceled in the manner provided in Article II of this Agreement, the separate corporate existence of Merger Sub shall cease and the Company shall be the surviving corporation following the Merger. Merger Sub and the Company are sometimes referred to herein as the "Constituent Corporations" and the Company as the surviving corporation following the Merger is sometimes referred to herein as the "Surviving Corporation".

1.3 Closing; Effective Time. The closing of the Merger (the "Closing") shall take place at the offices of Morgan, Lewis & Bockius LLP, 2 Palo Alto Square, 3000 El Camino Real, Suite 700, Palo Alto, California 94306, at 10:00 a.m. on a date to be specified by the parties which shall be no later than two Business Days after satisfaction (or waiver as provided herein) of the conditions set forth in Article VIII (other than those conditions that by their nature will be satisfied at the Closing), unless another time, date and/or place is agreed to in writing by the parties. The date upon which the Closing occurs is herein referred to as the "Closing Date." Simultaneously with, or as soon as practicable following, the Closing, the Company as the surviving corporation shall file the Certificate of Merger with the Secretary of State of the State of Delaware as provided in the Delaware Code. The Merger shall become effective at such time as the Certificate of Merger is so filed or at such later time as is set forth in the Certificate of Merger, if different, which time is hereinafter referred to as the "Effective Time."

1.4 Effects of the Merger.

(a) At and after the Effective Time, the Merger shall have the effects specified in the Delaware Code.

(b) At the Effective Time, the Certificate of Incorporation of the Company shall be amended and restated in their entirety to be identical to the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that Article I of the Certificate of Incorporation shall read: "The name of this corporation is AccessMedia Networks, Inc." As so amended and restated, the Certificate of Incorporation of the Company shall be the Certificate of Incorporation of the Surviving Corporation, until amended thereafter in accordance with applicable Law.

(c) At the Effective Time, the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation (except that all references to Merger Sub in the Bylaws of the Surviving Corporation shall be changed to reflect the name change of Merger Sub), until amended thereafter in accordance with applicable Law.

(d) At the Effective Time, each of the directors and officers of Surviving Corporation shall be identical to the directors and officers of Parent immediately after the Effective Time, each to hold office until their respective death, permanent disability, resignation or removal or until his or her respective successor is duly elected and qualified, all in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation and applicable Law.

1.5  Joint Operating Agreement, The Joint Operating Agreement entered into by Parent and Company in connection with the Original Merger Agreement in the form attached as Exhibit C hereto (the “Joint Operating Agreement”), shall remain in effect in its entirety pursuant to its terms. References therein to "IMSI" shall include IMSI Delaware, as applicable.

1.6 Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title and interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either Constituent Corporation, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation's right, title and interest in, to and under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

ARTICLE II

CONVERSION OF SECURITIES

2.1 Effect on Company Capital Stock.

(a) The Company agrees that, prior to the Effective Time, all outstanding Company Common Stock Equivalents shall be automatically cancelled and shall cease to exist and no consideration shall be delivered or deliverable therefor. "Company Common Stock Equivalents" means all Company Stock Options, Company Stock Options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or any other Contracts that, directly or indirectly, could require the Company to issue, sell or otherwise cause to become outstanding equity securities of the Company or any of its Subsidiaries. "Company Stock Options" means options to purchase equity securities of the Company's Common Stock, no par value per share (“Company Common Stock"). “Company Stock Options” means options to purchase equity securities of the Company or any Subsidiary of the Company.

(b) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company (each such stockholder, a "Company Stockholder"):

(i) each share of Common Stock issued and outstanding immediately prior to the Effective Time, other than (A) Dissenting Shares as provided in Section 2.6 and (B) Treasury Shares as provided in Section 2.1(c)(ii), shall be converted into the right to receive and become exchangeable for, subject to Section 2.2(d), Section 2.9 and Section 10.3, (i) the Closing Consideration, and (ii) the Earnout Consideration. "Closing Consideration" means the number of shares of the Common Stock of Parent (after giving effect to the Reincorporation) ("Parent Common Stock"), calculated as the quotient obtained by dividing (A) 29,000,000 by (B) the number of shares of Company Common Stock (including Dissenting Shares but excluding Treasury Shares) issued and outstanding immediately prior to the Effective Time (the "Exchange Ratio"). "Earnout Consideration" means up to 35,000,000 shares of Parent Common Stock issuable pursuant to Section 2.9 below, and calculated as the quotient obtained by dividing (A) the number of shares of Parent Common Stock issuable pursuant to Section 2.9 on account of the Revenue of the Surviving Corporation deemed to be attributable to the Company by (B) the aggregate number of shares of Common Stock (including Dissenting Shares but excluding Treasury Shares) issued and outstanding immediately prior to the Effective Time. The Earnout Consideration, together with the Closing Consideration, shall mean the “Merger Consideration”. “Total Parent Shares” means the aggregate number of shares issued to the Company Stockholders as Merger Consideration pursuant to this Agreement;

(ii) each share of Company Common Stock held in the Company's treasury ("Treasury Shares") immediately prior to the Effective Time and each share owned by any Subsidiary of the Company shall not represent the right to receive any Merger Consideration, and each such share shall be canceled and retired and shall cease to exist, and no cash, securities or other property shall be payable in respect thereof; and

(iii) each share of common stock of Merger Sub, par value $.01 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $.0001 per share, of the Surviving Corporation.

(c) In the event of any stock split, combination, reclassification, stock dividend or similar capitalization change with respect to Parent Common Stock prior to the Effective Time, or if a record date with respect to any of the foregoing is fixed, appropriate and proportionate adjustments shall be made to the Merger Consideration and the Exchange Ratio, and thereafter all references to the Merger Consideration and the Exchange Ratio shall be deemed to refer to such Exchange Ratio and Merger Consideration as so adjusted.

2.2 Exchange of Certificates.

(a) No later than five business days prior to the Closing, the Company shall furnish to Parent mailing labels or a computer file containing the names and addresses of the record holders of certificates representing Company Shares.

(b) Parent shall mail to each holder of record of Company Shares a letter of transmittal (the "Transmittal Letter"). Upon receipt of the documents described in paragraph (c) below, Parent shall issue certificates representing the shares of Parent Common Stock issuable pursuant to Section 2.1 as of the Effective Time in respect of the Company Shares (other than Dissenting Shares).

(c) Upon surrender to Parent of a certificate or certificates representing all of such Company Stockholder's outstanding shares of Company Common Stock (collectively, "Certificates"), together with (i) a duly executed Transmittal Letter, and (ii) an executed signature page to the Stockholders' Representative Agreement in a form reasonably satisfactory to the parties (the "Stockholders' Representative Agreement"), each Company Stockholder shall be entitled to receive, in exchange therefor, a certificate representing that number of whole shares of Parent Common Stock which such Company Stockholder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article II, less the number of Escrow Shares allocable to such Company Stockholder that are deposited into the Escrow Fund pursuant to Section 10.3 hereof. Each Certificate so surrendered shall forthwith be canceled.

(d) As soon as practicable after the Effective Time, Parent shall cause to be delivered (i) to U.S. Bank, National Association, as escrow agent (the "Escrow Agent"), certificates representing the Escrow Shares subject to and in accordance with the provisions of Section 10.3 hereof; and (ii) to each Company Stockholder a certificate representing those shares of Parent Common Stock issuable to such Company Stockholder which are not Escrow Shares. The Escrow Shares shall be held in escrow by the Escrow Agent and shall be available to compensate Parent for certain damages as provided in Article X. The Escrow Shares shall be held in escrow pursuant to the terms of the Escrow Agreement in the form attached as Exhibit D hereto (the "Escrow Agreement"). To the extent not used for such purposes, the Escrow Shares shall be released as provided in the Escrow Agreement.

(e) If any certificate representing shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate(s) so surrendered shall be properly endorsed for transfer (or accompanied by an appropriate instrument of transfer) and shall otherwise be in proper form for transfer, and that the Person requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of certificates for such shares of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of Parent that any such taxes have been paid or are not applicable.

(f) Notwithstanding any other provision of this Article II, no fractional shares of Parent Common Stock will be issued and any holder of shares of Company Common Stock entitled hereunder to receive a fractional share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that would otherwise be received by such holder) but for this Section 2.2(f) will be entitled to receive a cash payment in lieu of such fractional share of Parent Common Stock in an amount equal to such fraction multiplied by the average of the closing prices of Parent Common Stock on the OTC Bulletin Board as reported in The Wall Street Journal over the ten (10) trading days ending three (3) trading days prior to the Closing.

(g) None of Parent, Merger Sub or the Company shall be liable to any Person in respect of any cash or other property delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any payment pursuant to this Article II would otherwise escheat to or become the property of any Governmental Entity), the shares of Parent Common Stock issuable, or cash payment determined in accordance with Section 2.2(f), in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of Parent free and clear of all claims or interests of any Person previously entitled thereto.

2.3 Legends. The Merger Consideration will be issued in a transaction exempt from registration under the Securities Act and may not be re-offered or resold other than in conformity with the registration requirements of the Securities Act and such other Laws or pursuant to an exemption therefrom. The Certificates shall be legended to the effect described above and shall include such additional legends as necessary to comply with applicable Law, “blue sky” Laws and other applicable restrictions and each Certificate shall bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF (i) AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER SAID ACT OR (ii) AN OPINION OF THE COMPANY’S COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.”

2.4 Distributions with Respect to Unexchanged Shares of Company Common Stock. Notwithstanding any other provisions of this Agreement, no dividends or other distributions on shares of Parent Common Stock shall be paid with respect to any share of Company Common Stock or other securities represented by a Certificate until such Certificate is surrendered for exchange as provided herein. Subject to the effect of applicable Laws, following surrender of any such Certificate there shall be paid to the holder of certificates representing shares of Parent Common Stock issued in exchange therefor, without interest, (a) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such shares of Parent Common Stock and not paid, less the amount of any withholding taxes which may be required thereon, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender thereof and a payment date subsequent to surrender thereof payable with respect to such shares of Parent Common Stock, less the amount of any withholding taxes which may be required thereon. No holder of unsurrendered Certificates shall be entitled, until the surrender of such Certificate, to vote the shares of Parent Common Stock which such holder shall have the right to receive pursuant to this Article II.

2.5 No Further Ownership Rights in Company Common Stock. The payment of the Merger Consideration in respect of each share of Company Common Stock owned by the Company Stockholders shall be deemed to have been paid in full satisfaction of all rights pertaining to each such share of Company Common Stock, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented for transfer to the Surviving Corporation, they shall be canceled and exchanged for certificates representing shares of Parent Common Stock in accordance with the procedures set forth in this Article II.

2.6 Lost Certificates. In the event any Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the disbursement of the Merger Consideration in respect of shares of Company Common Stock represented by such Certificate, require the owner of such lost, stolen or destroyed Certificate to make an affidavit of that fact containing such indemnification provisions as Parent may reasonably deem appropriate, including the posting of a standard bond required by Parent's transfer agent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate.

2.7 Dissenters' Rights.

(a) Notwithstanding anything in this Agreement to the contrary, any shares of Company Common Stock held by any Company Stockholder who shall have demanded and not lost or withdrawn, or who shall be eligible to demand, appraisal rights with respect to such shares of Company Common Stock in the manner provided in the Delaware Code ("Dissenting Shares") shall not represent the right to receive the Merger Consideration. If any Company Stockholder shall fail to perfect or shall effectively withdraw or lose his right to appraisal and payment under the Delaware Code, as the case may be, each share of Company Common Stock held by such Company Stockholder shall thereupon, in accordance with and subject to the provisions set forth in this Article II, represent the right to receive the Merger Consideration.

(b) The Company shall give Parent prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other communications received by the Company in connection with any demands for appraisal. The Company shall not, except with the written consent of Parent, voluntarily make any payment with respect to any such demands. Parent shall have the right to control all negotiations and proceedings with respect to demands for appraisal, including the right to settle any such demands. To the extent that Parent or the Company makes any payment in respect of any Dissenting Shares, Parent shall be entitled to recover under Article X hereof (i) the aggregate amount by which such payment exceeds the Merger Consideration and (ii) any other costs and expenses, including attorney fees and expenses, incurred in connection with investigating, defending and settling such demands for appraisal (the amounts in clauses (i) and (ii) collectively, "Dissenting Share Payments").

2.8 Withholding. Parent shall be entitled to deduct and withhold from the consideration payable pursuant to this Agreement to any holder of shares of Company Common Stock or Dissenting Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of applicable Tax Law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock or Dissenting Shares in respect of which such deduction and withholding was made by Parent.

2.9 Earnout Payment.

(a) The Earnout Consideration shall be paid by Parent in an earnout payment to the Company Stockholders in the form of Parent Earnout Shares in amounts set forth below (in each case, an “Earnout Payment”), in the event that any of the following shall occur:

(i) during any of the time periods beginning as of May 1, 2005 and ending on the date listed in the Performance Target Schedule in the column entitled “Target Date” (subject to clause (ii) below), the Surviving Corporation’s Revenue (as defined below) is equal to or greater than the applicable amount indicated in the column entitled “Revenue Performance Level”:

Performance Target Schedule

Revenue Performance Level	Target Date	Earnout Payment (in Shares of Parent Common Stock)	Potential Aggregate Shares of Parent Common Stock
>$20 million in Revenue	June 30, 2006	7 million	36 million
>$40 million in Revenue	March 31, 2007	7 million	43 million
>$55 million in Revenue	September 30, 2007	7 million	50 million
>$80 million in Revenue	June 30, 2008	7 million	57 million
>$100 million in Revenue	December 31, 2008	7 million	64 million

The applicable Earnout Payment in the column entitled “Earnout Payment” shall be made to the Stockholders’ Representative, on behalf of the Company Stockholders, on or prior to the 30th day following the Target Date or following the date upon which a certain Revenue Performance Level is attained (“Attainment Date”) if the Attainment Date precedes the Target Date. Notwithstanding the foregoing, an Earnout Payment may be earned if the Surviving Corporation achieves the applicable Revenue Performance Level within six (6) months following the Target Date. As used herein, “Revenue” shall mean the consolidated revenue of the Company beginning on May 1, 2005 and shall not include any revenue from Parent’s business or operations or any Baseline Amount (as provided in paragraph (b) below)."

(ii) If an Earnout Payment is earned on or before the specified Target Date, plus six (6) months, the total Earnout Payment will include (a) the Earnout Payment with respect to such Target Date, and (b) any Earnout Payments relating to prior measurement periods (in each case, an “Earnout Measurement Period”) that had not been earned prior to such date. For example, if the Surviving Corporation does not achieve Revenue of $20 million as of June 30, 2006 but does achieve Revenue of $20 million prior to December 31, 2006 (six months following the first Target Date), the Company Stockholders will be entitled to receive the Earnout Payment for the first Earnout Measurement Period within 30 days of December 31, 2006. If the Surviving Corporation does not achieve Revenue of $20 million by December 31, 2006, but does achieve Revenue of $40 million as of September 30, 2007 (six months following the second Target Date), the Company Stockholders will be entitled to receive the Earnout Payment for each of the first two Earnout Measurement Periods within 30 days of September 30, 2007.

(b)  Parent, with the Surviving Corporation, shall jointly endeavor to identify companies and technologies as potential acquisition targets in order to expedite the growth of the Surviving Corporation; provided, however, that notwithstanding anything to the contrary contained herein, Parent shall not be obligated to take any action which it believes is not in the best interests of Parent and all of its Subsidiaries taken as a whole; and provided, further, with respect to each such acquisition, only Excess Revenue (as defined below) shall be included for purposes of determining Revenue for purposes of this Section 2.9. As used herein, “Excess Revenue” means the total revenue achieved by such acquisition target during any applicable measuring period, less the Baseline Revenue (as defined below). As used herein, “Baseline Revenue” means the aggregate revenue of an acquisition target generated, in the good faith determination of Parent, during the twelve months immediately prior to and ending on the date of such acquisition (the “Baseline Measurement Period”). In the event an Earnout Measurement Period is shorter than twelve months, then the Excess Revenue shall be calculated based upon the revenue of the acquisition target for such shorter period, less the portion of Baseline Revenue earned by the acquisition target during the comparable portion of the Baseline Measurement Period.

(c) Audit Procedures.

(i) Unless the applicable Earnout Payment shall have previously been made, within thirty-five (35) days after each of the dates listed in the column entitled “Target Date” in the Performance Target Schedule, Parent shall prepare and deliver to the Stockholders’ Representative a statement of Revenue for each such measurement period, as indicated in the Performance Target Schedule (the “Statement of Revenue”).

(ii) The Stockholders’ Representative shall have a period commencing upon delivery of the Statement of Revenue by Parent and expiring forty-five (45) days after such delivery date to review the Statement of Revenue. During such period, Parent shall permit the Stockholders’ Representative and its agents or representatives, during normal business hours, to have full and complete access to, and to examine, all work papers and schedules that are or were necessary to prepare and/or review the Statement of Revenue. In the event the Stockholders’ Representative disputes any determination contained in the Statement of Revenue, the Stockholders’ Representative shall, within forty-five (45) days after delivery of the Statement of Revenue, deliver a notice to Parent (the “Earnout Dispute Notice”), setting forth in reasonable detail the component or components which are in dispute and the basis of such dispute. If the Stockholders’ Representative fails to deliver an Earnout Dispute Notice to Parent within forty-five (45) days after Parent’s delivery of the Statement of Revenue, then the Stockholders’ Representative shall be bound by the calculations contained in the Statement of Revenue, and the Statement of Revenue shall be deemed to be the Final Statement of Revenue (as defined below) for the applicable Earnout Measurement Period, and any required payments shall be made pursuant to subsection (j) or (k) above based on such Final Statement of Revenue for each respective Earnout Measurement Period. If the Stockholders’ Representative delivers the Earnout Dispute Notice within such forty-five (45) day period, then the Stockholders’ Representative and Parent will negotiate in good faith (with the assistance of their respective independent accountants and counsel, if desired) to resolve any such dispute within fifteen (15) days after receipt by Parent of the Earnout Dispute Notice. If Parent and the Stockholders’ Representative fail to resolve any such dispute within fifteen (15) days after receipt by Parent of the Earnout Dispute Notice, they shall submit the dispute to an independent accounting firm (other than Burr, Pilger & Mayer) (the “Reviewing Accountant”) to review the Statement of Revenue; provided, however, that Parent shall pay any undisputed Earnout Consideration it believes is owed to the Company’s stockholders. Parent and the Stockholders’ Representative shall make available to the Reviewing Accountant all work papers and all other information and material in their possession relating to the matters in the Earnout Dispute Notice. The Reviewing Accountant shall be instructed to use its reasonable best efforts to deliver its determination as promptly as practicable after such submission of the dispute to the Reviewing Accountant. The Parties hereby expressly agree that the determination of the Reviewing Accountant shall be final and binding on the parties (absent fraud or manifest bad faith by the Reviewing Accountant). The Statement of Revenue, as determined by Parent (if not disputed), or as modified (if at all) by agreement of Parent and the Stockholders’ Representative or by decision of the Reviewing Accountant, shall be referred to herein as the “Final Statement of Revenue” for each respective Earnout Measurement Period. Each party shall bear its own expenses and the fees and expenses of its own representatives and experts, including its independent accountants, in connection with the preparation, review, dispute (if any) and final determinations contained in the Final Statement of Revenue. The costs, expenses and fees of the Reviewing Accountant shall be borne by the Stockholders’ Representative, on the one hand, and Parent, on the other hand, based on the percentage which the portion of the contested amount not awarded to such party bears to the amount actually contested by such party.

(iii) Within fifteen (15) days after the Final Statement of Revenue for each respective Earnout Measurement Period has become final and binding on the parties pursuant to this subsection (l), the Earnout Consideration, if any, payable in accordance with subsection (j) or (k) above will be immediately due and payable by Parent to the Stockholders’ Representative, on behalf of the Company Stockholders.

(d) Earnout Consideration. The right of each Company Stockholder to receive any Earnout Consideration (i) will not be represented by any form of certificate or instrument; (ii) will not give such Company Stockholder any dividend rights, voting rights, liquidation rights, preemptive rights or other rights common to holders of the securities of Parent; (iii) will not be redeemable; and (iv) will not be sold, assigned, pledged, gifted, conveyed, transferred or otherwise disposed of, except pursuant to the applicable laws of descent and distribution. Any transfer of any right to receive any Earnout Consideration in violation of this Agreement shall be null and void. The Earnout Consideration is solely a contractual right established by this Agreement, and such contractual right is not a security for purposes of any federal or state securities laws.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub as of the date hereof and as of the Closing Date that the statements contained in this Article III are true and correct, except as set forth in the disclosure schedule dated and delivered as of the date hereof by the Company to Parent (the "Company Disclosure Schedule"), which is being concurrently delivered to Parent in connection herewith and is designated therein as being the Company Disclosure Schedule. The Company Disclosure Schedule shall be arranged in paragraphs corresponding to each representation and warranty set forth in this Article III. Each exception to a representation and warranty set forth in the Company Disclosure Schedule shall be deemed to qualify the specific representation and warranty which is referenced in the applicable paragraph of the Company Disclosure Schedule, and no other representation or warranty.

3.1 Organization and Good Standing.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite power to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification. The Company Disclosure Schedule lists each jurisdiction in which the Company is qualified to do business.

(b) The Company has complied with and is not in default under its Charter Documents. The Charter Documents of the Company in the forms attached to the Company Disclosure Schedule are the Charter Documents of the Company as in effect on the date of this Agreement and as of the Closing Date. "Charter Documents" means, with respect to any entity, the certificate of incorporation, the articles of incorporation, by-laws, articles of organization, limited liability company agreement, partnership agreement, formation agreement, joint venture agreement or other similar organizational documents of such entity (in each case, as amended).

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 30,000,000 shares of capital stock and all of such shares are designated common stock. Of such amount, 25,000,000 shares of Common Stock are issued and outstanding as of the date hereof. All issued and outstanding shares of Company Common Stock (collectively, the "Company Shares") have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in compliance with all applicable federal and state securities Laws.

(b) The Company Disclosure Schedule contains a true and complete list of the record holders of the Company Shares and sets forth the full name, current address and number and class of Company Shares owned by each record holder.

(c) The Company has not reserved any shares of Company Common Stock for future issuance pursuant to any Stock Option Plan of the Company.

(d) Except as set forth in paragraph (a) above, the Company does not have outstanding securities of any kind. Except as set forth in the preceding sentence, the Company is not a party to any Contract obligating the Company, directly or indirectly, to issue additional securities and there is no circumstance or condition that may give rise to a claim by any Person that such Person is entitled to acquire any securities of the Company.

(e) All outstanding Company Stock Options have been duly authorized and validly issued and were issued in compliance with all applicable federal and state securities Laws. All shares of Company Common Stock subject to issuance upon exercise, conversion and/or exchange of Company Stock Options, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

(f) Neither the Company Shares nor the Company Stock Options were issued or have been transferred in violation of, or are subject to, any preemptive rights, rights of first offer or subscription agreements. The Company is not a party to any stockholder agreements, voting agreements, voting trusts or any such other similar arrangements with respect to the transfer, voting or other rights associated with its securities, and there are no such agreements to which the Company is not a party.

(g) The cancellation of the Company Stock Options prior to the Effective Time will be in compliance with the terms of the agreement pursuant to which such Company Stock Options were issued and in compliance with all federal and state securities Laws. No consent of the holders of Company Stock Options is required for such cancellation.

(h) The Company has not repurchased or otherwise reacquired any of its securities. There are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any of its securities. There are no declared or accrued unpaid dividends with respect to any of the Company's securities.

(i) The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation, or similar rights.

(j) The Company does not have outstanding any bonds, debentures, notes or other obligations or debt securities the holders of which have the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matter.

3.3 Subsidiaries of the Company.

(a) The Company Disclosure Schedule contains a true and complete list of the Subsidiaries of the Company and sets forth with respect to each such Subsidiary the jurisdiction of formation, the authorized and outstanding capital stock of such Subsidiary and the owner(s) of record of such outstanding capital stock. The outstanding shares of capital stock of each Subsidiary of the Company have been duly authorized and validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary of the Company free and clear of all liens, claims, charges, security interests, mortgages, pledges, easements, conditional sale or other title retention agreements, defects in title, covenants or other restrictions of any kind, including, any restrictions on the use, voting, transfer or other attributes of ownership (collectively, "Liens").

(b) Each Subsidiary of the Company is validly existing and in good standing under the Laws of the jurisdiction of its formation, has all requisite power to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification. The Company Disclosure Schedule lists each jurisdiction in which the Subsidiaries are qualified to do business.

(c) Other than the shares of capital stock set forth in the Company Disclosure Schedule, no Subsidiary of the Company has outstanding securities of any kind. No Subsidiary of the Company is party to any Contract obligating such Subsidiary, directly or indirectly, to issue any additional securities and there is no circumstance or condition that may give rise to a claim by any Person that such Person is entitled to acquire the securities of any such Subsidiary. No Subsidiary of the Company has outstanding or authorized any stock appreciation, phantom stock, profit participation, or similar rights.

(d) No Subsidiary of the Company has outstanding any bonds, debentures, notes or other obligations or debt securities the holders of which have the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matter.

(e) Other than the Subsidiaries set forth in the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company, directly or indirectly, owns any securities or other interest in any corporation, partnership, joint venture or other business association or entity, or to provide funds to or make any investment.

(f) There are no obligations, contingent or otherwise, of the Company or any Subsidiary of the Company to provide funds to or make an investment (in the form of a loan, capital contribution or otherwise) in any entity.

3.4 Authority and Enforceability.

(a) The Company has all necessary corporate power and authority to enter into this Agreement, and, subject in the case of the consummation of the Merger to the Company Stockholder Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject in the case of the consummation of the Merger to the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors' rights generally, and (ii) the availability of injunctive relief and other equitable remedies.

(b) The only stockholder votes required to adopt this Agreement and approve the transactions contemplated hereby are the affirmative vote of the holders of a majority of the then outstanding Company Shares voting as a single class on an as-converted to Common Stock basis on the record date of a duly convened meeting of the Company Stockholders, or by written consent in lieu of such meeting (the "Company Stockholder Approval"). The Principal Company Stockholders represent as of the date hereof and will represent as of the record date of such meeting or consent at least a majority of the then outstanding Company Shares on an as-converted to Common Stock basis and have agreed in writing to vote for adoption of this Agreement pursuant to the Voting Agreements.

(c) The Board of Directors of the Company has, by the unanimous vote of all directors in office, (i) duly approved this Agreement, the Merger and the transactions contemplated hereby, (ii) determined that the Merger is advisable and in the best interests of the Company Stockholders and (iii) recommended that the Company Stockholders adopt this Agreement and directed that this Agreement be submitted to the Company Stockholders for adoption.

3.5 No Conflict; Authorizations.

(a) The execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby (in each case, with or without the giving of notice or lapse of time, or both) will not, directly or indirectly, (i) violate the provisions of the Company's or any of its Subsidiaries' Charter Documents, (ii) violate or conflict with, or constitute a default, an event of default or an event creating rights of acceleration, termination, cancellation, imposition of additional obligations or loss of rights, or require a consent to assignment, under any Contract (A) to which the Company or any of its Subsidiaries is a party, (B) of which the Company or any of its Subsidiaries is a beneficiary or (C) by which the Company or any of its Subsidiaries or any of their respective assets is bound, (iii) assuming compliance by the Company with the matters referred to in Section 3.5(b),violate or conflict with any Law, Authorization or Order applicable to the Company or any of its Subsidiaries, or give any Governmental Entity or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy, obtain any relief under or revoke or otherwise modify any rights held under, any such Law, Authorization or Order, or (iv) result in the creation of any Liens upon any of the assets owned or used by the Company or any of its Subsidiaries. Section 3.5(a) of the Company Disclosure Schedule sets forth all consents, waivers, assignments and other approvals and actions that are required in connection with the transactions contemplated by this Agreement under any Contract to which the Company or any of its Subsidiaries is a party (collectively, "Consents") in order to preserve all rights of, and benefits to, the Surviving Corporation and its Subsidiaries thereunder.

(b) No Authorization or Order of, registration, declaration or filing with, or notice to any Governmental Entity or other Person, is required to be made, obtained, performed or given to or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the consummation of the Merger, other than the filing of the Certificate of Merger with the Secretary of State of Delaware.

3.6 Financial Statements.

(a) True and complete copies of the Company's unaudited consolidated financial statements consisting of the consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2004 and the related statements of income and retained earnings, stockholders' equity and cash flow, for the years ended December 31, 2003 and December 31, 2004 (the "Financial Statements"), and unaudited consolidated financial statements consisting of the balance sheet of the Company and its Subsidiaries as at June 30, 2005 and the related statements of income and retained earnings, stockholders' equity and cash flow for the six month period then ended (the "Interim Financial Statements" and together with the Financial Statements, the "Financial Statements"), are included in the Company Disclosure Schedule.

(b) To the best of the Company’s Knowledge, the Financial Statements are true, complete and correct and have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved, subject, in the case of the Interim Financial Statements, to normal year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Financial Statements). The Financial Statements are based on the books and records of the Company and its Subsidiaries, and fairly present the financial condition of the Company and its Subsidiaries as of the respective dates they were prepared and the results of the operations of the Company and its Subsidiaries for the periods indicated. The consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2004 is referred to herein as the "Balance Sheet" and the date thereof as the "Balance Sheet Date" and the consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2005 is referred to herein as the "Interim Balance Sheet" and the date thereof as the "Interim Balance Sheet Date." Each of the Company and its Subsidiaries maintains a standard system of accounting established and administered in accordance with GAAP.

3.7 No Undisclosed Liabilities. The Company and its Subsidiaries have no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise ("Liabilities"), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

3.8 Accounts Receivable. The accounts receivable of the Company and its Subsidiaries as set forth on the Interim Balance Sheet or arising since the date thereof are, to the extent not paid in full by the account debtor prior to the date hereof, (a) valid and genuine, have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice, (b) not subject to valid defenses, set-offs or counterclaims, and (c) collectible within 90 days after billing at the full recorded amount thereof less, in the case of accounts receivable appearing on the Interim Balance Sheet, the recorded allowance for collection losses on the Interim Balance Sheet or, in the case of Accounts Receivable arising since the Interim Balance Sheet Date, the recorded allowance for collection losses shown on the accounting records of the Company and its Subsidiaries. The allowance for collection losses on the Interim Balance Sheet and, with respect to Accounts Receivable arising since the Interim Balance Sheet Date, the allowance for collection losses shown on the accounting records of the Company and its Subsidiaries, have been determined in accordance with GAAP consistent with past practice. The accounts receivable existing as of the Closing Date are believed by the Company to be collectible within 90 days after billing at the full recorded amount thereof net of the reserves shown on the accounting records of the Company and its Subsidiaries as of the Closing Date (which reserve shall be adequate and shall not represent a greater percentage of the accounts receivable as of the Closing Date than the reserve reflected in the Interim Balance Sheet represented of the accounts receivable reflected therein).

3.9 Taxes.

(a) As used in this Agreement, the following words and terms have the following definitions:

(i) "Tax" or "Taxes" means any and all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, unemployment, social security, workers' compensation, capital, premium, and other taxes, assessments, customs, duties, fees, levies, or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto.

(ii) "Tax Returns" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(iii) "Taxing Authority" means any Governmental Entity having jurisdiction with respect to any Tax.

(b) To the best of the Company’s Knowledge, each of the Company and its Subsidiaries has duly and timely filed all Tax Returns required to have been filed by or with respect to the Company or such Subsidiary and will duly and timely file all Tax Returns due between the date hereof and the Closing Date. To the best of the Company’s Knowledge, each such Tax Return correctly and completely reflects all liability for Taxes and all other information required to be reported thereon. To the best of the Company’s Knowledge, all Taxes owed by the Company and each Subsidiary of the Company (whether or not shown on any Tax Return) have been timely paid (or, if due between the date hereof and the Closing Date, will be duly and timely paid). To the best of the Company’s Knowledge, each of the Company and its Subsidiaries has adequately provided for, in its books of account and related records, all liability for all unpaid Taxes, being current Taxes not yet due and payable.

(c) Each of the Company and its Subsidiaries has withheld and timely paid all Taxes required to have been withheld and paid by it and has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto.

(d) Neither the Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return, nor has the Company or any of its Subsidiaries made (or had made on its behalf) any requests for such extensions. Neither the Company nor any of its Subsidiaries has waived (or is subject to a waiver of) any statute of limitations in respect of Taxes or has agreed to (or is subject to) any extension of time with respect to a Tax assessment or deficiency.

(e) The Company Disclosure Schedule indicates those Tax Returns that have been audited and those Tax Returns that currently are the subject of audit. Except as set forth in the Company Disclosure Schedule, to the best of the Company’s Knowledge, there is no Action now pending or threatened against or with respect to the Company or any of its Subsidiaries in respect of any Tax or any assessment or deficiency. To the best of the Company’s Knowledge, there are no liens for Taxes (other than current Taxes not yet due and payable) upon the assets of the Company. The Company has delivered to Parent correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries since the date of incorporation of such entity.

(f) The Company Disclosure Schedule lists, as of the date of this Agreement, all jurisdictions in which the Company or any of its Subsidiaries currently files Tax Returns. No claim has been made by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that any of them is or may be subject to taxation by that jurisdiction or that any of them must file Tax Returns.

(g) Neither the Company nor any of its Subsidiaries has filed a consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provisions of state, local or foreign income Tax Law). Neither the Company nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make payments that would result in a nondeductible expense under Section 280G of the Code or an excise tax to the recipient of such payments pursuant to Section 4999 of the Code.

(h) Neither the Company nor any of its Subsidiaries has agreed to or is required to make by reason of a change in accounting method or otherwise, or could be required to make by reason of a proposed or threatened change in accounting method or otherwise, any adjustment under Section 481(a) of the Code. Neither the Company nor any of its Subsidiaries has been the "distributing corporation" (within the meaning of Section 355(c)(2) of the Code) with respect to a transaction described in Section 355 of the Code within the 5-year period ending as of the date of this Agreement. Neither the Company nor any of its Subsidiaries has received (or is subject to) any ruling from any Taxing Authority or has entered into (or is subject to) any agreement with a Taxing Authority. Each of the Company and its Subsidiaries have disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(i) No Subsidiary of the Company that is incorporated in a non-U.S. jurisdiction has, or at any time has had, an investment in "United States property" within the meaning of Section 956(c) of the Code. No Subsidiary of the Company is, or at any time has been, a passive foreign investment company within the meaning of Section 1297 of the Code and neither the Company nor any of its Subsidiaries is a shareholder, directly or indirectly, in a passive foreign investment company. No Subsidiary of the Company that is incorporated in a non-U.S. jurisdiction is, or at any time has been, engaged in the conduct of a trade or business within the United States, or treated as or considered to be so engaged.

(j) Neither the Company nor any of its Subsidiaries (i) has ever been a party to any Tax allocation or sharing agreement or Tax indemnification agreement, (ii) has ever been a member of an affiliated, consolidated, condensed or unitary group, or (iii) has any liability for or obligation to pay Taxes of any other Person under Treas. Reg. 1.1502-6 (or any similar provision of Tax Law), or as transferee or successor, by contract or otherwise. Neither the Company nor any of its Subsidiaries is a party to any joint venture, partnership, or other arrangement that is treated as a partnership for federal income tax purposes.

(k) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any: (i) intercompany transactions or excess loss accounts described in Treasury regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign Tax Law), (ii) installment sale or open transaction disposition made on or prior to the Effective Time or (iii) prepaid amount received on or prior to the Effective Time.

(l) The Company has not entered into any transaction that constitutes a "reportable transaction" within the meaning of Treasury Regulation Section 1.6011-4(b).

(m) The Company Disclosure Schedule lists each person who Company reasonably believes is, with respect to Company or any Affiliate of the Company, a "disqualified individual" (within the meaning of Section 280G of the Code and the Regulations thereunder).

(n) Neither the Company nor, to the Knowledge of Company, any of its Affiliates has taken or agreed to take any action (other than actions contemplated by this Agreement) that would reasonably be expected to prevent the Merger from constituting a "reorganization" under Section 368 of the Code. The Company is not aware of any agreement or plan to which the Company or any of its Affiliates is a party or other circumstances relating to the Company or any of its Affiliates that could reasonably be expected to prevent the Merger from so qualifying as a "reorganization" under Section 368 of the Code.

(o) The unpaid Taxes of Company (i) did not, as of the Balance Sheet Date and the Interim Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet or the Interim Balance Sheet, respectively, (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Company in filing its Tax Returns. Since the Balance Sheet Date the Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

3.10 Compliance with Law.

(a) Each of the Company and its Subsidiaries has complied with each, and is not in violation of, any applicable Law to which the Company or any of its Subsidiaries or its business, operations, assets or properties is or has been subject.

(b) To the Knowledge of the Company, no event has occurred and no circumstances exist that (with or without the passage of time or the giving of notice) may result in a violation of, conflict with or failure on the part of the Company or any of its Subsidiaries to comply with, any Law. Neither the Company nor any of its Subsidiaries has received notice regarding any such violation of, conflict with, or failure to comply with, any Law.

3.11 Authorizations.

(a) Each of the Company and its Subsidiaries owns, holds or lawfully uses in the operation of its business all Authorizations which are necessary for it to conduct its business as currently conducted or as proposed to be conducted or for the ownership and use of the assets owned or used by the Company or such Subsidiary in the conduct of its business free and clear of all Liens. Such Authorizations are valid and in full force and effect and none of such Authorizations will be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement. All Authorizations are listed in the Company Disclosure Schedule.

(b) To the best of the Company’s Knowledge, no event has occurred and no circumstances exist that (with or without the passage of time or the giving of notice) may result in a violation of, conflict with, failure on the part of the Company or any of its Subsidiaries to comply with the terms of, or the revocation, withdrawal, termination, cancellation, suspension or modification of any Authorization. Neither the Company nor any of its Subsidiaries has received notice regarding any violation of, conflict with, failure to comply with the terms of, or any revocation, withdrawal, termination, cancellation, suspension or modification of, any Authorization. To the best of the Company’s Knowledge, neither the Company nor any of its Subsidiaries is in default. Neither the Company nor any of its Subsidiaries has received notice of any claim of default with respect to any Authorization.

(c) No Person other than the Company or one of its Subsidiaries owns or has any proprietary, financial or other interest (direct or indirect) in any Authorization which the Company or any of its Subsidiaries owns, possesses or uses in the operation of its business as now or proposed to be conducted.

3.12 Title to Personal Properties.

(a) The Company Disclosure Schedule sets forth a complete and accurate list of all the personal properties and assets owned, leased or used by the Company or any of its Subsidiaries or otherwise used in the businesses of the Company and its Subsidiaries as of the date of this Agreement, with a current fair market value in excess of $25,000, specifying whether and by whom each such asset is owned or leased and, in the case of leased assets, indicating the parties to, execution dates of and annual payments under, the lease. The Companies or its Subsidiaries has good and marketable title to the properties owned by it, free and clear of all Liens other than Permitted Liens. "Permitted Liens" means (i) Liens for current personal property taxes; (ii) liens that are immaterial in character and amount and which do not interfere with the use of such property.

(b) With respect to personal properties and assets that are leased, the Company or one of its Subsidiaries has a valid leasehold interest in such properties and assets and all such leases are in full force and effect and constitute valid and binding obligations of the other party(ies) thereto. Neither the Company nor any of its Subsidiaries is in violation of any of the terms of any such lease.

3.13 Condition of Tangible Assets. All buildings, plants, leasehold improvements, structures, facilities, equipment and other items of tangible property and assets which are owned, leased or used by the Company or any of its Subsidiaries are structurally sound, are in good operating condition and repair (subject to normal wear and tear given the use and age of such assets), are usable in the regular and ordinary course of business and conform to all Laws and Authorizations relating to their construction, use and operation.

3.14 Real Property.

(a) Neither the Company nor any of its Subsidiaries maintains any ownership interest in any real property. The Disclosure Schedule contains a list of all real property and interests in real property leased by the Company or any of its Subsidiaries (the "Real Property"). The Real Property listed on the Company Disclosure Schedule includes all interests in real property used in or necessary for the conduct of the businesses and operations of the Company and its Subsidiaries as currently conducted and as proposed to be conducted.

(b) No Governmental Entity having the power of eminent domain over the Real Property has commenced or, to the Company's Knowledge, intends to exercise the power of eminent domain or a similar power with respect to all or any part of the Real Property. There are no pending or, to the Company's Knowledge, threatened condemnation, fire, health, safety, building, zoning or other land use regulatory proceedings, lawsuits or administrative actions relating to any portion of the Real Property or any other matters which do or may adversely effect the current use, occupancy or value thereof. Neither the Company nor any of its Subsidiaries has received notice of any pending or threatened special assessment proceedings affecting any portion of the Real Property.

(c) The continued use, occupancy and operation of the Real Property as currently used, occupied and operated do not constitute a nonconforming use and are not the subject of a special use permit under any Law.

(d) Each of the Company and its Subsidiaries has good and valid rights of ingress and egress to and from all Real Property from and to the public street systems for all usual street, road and utility purposes.

3.15 Intellectual Property.

(a) As used in this Agreement, "Intellectual Property" means: (i) inventions (whether or not patentable), trade secrets, technical data, databases, customer lists, designs, tools, methods, processes, technology, ideas, know-how, source code, product road maps and other proprietary information and materials ("Proprietary Information"); (ii) trademarks and service marks (whether or not registered), trade names, logos, trade dress and other proprietary indicia and all goodwill associated therewith; (iii) documentation, advertising copy, marketing materials, web-sites, specifications, mask works, drawings, graphics, databases, recordings and other works of authorship, whether or not protected by Copyright; (iv) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, design documents, flow-charts, user manuals and training materials relating thereto and any translations thereof (collectively, "Software"); and (v) all forms of legal rights and protections that may be obtained for, or may pertain to, the Intellectual Property set forth in clauses (i) through (iv) in any country of the world ("Intellectual Property Rights"), including all letters patent, patent applications, provisional patents, design patents, PCT filings, invention disclosures and other rights to inventions or designs ("Patents"), all registered and unregistered copyrights in both published and unpublished works ("Copyrights"), all trademarks, service marks and other proprietary indicia (whether or not registered) ("Marks"), trade secret rights, mask works, moral rights or other literary property or authors rights, and all applications, registrations, issuances, divisions, continuations, renewals, reissuances and extensions of the foregoing.

(b) The Company Disclosure Schedule lists (by name, owner and, where applicable, registration number and jurisdiction of registration, application, certification or filing) all Intellectual Property that is owned by the Company and/or one or more of its Subsidiaries (whether exclusively, jointly with another Person or otherwise) ("Company Owned Intellectual Property"); provided that the Company Disclosure Schedule is not required to list items of Company Owned Intellectual Property which are both (i) immaterial to the Company and its Subsidiaries and (ii) not registered or the subject of an application for registration. Except as described in the Company Disclosure Schedule, the Company or one of its Subsidiaries owns the entire right, title and interest to all Company Owned Intellectual Property free and clear of all Liens.

(c) The Company Disclosure Schedule lists all licenses, sublicenses and other Contracts ("In-Bound Licenses") pursuant to which a third party authorizes the Company or any of its Subsidiaries to use, practice any rights under, or grant sublicenses with respect to, any Intellectual Property owned by such third party, including the incorporation of any such Intellectual Property into the Company's or any of its Subsidiaries' products and, with respect to each In-Bound License, whether the In-Bound License is exclusive or non-exclusive.

(d) The Company Disclosure Schedule lists all licenses, sublicenses and other Contracts ("Out-Bound Licenses") pursuant to which the Company or any of its Subsidiaries authorizes a third party to use, practice any rights under, or grant sublicenses with respect to, any Company Owned Intellectual Property or pursuant to which the Company or any of its Subsidiaries grants rights to use or practice any rights under any Intellectual Property owned by a third party and, with respect to each Out-Bound License, whether the Out-Bound License is exclusive or non-exclusive.

(e) Except as set forth in the Company Disclosure Schedule, the Company and/or one or more of its Subsidiaries (i) exclusively owns the entire right, interest and title to all Intellectual Property that is used in or necessary for the businesses of the Company and its Subsidiaries as they are currently conducted or proposed to be conducted free and clear of Liens (including the design, manufacture, license and sale of all products currently under development or in production), or (ii) otherwise rightfully use or otherwise enjoy such Intellectual Property pursuant to the terms of a valid and enforceable In-Bound License that is listed in the Company Disclosure Schedule. The Company Owned Intellectual Property, together with the Company's and its Subsidiaries' rights under the In-Bound Licenses listed in the Company Disclosure Schedule (collectively, the "Company Intellectual Property"), constitutes all the Intellectual Property used in or necessary for the operation of the Company's and its Subsidiaries' businesses as they are currently conducted, and much of the Intellectual Property used in or necessary for the operation of the Company’s and its Subsidiaries’ businesses as they are proposed to be conducted.

(f) All registration, maintenance and renewal fees related to Patents, Marks, Copyrights and any other certifications, filings or registrations that are owned by the Company or any of its Subsidiaries ("Company Registered Items") that are currently due have been paid and all documents and certificates related to such Company Registered Items have been filed with the relevant Governmental Entity or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Items. All Company Registered Items are in good standing, held in compliance with all applicable legal requirements and enforceable by the Company and/or one or more of its Subsidiaries. All Patents that have been issued to the Company or any of its Subsidiaries are valid.

(g) The Company is not aware of any challenges (or any basis therefor) with respect to the validity or enforceability of any Company Intellectual Property. The Company Disclosure Schedule lists the status of any Actions before the United States Patent and Trademark Office or any other Governmental Entity anywhere in the world related to any of the Company Intellectual Property, including the due date for any outstanding response by the Company or any of its Subsidiaries in such Actions. Neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation, waiver or unenforceability of any Company Intellectual Property. The Company Disclosure Schedule lists all previously held Company Registered Items that the Company or any of its Subsidiaries has abandoned, cancelled, forfeited or relinquished during the 12 months prior to the date of this Agreement.

(h) To the best Knowledge of the Company, none of the products or services currently or formerly developed manufactured, sold, distributed, provided, shipped or licensed, by the Company or any of its Subsidiaries, or which are currently under development, has infringed or infringes upon, or otherwise unlawfully used or uses, the Intellectual Property Rights of any third party. To the best Knowledge of the Company, neither the Company nor any of its Subsidiaries, by conducting its business as currently conducted or as proposed to be conducted, has infringed or infringes upon, or otherwise unlawfully used or uses, any Intellectual Property Rights of a third party. Neither the Company nor any of its Subsidiaries has received any communication alleging that the Company or any of its Subsidiaries or any of their respective products, services, activities or operations infringe upon or otherwise unlawfully use any Intellectual Property Rights of a third party nor, to the Company's Knowledge, is there any basis therefor. No Action has been instituted, or, to the Company's Knowledge, threatened, relating to any Intellectual Property formerly or currently used by the Company or any of its Subsidiaries and none of the Company Intellectual Property is subject to any outstanding Order. To the Company's Knowledge, no Person has infringed or is infringing any Intellectual Property Rights of the Company or any of its Subsidiaries or has otherwise misappropriated or is otherwise misappropriating any Company Intellectual Property.

(i) With respect to the Company's or any of its Subsidiaries' Proprietary Information, the documentation relating thereto is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the special knowledge or memory of others. The Company and its Subsidiaries have taken commercially reasonable steps to protect and preserve the confidentiality of all Proprietary Information owned by the Company or any of its Subsidiaries that is not covered by an issued Patent. Without limiting the generality of the foregoing, the Proprietary Information of the Company and its Subsidiaries (other than Proprietary Information that is covered by an issued Patent) is not part of the public knowledge and has not been used or divulged for the benefit of any Person other than the Company and its Subsidiaries. Any receipt or use by, or disclosure to, a third party of Proprietary Information owned by the Company or any of its Subsidiaries has been pursuant to the terms of binding written confidentiality agreement between the Company or such Subsidiary and such third party ("Nondisclosure Agreements"). True and complete copies of the Nondisclosure Agreements, and any amendments thereto, have been provided to Parent. To the Company’s Knowledge, the Company and its Subsidiaries are, and all other parties thereto are, in compliance with the provisions of the Nondisclosure Agreements. The Company and its Subsidiaries are in compliance with the terms of all Contracts pursuant to which a third party has disclosed to, or authorized the Company or any of its Subsidiaries to use, Proprietary Information owned by such third party.

(j) All current and former employees, consultants and contractors of the Company and its Subsidiaries have executed and delivered, and are in compliance with, enforceable agreements regarding the protection of Proprietary Information and providing valid written assignments of all Intellectual Property conceived or developed by such employees, consultants or contractors in connection with their services for the Company and its Subsidiaries ("Work Product Agreements"). True and complete copies of the Work Product Agreements have been provided to Parent. No current or former employee, consultant or contractor or any other Person has any right, claim or interest to any of the Company Intellectual Property, other than any right, claim or interest expressly reserved in non-exclusive license agreements with the Company (which rights, claims or interests are listed in Section 3.15(i) of the Company Disclosure Schedule).

(k) To the best Knowledge of the Company, no employee, consultant or contractor of the Company or any of its Subsidiaries has been, is or will be, by performing services for the Company or such Subsidiary, in violation of any term of any employment, invention disclosure or assignment, confidentiality, noncompetition agreement or other restrictive covenant or any Order as a result of such employee's, consultant's or independent contractor's employment by the Company or any Subsidiary or any services rendered by such employee, consultant or independent contractor.

(l) All Intellectual Property that has been distributed, sold or licensed to a third party by the Company or any of its Subsidiaries that is covered by a warranty conformed to or conforms to, and performed or performs in accordance with, the representations and warranties provided with respect to such Intellectual Property by or on behalf of the Company or such Subsidiary for the time period during which such representations and warranties apply. True and complete copies have been provided to Parent of all Contracts pursuant to which the Company or any of its Subsidiaries has agreed to indemnify a third party in connection with any Intellectual Property that has been distributed, sold or licensed by the Company or any of its Subsidiaries.

(m) The execution and delivery of this Agreement by the Company does not, and the consummation of the Merger (in each case, with or without the giving of notice or lapse of time, or both), will not, directly or indirectly, result in the loss or impairment of, or give rise to any right of any third party to terminate or reprice or otherwise renegotiate any of the Company's or any of its Subsidiaries' rights to own any of its Intellectual Property or their respective rights under any Out-Bound License or In-Bound License, nor require the consent of any Governmental Entity or other third party in respect of any such Intellectual Property.

(n) Software.

(i) The Software owned, or purported to be owned by the Company or any of its Subsidiaries (collectively, the "Company Owned Software," was either (A) developed by employees of the Company or one or more of its Subsidiaries within the scope of their employment by the Company or such Subsidiary, (B) developed by independent contractors who have assigned all of their right, title and interest therein to the Company or one of its Subsidiaries pursuant to written agreements, except as expressly reserved in the license agreements listed in Section 3.15(n) of the Company Disclosure Schedule, or (C) otherwise acquired by the Company or one of its Subsidiaries from a third party pursuant to a written agreement in which such third party assigns all of its right, title and interest therein. None of the Company Owned Software contains any programming code, documentation or other materials or development environments that embody Intellectual Property Rights of any person other than the Company and its Subsidiaries, other than such materials obtained by the Company and its Subsidiaries from other Persons who make such materials generally available to all interested purchasers or end-users on standard commercial terms.

(ii) Each of the Company's and its Subsidiaries' existing and currently supported and marketed Software products performs, in all material respects, the functions described in any agreed specifications or end-user documentation or other information provided to customers of the Company or such Subsidiary on which such customers relied when licensing or otherwise acquiring such products, subject only to routine bugs and errors that can be corrected promptly by the Company or such Subsidiary in the course of providing customer support without further liability to the Company or such Subsidiary, and all of the code of such products has been developed in a manner that meets common industry practice, including the use of regression test and release procedures. To Seller's Knowledge, each of the Company's and its Subsidiaries' existing and currently supported and marketed Software products is free of all viruses, worms, trojan horses and material known contaminants and does not contain any bugs, errors, or problems that would substantially disrupt its operation or have a substantial adverse impact on the operation of the Software.

(iii) Neither the Company nor any of its Subsidiaries has exported or transmitted Software or other material in connection with the Company's or such Subsidiaries' business to any country to which such export or transmission is restricted by any applicable Law, without first having obtained all necessary and appropriate Authorizations.

(iv) Neither the Company nor any of its Subsidiaries has exported or transmitted Software or other material in connection with the Company's or such Subsidiaries' business to any country to which such export or transmission is restricted by any applicable Law, without first having obtained all necessary and appropriate Authorizations.

(v) The Company Owned Software is free of any disabling codes or instructions (a "Disabling Code"), and any virus or other intentionally created, undocumented contaminant (a "Contaminant"), that may, or may be used to, access, modify, delete, damage or disable any Systems or that may result in damage thereto. The Company and its Subsidiaries have taken reasonable steps and implemented reasonable procedures to ensure that its and their internal computer systems used in connection with the Company's and its Subsidiaries' business are free from Disabling Codes and Contaminants. The Software licensed by the Company is free of any Disabling Codes or Contaminants that may, or may be used to, access, modify, delete, damage or disable any of the hardware, software, databases or embedded control systems of the Company or its Subsidiaries ("Systems") or that might result in damage thereto. The Company and its Subsidiaries have taken all reasonable steps to safeguard their respective Systems and restrict unauthorized access thereto.

(vi) No Public Software: (A) forms part of any Company Intellectual Property; (B) was, or is, used in connection with the development of any Company Owned Intellectual Property or any products or services developed or provided by the Company or any of its Subsidiaries; or (C) was, or is, incorporated or distributed, in whole or in part, in conjunction with Company Intellectual Property. "Public Software" means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software or similar licensing or distribution models, including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU's General Public License or Lesser/Library GPL; (ii) Mozilla Public License; (iii) Netscape Public License; (iv) Sun Community Source/ Industry Standard License; (v) BSD License; and (vi) Apache License.

3.16 Absence of Certain Changes or Events. Since the Balance Sheet Date to the date of this Agreement (with respect to the representation and warranty made as of the date of this Agreement) and to the Closing Date (with respect to the representation and warranty made as of the Closing Date):

(a) there has not been any material adverse change in the business, financial condition, operations, prospects or results of operations of the Company and its Subsidiaries taken as a whole;

(b) neither the Company nor any of its Subsidiaries has amended or otherwise modified its Charter Documents;

(c) neither the Company nor any of its Subsidiaries has declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any of its securities;

(d) neither the Company nor any of its Subsidiaries has split, combined or reclassified any of its securities, or issued, or authorized for issuance, any securities other than the grant of Company Stock Options and the issuance of shares of Company Common Stock upon exercise of Company Stock Options, in each case, in the ordinary course of business consistent with past practice;

(e) neither the Company nor any of its Subsidiaries has altered any term of any outstanding securities;

(f) neither the Company nor any of its Subsidiaries has (i) increased or modified the compensation or benefits payable or to become payable to any of their respective current or former directors, employees, contractors or consultants, (ii) increased or modified any bonus, severance, termination, pension, insurance or other employee benefit plan, payment or arrangement made to, for or with any of its current or former directors, employees, contractors or consultants or (iii) entered into any employment, severance or termination agreement;

(g) neither the Company nor any of its Subsidiaries has sold, leased, transferred or assigned any property or assets of the Company or any of its Subsidiaries, except for the sale of inventory and the grant of Out-Bound Licenses on a non-exclusive basis, in each case in the ordinary course of business consistent with past practice;

(h) neither the Company nor any of its Subsidiaries has incurred, assumed or guaranteed any Indebtedness, or modified the terms of any Indebtedness outstanding as of the Balance Sheet Date;

(i) neither the Company nor any of its Subsidiaries has incurred any material Liability or created or assumed any Lien on any asset, except for Permitted Liens, Liens arising under lease financing arrangements existing as of the Balance Sheet Date and Liens for taxes not yet due and payable with respect to which the Company maintains adequate reserves;

(j) neither the Company nor any of its Subsidiaries has made any loan, advance or capital contribution to, or investment in, any Person other than travel loans or advances in the ordinary course of business consistent with past practice;

(k) neither the Company nor any of its Subsidiaries has entered into any Material Contract;

(l) (i) no Material Contract has been modified, (ii) no rights under any Material Contract have been waived or accelerated and (iii) no Contract that would be required to be listed as a Material Contract pursuant to Section 3.18 hereof if such Contract were in effect on the date hereof has been terminated or cancelled;

(m) neither the Company nor any of its Subsidiaries has sold, transferred, pledged or assigned, and there has been no material reduction in the value of, any Company Intellectual Property;

(n) there has not been any labor dispute, other than individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries;

(o) there has not been any violation of or conflict with any Law to which the business, operations, assets or properties of the Company or any of its Subsidiaries are subject;

(p) neither the Company nor any of its Subsidiaries has agreed or entered into any arrangement to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Article III untrue or incorrect as of the date when made;

(q) there has not been any material damage, destruction or loss with respect to the property and assets of the Company or any of its Subsidiaries, whether or not covered by insurance;

(r) neither the Company nor any of its Subsidiaries has made any change in accounting practices;

(s) neither the Company nor any of its Subsidiaries has made any Tax election, changed its method of Tax accounting or settled any claim for Taxes; or

(t) neither the Company nor any of its Subsidiaries has agreed, whether in writing or otherwise, to do any of the foregoing.

3.17 Contracts.

(a) The Company Disclosure Schedule contains a complete and accurate list of each Contract or series of related Contracts to which the Company or any of its Subsidiaries is a party or is subject, or by which any of their respective assets are bound:

(i) for the purchase of materials, supplies, goods, services, equipment or other assets and that involves or would reasonably be expected to involve (A) annual payments by the Company or any of its Subsidiaries of $15,000 or more, or (B) aggregate payments by the Company or any of its Subsidiaries of $25,000 or more;

(ii) (A) for the sale by the Company or any of its Subsidiaries of materials, supplies, goods, services, equipment or other assets, and that involves (1) a specified annual minimum dollar sales amount by the Company or any of its Subsidiaries of $15,000 or more, or (2) aggregate payments to the Company or any of its Subsidiaries of $25,000 or more, or (B) pursuant to which the Company or any of its Subsidiaries received payments of more than $15,000 in the year ended December 31, 2004 or expects to receive payments of more than $15,000 in the year ending December 31, 2005;

(iii) that requires the Company or any of its Subsidiaries to purchase its total requirements of any product or service from a third party or that contains "take or pay" provisions;

(iv) pursuant to which (A) the Company or any of its Subsidiaries purchases components for inclusion into its products other than components purchased solely on a purchase order basis or (B) pursuant to which a third party manufactures or assembles products on behalf of the Company or any of its Subsidiaries;

(v) that continues over a period of more than six months from the date hereof and involves payments to or by the Company or any of its Subsidiaries exceeding $25,000, other than arrangements disclosed pursuant to the preceding subparagraphs (i) and (ii);

(vi) that is an employment, consulting, termination or severance Contract, other than any such Contract that is terminable at-will by the Company or any of its Subsidiaries without liability to the Company or such Subsidiary;

(vii) that is a partnership, joint venture or similar Contract;

(viii) that is a distribution, dealer, representative or sales agency Contract;

(ix) that is a (A) lease or (B) Contract for the lease of personal property, in either case which provides for payments to or by the Company or any of its Subsidiaries in any one case of $15,000 or more annually or $25,000 or more over the term of the lease;

(x) which provides for the indemnification by the Company or any of its Subsidiaries of any Person, the undertaking by the Company or any of its Subsidiaries to be responsible for consequential damages, or the assumption by the Company or any of its Subsidiaries of any Tax, environmental or other Liability;

(xi) with any Governmental Entity;

(xii) that is a note, debenture, bond, equipment trust, letter of credit, loan or other Contract for Indebtedness or lending of money (other than to employees for travel expenses in the ordinary course of business) or Contract for a line of credit or guarantee, pledge or undertaking of the Indebtedness of any other Person;

(xiii) for a charitable or political contribution in any one case in excess of $15,000 or any such Contracts in the aggregate greater than $25,000;

(xiv) for any capital expenditure or leasehold improvement in any one case in excess of $15,000 or any such Contracts in the aggregate greater than $25,000;

(xv) that restricts or purports to restrict the right of the Company or any of its Subsidiaries to engage in any line of business, acquire any property, develop or distribute any product or provide any service (including geographic restrictions) or to compete with any Person or granting any exclusive distribution rights, in any market, field or territory;

(xvi) that is an In-Bound License or Out-Bound License;

(xvii) that relates to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise); and

(xviii) that is a collective bargaining Contract or other Contract with any labor organization, union or association; and

(xix) that is otherwise material to the Company and its Subsidiaries as a whole and not previously disclosed pursuant to this Section 3.18.

(b) Each Contract required to be listed in Section 3.18 of the Company Disclosure Schedule (collectively, the “Material Contracts”) is in full force and effect and valid and enforceable in accordance with its terms.

(c) Neither the Company nor any of its Subsidiaries is, and to the Company’s Knowledge, no other party thereto is, in default in the performance, observance or fulfillment of any obligation, covenant, condition or other term contained in any Material Contract, and neither the Company nor any of its Subsidiaries has given or received notice to or from any Person relating to any such alleged or potential default that has not been cured. No event has occurred which with or without the giving of notice or lapse of time, or both, may conflict with or result in a violation or breach of, or give any Person the right to exercise any remedy under or accelerate the maturity or performance of, or cancel, terminate or modify, any Material Contract.

(d) The Company has provided accurate and complete copies of each Material Contract to Parent.

(e) All Contracts other than Material Contracts to which the Company or any of its Subsidiaries is a party or is subject, or by which any of their respective assets are bound (collectively, the “Minor Contracts”), are in all material respects valid and enforceable in accordance with their terms. Neither the Company nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any obligation, covenant or condition contained therein, and no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default thereunder by the Company or any of its Subsidiaries, except in either case where any such default or defaults could not reasonably be expected have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries taken as a whole.

3.18 Litigation.

(a) There is no action, suit or proceeding, claim, arbitration, litigation or investigation (each, an “Action”) pending or, to the Company’s Knowledge, threatened (i) against or affecting the Company or any of its Subsidiaries or (ii) that challenges or seeks to prevent, enjoin or otherwise delay the Merger. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action. There is no Action against any current or, to the Company’s Knowledge, former director or employee of the Company or any of its Subsidiaries with respect to which the Company or any of its Subsidiaries has or is reasonably likely to have an indemnification obligation.

(b) There is no unsatisfied judgment, penalty or award against or affecting the Company or any of its Subsidiaries or any of their respective properties or assets. There is no Order to which the Company or any of its Subsidiaries or any of their respective properties or assets are subject.

3.19 Employee Benefits.

(a) The Company Disclosure Schedule sets forth a complete and accurate list of all Company Benefit Plans. A current, accurate and complete copy of each Company Benefit Plan has been provided to Parent. “Company Benefit Plan” means any “employee benefit plan” as defined in Section 3 (3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), including any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan (as defined in ERISA Section 3(2)), (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan (as defined in ERISA Section 3(37)), (d) Employee Welfare Benefit Plan (as defined in ERISA Section 3(1)) or material fringe benefit plan or program, or (e) stock purchase, stock option, severance pay, employment, change-in-control, vacation pay, company awards, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, life insurance, or other employee benefit plan, contract, program, policy or other arrangement, whether or not subject to ERISA, in each case which is sponsored, maintained or contributed to by the Company, any of its Subsidiaries or any ERISA Affiliate, or with respect to which the Company, any of its Subsidiaries or any ERISA Affiliate otherwise has any present or future Liability. “ERISA Affiliate” means any entity which is a member of a “controlled group of corporations” with, under “common control” with or a member of an “affiliated services group” with, the Company or any of its Subsidiaries, as defined in Section 414(b), (c), (m) or (o) of the Code.

(b) Each Company Benefit Plan has been and is currently administered in compliance with its constituent documents and with all reporting, disclosure and other requirements of ERISA and the Code applicable to such Company Benefit Plan. Each Company Benefit Plan that is an Employee Pension Benefit Plan (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Code (a “Pension Plan”), has been determined by the Internal Revenue Service to be so qualified and no condition exists that would adversely affect any such determination. No Company Benefit Plan is a “defined benefit plan” as defined in Section 3(35) of ERISA.

(c) None of the Company, any Subsidiary of the Company, any ERISA Affiliate or any trustee or agent of any Company Benefit Plan has been or is currently engaged in any prohibited transactions as defined by Section 406 of ERISA or Section 4975 of the Code for which an exemption is not applicable which could subject Company, any Subsidiary of the Company, any ERISA Affiliate or any trustee or agent of any Company Benefit Plan to the tax or penalty imposed by Section 4975 of the Code or Section 502 of ERISA.

(d) There is no event or condition existing which could be deemed a “reportable event” (within the meaning of Section 4043 of ERISA) with respect to which the 30-day notice requirement has not been waived. To the Company’s Knowledge, no condition exists which could subject the Company or any of its Subsidiaries to a penalty under Section 4071 of ERISA.

(e) None of the Company, any Subsidiary of the Company or any ERISA Affiliate is, or has been, party to any “multi-employer plan,” as that term is defined in Section 3(37) of ERISA.

(f) True and correct copies of the most recent annual report on Form 5500 and any attached schedules for each Company Benefit Plan (if any such report was required by applicable Law) and a true and correct copy of the most recent determination letter issued by the Internal Revenue Service for each Pension Plan have been provided to Parent.

(g) With respect to each Company Benefit Plan, there are no actions, suits or claims (other than routine claims for benefits in the ordinary course) pending or, to the Company’s Knowledge, threatened against any Company Benefit Plan, the Company, any Subsidiary of the Company, any ERISA Affiliate or any trustee or agent of any Company Benefit Plan.

(h) With respect to each Company Benefit Plan to which the Company, any Subsidiary of the Company or any ERISA Affiliate is a party which constitutes a group health plan subject to Section 4980B of the Code, each such Company Benefit Plan complies, and in each case has complied, with all applicable requirements of Section 4980B of the Code.

(i) Full payment has been made of all amounts which the Company, any Subsidiary of the Company or any ERISA Affiliate was required to have paid as a contribution to any Company Benefit Plan as of the last day of the most recent fiscal year of each of the Benefit Plans ended prior to the date of this Agreement, and none of the Company Benefit Plans has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each such Company Benefit Plan ended prior to the date of this Agreement.

(j) Each Company Benefit Plan is, and its administration is and has been during the six-year period preceding the date of this Agreement, in compliance with, and none of Company, any Subsidiary of the Company or any ERISA Affiliate has received any claim or notice that any such Company Benefit Plan is not in compliance with, all applicable Laws and Orders and prohibited transaction exemptions, including to the extent applicable, the requirements of ERISA.

(k) None of the Company, any Subsidiary of the Company and any ERISA Affiliate is in default in performing any of its contractual obligations under any of the Company Benefit Plans or any related trust agreement or insurance contract.

(l) There are no material outstanding Liabilities of any Company Benefit Plan other than Liabilities for benefits to be paid to participants in any Company Benefit Plan and their beneficiaries in accordance with the terms of such Company Benefit Plan.

(m) Subject to ERISA and the Code, each Company Benefit Plan may be amended, modified, terminated or otherwise discontinued by the Company, a Subsidiary of the Company or an ERISA Affiliate at any time without liability.

(n) No Company Benefit Plan other than a Pension Plan, retiree medical plan or severance plan provides benefits to any individual after termination of employment.

(o) The consummation of the Merger will not (either alone or in conjunction with any other event) (i) entitle any current or former director, employee, contractor or consultant of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such director, employee, contractor or consultant, or result in the payment of any other benefits to any Person or the forgiveness of any Indebtedness of any Person, (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available, or (iv) result in the payment or series of payments by any Company or any of its Affiliates to any person of an “excess parachute payment” within the meaning of Section 280G of the Code.

(p) With respect to each Company Benefit Plan that is funded wholly or partially through an insurance policy, all premiums required to have been paid to date under the insurance policy have been paid, all premiums required to be paid under the insurance policy through the Closing will have been paid on or before the Closing and, as of the Closing, there will be no liability of the Company, any Subsidiary of the Company or any ERISA Affiliate under any insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Closing.

3.20 Labor and Employment Matters.

(a) The Company Disclosure Schedule sets forth (i) (A) a list of all directors, employees, contractors and consultants of the Company and its Subsidiaries (including title and position) as of the date hereof, and (B) the base compensation and benefits of each such director, employee, contractor and consultant, and (ii) a list of all former directors, employees, contractors and consultants of the Company and each of its Subsidiaries who are receiving benefits or scheduled to receive benefits in the future, and the pension benefit, medical insurance coverage and other benefits of each such director, employee, contractor and consultant. All directors, employees, contractors and consultants of the Company and its Subsidiaries may be terminated by the Company or the relevant Subsidiary at any time with or without cause and without any severance or other Liability to the Company or such Subsidiary. The individuals listed in Section 3.20(a) of the Company Disclosure Schedule have been properly characterized as independent contractors using the applicable rules and regulations of the Internal Revenue Service.

(b) Neither the Company nor any of its Subsidiaries is a party or subject to any labor union or collective bargaining Contract. There have not been since the date of incorporation of the Company and there are not pending or threatened any labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any actions or arbitrations which involve the labor or employment relations of the Company or any of its Subsidiaries. There is no unfair labor practice, charge or complaint pending, unresolved or, to the Company’s Knowledge, threatened before the National Labor Relations Board. No event has occurred or circumstance exist that may provide the basis of any work stoppage or other labor dispute.

(c) Each of the Company and its Subsidiaries has complied with each, and is not in violation of any, Law relating to anti-discrimination and equal employment opportunities and there are, and have been, no violations of any other Law respecting the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any employee or other Person. Each of the Company and its Subsidiaries has filed all reports, information and notices required under any Law respecting the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any employee or other Person, and will timely file prior to Closing all such reports, information and notices required by any Law to be given prior to Closing.

(d) Each of the Company and its Subsidiaries has paid or properly accrued in the ordinary course of business all wages and compensation due to employees, including all vacations or vacation pay, holidays or holiday pay, sick days or sick pay, and bonuses.

(e) Each of the Company and its Subsidiaries has complied and is in compliance with the requirements of the Immigration Reform and Control Act of 1986. The Company Disclosure Schedule sets forth a true and complete list of all employees working in the United States who are not U.S. citizens and a description of the legal status under which each such employee is permitted to work in the United States. All employees of the Company and its Subsidiaries who are performing services for the Company or any of its Subsidiaries in the United States are legally able to work in the United States and will be able to continue to work in the United States following the Merger.

3.21 Environmental.

(a) As used in this Agreement, the following words and terms have the following definitions:

(i) “Environment” means all air, surface water, groundwater, land, including land surface or subsurface, including all fish, wildlife, biota and all other natural resources.

(ii) “Environmental Action” means any claim, proceeding or other Action brought or threatened under any Environmental Law or otherwise asserting that the Company or any of its Subsidiaries has incurred any Environmental Liability.

(iii) “Environmental Clean-up Site” means any location which is listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System, or on any similar state or foreign list of sites requiring investigation or cleanup, or which is the subject of any pending or threatened Action related to or arising from any alleged violation of any Environmental Law, or at which there has been a threatened or actual Release of a Hazardous Substance.

(iv) “Environmental Laws” means any and all applicable Laws and Authorizations issued, promulgated or entered into by any Governmental Entity relating to the Environment, worker health and safety, preservation or reclamation of natural resources, or to the management, handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, Release or threatened Release of or exposure to Hazardous Substances, whether now existing or subsequently amended or enacted, including but not limited to: the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq. (“CERCLA”); the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300(f) et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act 7 U.S.C. Section 136 et seq.; the Resource Conservation and Recovery Act of 1976 (“RCRA”), 42 U.S.C. Section 6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq.; and any similar or implementing state or local Law, and any non-U.S. Laws and regulations of similar import, and all amendments or regulations promulgated thereunder; and any common law doctrine, including but not limited to, negligence, nuisance, trespass, personal injury, or property damage related to or arising out of the presence, Release, or exposure to Hazardous Substances.

(v) “Environmental Liabilities” means Liabilities based upon or arising out of (A) the ownership or operation of the business of the Company or any of its Subsidiaries or (B) the ownership, operation or condition of the Real Property or any other real property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries, in each case to the extent based upon or arising out of (i) Environmental Law, (ii) a failure to obtain, maintain or comply with any Environmental Permit, (iii) a Release of any Hazardous Substance or (iv) the use, generation, storage, transportation, treatment, sale or other off-site disposal of Hazardous Substances.

(vi) “Environmental Permit” means any Authorization under Environmental Law, and includes any and all Orders issued or entered into by a Governmental Entity under Environmental Law.

(vii) “Hazardous Substances” means all explosive or regulated radioactive materials or substances, hazardous or toxic materials, wastes or chemicals, petroleum and petroleum products (including crude oil or any fraction thereof), asbestos or asbestos containing materials, and all other materials, chemicals or substances which are regulated by, form the basis of liability or are defined as hazardous, extremely hazardous, toxic or words of similar import, under any Environmental Law, including materials listed in 49 C.F.R. Section 172.101 and materials defined as hazardous pursuant to Section 101(14) of CERCLA.

(viii) “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of Hazardous Substances into the Environment.

(b) There are no past, pending or, to the Company’s Knowledge, threatened Environmental Actions against or affecting the Company or any of its Subsidiaries, and the Company is not aware of any facts or circumstances which could be expected to form the basis for any Environmental Action against the Company or any of its Subsidiaries.

(c) Neither the Company nor any of its Subsidiaries has entered into or agreed to any Order, and neither the Company nor any of its Subsidiaries is subject to any Order, relating to compliance with any Environmental Law or to investigation or cleanup of a Hazardous Substance under any Environmental Law.

(d) There has been no treatment, storage, disposal or Release of any Hazardous Substance at, from, into, on or under any Real Property or any other property currently or formerly operated or leased by the Company or any of its Subsidiaries.

(e) Neither the Company nor any of its Subsidiaries has received a CERCLA 104(e) information request nor has the Company or any of its Subsidiaries been named a potentially responsible party for any National Priorities List site under CERCLA or any site under analogous state Law. Neither the Company nor any of its Subsidiaries has received an analogous notice or request from any non-U.S. Governmental Entity.

(f) Neither the Company nor any of its Subsidiaries has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Material to any off-site location which is an Environmental Clean-up Site.

(g) None of the Real Property is an Environmental Clean-up Site.

(h) The Company has provided to Parent true and complete copies of, or access to, all written environmental assessment materials and reports that have been prepared by or on behalf of the Company or any of its Subsidiaries.

3.22 Related Party Transactions. There are no Contracts of any kind, written or oral, entered into by the Company or any of its Subsidiaries with, or for the benefit of, any officer, director or stockholder of the Company or, to the Knowledge of the Company, any Affiliate of any of them, except in each case, for (a) employment agreements, fringe benefits and other compensation paid to directors, officers and employees consistent with previously established policies (including normal merit increases in such compensation in the ordinary course of business) and copies of which have been provided to Parent and are listed on the Company Disclosure Schedule, (b) reimbursements of ordinary and necessary expenses incurred in connection with their employment or service, and (c) amounts paid pursuant to Company Benefit Plans of which copies have been provided to Parent. To the Knowledge of the Company, none of such Persons has any material direct or indirect ownership interest in any firm or corporation with which the Company or any of its Subsidiaries has a business relationship, or with any firm or corporation that competes with the Company or any of its Subsidiaries (other than ownership of securities in a publicly traded company representing less than one percent of the outstanding stock of such company). No officer or director of the Company or any of its Subsidiaries or member of his or her immediate family or greater than 5% stockholder of the Company or, to the Knowledge of the Company, any Affiliate of any of them or any employee of the Company or any of its Subsidiaries is directly or indirectly interested in any Material Contract.

3.23 Insurance.

(a) The Company Disclosure Schedule sets forth (i) an accurate and complete list of each insurance policy, binder of insurance and fidelity bond which covers the Company or any of its Subsidiaries or their respective businesses, properties, assets, directors or employees (the “Policies”) and (ii) a list of all pending claims and the claims history for the Company and each Subsidiary during the current year and the preceding three years (including with respect to insurance obtained but not currently maintained). There are no pending claims under any of such Policies as to which coverage has been questioned, denied or disputed by the insurer or in respect of which the insurer has reserved its rights.

(b) The Company Disclosure Schedule describes any self-insurance arrangement by or affecting the Company or any of its Subsidiaries, including any reserves thereunder, and describes the loss experience for all claims that were self-insured in the current year and the preceding three years.

(c) All Policies are issued by an insurer that is financially sound and reputable, are in full force and effect and are enforceable in accordance with their terms and will continue in full force and effect with respect to the Company and its Subsidiaries following the Merger. Such Policies provide adequate insurance coverage for the Company and its Subsidiaries and their respective businesses, properties, assets and employees, and are sufficient for compliance with all Laws and Contracts to which the Company or any of its Subsidiaries is a party or by which it is bound.

(d) All premiums due under the Policies have been paid in full or, with respect to premiums not yet due, accrued. Neither the Company nor any of its Subsidiaries has received a notice of cancellation of any Policy or of any material changes that are required in the conduct of the business of the Company or any of its Subsidiaries as a condition to the continuation of coverage under, or renewal of, any such Policy. There is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default under any Policy or entitle any insurer to terminate or cancel any Policy. The Company has no Knowledge of any threatened termination of, or material premium increase with respect to, any Policy and none of such Policies provides for retroactive premium adjustments.

3.24 Books and Records. The books, records and accounts of the Company and its Subsidiaries accurately and fairly reflect, in reasonable detail, the transactions and the assets and Liabilities of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has engaged in any transaction, maintained any bank account or used any of the funds of the Company or any of its Subsidiaries other than transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the business. The minute books (containing the records of the meetings, or written consents in lieu of such meetings, of the stockholders, the board of directors and any committees of the board of directors), the stock certificate books, and the stock record books of the Company and its Subsidiaries are correct and complete, and have been maintained in accordance with sound business practices. There are no resolutions or other actions of the stockholders, the board of directors or any committee of the board of directors other than as disclosed in the records of the meetings and written consents contained in the minute books. At the Closing, all of those books and records will be in the possession of the Company. At the Closing, the Company will deliver, or cause to be delivered, to Parent or its designee all of the minute books of the Company and its Subsidiaries.

3.25 Conditions Affecting the Company and its Subsidiaries. The Company has no reason to believe that any loss of any employee, agent, customer or supplier or other advantageous arrangement to the Company and its Subsidiaries will result because of the consummation of the Merger.

3.26 Brokers or Finders. Other than Baytree Capital Associates, LLC (“Baytree Capital”), there is no investment banker, broker, finder, financial advisor or other intermediary which has been retained by or is authorized to act on behalf of the Company or the Company Stockholders who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement. No claim exists or will exist against the Company, any of its Subsidiaries or the Surviving Corporation or, based on any action by the Company or any of its Subsidiaries, against Parent for payment of any “topping,” “break-up” or “bust-up” fee or any similar compensation or payment arrangement as a result of the transactions contemplated hereby.

3.27 No Illegal Payments. None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any Affiliate, officer, agent or employee thereof, directly or indirectly, has, since inception, on behalf of or with respect to the Company or any of its Subsidiaries, (a) made any unlawful domestic or foreign political contributions, (b) made any payment or provided services which were not legal to make or provide or which the Company, any of its Subsidiaries or any Affiliate thereof or any such officer, employee or other Person should reasonably have known were not legal for the payee or the recipient of such services to receive, (c) received any payment or any services which were not legal for the payer or the provider of such services to make or provide, (d) had any material transactions or payments which are not recorded in its accounting books and records or (e) had any off-book bank or cash accounts or “slush funds.”

3.28 Suppliers and Customers. The Company Disclosure Schedule sets forth (a) the names of the 10 suppliers with the greatest dollar volume of sales to the Company and its Subsidiaries in the years ended December 31, 2003 and December 31, 2004 and the six-month period ended June 30, 2005; (b) each supplier who constitutes a sole source of supply, or is otherwise material, to the Company and its Subsidiaries; and (c) the names of the 10 customers with the greatest dollar volume of purchases from the Company and its Subsidiaries in the years ended December 31, 2003 and December 31, 2004 and the six-month period ended June 30, 2005. The relationship of the Company and its Subsidiaries with each such supplier and customer are good commercial working relationships. No such supplier or customer has canceled or otherwise terminated, or threatened to cancel or otherwise terminate, its relationship with the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has received notice that any such supplier or customer may cancel or otherwise materially and adversely modify its relationship with the Company or such Subsidiary or limit its services, supplies or materials to the Company or such Subsidiary, as a result of the Merger or otherwise.

3.29 Bank Accounts. The Company Disclosure Schedule sets forth the name of each bank, safe deposit company or other financial institution in which the Company or any of its Subsidiaries has an account, lock box or safe deposit box and the names of all persons authorized to draw thereon or have access thereto.

3.30 Powers of Attorney. Except as set forth in the Company Disclosure Schedule, there are no outstanding powers of attorney executed by or on behalf of the Company or any of its Subsidiaries in favor of any Person.

3.31 Information Supplied. The information supplied by the Company for use in the Information Statement will not contain any untrue statement of a material fact or omit to state a material fact necessary to make any statement therein, in light of the circumstances under which they were made, not misleading.

3.32  Compliance with Securities Act. The Company is aware that the Merger Consideration to be issued pursuant to the Merger will constitute “restricted securities” within the meaning of the Securities Act. Neither the Company nor any Company Stockholder has been presented with or solicited by or through any leaflet, public promotional meeting, television advertisement or any other form of general advertising or solicitation in connection and concurrently with the Merger.

3.33  Stockholder Investment Representations.

(a) Each Company Stockholder understands that the shares of the Parent Common Stock issued in the Merger will not be registered under the Securities Act nor qualified under the Blue Sky Laws of any state; and that the Parent Common Stock is being offered and sold to the Company Stockholders pursuant to an exemption from such registration and qualification based in part upon the representations of such Company Stockholder contained herein.

(b) Each Company Stockholder represents and warrants to Parent that he or she is an “accredited investor,” as defined in Rule 501 under the Securities Act, and has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of an investment such as the Parent Common Stock.

(c) Each Company Stockholder acknowledges and agrees with Parent that he or she has received and reviewed this Agreement and has received and reviewed all further information, if any, regarding Parent necessary to make an informed investment decision to invest in the Parent Common Stock, including information requested to verify other information received, and has received, all information that he or she has requested from Parent, and has been afforded a reasonable opportunity to ask questions about Parent, the Parent Common Stock and the terms and conditions of this Agreement, and has received satisfactory answers to all such questions.

(d) Each Company Stockholder acknowledges to Parent that he or she is fully aware of the applicable transfer restrictions of the Parent Common Stock to be issued in the Merger, recognizes that it may be necessary to hold the Parent Common Stock indefinitely and can bear the economic risk of his or her investment in the Parent Common Stock (including a complete loss of the investment).

(e) Each Company Stockholder acknowledges and agrees with Parent that he or she is acquiring the Parent Common Stock issued in the Merger for investment for his or her own account and not with a view to, or for resale in connection with, the distribution or other disposition thereof. Each Company Stockholder agrees with Parent that he or she will not, directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of (hereinafter, “Transfer”) any of the Parent Common Stock issued in the Merger unless (i) (A) the Transfer is pursuant to an effective registration statement under the Securities Act or (B) counsel for such Company Stockholder (which counsel shall be reasonably acceptable to Parent) shall have furnished Parent with an opinion, satisfactory in form and substance to Parent, to the effect that no such registration is required because of the availability of an exemption from registration under the Securities Act and (ii) such Transfer complies with the provisions of the Lock-up Agreement.

3.34 Completeness of Disclosure. No representation or warranty by the Company in this Agreement, and no statement made by the Company in the Company Disclosure Schedule, the Exhibits attached hereto or any certificate furnished or to be furnished to Parent pursuant hereto contains or will at the Closing contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make any statement herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company that the statements contained in this Article IV are true and correct.

4.1 Organization and Good Standing. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite power to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except for those jurisdictions where the failure to be so qualified and in good standing would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries taken as a whole.

4.2 Capital Structure. The authorized capital stock of Parent consists of 300,000,000 shares of Parent Common Stock, and 20,000,000 shares of Preferred Stock, no par value (“Parent Preferred Stock”). As of June 30, 2005, (i) 29,061,928 shares of Parent Common Stock were issued and outstanding, all of which have been duly authorized and validly issued, and are fully paid and nonassessable, (ii) 2,813,850 shares of Parent Common Stock were reserved for future issuance pursuant to stock options granted and outstanding under Parent’s stock option plans, and (iii) 1,186,150 shares of Parent Common Stock were reserved for future issuance pursuant to stock options remaining available for grant under Parent’s stock option plans. As of the date of this Agreement, none of the shares of Parent Preferred Stock is issued and outstanding. The shares of Parent Common Stock issuable pursuant to the Merger have been duly authorized and reserved for issuance and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $.0001 per share, all of which are issued and outstanding, and all of which shares are validly issued, fully paid, nonassessable and owned by Parent.

4.3 Authority and Enforceability.

(a) Each of Parent and Merger Sub has the requisite power and authority to enter into this Agreement and to consummate the Merger. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub.

(b) This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (b) the availability of injunctive relief and other equitable remedies.

4.4 No Conflicts; Authorizations.

(a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance by Parent and Merger Sub of their obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby will not, (i) violate the provisions of any of the Charter Documents of Parent or Merger Sub, (ii) violate any Contract to which Parent or Merger Sub is a party, (iii) assuming compliance by Parent with the matters referred to Section 4.4(b), violate any Law applicable to Parent or Merger Sub on the date hereof, or (iv) result in the creation of any Liens upon any of the assets owned or used by Parent or Merger Sub, other than such violations referred to in clauses (i), (ii) and (iii) and such Liens referred to in clause (iv) which would not reasonably be expected, individually or in the aggregate, materially to impair or delay the ability of Parent or Merger Sub to perform its obligations under this Agreement and consummate the Merger or to be material to Parent and its Subsidiaries taken as a whole.

(b) No Authorization or Order of, registration, declaration or filing with, or notice to any Governmental Entity is required by or with respect to Parent in connection with the execution and delivery of this Agreement and the consummation of the Merger, except for (i) the filing of the Certificate of Merger with the Secretary of State of Delaware, (ii) such filings as may be required under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) and the rules of the OTC Bulletin Board, and (iii) such Authorizations, Orders, registrations, declarations, filings and notices the failure to obtain or make which would not reasonably be expected to materially impair the ability of Parent or Merger Sub to perform its obligations under this Agreement and consummate the Merger or to be material to Parent and its Subsidiaries taken as a whole.

4.5 SEC Filings; Financial Statements.

(a) Parent has made available to the Company all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (the “SEC”) since its fiscal year 2003 (collectively, the “Parent SEC Reports”). The Parent SEC Reports (i) at the time they were filed complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements (including, in each case, any related notes) contained in the Parent SEC Reports complied in all material respects with the applicable rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC) and fairly presented the consolidated financial position of Parent and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated (subject, in the case of the unaudited financial statements, to normal year-end recurring adjustments).

4.6 Interim Operations of Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

4.7 Liabilities. Neither Parent nor its Subsidiaries have any Liabilities, except (a) those which are adequately reflected or reserved against in the Parent SEC Reports, (b) those which have been incurred in the ordinary course of business and consistent with past practice since the last filed Parent SEC Report and (c) those which would not reasonably be expected to result in a material adverse effect on the business, financial condition, operations or results of operations of Parent and its Subsidiaries taken as a whole.

4.8 Taxes.

(a) To the best of Parent’s knowledge, each of Parent and its Subsidiaries has duly and timely filed all Tax Returns required to have been filed by or with respect to Parent or such Subsidiary and will duly and timely file all Tax Returns due between the date hereof and the Closing Date. to the best of Parent’s knowledge, each such Tax Return correctly and completely reflects all liability for Taxes and all other information required to be reported thereon. To the best of Parent’s knowledge, all Taxes owed by Parent and each Subsidiary of Parent (whether or not shown on any Tax Return) have been timely paid (or, if due between the date hereof and the Closing Date, will be duly and timely paid). To the best of Parent’s knowledge, each of Parent and its Subsidiaries has adequately provided for, in its books of account and related records, all liability for all unpaid Taxes, being current Taxes not yet due and payable.

(b) Each of Parent and its Subsidiaries has withheld and timely paid all Taxes required to have been withheld and paid by it and has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto.

(c) None of the Tax Returns have been audited or are currently are the subject of audit. To the best of Parent’s knowledge, there is no Action now pending or threatened against or with respect to Parent or any of its Subsidiaries in respect of any Tax or any assessment or deficiency. To the best of Parent’s knowledge, there are no liens for Taxes (other than current Taxes not yet due and payable) upon the assets of Parent. Parent has delivered to the Company correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Parent or any of its Subsidiaries since December 31, 2003.

(d) Neither Parent nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return, nor has Parent or any of its Subsidiaries made (or had made on its behalf) any requests for such extensions. Neither Parent nor any of its Subsidiaries has waived (or is subject to a waiver of) any statute of limitations in respect of Taxes or has agreed to (or is subject to) any extension of time with respect to a Tax assessment or deficiency.

(e) Neither Parent nor any of its Subsidiaries has filed a consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provisions of state, local or foreign income Tax Law. Neither Parent nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make payments that would result in a nondeductible expense under Section 280G of the Code or an excise tax to the recipient of such payments pursuant to Section 4999 of the Code.

(f) Neither Parent nor any of its Subsidiaries has agreed to or is required to make by reason of a change in accounting method or otherwise, or could be required to make by reason of a proposed or threatened change in accounting method or otherwise, any adjustment under Section 481(a) of the Code. Neither Parent nor any of its Subsidiaries has received (or is subject to) any ruling from any Taxing Authority or has entered into (or is subject to) any agreement with a Taxing Authority. Each of Parent and its Subsidiaries have disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(g) No Subsidiary of Parent that is incorporated in a non-U.S. jurisdiction has, or at any time has had, an investment in “United States property” within the meaning of Section 956(c) of the Code. No Subsidiary of Parent is, or at any time has been, a passive foreign investment company within the meaning of Section 1297 of the Code and neither Parent nor any of its Subsidiaries is a shareholder, directly or indirectly, in a passive foreign investment company. No Subsidiary of Parent that is incorporated in a non-U.S. jurisdiction is, or at any time has been, engaged in the conduct of a trade or business within the United States, or treated as or considered to be so engaged.

(h) Neither Parent nor any of its Subsidiaries (i) has ever been a party to any Tax allocation or sharing agreement or Tax indemnification agreement, (ii) has ever been a member of an affiliated, consolidated, condensed or unitary group, or (iii) has any liability for or obligation to pay Taxes of any other Person under Treas. Reg. 1.1502-6 (or any similar provision of Tax Law), or as transferee or successor, by contract or otherwise. Neither Parent nor any of its Subsidiaries is a party to any joint venture, partnership, or other arrangement that is treated as a partnership for federal income tax purposes.

(i) Parent has not entered into any transaction that constitutes a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(j) Neither Parent nor, to the Knowledge of Parent, any of its Affiliates has taken or agreed to take any action (other than actions contemplated by this Agreement) that would reasonably be expected to prevent the Merger from constituting a “reorganization” under Section 368 of the Code. Parent is not aware of any agreement or plan to which Parent or any of its Affiliates is a party or other circumstances relating to Parent or any of its Affiliates that could reasonably be expected to prevent the Merger from so qualifying as a “reorganization” under Section 368 of the Code.

(k) Since the last filed Parent SEC Report, Parent has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

4.9 Compliance with Law. Each of Parent and its Subsidiaries has complied with each, and is not in violation of, any applicable Law to which Parent or any of its Subsidiaries or its business, operations, assets or properties is or has been subject. To the Knowledge of Parent, no event has occurred and no circumstances exist that (with or without the passage of time or the giving of notice) may result in a violation of, conflict with or failure on the part of Parent or any of its Subsidiaries to comply with, any Law. Neither Parent nor any of its Subsidiaries has received notice regarding any such violation of, conflict with, or failure to comply with, any Law.

4.10 Absence of Certain Changes or Events. Since the date of the last filed Parent SEC Report, to the date of this Agreement (with respect to the representation and warranty made as of the date of this Agreement) and to the Closing Date (with respect to the representation and warranty made as of the Closing Date):

(a) there has not been any material adverse change in the business, financial condition, operations or results of operations of Parent and its Subsidiaries taken as a whole;

(b) neither Parent nor any of its Subsidiaries has amended or otherwise modified its Charter Documents;

(c) neither Parent nor any of its Subsidiaries has declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any of its securities;

(d) neither Parent nor any of its Subsidiaries has split, combined or reclassified any of its securities, or issued, or authorized for issuance, any securities other than the grant of Parent stock options and the issuance of shares of Parent common stock upon exercise of Parent stock options, in each case, in the ordinary course of business consistent with past practice;

(e) neither Parent nor any of its Subsidiaries has altered any term of any outstanding securities; or

(f) neither Parent nor any of its Subsidiaries has agreed, whether in writing or otherwise, to do any of the foregoing.

4.11 Litigation.

(a) There is no Action pending or, to Parent’s Knowledge, threatened (i) against or affecting Parent or any of its Subsidiaries which could reasonably be expected to have a material adverse effect on Parent or (ii) that challenges or seeks to prevent, enjoin or otherwise delay the Merger.

(b) There is no unsatisfied judgment, penalty or award against or affecting Parent or any of its Subsidiaries or any of their respective properties or assets. There is no Order to which Parent, or any of its Subsidiaries, or any of their respective properties or assets are subject.

4.12 Brokers or Finders. Other than Baytree Capital, there is no investment banker, broker, finder, financial advisor or other intermediary which has been retained by or is authorized to act on behalf of Parent or the Parent Stockholders who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement. No claim exists or will exist against Parent, any of its Subsidiaries or the Surviving Corporation or, based on any action by Parent or any of its Subsidiaries, against Parent for payment of any “topping,” “break-up” or “bust-up” fee or any similar compensation or payment arrangement as a result of the transactions contemplated hereby.

4.13 No Illegal Payments. Neither Parent, nor any of its Subsidiaries or, to the Knowledge of Parent, any Affiliate, officer, agent or employee thereof, directly or indirectly, has, since inception, on behalf of or with respect to Parent or any of its Subsidiaries, (a) made any unlawful domestic or foreign political contributions, (b) made any payment or provided services which were not legal to make or provide or which Parent, any of its Subsidiaries or any Affiliate thereof or any such officer, employee or other Person should reasonably have known were not legal for the payee or the recipient of such services to receive, (c) received any payment or any services which were not legal for the payer or the provider of such services to make or provide, (d) had any material transactions or payments which are not recorded in its accounting books and records or (e) had any off-book bank or cash accounts or “slush funds.”

4.14 Information Supplied. The information supplied by Parent for use in the Information Statement will not contain any untrue statement of a material fact or omit to state a material fact necessary to make any statement therein, in light of the circumstances under which they were made, not misleading.

4.15 Employee Benefits.

(a) “Parent Benefit Plan” means any “employee benefit plan” as defined in Section 3 (3) of ERISA, including any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan (as defined in ERISA Section 3(2)), (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan (as defined in ERISA Section 3(37)), (d) Employee Welfare Benefit Plan (as defined in ERISA Section 3(1)) or material fringe benefit plan or program, or (e) stock purchase, stock option, severance pay, employment, change-in-control, vacation pay, company awards, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, life insurance, or other employee benefit plan, contract, program, policy or other arrangement, whether or not subject to ERISA, in each case which is sponsored, maintained or contributed to by Parent, any of its Subsidiaries or any ERISA Affiliate, or with respect to which Parent, any of its Subsidiaries or any ERISA Affiliate otherwise has any present or future Liability.

(b) Each Parent Benefit Plan has been and is currently administered in compliance with its constituent documents and with all reporting, disclosure and other requirements of ERISA and the Code applicable to such Parent Benefit Plan. Each Benefit Plan that is an Employee Pension Benefit Plan (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Code (a “Parent Pension Plan”), has been determined by the Internal Revenue Service to be so qualified and no condition exists that would adversely affect any such determination. No Parent Benefit Plan is a “defined benefit plan” as defined in Section 3(35) of ERISA.

(c) None of Parent, any Subsidiary of Parent, any ERISA Affiliate or any trustee or agent of any Parent Benefit Plan has been or is currently engaged in any prohibited transactions as defined by Section 406 of ERISA or Section 4975 of the Code for which an exemption is not applicable which could subject Parent, any Subsidiary of Parent, any ERISA Affiliate or any trustee or agent of any Parent Benefit Plan to the tax or penalty imposed by Section 4975 of the Code or Section 502 of ERISA.

(d) There is no event or condition existing which could be deemed a “reportable event” (within the meaning of Section 4043 of ERISA) with respect to which the 30-day notice requirement has not been waived. To Parent’s knowledge, no condition exists which could subject Parent or any of its Subsidiaries to a penalty under Section 4071 of ERISA.

(e) None of Parent, any Subsidiary of Parent or any ERISA Affiliate is, or has been, party to any “multi-employer plan,” as that term is defined in Section 3(37) of ERISA.

(f) With respect to each Parent Benefit Plan, there are no actions, suits or claims (other than routine claims for benefits in the ordinary course) pending or, to Parent’s knowledge, threatened against any Parent Benefit Plan, Parent, any Subsidiary of Parent, any ERISA Affiliate or any trustee or agent of any Parent Benefit Plan.

(g) With respect to each Parent Benefit Plan to which Parent, any Subsidiary of Parent or any ERISA Affiliate is a party which constitutes a group health plan subject to Section 4980B of the Code, each such Parent Benefit Plan complies, and in each case has complied, with all applicable requirements of Section 4980B of the Code.

(h) Full payment has been made of all amounts which Parent, any Subsidiary of Parent or any ERISA Affiliate was required to have paid as a contribution to any Parent Benefit Plan as of the last day of the most recent fiscal year of each of the Benefit Plans ended prior to the date of this Agreement, and none of the Parent Benefit Plans has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each such Parent Benefit Plan ended prior to the date of this Agreement.

(i) Each Parent Benefit Plan is, and its administration is and has been during the six-year period preceding the date of this Agreement, in compliance with, and none of Parent, any Subsidiary of Parent or any ERISA Affiliate has received any claim or notice that any such Parent Benefit Plan is not in compliance with, all applicable Laws and Orders and prohibited transaction exemptions, including to the extent applicable, the requirements of ERISA.

(j) None of Parent, any Subsidiary of Parent and any ERISA Affiliate is in default in performing any of its contractual obligations under any of the Parent Benefit Plans or any related trust agreement or insurance contract.

(k) There are no material outstanding Liabilities of any Parent Benefit Plan other than Liabilities for benefits to be paid to participants in any Parent Benefit Plan and their beneficiaries in accordance with the terms of such Parent Benefit Plan.

(l) Subject to ERISA and the Code, each Parent Benefit Plan may be amended, modified, terminated or otherwise discontinued by Parent, a Subsidiary of Parent or an ERISA Affiliate at any time without liability.

(m) No Parent Benefit Plan other than a Parent Pension Plan, retiree medical plan or severance plan provides benefits to any individual after termination of employment.

(n) The consummation of the Merger will not (either alone or in conjunction with any other event) (i) entitle any current or former director, employee, contractor or consultant of Parent or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such director, employee, contractor or consultant, or result in the payment of any other benefits to any Person or the forgiveness of any Indebtedness of any Person, (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available, or (iv) result in the payment or series of payments by any Parent or any of its Affiliates to any person of an “excess parachute payment” within the meaning of Section 280G of the Code.

(o) With respect to each Parent Benefit Plan that is funded wholly or partially through an insurance policy, all premiums required to have been paid to date under the insurance policy have been paid, all premiums required to be paid under the insurance policy through the Closing will have been paid on or before the Closing and, as of the Closing, there will be no liability of Parent, any Subsidiary of Parent or any ERISA Affiliate under any insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Closing.

4.16 Environmental.

(a) There are no past, pending or, to Parent’s knowledge, threatened Environmental Actions against or affecting Parent or any of its Subsidiaries, and Parent is not aware of any facts or circumstances which could be expected to form the basis for any Environmental Action against Parent or any of its Subsidiaries.

(b) Neither Parent nor any of its Subsidiaries has entered into or agreed to any Order, and neither Parent nor any of its Subsidiaries is subject to any Order, relating to compliance with any Environmental Law or to investigation or cleanup of a Hazardous Substance under any Environmental Law.

(c) There has been no treatment, storage, disposal or Release of any Hazardous Substance at, from, into, on or under any Real Property or any other property currently or formerly operated or leased by Parent or any of its Subsidiaries.

(d) Neither Parent nor any of its Subsidiaries has received a CERCLA 104(e) information request nor has Parent or any of its Subsidiaries been named a potentially responsible party for any National Priorities List site under CERCLA or any site under analogous state Law. Neither Parent nor any of its Subsidiaries has received an analogous notice or request from any non-U.S. Governmental Entity.

(e) Neither Parent nor any of its Subsidiaries has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Material to any off-site location which is an Environmental Clean-up Site.

(f) None of the Real Property is an Environmental Clean-up Site.

(g) Parent has provided to Parent true and complete copies of, or access to, all written environmental assessment materials and reports that have been prepared by or on behalf of Parent or any of its Subsidiaries.

4.17 Related Party Transactions. There are no Contracts of any kind, written or oral, entered into by Parent or any of its Subsidiaries with, or for the benefit of, any officer, director or stockholder of Parent or, to the knowledge of Parent, any Affiliate of any of them, except in each case, for (a) employment agreements, fringe benefits and other compensation paid to directors, officers and employees consistent with previously established policies (including normal merit increases in such compensation in the ordinary course of business) and copies of which have been provided to the Company, (b) reimbursements of ordinary and necessary expenses incurred in connection with their employment or service, and (c) amounts paid pursuant to Parent Benefit Plans of which copies have been provided to the Company. To the knowledge of Parent, none of such Persons has any material direct or indirect ownership interest in any firm or corporation with which Parent or any of its Subsidiaries has a business relationship, or with any firm or corporation that competes with Parent or any of its Subsidiaries (other than ownership of securities in a publicly traded company representing less than one percent of the outstanding stock of such company). No officer or director of Parent or any of its Subsidiaries or member of his or her immediate family or greater than 5% stockholder of Parent or, to the knowledge of Parent, any Affiliate of any of them or any employee of Parent or any of its Subsidiaries is directly or indirectly interested in any Material Contract.

4.18  Investment Representations. In connection with this Agreement, Parent represents to the Company the following.

(a) Investment Intent. Parent is purchasing the securities solely for Parent’s own account for investment. Parent has no present intention to resell or distribute the securities or any portion thereof. The entire legal and beneficial interest of the securities is being purchased, and will be held, for Parent’s account only, and neither in whole or in part for any other person.

(b) Information Concerning Company. Parent has significant prior experience and knowledge of the affairs of the Company. Parent is aware of the Company’s business and financial condition and has acquired sufficient information about the Company to make an informed and acknowledgeable decision to purchase the securities.

(c) Economic Risk. Parent realizes that the purchase of the securities will be a highly speculative investment and involves a high degree of risk. Parent is able, without impairing his financial condition, to hold the securities for an indefinite period of time and to suffer a complete loss of Parent’s investment.

(d) Restriction of Transfer. Parent understands that the securities must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Parent understands that the certificate evidencing the securities will be imprinted with a legend that prohibits the transfer of the securities unless they are registered.

4.19 Completeness of Disclosure. No representation or warranty by Parent in this Agreement, and no statement made by Parent in the Exhibits attached hereto or any certificate furnished or to be furnished to Parent pursuant hereto contains or will at the Closing contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make any statement herein or therein, in light of the circumstances under which they were made, not misleading

ARTICLE V

COVENANTS OF THE COMPANY

5.1 Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, except with the prior written consent of Parent, the Company shall, and it shall cause each of its Subsidiaries to:

(a) maintain its corporate existence, pay its debts and taxes when due, pay or perform other obligations when due, and carry on its business in the usual, regular and ordinary course in a manner consistent with past practice and in accordance with the provisions of this Agreement and in compliance with all Laws, Authorizations and Contracts;

(b) use its reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing business be substantially unimpaired on the Closing Date; provided that the Company is not authorized to, and shall not, make any commitments to any of the foregoing Persons on behalf of Parent;

(c) maintain its facilities and assets in the same state of repair, order and conditions as they are on the date hereof, reasonable wear and tear excepted;

(d) maintain its books and records in accordance with past practice, and to use its reasonable best efforts to maintain in full force and effect all Authorizations and Policies;

(e) promptly notify Parent of any event or occurrence not in the ordinary course of business;

(f) will provide Parent with a list of actions that must be taken by the Company or any of its Subsidiaries within 60 calendar days immediately following the Closing Date for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Company Registered Items; and

(g) use its reasonable efforts to conduct its business in such a manner that on the Closing Date the representations and warranties of the Company contained in this Agreement shall be true and correct, as though such representations and warranties were made on and as of such date, and the Company shall use its reasonable best efforts to cause all of the conditions to the obligations of Parent and Merger Sub under this Agreement to be satisfied as soon as practicable following the date hereof.

5.2 Negative Covenants. Except as expressly provided in this Agreement, the Company shall not, and it shall not permit any of its Subsidiaries to, without the prior written consent of Parent:

(a) adopt or propose any amendment to the Charter Documents of the Company or any of its Subsidiaries;

(b) declare, set aside or pay any dividend or other distribution (whether in cash, stock or other property) with respect to any securities;

(c) (i) issue or authorize for issuance any securities, except, but subject to Section 5.9, upon the exercise of Company Stock Options (in accordance with their respective terms), or (ii) make any change in any issued and outstanding securities, or redeem, purchase or otherwise acquire any securities other than the repurchase at cost from employees of shares of Company Common Stock in connection with the termination of their employment pursuant to the Company’s standard form of option/restricted stock agreement;

(d) (i) modify the compensation or benefits payable or to become payable by the Company or any of its Subsidiaries to any of its current or former directors, employees, contractors or consultants, or modify any bonus, severance, termination, pension, insurance or other employee benefit plan, payment or arrangement made to, for or with any current or former directors, employees, contractors or consultants of the Company or any of its Subsidiaries, or (ii) enter into any employment (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at-will”), severance or termination agreement;

(e) establish, adopt, enter into, amend or terminate any Company Benefit Plan or any collective bargaining, thrift, compensation or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, employees, contractors or consultants of the Company or any of its Subsidiaries;

(f) sell, lease, transfer or assign any property or assets of the Company or any of its Subsidiaries outside of the ordinary course of business consistent with past practice;

(g) (i) assume, incur or guarantee any Indebtedness, other than endorsements for collection in the ordinary course of business, (ii) modify the terms of any existing Indebtedness or (iii) repay any existing Indebtedness in advance of its maturity date;

(h) mortgage, pledge or permit to become subject to Liens (other than Permitted Liens) any properties or assets of the Company or any of its Subsidiaries;

(i) other than travel loans or advances in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other Person;

(j) not cancel any debts or waive any claims or rights of substantial value;

(k) (i) amend, modify or terminate, or waive, release or assign any rights under, any Material Contract, (ii) enter into any Contract which, if entered into prior to the date hereof, would have been required to be set forth in Section 3.18 of the Company Disclosure Schedule, or (iii) otherwise take any action or engage in any transaction that is material to the Company and its Subsidiaries taken as a whole;

(l) (i) make any capital expenditure, or commit to make any capital expenditure which in any one case exceeds $25,000 or capital expenditures which in the aggregate exceed $25,000, or (ii) except as permitted by clause (i), acquire any assets, properties or rights other than Inventory in the ordinary course of business consistent with past practice;

(m) not settle or compromise any litigation other than settlements or compromises of litigation where the settlement is limited solely to the release of claims and the monetary payment by the Company or any of its Subsidiaries does not exceed $50,000 in the aggregate or $50,000 in any individual case;

(n) amend any Company Stock Option or Other Purchase Right or authorize cash payments in exchange for any of the foregoing;

(o) make any filings or registrations, with any Governmental Entity, except routine filings and registrations made in the ordinary course of business;

(p) be party to (i) any merger, acquisition, consolidation, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries or (ii) any purchase of all or any substantial portion of the assets or securities of the Company or any of its Subsidiaries;

(q) take any actions outside the ordinary course of business;

(r) make any changes in its accounting methods, principles or practices;

(s) make any Tax election, change its method of Tax accounting or settle any claim relating to Taxes;

(t) take any action or omit to do any act within its reasonable control which action or omission will cause it to breach any obligation contained in this Agreement or cause any representation or warranty of the Company not to be true and correct as of the Closing Date; or

(u) agree, whether in writing or otherwise, to do any of the foregoing.

5.3 Access to Information. Subject to the terms of the Confidentiality Agreement by and between Parent and the Company dated April 7, 2005 (the “Confidentiality Agreement”), the Company shall, and shall cause its Subsidiaries to, afford to Parent’s officers, directors, employees, accountants, counsel, consultants, advisors and agents (“Representatives”) free and full access to and the right to inspect, during normal business hours, all of the Real Property, properties, assets, records, Contracts and other documents related to the Company and its Subsidiaries, and shall permit them to consult with the officers, employees, accountants, counsel and agents of the Company and its Subsidiaries for the purpose of making such investigation of the Company and its Subsidiaries as Parent shall desire to make. The Company shall furnish to Parent all such documents and copies of documents and records and information with respect to the Company and its Subsidiaries and copies of any working papers relating thereto as Parent may request. Without limiting the foregoing, the Company shall permit, and will cause its Subsidiaries to permit, Parent and Parent’s Representatives to conduct such investigations as Parent may reasonably request to assess the environmental condition of the Real Property.

5.4 Resignations. On the Closing Date, the Company shall cause to be delivered to Parent duly signed resignations, effective immediately at the Effective Time, of all members of the boards of directors of the Company and its Subsidiaries of their positions as directors and of all officers of the Company and its Subsidiaries of their positions as officers.

5.5 Consents. The Company shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to obtain all Consents; provided that no Indebtedness shall be repaid, except as otherwise required pursuant to the terms of any applicable loan Contract, and no Contract shall be amended nor any right thereunder be waived, and no money or other consideration shall be expended, to obtain any such Consent.

5.6 Notification of Certain Matters. The Company shall give prompt notice to Parent of any fact, event or circumstance known to it that (a) individually or taken together with all other facts, events and circumstances known to it, has had or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries taken as a whole, (b) would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein, (c) the failure of any condition precedent to Parent’s and Merger Sub’s obligations, (d) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the Merger, (e) any notice or other communication from any Governmental Entity in connection with the Merger or (f) any Actions commenced relating to the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.19; provided, however, that (i) the delivery of any notice pursuant to this Section 5.6 shall not limit or otherwise affect any remedies available to Parent or prevent or cure any misrepresentations, breach of warranty or breach of covenant and (ii) disclosure by the Company shall not be deemed to amend or supplement the Company Disclosure Schedule or constitute an exception to any representation or warranty.

5.7 Exclusivity. Except with respect to this Agreement and the transactions contemplated hereby, the Company agrees that until such time as this Agreement is terminated, it will not, and it will cause its Subsidiaries and its and their respective directors, officers, employees, Affiliates and other agents and representatives (including any investment banking, legal or accounting firm retained by it or any of them and any individual member or employee of the foregoing) (each, an “Agent”) not to: (a) initiate, encourage, solicit or seek, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including any proposal or offer to its stockholders or any of them) with respect to a merger, acquisition, consolidation, recapitalization, liquidation, dissolution, equity investment or similar transaction involving, or any purchase of all or any substantial portion of the assets or any securities of, the Company or any of its Subsidiaries (any such proposal or offer being hereinafter referred to as a “Proposal”); (b) engage in any negotiations concerning, or provide any confidential information or data to, or have any substantive discussions with, any person relating to a Proposal; (c) otherwise facilitate or cooperate in any effort or attempt to make, implement or accept a Proposal; or (d) enter into Contract with any Person relating to a Proposal. If the Company, any of its Subsidiaries or any Agent has provided any Person (other than Parent or the Company’s or its Subsidiaries’ Agents) with any confidential information or data relating to a Proposal, they shall request the immediate return thereof. The Company shall notify Parent immediately if any inquiries, proposals or offers related to a Proposal are received by, any confidential information or data is requested from, or any negotiations or discussions related to a Proposal are sought to be initiated or continued with, it, any of its Subsidiaries or any of their respective directors, officers, employees and Affiliates or, to its Knowledge, any other Agent. Such notice shall disclose the identity of the party making, and the terms and conditions of, any such Proposal, inquiry or request, and shall include a true and complete copy of such Proposal, inquiry or request, if in writing.

5.8 Stockholders’ Representative Agreement. The Company shall use its reasonable best efforts to cause each Company Stockholder to execute and deliver to the Stockholders’ Representative the Stockholders’ Representative Agreement.

5.9 Allocation Certificate. The Company shall prepare and deliver to Parent at the Closing a certificate signed by the Chief Financial Officer and Secretary of the Company in a form reasonably acceptable to Parent as to the capitalization of the Company immediately prior to the Effective Time and the allocation of the Total Parent Shares among the holders of shares of Company Common Stock and Company Stock Options (collectively, the “Company Equity Holders”) pursuant to the Merger (the “Allocation Certificate”). The Allocation Certificate shall set forth (a) a true and complete list of the Company Equity Holders immediately prior to the Effective Time and the number of shares of Company Common Stock and/or Company Stock Options owned by each such Company Equity Holder, and (b) the allocation of the Total Parent Shares among the Company Equity Holders pursuant to the Merger.

5.10 FIRPTA Certificate. The Company shall prepare and deliver to Parent at the Closing a properly executed statement in a form reasonably satisfactory to Parent, for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3) (the “FIRPTA Certificate”).

5.11 Termination of 401(k) Plan. The Company agrees to terminate its 401(k) plan immediately prior to the Closing, unless Parent, in its sole and absolute discretion, agrees to sponsor and maintain such plan by providing the Company with notice of such election at least five days before the Effective Time.

5.12 Company’s Auditors. The Company will use its reasonable best efforts to cause its management and its independent auditors to facilitate the preparation of such financial statements of the Company and its Subsidiaries (including pro forma financial information if required) as may be requested by Parent to enable Parent to comply on a timely basis with applicable securities Laws.

5.13 Section 280G of the Code. The Company will use its reasonable best efforts to obtain stockholder approval of the payment of any amounts or provision of any benefits by the Company or any of its Affiliates to any Person in connection with the Merger that, in the absence of such approval, would be characterized as an “excess parachute payment” within the meaning of Section 280G of the Code. If such stockholder approval is not obtained, neither the Company nor any Subsidiary will pay or provide such payments or benefits pursuant to waivers of such payments and benefits executed by the affected Persons in form and substance reasonably satisfactory to Parent.

ARTICLE VI

COVENANTS OF PARENT

6.1 Benefit Plans. Parent shall take all reasonable actions necessary to allow eligible employees of the Company that will be employees of the Surviving Corporation (“Transitioned Employees”), to participate in benefit programs which are substantially comparable to those maintained for the benefit of, or offered to, similarly situated employees of Parent, as soon as practicable after the Effective Time, to the extent permitted by the terms of such Parent benefit plan or any insurance contract or agreement applicable thereto; provided, however, that in the case of plans for which the Company maintains a plan offering the same type of benefit, such participation need not be offered by Parent until the corresponding plan of the Company ceases to be available or is terminated after the Effective Time. Parent will recognize employment services of each Transitioned Employee with the Company for purposes of eligibility and vesting (but not benefit accrual) under any benefit plan of Parent. Each Transitioned Employee’s years of service with the Company and any of its Subsidiaries shall be otherwise recognized for all general employment purposes, including seniority, vacation, personal time and similar general employment purposes; provided, that any vacation time offered by Parent in the calendar year of the Effective Time to any Transitioned Employee shall be offset by any vacation time used by or paid to a Transitioned Employee by the Company or any of its Subsidiaries in the calendar year of the Effective Time. In addition, Parent will (a) waive all limitations as to preexisting conditions, exclusions, waiting periods and service requirements with respect to participation and coverage requirements applicable to Transitioned Employees under any group health plan sponsored by Parent, except to the extent such preexisting conditions, exclusion, waiting period or service requirement had not been satisfied by any such Transitioned Employee as of the Effective Time under a group health plan sponsored by the Company or any of its Subsidiaries; and (b) provide each Transitioned Employee with credit for any deductible, copayment and out-of-pocket limits applicable to such employees under any such group medical plan sponsored by the Company or any of its Subsidiaries and paid by the Transitioned Employee prior to the Effective Time during the calendar year of the Effective Time.

6.2 Lockup Agreements. Parent shall use its best efforts to cause each of (i) Digital Creative Development Corp.; (ii) Baytree Capital; (iii) Michael Gardner; and (iv) Martin Wade, III to execute a Lockup Agreement substantially in the form attached as Exhibit E hereto (“Lockup Agreements”). In the event that Parent is successful in obtaining such agreements, the major shareholders of the Company shall also execute such agreements. The Lockup Agreements shall have a term of twelve months but shall permit each party to sell no more than two percent (2%) of such party’s Parent Shares in any two-month period, unless a greater amount is permitted by Baytree Capital, in any such two month period on a pro rata basis, based on its determination of the lack of an adverse effect of any such increase on the trading of Parent Common Stock in the public market. Parent agrees that, with respect to any acquisitions that occur while Company Stockholders are bound by the terms of the Lockup Agreements, the principal shareholders of any company acquired by Parent will be required to execute lockup agreements containing terms that are no more favorable to such shareholders than the terms contained in the Lockup Agreements.

6.3 Stockholders’ Meetings.

(a) As promptly as practicable after the date hereof, Parent shall take all action necessary under the California Corporations Code and its Charter Documents (a) to convene a meeting of the Parent Stockholders to vote upon the approval and adoption of the Reincorporation (or take action in lieu thereof by written consent) and (b) to solicit the affirmative vote of the holders of a majority of the outstanding Parent Common Stock (“Parent Stockholder Approval”).

(b) As promptly as practicable after the date hereof, the Company shall take all action necessary under the Delaware Code and its Charter Documents (a) to convene a meeting of the Company Stockholders to vote upon the approval and adoption of this Agreement and the Merger (or take action in lieu thereof by written consent) and (b) to solicit the Company Stockholder Approval. The Board of Directors of the Company will, by unanimous vote of the directors in office, recommend that the Company Stockholder Approval be given and will use its reasonable best efforts to solicit from the Company Stockholders the Company Stockholder Approval.

6.4 Surviving Corporation Working Capital. Parent shall make available to the Surviving Corporation up to $7 million in working capital (the “Funding”), payable to the Company in accordance with the 2006 Monthly Budget (as defined below). As used herein, “2006 Monthly Budget” shall mean a monthly budget for each calendar month of 2006 to be mutually agreed upon by Parent and the Stockholders’ Representative within five (5) days after the date hereof; provided, however, that in the event Parent and the Stockholders’ Representative are unable to agree on the 2006 Monthly Budget within such time period, an independent director of the board of directors of Parent, selected by a majority of the board of directors, shall determine the 2006 Monthly Budget.

6.5 Parent Board of Directors.

(a) Effective as of the Closing, Parent will cause two additional directors to be authorized, one of which shall be designated by the Stockholders’ Representative and appointed to Parent’s Board of Directors. Thereafter until the earlier of: (i) December 31, 2008, and (ii) the applicability of Section 6.5(b) below, Parent will continue to nominate for election one director designated by the Stockholders’ Representative.

(b) Upon the Surviving Company achieving cumulative Revenue of $20,000,000, until the earlier of (i) December 31, 2008 and (ii) the date on which the Company Stockholders beneficially own (as determined pursuant to Rule 13d-3 under the Exchange Act) a majority of the outstanding Parent Common Stock, Parent will nominate for election to its Board of Directors individuals designated by the Stockholders’ Representative in such number as would represent a majority of Parent’s Board of Directors and concurrent with executing this Agreement Parent shall have obtained a voting agreement from the shareholders listed on Annex B hereto.

(c) Parent’s obligation to appoint designees to the Parent Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. The Stockholders’ Representative will supply to Parent in writing any information with respect to the Company Stockholders and their nominees, officers, directors and affiliates required under the Exchange Act pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder.

ARTICLE VII

COVENANTS OF THE COMPANY AND PARENT

7.1 Regulatory Approvals. Each of Parent, Merger Sub and the Company shall promptly apply for, and take all reasonably necessary actions to obtain or make, as applicable, all Authorizations, Orders, declarations and filings with, and notices to, any Governmental Entity or other Person required to be obtained or made by it for the consummation of the Merger and the transactions contemplated hereby. Each party shall cooperate with and promptly furnish information to the other party necessary in connection with any requirements imposed upon such other party in connection with the consummation of the Merger.

7.2 Registration Statement; Proxy Statement.

(a) As promptly as practicable following the date of this Agreement, Parent intends to prepare and shall file with the SEC a document or documents that will constitute (i) the registration statement on Form S-4 of Parent (together with all amendments thereto, the “Registration Statement”), in connection with the registration under the Securities Act of Parent Common Stock to be issued to the Company’s stockholders pursuant to the Reincorporation and (ii) a proxy statement with respect to the Reincorporation (together with any amendments thereto, the “Proxy Statement”). The Company shall furnish all information concerning the Company as Parent may reasonably request in connection with such actions and the preparation of the Registration Statement and the Proxy Statement.

(b) None of the information supplied by the Company for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement shall, at the respective times filed with the SEC or other regulatory agency and, in addition, (i) in the case of the Proxy Statement, at the date it or any amendments or supplements thereto are mailed to stockholders of Parent, at the time of the Parent Stockholder Approval and at the Effective Time and (B) in the case of the Registration Statement, when it becomes effective under the Securities Act and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to the Company or any Subsidiary of the Company, or their respective officers or directors, should be discovered by the Company that should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, the Company shall promptly so inform Parent.

7.3 Public Announcements. Neither Parent, Merger Sub nor the Company shall make, or cause to be made, any press release or other public statement or any statement to any analyst or member of the press concerning the transactions contemplated by this Agreement without the approval of the other party hereto; provided, however, that Parent may, without such approval, but with prior notice to the Company, make such press releases or other public statements as it reasonably believes are required under the rules of the OTC Bulletin Board or applicable securities Laws.

7.4 Tax-Free Reorganization. Parent and the Company shall (and following the Effective Time, Parent shall cause the Surviving Corporation to) take no action that would cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code.

7.5 Expenses. Each of Parent and the Company shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, incurred up to the date of this Agreement whether or not the Merger is consummated; provided, however, that, in the event the Merger is consummated, Parent agrees to assume the expenses of the Company incurred from the date of this Agreement until the Closing Date.

7.6 Further Assurances. Upon the terms and subject to the conditions hereof each of the parties hereto shall execute such documents and other instruments and take such further actions as may be reasonably required to carry out the provisions hereof and consummate the Merger and the transactions contemplated hereby.

ARTICLE VIII

CONDITIONS TO MERGER

8.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) The Company Stockholder Approval shall have been obtained.

(b) No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Acquisition shall be in effect. No Law shall have been enacted or shall be deemed applicable to the Merger which makes the consummation of the Merger illegal.

8.2 Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction (or waiver by Parent in its sole discretion) of the following further conditions:

(a) The representations and warranties of the Company set forth in this Agreement shall have been true and correct in all material respects at and as of the date hereof and shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date, and Parent shall have received a certificate dated the Closing Date signed on behalf of the Company by the President of the Company to such effect.

(b) The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. Parent shall have received a certificate signed on behalf of the Company by the President of the Company to such effect.

(c) The Company shall have taken all corporate action necessary to approve the transactions contemplated by this Agreement. The Company shall have furnished Parent and Merger Sub with a certificate of the Secretary of the Company, dated the Closing Date, certifying that: (i) attached thereto is a true and complete copy of resolutions adopted unanimously by the Board of Directors of the Company approving this Agreement and the Merger (such resolutions to be in form and substance reasonably satisfactory to Parent); (ii) attached thereto is a true and complete copy of resolutions adopted by the holders of at least a majority of the then outstanding Company Shares voting as a single class on an as-converted to Common Stock basis (such resolutions to be in form and substance reasonably satisfactory to Parent); and (iii) that such resolutions have not been amended and are in full force and effect as of the Closing Date.

(d) There shall not have occurred any event, occurrence or change that has had, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries taken as a whole.

(e) No Action shall be pending or threatened before any court or other Governmental Entity or before any other Person wherein an unfavorable Order would (i) prevent consummation of the Merger, (ii) affect adversely the right of Parent to control the Company and the Subsidiaries of the Company or (iii) restrain or prohibit Parent’s ownership or operation (or that of its Subsidiaries or Affiliates) of all or any material portion of the business or assets of the Surviving Corporation and its Subsidiaries, taken as a whole, or compel Parent or any of its Subsidiaries or Affiliates to dispose of or hold separate all or any material portion of the business or assets of the Surviving Corporation and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole. No such Order shall be in effect.

(f) No Law shall have been enacted or shall be deemed applicable to the Merger which has any of the effects set forth in clauses (i) through (iii) in Section 8.2(e).

(g) The holders of no more than two percent of the Company Shares on an as-converted to Common Stock basis shall have demanded and not lost or withdrawn, or shall be eligible to demand, appraisal rights.

(h) The Chief Financial Officer and the Secretary of the Company shall have executed and delivered to Parent the Allocation Certificate.

(i) Alchemy Communications, Inc. shall have entered into an agreement with the Company in form and substance satisfactory to Parent and the Company and containing a term of five (5) years.

(j) The Escrow Agent and the Stockholders’ Representative shall have duly executed and delivered the Escrow Agreement to Parent.

(k) The Stockholders’ Representative and the holders of not less than 95% of the shares of Company Common Stock outstanding immediately prior to the Effective Time shall have duly executed and delivered to Parent the Stockholders’ Representative Agreement.

(l) Parent and Merger Sub shall have received a written opinion from counsel to the Company, addressed to Parent and Merger Sub, dated as of the Closing Date, in a form reasonably acceptable to Parent and its counsel.

(m) The Company shall have delivered to Parent a duly executed and certified FIRPTA Certificate.

(n) The Company shall have delivered to Parent resignations from the directors and officers of the Company and each Subsidiary of the Company in office immediately prior to the Effective Time.

(o) The Company shall have delivered to Parent certificates of good standing for the Company from the Secretary of State of the State of Delaware and California, each dated a reasonable date prior to the Closing Date, and certificates of good standing for the Subsidiaries of the Company from the applicable Governmental Entities in each such Subsidiary’s jurisdiction of organization.

8.3 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is subject to the satisfaction (or waiver by the Company in its sole discretion) of the following further conditions:

(a) The representations and warranties of Parent and Merger Sub set forth in this Agreement shall have been true and correct at in all material respects and as of the date hereof and shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date (after giving effect to the Reincorporation, if applicable), except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date, and the Company shall have received a certificate dated the Closing Date signed on behalf of Parent by the President of Parent to such effect.

(b) Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date. The Company shall have received a certificate signed on behalf of Parent by the President or Chief Financial Officer of Parent to such effect.

(c) The Escrow Agreement shall have been duly executed and delivered by Parent and the Escrow Agent.

(d) The Company shall have received an opinion of legal counsel for Parent in a form reasonably acceptable to the Company and its counsel.

(e) Martin Wade, III shall have executed and delivered an employment agreement with Parent on or prior to the Closing Date.

(f) Parent shall have caused to be authorized an additional two directors and shall have appointed the directors nominated by Stockholders’ Representative to Parent’s Board of Directors, each effective as of the Effective Time.

ARTICLE IX

TERMINATION

9.1 Termination.

(a) This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time (with any termination by Parent also being an effective termination by Merger Sub):

(i) by mutual written consent of Parent and the Company;

(ii) by Parent or the Company if:

(A) the Merger is not consummated on or before February 28, 2006; provided, however, that the right to terminate this Agreement under this clause (ii)(A) shall not be available to any party whose breach of a representation, warranty, covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date; or

(B) a Governmental Entity shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which Order or other action is final and non-appealable;

(iii) by Parent if:

(A) any condition to the obligations of Parent hereunder becomes incapable of fulfillment other than as a result of a breach by Parent of any covenant or agreement contained in this Agreement, and such condition is not waived by Parent;

(B) there has been a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied and, in either case, such breach is not curable, or, if curable, is not cured within 30 days after written notice of such breach is given to the Company by Parent;

(C) Parent notifies the Company of its intent not to fulfill its obligations hereunder and to terminate the Agreement and acknowledges its obligation to pay the Break-Up Fee to the Company as provided in Section 9.3; or

(iv) by the Company if:

(A) any condition to the obligations of the Company hereunder becomes incapable of fulfillment other than as a result of a breach by the Company of any covenant or agreement contained in this Agreement, and such condition is not waived by the Company; or

(B) there has been a breach by Parent of any representation, warranty, covenant or agreement contained in this Agreement or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied and, in either case, such breach is not curable, or, if curable, is not cured within 30 days after written notice of such breach is given to Parent by the Company.

(b) The party desiring to terminate this Agreement pursuant to Section 9.1(a) (ii), (iii) or (iv) shall give written notice of such termination to the other parties hereto.

9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Company or Parent or their respective officers, directors, stockholders or Affiliates, except as set forth in Section 9.3; provided, however, that the provisions of Section 7.3 (Public Announcements) and Section 9.3 (Remedies) and Article XI of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

9.3 Remedies. Solely in the event that Parent chooses to terminate this Agreement pursuant to Section 9.1(a)(iii)(A) or (C), Parent shall pay to the Company a Break-Up Fee of $300,000 in cash, which shall be the sole and exclusive remedy for any Parent termination. If Parent terminates this Agreement for reasons other than its unwillingness to fulfill its obligations hereunder pursuant to Section 9.1(a)(iii)(C) it shall have the right to recover damages sustained by it as a result of any breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement or fraud or willful misrepresentation; provided, however, that Parent is not in breach of any representation, warranty, covenant or agreement contained in this Agreement under circumstances which would have permitted the Company to terminate the Agreement under Section 9.1.

ARTICLE X

INDEMNIFICATION

10.1 Survival.

(a) Except as set forth in Section 10.1(b), all representations and warranties, covenants and agreements of the Company and Parent contained in this Agreement, or in any certificate or other document delivered pursuant hereto, shall survive the Closing for a period of 18 months.

(b) The representations and warranties of the Company contained in Sections 3.1 (Organization and Good Standing), 3.2 (Capitalization), 3.4 (Authority and Enforceability), 3.29 (Brokers or Finders) shall survive indefinitely. The representations and warranties of the Company contained in Sections 3.10 (Taxes) and 3.20 (Employee Benefits) shall survive the Closing until 60 days after the expira-tion of the applicable statute of limitations period (after giving effect to any waivers and extensions thereof). The representations and warranties of the Company contained in Section 3.22 (Environmental) shall survive the Closing for a period of 3 years following the Closing.

(c) The representations and warranties of Parent contained in Sections 4.1 (Organization and Good Standing), 4.2 (Capital Structure), 4.4 (Authority and Enforceability), and 4.12 (Brokers or Finders) shall survive indefinitely. The representations and warranties of Parent contained in Sections 4.8 (Taxes) shall survive the Closing until 60 days after the expira-tion of the applicable statute of limitations period (after giving effect to any waivers and extensions thereof).

(d) The period for which a representation or warranty, covenant or agreement survives the Closing is referred to herein as the “Applicable Survival Period.” In the event a Notice of Claim for indemnification under Section 10.2 is given within the Applicable Survival Period, the representation or warranty, covenant or agreement that is the subject of such indemnification claim (whether or not formal legal action shall have been commenced based upon such claim) shall survive with respect to such claim until such claim is finally resolved. The Indemnitor shall indemnify the Indemnitee for all Losses (subject to the limitations set forth herein, if applicable) that the Indemnitee may incur in respect of such claim, regardless of when incurred.

10.2 Indemnification by Company Stockholders.

(a) Subject to the limitations set forth in this Article X, each Company Stockholder (collectively, the “Parent Indemnitors”) shall indemnify and defend Parent and its Affiliates and their respective stockholders, members, managers, officers, directors and employees (collectively, the “Parent Indemnitees”) against, and shall hold them harmless from, any and all losses, damages, claims (including third party claims), charges, interest, penalties, taxes, diminution in value, costs and expenses (including legal, consultant, accounting and other professional fees, costs of sampling, testing, investigation, removal, treatment and remediation of contamination and fees and costs incurred in enforcing rights under this Section 10.2) (collectively, “Losses”) resulting from, arising out of, or incurred by any Parent Indemnitee in connection with, or otherwise with respect to:

(i) the failure of any representation and warranty or other statement by the Company contained in this Agreement or any certificate or other document furnished or to be furnished to Parent in connection with the transactions contemplated hereby to be true and correct in all respects as of the date of this Agreement and as of the Closing Date;

(ii) any breach of any covenant or agreement of the Company contained in this Agreement or any certificate or other document furnished or to be furnished to Parent in connection with the transactions contemplated hereby; and

(iii) Dissenting Share Payments.

Any and all Losses hereunder shall bear interest from the date incurred until paid at the rate of 6% per annum.

(b) Subject to the limitations set forth in this Article X, Parent shall indemnify and defend the Company Stockholders and each of them and their Affiliates and their respective stockholders, members, managers, officers, directors and employees (collectively, the “Company Stockholder Indemnitees”) against, and shall hold them harmless from, any and all Losses resulting from, arising out of, or incurred by any Parent Indemnitee in connection with, or otherwise with respect to:

(i) the failure of any representation and warranty or other statement by Parent contained in this Agreement or any certificate or other document furnished or to be furnished to the Company or such stockholders in connection with the transactions contemplated hereby to be true and correct in all respects as of the date of this Agreement and as of the Closing Date;

(ii) any breach of any covenant or agreement of Parent contained in this Agreement or any certificate or other document furnished or to be furnished to Parent in connection with the transactions contemplated hereby.

Any and all Losses hereunder shall bear interest from the date incurred until paid at the rate of 6% per annum.

(c) Parent Indemnitees and Company Stockholder Indemnitees are referred to as “Indemnitees” as the context requires and Parent Indemnitors and Parent are referred to as “Indemnitor(s)” as the context requires. No Indemnitor shall be liable for any Loss or Losses pursuant to Section 10.2(a)(i) or Section 10.2(b)(i) (“Warranty Losses”) unless and until the aggregate amount of all Warranty Losses incurred by the Indemnitees exceeds $50,000 (the “Indemnification Threshold”), in which event such Indemnitor(s) shall be liable for all Warranty Losses from the first dollar. In addition, no liability for any Warranty Loss hereunder shall exceed 5,000,000 shares of Parent’s common stock, and in the event of any indemnification required hereunder, an Indemnitor may deliver Parent Common Stock to satisfy any indemnification obligation hereunder. In such case, each share of Parent Common Stock shall be valued at the higher of the value on the Closing Date or the value on the date the parties determine that such indemnification is required (the “Indemnification Date”). In the later case, the value shall be determined by the average bid and ask prices of Parent Common Stock during the thirty (30) day period prior to Indemnification Date.

(d) Nothing contained in this Article X shall be deemed to limit or restrict in any manner any rights or remedies which Parent or the Company or the Company Stockholders have, or might have, at Law, in equity or otherwise, based on fraud or a willful misrepresentation or willful breach of any representation, warranty, covenant or agreement contained in this Agreement or certificate or other document furnished or to be furnished to such party in connection with the transactions contemplated hereby.

(e) The adoption of this Agreement by each party hereto and its Stockholders constitutes approval of the indemnification obligations set forth in this Article X.

10.3 Escrow Fund.

(a) As soon as practicable after the Effective Time, Parent shall cause to be delivered to the Escrow Agent a certificate or certificates representing the Escrow Shares. The term “Escrow Shares” means an aggregate of 1,500,000 shares of Parent Common Stock plus any shares as may be issued upon any stock split, stock dividend or similar recapitalization with respect to such shares. The Escrow Shares allocable to each Company Stockholder shall be equal to the aggregate number of Escrow Shares multiplied by a fraction the numerator of which is the number of shares of Parent Common Stock issuable to each such Company Stockholder pursuant to the Merger and the denominator of which is the aggregate number of shares of Parent Common Stock issuable to all Company Stockholders pursuant to the Merger. Notwithstanding the foregoing, no shares of Parent Common Stock will be deposited into the Escrow Fund with respect to Dissenting Shares (and the shares of Parent Common Stock issuable with respect to such Dissenting Shares shall not be included in the foregoing calculation) unless and until the Company Stockholder shall have failed to perfect or shall have effectively withdrawn or lost his right to appraisal and payment under the Delaware Code, as the case may be, with respect to such Dissenting Shares. The Escrow Shares, together with any and all income and proceeds thereon, shall be referred to hereinafter as the “Escrow Fund.” The Escrow Fund shall be available to compensate the Parent Indemnitees pursuant to the indemnification obligations of the Indemnitors.

(b) The Escrow Fund shall be held and disbursed by the Escrow Agent in accordance with the Escrow Agreement. Subject to and in accordance with the Escrow Agreement, once the Indemnification Threshold has been reached, the full amount of all Losses (aggregating all of the claims against the Indemnitors) shall be subject to indemnification from the first dollar and a number of Escrow Shares shall be released to Parent from the Escrow Fund that have an aggregate value equal to the amount of all such Losses. The value of the Escrow Shares shall be computed, with respect to Losses attributable to each respective claim, on the basis of the closing price of Parent Common Stock on the trading day immediately preceding the Closing (the “Indemnity Stock Price”). Any Escrow Shares that are disbursed from the Escrow Fund in satisfaction of any claim shall be drawn pro rata from the Escrow Shares allocable to the Company Stockholders in accordance with their respective interests therein as set forth in Exhibit A to the Escrow Agreement.

(c) The Indemnitors acknowledge and agree that, if the Surviving Corporation suffers, incurs or otherwise becomes subject to any Losses as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or agreement, then (without limiting any of the rights of the Surviving Corporation as a Parent Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Losses as a result of and in connection with such inaccuracy or breach.

(d) One-third of the Escrow Shares shall be released from the Escrow Fund on each of the following dates: (i) six months after the Closing Date; (ii) 12 months after the Closing Date and (ii) 18 months after the Closing Date; provided, that in the event Parent has made a claim under the indemnification provisions herein, any Escrow Shares subject to such claim shall not be subject to release, and the foregoing calculation shall be based upon one-third of the remaining Escrow Shares.

10.4 Third Party Claims.

(a) In the event that an Indemnitee receives notice of the assertion of any claim or the commencement of any Action by a third party in respect of which indemnity may be sought under the provisions of this Article X (“Third Party Claim”), such party shall notify the other parties hereto, including, if appropriate, the Stockholders’ Representative, in writing of such Third Party Claim (“Notice of Claim”) and concurrently therewith shall send a duplicate copy of such Notice of Claim to the Escrow Agent. The Notice of Claim shall set forth: (i) that an Indemnitee has incurred Losses or anticipates that it will incur Losses for which such Indemnitee is entitled to indemnification pursuant to this Agreement; (ii) the amount of such Losses, if known, or, if not known, an estimate of the foreseeable maximum amount of such Losses (which estimate shall not be conclusive of the final amount of such Losses); (iii) a description of the basis for such Third Party Claim; and (iv) if the amount of such Losses is known, the number of Escrow Shares, if applicable, to be disbursed by the Escrow Agent to the Indemnitee in satisfaction of such Third Party Claim based on the Indemnity Stock Price and, if the amount of such Losses is not known, the number of Escrow Shares, if applicable to be disbursed by the Escrow Agent to the Indemnitee in satisfaction of such Third Party Claim based on the Indemnity Stock Price and the estimate of the foreseeable maximum amount of such Losses (which number of Escrow Shares shall not be conclusive of the final number of Escrow Shares to be disbursed in satisfaction of such Third Party Claim). Failure or delay in notifying the other parties hereto will not relieve the Indemnitors of any liability they may have to the Indemnitee, except and only to the extent that such failure or delay causes actual harm to the Indemnitors with respect to such Third Party Claim.

(b) Subject to the further provisions of this Section 10.4, the Indemnitor will have 10 Business Days (or less if the nature of the Third Party Claim requires) from the date on which the Indemnitor received the Notice of Claim to notify the Indemnitee that the Indemnitor will assume the defense or prosecution of such Third Party Claim and any litigation resulting therefrom with counsel of its choice (reasonably satisfactory to the Indemnitee) and at its sole cost and expense (a “Third Party Defense”). If the Indemnitor assumes the Third Party Defense in accordance with the preceding sentence, the Indemnitors shall be conclusively deemed to have acknowledged that the Third Party Claim is within the scope of their indemnity obligation hereunder and shall hold the Indemnitee harmless from and against the full amount of any Losses resulting therefrom (subject to the terms and conditions of this Agreement). Any Indemnitee shall have the right to employ separate counsel in any such Action and to participate in the defense thereof, but the fees and expenses of such counsel shall not be at the expense of the Indemnitors unless (A) the Indemnitor shall have failed, within the time after having been notified by the Indemnitee of the exist-ence of the Third Party Claim as provided in the first sentence of this paragraph (b), to assume the defense of such Third Party Claim, or (ii) the employment of such counsel has been specifically authorized in writing by the Indemnitor, which authorization shall not be unreasonably withheld.

(c) The Indemnitor will not be entitled to assume the Third Party Defense if:

(i) a Third Party Claim seeks, in addition to or in lieu of monetary damages, any injunctive or other equitable relief (except where non-monetary relief is merely incidental to a primary claim or claims for monetary damages);

(ii) the claim for indemnification relates to or arises in connection with any criminal proceed-ing, action, indictment, allegation or investigation;

(iii) with respect to any Action in which Parent is Indemnitee, the claim for indemnification relates to or arises in connection with any Environmental Action;

(iv) under applicable standards of professional conduct, a conflict on any significant issue exists between the Indemnitee and the Indemnitor in respect of such Third Party Claim;

(v) with respect to any Action in which Parent is Indemnitee, the Third Party Claim involves a material customer or supplier of the Company or any of its Subsidiaries;

(vi) upon petition by the Indemnitee, the appropriate court rules that the Indemnitor failed or is failing to vigorously prosecute or defend such Third Party Claim; or

(vii) with respect to any Action in which Parent is Indemnitee, the amount of claimed Losses subject to all outstanding Notices of Claim exceeds the value of the Escrow Shares (calculated on the basis of the Indemnity Stock Price) remaining in the Escrow Fund.

(d) If by reason of the Third Party Claim a lien, attachment, garnishment or execution is placed upon any of the property or assets of such Indemnitee, the Indemnitor, if it desires to exercise its right to assume such Third Party Defense, must furnish a satisfactory indemnity bond to obtain the prompt release of such lien, attachment, garnishment or execution.

(e) If the Indemnitor assumes a Third Party Defense, it will take all steps necessary in the defense, prosecution, or settlement of such claim or litigation and the Indemnitors shall reimburse the Indemnitees promptly for any and all Losses caused by or arising out of such Third Party Claim (subject to the last sentence of Section 10.4(b)). The Indemnitor will not consent to the entry of any judgment or enter into any settlement except with the written consent of the Indemnitee; provided, however, the consent of the Indemnitee shall not be required if all of the following conditions are met: (i) the terms of the judgment or proposed settlement include as an unconditional term thereof the giving to the Indemnitee by the third party of a release of the Indemnitee from all liability in respect of such Third Party Claim; (ii) there is no finding or admission of (A) any violation of Law by the Indemnitee (or any Affiliate thereof), (B) any violation of the rights of any Person and (C) no effect on any other Action or claims of a similar nature that may be made against the Indemnitee (or any Affiliate thereof); and (iii) the sole form of relief is monetary damages which are paid in full by the Indemnitor. The Indemnitor shall conduct the defense of the Third Party Claim actively and diligently, and the Indemnitee will provide reasonable cooperation in the defense of the Third Party Claim. Notwithstanding the foregoing, the Indemnitee shall have the right to pay or settle any Third Party Claim, provided that in such event, subject to the following sentence, it shall waive any right to indemnity therefor by the Indemnitors for such claim unless the Indemnitor shall have consented to such payment or settlement (such consent not to be unreasonably withheld or delayed). If the Indemnitor is not reasonably conducting the Third Party Defense in good faith, the Indemnitee shall have the right to consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitee and the Indemnitors shall reimburse the Indemnitee promptly for all Losses incurred in connection with such judgment or settlement.

(f) In the event that (i) an Indemnitee gives Notice of Claim to the Indemnitor and the Indemnitor fails or elects not to assume a Third Party Defense which the Indemnitor had the right to assume under this Section 10.4 or (ii) the Indemnitor is not entitled to assume the Third Party Defense pursuant to this Section 10.4, the Indemnitee shall have the right, with counsel of its choice, to defend, conduct and control the Third Party Defense, at the sole cost and expense of the Indemnitors. In each case, the Indemnitee shall conduct the Third Party Defense actively and diligently, and the Indemnitee will provide reasonable cooperation in the Third Party Defense and, if appropriate, use his commercially reasonable efforts to cause the former Company Stockholders to cooperate in the Third Party Defense. The Indemnitee shall have the right to consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim on such terms as it may deem appropriate; provided, however, that the amount of any settlement made or entry of any judgment consented to by the Indemnitee without the consent of the Indemnitee Representative shall not be determinative of the validity of the claim against the Escrow Fund, except with the consent of the Indemnitor (which shall not be unreasonably withheld or delayed). Notwithstanding Section 11.5 hereof, in connection with any Third Party Claim, the Indemnitor hereby consents to the nonexclusive jurisdiction of any court in which an Action in respect of a Third Party Claim is brought against any Indemnitee for purposes of any claim that an Indemnitee may have under this Article X with respect to such Action or the matters alleged therein and agrees that process may be served on the Indemnitor with respect to such a claim anywhere in the world. If the Indemnitor does not elect to assume a Third Party Defense which it has the right to assume hereunder, the Indemnitee shall have no obligation to do so.

10.5 Non-Third Party Claims. Indemnitee will send a Notice of Claim to the Indemnitor promptly following discovery by any Indemnitee of any matter that gives rise to a claim of indemnity pursuant hereto and that does not involve a Third Party Claim being asserted against it. Concurrently therewith if the Indemnitee is Parent, it shall send a duplicate copy of such Notice of Claim to the Escrow Agent. Failure or delay in notifying the Indemnitor will not relieve the Indemnitors of any liability they may have to the Indemnitee, except and only to the extent that such failure or delay causes actual harm to the Indemnitors with respect to such claim. The Indemnitor will reasonably cooperate and assist the Indemnitee in determining the validity of the claim for indemnity.

10.6 Claims Upon Escrow Fund. Notwithstanding any other provision of this Article X, if the Stockholders’ Representative does not timely give notice to Parent and the Escrow Agent in accordance with the terms of the Escrow Agreement that it disputes the claim for indemnity that is subject to the Notice of Claim, the Losses specified in such Notice of Claim will be conclusively deemed Losses subject to indemnification hereunder and the Escrow Agreement. In the event that the Stockholders’ Representative timely gives notice to Parent and the Escrow Agent pursuant to the Escrow Agreement that he disputes such claim, the dispute shall be resolved in accordance with the terms of the Escrow Agreement; provided that the Stockholders’ Representative shall not be entitled to dispute a Parent Indemnitee’s right to indemnification with respect to a Third Party Claim if the Stockholders’ Representative has assumed the Third Party Defense of such Third Party Claim in accordance with Section 10.4(b).

10.7 Contingent Claims. Nothing herein shall be deemed to prevent an Indemnitee from making a claim hereunder for potential or contingent claims or demands; provided that the Notice of Claim sets forth the specific basis for any such contingent claim to the extent then feasible and the Indemnitee has reasonable grounds to believe that such a claim may be made.

10.8 Effect of Investigation; Waiver.

(a) An Indemnitee’s right to indemnification or other remedies based upon the representations and warranties and covenants and agreements of the other parties will not be affected by any investigation, knowledge or waiver of any condition by the Indemnitee. Such representations and warranties and covenants and agreements shall not be affected or deemed waived by reason of the fact that the Indemnitee knew or should have known that any representation or warranty might be inaccurate or that the other party failed to comply with any agreement or covenant. Any investigation by such party shall be for its own protection only and shall not affect or impair any right or remedy hereunder.

(b) The waiver by any Indemnitee of any condition based on the accuracy of any representation or warranty, or compliance with any covenant or agreement, will not affect any right to indemnification or other remedy based on such representations and warranties and covenants and agreements unless otherwise expressly agreed in writing by the Indemnitee.

ARTICLE XI

MISCELLANEOUS

11.1 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier; (c) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next business day; or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

If to Parent or Merger Sub, to:

International Microcomputer Software, Inc.
75 Rowland Way
Novato, CA 94945
Attn: Martin Wade, III, Chief Executive Officer
Facsimile: (415) 897-2544

With a required copy to:

Morgan, Lewis & Bockius, LLP
2 Palo Alto Square
3000 El Camino Real
Suite 700
Palo Alto, CA 94306
Attn: Thomas W. Kellerman
Facsimile: (650) 843-4001

If to the Company, to:

AccessMedia Networks, Inc.
6300 Canoga Avenue, 15th Floor
Woodland Hills, CA 91367
Attn: Nolan Quan
Facsimile: (818) 206-9371

If to the Stockholders’ Representative, to:

Mr. Andrew Garroni
8646 Edwin Drive
Los Angeles, CA 90046
Facsimile: (213) 650-7719

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

11.2 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective; provided that, after adoption of this Agreement by the Company Stockholders, no amendment or waiver shall be made which by Law requires further approval by the Company Stockholders without such further approval. Notwithstanding the foregoing, any amendment to Article X that adversely affects the rights of the Stockholders’ Representative in his capacity as such shall require the prior written consent of the Stockholders’ Representative.

(b) No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(c) To the maximum extent permitted by Law, (i) no waiver that may be given by a party shall be applicable except in the specific instance for which it was given and (ii) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or the right of the party giving such notice or demand to take further action without notice or demand.

11.3 Successors and Assigns. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, heirs, personal representatives, successors and assigns.

11.4 Governing Law. This Agreement and the Exhibits and Schedules hereto shall be governed by and interpreted and enforced in accordance with the Laws of the State of California, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of California or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of California.

11.5 Consent to Jurisdiction. Each party irrevocably submits to the exclusive jurisdiction of (a) California, and (b) the United States District Court for the Northern District of California, for the purposes of any Action arising out of this Agreement or any transaction contemplated hereby. Each party agrees to commence any such Action either in the United States District Court for the Northern District of California or if such Action may not be brought in such court for jurisdictional reasons, in the Superior Court of the State of California Santa Clara County. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any Action in California with respect to any matters to which it has submitted to jurisdiction in this Section 11.5. Each party irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of this Agreement or the transactions contemplated hereby in (i) the United States District Court for the Northern District of California, or (ii) the Superior Court of the State of California Santa Clara County, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum.

11.6 Counterparts. This Agreement may be executed in any number of counterparts, and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. The parties agree that the delivery of this Agreement may be effected by means of an exchange of facsimile signatures with original copies to follow by mail or courier service.

11.7 Third Party Beneficiaries. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder; except that (i) in the case of Article X hereof, the Indemnitees and their respective heirs, executors, administrators, legal representatives, successors and assigns, and (ii) in the case of Section 2.9 hereof, the Company’s stockholders, are intended third party beneficiaries of such sections and shall have the right to enforce such sections in their own names.

11.8 Entire Agreement. This Agreement and the documents, instruments and other agreements specifically referred to herein or delivered pursuant hereto set forth the entire understanding of the parties hereto with respect to the Acquisition. All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement, other than the Confidentiality Agreement which shall continue in full force and effect in accordance with its terms.

11.9 Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

11.10 Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.11 Specific Performance. Parent and the Company each agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity.

ARTICLE XII

DEFINITIONS

12.1 Definitions. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 12.1, or in the applicable Section of this Agreement to which reference is made in this Section 12.1.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person.

“Authorization” means any authorization, approval, consent, certificate, license, permit or franchise of or from any Governmental Entity or pursuant to any Law.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York City are authorized or required by Law to close.

“Contract” means any agreement, contract, license, lease, commitment, arrangement or understanding, written or oral, including any sales order and purchase order.

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state, local, or municipal government, foreign, international, multinational or other government, including any department, commission, board, agency, bureau, subdivision, instrumentality, official or other regulatory, administrative or judicial authority thereof, and any non-governmental regulatory body to the extent that the rules and regulations or orders of such body have the force of Law.

“Indebtedness” means any of the following: (a) any indebtedness for borrowed money, (b) any obligations evidenced by bonds, debentures, notes or other similar instruments, (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current Liabilities arising in the ordinary course of business, (d) any obligations as lessee under capitalized leases, (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (f) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities, and (g) any guaranty of any of the foregoing.

“Knowledge” of the Company or any similar phrase means, with respect to any fact or matter, the actual knowledge of the directors and executive officers of the Company and each of its Subsidiaries and any other employee of the Company and each of its Subsidiaries, together with such knowledge that such directors, executive officers and other employees could be expected to discover after due investigation concerning the existence of the fact or matter in question.

“Law” means any statute, law (including common law), constitution, treaty, ordinance, code, order, decree, judgment, rule, regulation and any other binding requirement or determination of any Governmental Entity.

“Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision entered, issued or rendered by any Governmental Entity.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body.

“Subsidiary” or “Subsidiaries” means, with respect to any party, any Person, of which (i) such party or any Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such Person is directly or indirectly owned or controlled by such party and/or by any one or more of its Subsidiaries.

“$” means United States dollars.

12.2 Other Defined Terms. The following terms have the meanings assigned to such terms in the Sections of the Agreement set forth below:

Action	3.18(a)
Agent	5.7
Agreement	Preface
Allocation Certificate	5.9
Applicable Survival Period	10.1(d)
Application Survival Period	10.1(d)
Balance Sheet	3.6(b)
Balance Sheet Date	3.6(b)
Baseline Measurement Period	2.9(b)
Baseline Revenue	2.9(b)
Baytree Capital	3.26
CERCLA	3.21(a)(iv)
Certificates	2.2(c)
Charter Documents	3.1(b)
Common Stock	2.1(a)
Closing	1.3
Closing Consideration	2.1(b)(i)
Closing Date	1.3
Code	Recitals
Company	Preface
Company Benefit Plan	3.19(a)
Company Common Stock	2.1(a)
Company Common Stock Equivalents	2.1(a)
Company Disclosure Schedule	Preamble Article III
Company Equity Holders	5.9
Company Intellectual Property	3.15(e)
Company Owned Intellectual Property	3.15(b)
Company Owned Software	3.15(n)(i)
Company Registered Items	3.15(f)
Company Shares	3.2(a)
Company Stock Options	2.1(a)
Company Stockholder	2.1(b)
Company Stockholder Approval	3.4(b)
Company Stockholder Indemnitees	10.2(b)
Company Voting Agreements	Recitals

Confidentiality Agreement	5.3
Consents	3.5(a)
Constituent Corporations	1.1
Copyrights	3.15(a)
Delaware Code	1.1
Dissenting Share Payments	2.7(b)
Dissenting Shares	2.7(a)
Earnout Consideration	2.1(b)(i)
Earnout Dispute Notice	2.9(c)(ii)
Earnout Measurement Period	2.9(a)(ii)
Earnout Payment	2.9(a)
Effective Time	1.3
Environment	3.21(a)(i)
Environmental Action	3.21(a)(ii)
Environmental Clean-Up Site	3.21(a)(iii)
Environmental Laws	3.21(a)(iv)
Environmental Liabilities	3.21(a)(v)
Environmental Permit	3.21(a)(vi)
ERISA	3.19(a)
ERISA Affiliate	3.19(a)
Escrow Agent	2.2(d)
Escrow Agreement	2.2(d)
Escrow Fund	10.3(a)
Excess Revenue	2.9(b)
Exchange Act	4.4(b)
Exchange Ratio	2.1(b)(i)
Final Statement of Revenue	2.9(c)(ii)
Financial Statements	3.6(a)
FIRPTA Certificate	5.10
Funding	Error! Reference source not found.
GAAP	3.6(b)
Hazardous Substances	3.21(a)(vii)
In-Bound Licenses	3.15(c)
Indemnification Date	10.2(c)

Indemnification Threshold	10.2(c)
Indemnitors	10.2(a)
Indemnity Stock Price	10.3(b)
Intellectual Property	3.15(a)
Intellectual Property Rights	3.15(a)
Interim Balance Sheet	3.6(b)
Interim Balance Sheet Date	3.6(b)
Interim Financial Statements	3.6(a)
Joint Operating Agreement	Recitals
Liabilities	3.7
Liens	3.3(a)
Lockup Agreement	6.2
Losses	10.2(a)
Marks	3.15(a)
Material Contracts	3.17(b)
Merger	1.1
Merger Consideration	2.1(b)(i)
Merger Sub	Preface
Minor Contracts	3.17(e)
2006 Monthly Budget	6.4
Nondisclosure Agreements	3.15(i)
Notice of Claim	10.4(a)
Out-Bound Licenses	3.15(d)
Parent	Preface
Parent Common Stock	2.1(b)(i)
Parent Indemnitees	10.2(a)
Parent Preferred Stock	4.2
Parent SEC Reports	4.5(a)
Parent Stockholder Approval	6.3
Patents	3.15(a)
PCBs	3.21(h)
Pension Plan	3.19(b)
Permitted Liens	3.12(a)
Policies	3.23(a)

Principal Company Stockholder	Recitals
Proposal	5.7
Proprietary Information	3.15(a)
Proxy Statement	7.2(a)
RCRA	3.21(a)(iv)
Real Property	3.14(a)
Release	3.21(a)(viii)
Representatives	5.3
Revenue	2.9(a)
Reviewing Accountant	2.9(c)(ii)
SEC	4.5(a)
Securities Act	4.5(a)
Software	3.15(a)
Statement of Revenue	2.9(c)(i)
Stockholders' Representative	Preface
Stockholders' Representative Agreement	2.2(d)
Surviving Corporation	1.1
Tax	3.9(a)(i)
Tax Returns	3.9(a)(ii)
Taxing Authority	3.9(a)(iii)
Third Party Claim	10.4(a)
Third Party Defense	10.4(b)
Total Parent Shares	2.1(b)(i)
Transitioned Employees	6.1
Transmittal Letter	2.2(b)
Treasury Shares	2.1(b)(i)
Warranty Losses	10.2(c)
Work Product Agreements	3.15(j)

12.3 Interpretation.

(a) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(b) The terms "hereof", "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c) When a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement unless otherwise specified.

(d) The word "include", "includes", and "including" when used in this Agreement shall be deemed to be followed by the words "without limitation", unless otherwise specified.

(e) A reference to any party to this Agreement or any other agreement or document shall include such party's predecessors, successors and permitted assigns.

(f) Reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder.

(g) The parties have participated jointly in the negotiation and drafting of this Agreement. Any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

(h) All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto, duly authorized as of the date first written above.

INTERNATIONAL MICROCOMPUTER SOFTWARE, INC.

By:  /s/ Martin Wade III
Name: Martin Wade III
Title: Chief Executive Officer

ACCM ACQUISITION CORP.

By:  /s/ Martin Wade III
Name: Martin Wade III
Title: Chief Executive Officer

BROADCASTER, INC.

By:  /s/ Martin Wade III
Name: Martin Wade III
Title: Chief Executive Officer

ACCESSMEDIA NETWORKS, INC.

By:  /s/ Nolan Quan
Name: Nolan Quan
Title: President

STOCKHOLDERS' REPRESENTATIVE

/s/ Andrew Garroni
Andrew Garroni

STOCKHOLDERS:

SOFTWARE PEOPLE, LLC

By:  /s/ Nolan Quan
Name: Nolan Quan
Title: Managing Member

TRANS GLOBAL MEDIA, LLC

By:  /s/ Nolan Quan
Name: Nolan Quan
Title: Managing Member

BROADCASTER, LLC

By:  /s/ Nolan Quan
Name: Nolan Quan
Title: Managing Member

ACCESSMEDIA TECHNOLOGIES, LLC

By:  /s/ Nolan Quan
Name: Nolan Quan
Title: Managing Member

/s/ Michael Gardner
Michael Gardner

Annex A

Principal Company Stockholders

Software People, LLC
Trans Global Media, LLC
Broadcaster, LLC
AccessMedia Technologies, LLC
Michael Gardner

Annex B

Principal Parent Stockholders

Martin Wade, III
Digital Creative Development Corp.
Baytree Capital Associates, LLC

Annex E

PARENT VOTING AGREEMENT

This PARENT VOTING AGREEMENT ("Agreement") is made as of December __, 2005, between AccessMedia Networks, Inc., a Delaware corporation ("AccessMedia"), and the undersigned stockholder ("Stockholder") of International Microcomputer Software, Inc., a California corporation ("IMSI").

RECITALS:

WHEREAS, AccessMedia, ACCM Acquisition Corp., a Delaware corporation and wholly owned subsidiary of IMSI ("Merger Sub"), and IMSI have entered into an Agreement of Plan of Merger dated as of December __, 2005 (the "Merger Agreement"), pursuant to which Merger Sub will be merged with and into AccessMedia, and AccessMedia will become a wholly owned subsidiary of IMSI (the "Merger");

WHEREAS, as of the date hereof, Stockholder is the Beneficial Owner (as defined below) of Subject Shares (as defined below); and

WHEREAS, in order to induce AccessMedia to consummate the transactions contemplated by the Merger Agreement, Stockholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and of the covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties agree as follows:

1. Definitions.

(a) "Beneficially Own" or "Beneficial Owner" with respect to any securities means having "beneficial ownership" as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

(b) "IMSI Capital Stock" means shares of IMSI’s common stock, no par value per share.

(c) "IMSI Options and Other Rights" means options, warrants and other rights to acquire, directly or indirectly, shares of IMSI Capital Stock.

(d) "Expiration Date" means the earlier to occur of (i) December 31, 2010 and (ii) the date on which the former stockholders of AccessMedia Beneficially Own a majority of the outstanding IMSI Capital Stock.

(e) "Subject Shares" means (i) all shares of IMSI Capital Stock Beneficially Owned by Stockholder as of the date of this Agreement; and (ii) all additional shares of IMSI Capital Stock of which Stockholder acquires Beneficial Ownership during the period from the date of this Agreement through the Expiration Date.

2. Voting.

(a) Stockholder hereby agrees that, prior to the Expiration Date, at any meeting of the stockholders of IMSI, however called, and in any written action by consent of stockholders of IMSI, unless otherwise directed in writing by AccessMedia, Stockholder shall cause to be counted as present thereat for purposes of establishing a quorum and shall vote, or cause to be voted, any and all Subject Shares Beneficially Owned by Stockholder as of the record date of such meeting or written consent:

(i) in favor of the Merger, the execution and delivery by IMSI of the Merger Agreement and the adoption and approval of the Merger Agreement and the terms thereof, in favor of each of the other actions contemplated by the Merger Agreement and in favor of any action in furtherance of any of the foregoing;

(ii) against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of IMSI in the Merger Agreement;

(iii) in favor of electing Martin Wade III and each individual nominated by the Stockholders’ Representative (as defined in the Merger Agreement and who shall initially be Andrew Garroni), to become a member of the IMSI Board of Directors, following the Closing Date of the Merger and until the Expiration Date; and

(iv) in favor of electing a sufficient number of individuals for the IMSI Board of Directors, nominated by the Stockholders’ Representative, such that said individuals would represent a majority of the IMSI Board of Directors, after the date upon which AccessMedia achieves Revenue of $20 million and until the Expiration Date.

(b) Stockholder also agrees to vote all of his, her or its shares from time to time and at all times in whatever manner as shall be necessary to ensure that (i) no director elected pursuant to Section 2(a) of this Agreement may be removed from office (other than for cause) unless (A) such removal is directed or approved by the Stockholders’ Representative or (B) the Stockholders’ Representative is no longer so entitled to designate or approve such director and (ii) any vacancies created by the resignation, removal or death of a director elected pursuant to Section 2(a) shall be filled pursuant to the provisions of Section 2(a). Stockholder agrees to execute any written consents required to effectuate the obligations of this Agreement.

(c) Prior to the Expiration Date, Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with Section 2(a).

3. Grant of Proxy; Appointment of Proxy.

(a) In furtherance of the transactions contemplated hereby and by the Merger Agreement, and in order to secure the performance by Stockholder of Stockholder's duties under this Agreement, Stockholder, concurrently with the execution of this Agreement, shall execute, in accordance with the provisions of applicable California law, and deliver to AccessMedia an irrevocable proxy, substantially in the form of Annex A hereto, and irrevocably appoint AccessMedia or its designees, with full power of substitution, Stockholder's attorney and proxy to vote, or, if applicable, to give consent with respect to, all of the Subject Shares Beneficially Owned by Stockholder as of the record date of such vote or consent in respect of any of the matters set forth in, and in accordance with the provisions of, Section 2(a) (the "Proxy").

(b) Stockholder understands and acknowledges that AccessMedia is consummating the transactions contemplated by the Merger Agreement in reliance upon such Proxy. Stockholder hereby affirms that the Proxy set forth in this Section 3 is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder hereby affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof.

(c) Stockholder hereby revokes any and all prior proxies or powers of attorney given by Stockholder with respect to the voting of the Subject Shares and agrees not to grant any subsequent proxies or powers of attorney with respect to the voting of the Subject Shares until the Expiration Date.

(d) Stockholder shall, at IMSI’s expense, perform such further acts and execute such further proxies and other documents and instruments as may reasonably be required to vest in AccessMedia the power to carry out and give effect to the provisions of this Agreement.

4. No Restrictions on Transfer. It is understood and agreed that (i) this Agreement does not prohibit the Stockholder from selling or otherwise transferring the Subject Shares, and (ii) the obligations under this Agreement shall terminate with respect to any Subject Shares that are sold or otherwise transferred by the Stockholder.

5. Representations and Warranties of Stockholder. Stockholder represents and warrants to AccessMedia as follows:

(a) As of the date of this Agreement:

(i) Stockholder is the Beneficial Owner (free and clear of any encumbrances or restrictions) of the outstanding shares of IMSI Capital Stock set forth under the heading "Shares of IMSI Capital Stock Beneficially Owned", on the signature page hereof.

(ii) Stockholder is the Beneficial Owner (free and clear of any encumbrances or restrictions) of the outstanding IMSI Options and Other Rights set forth under the heading "IMSI Options and Other Rights Beneficially Owned" on the signature page hereof (except to the extent that such IMSI Options and Other Rights are converted into, exercised or exchanged for shares of IMSI Capital Stock); and

(iii) Stockholder does not directly or indirectly Beneficially Own any shares of IMSI Capital Stock or IMSI Options or Other Rights or other securities of IMSI, other than the shares of IMSI Capital Stock and IMSI Options and Other Rights set forth on the signature page hereof.

(b) Stockholder has and will have the legal capacity, power and authority to enter into and perform all of Stockholder's obligations under this Agreement and the Proxy. This Agreement has been duly executed and delivered by Stockholder and, if Stockholder is a corporation or partnership, has been duly authorized by all requisite corporate or partnership action of Stockholder, as the case may be, and upon its execution and delivery by AccessMedia, will constitute a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors rights generally, and the availability of injunctive relief and other equitable remedies.

(c) The execution, delivery and performance by Stockholder of this Agreement will not (i) conflict with, require a consent, waiver or approval under, or result in a breach of or default under, any of the terms of any contract, commitment or other obligation (written or oral) to which Stockholder is a party or by which any of Stockholder's assets may be bound, and, if Stockholder is a corporation or partnership, the organizational documents of Stockholder, or (ii) violate any order, writ injunction, decree, judgment, order, statute, rule or regulation applicable to Stockholder or any of its assets.

(d) No filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by Stockholder and the consummation by Stockholder of the transactions contemplated hereby.

6. Adjustments; Additional Shares. In the event (a) of any stock dividend, stock split, merger, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of IMSI on, of or affecting the Subject Shares or (b) that Stockholder shall become the Beneficial Owner of any additional shares of IMSI Capital Stock or other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Section 2(a), then the terms of this Agreement shall apply to the shares of IMSI Capital Stock or other instruments or documents held by Stockholder immediately following the effectiveness of the events described in clause (a) or Stockholder becoming the Beneficial Owner thereof as described in clause (b), as though, in either case, they were Subject Shares hereunder.

7. Amendments and Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. To the maximum extent permitted by Law, (a) no waiver that may be given by a party shall be applicable except in the specific instance for which it was given and (b) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or the right of the party giving such notice or demand to take further action without notice or demand.

8. Assignment. This Agreement may not be assigned by either party hereto without the prior written consent of the other party. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, heirs, personal representatives, successors and assigns.

9. Entire Agreement. This Agreement and the documents, instruments and other agreements specifically referred to herein or delivered pursuant hereto, set forth the entire understanding of the parties with respect to the subject matter hereof. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

10. Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given (a) on the date established by the sender as having been delivered personally; (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier; (c) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next business day; or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

If to AccessMedia, to:

AccessMedia Networks, Inc.
6300 Canoga Avenue, 15th Floor
Woodland Hills, CA 91367
Attn: Kathryn Felice
Facsimile: (323) 657-5328

With a required copy to:

Alchemy Communications, Inc.
9201 Oakdale Avenue
Chatsworth, CA 91311
Attn: Andrew Garroni
Facsimile: (415)723-7599

If to Stockholder:

_______________
_______________
_______________
Attn:
Facsimile:

With a required copy to:

_______________
_______________
_______________
Attn:
Facsimile:

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

11. Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

12. Counterparts. This Agreement may be executed in counterparts, and either party may execute such counterpart, both of which when executed and delivered shall be deemed to be an original and which counterparts taken together shall constitute but one and the same instrument.

13. Severability; Enforcement. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

14. Specific Performance. Stockholder acknowledges that the agreements contained in this Agreement are an integral part of the transactions contemplated by the Merger Agreement, and that, without these agreements, AccessMedia would not enter into the Merger Agreement, and acknowledges that damages would be an inadequate remedy for any breach by Stockholder of the provisions of this Agreement. Accordingly, Stockholder agrees that Stockholder's obligations hereunder shall be specifically enforceable and Stockholder shall not take any action to impede the other from seeking to enforce such right of specific performance.

15. Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the Laws of the State of California, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of California or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of California. Each party irrevocably submits to the exclusive jurisdiction of (a) California, and (b) the United States District Court for the Northern District of California, for the purposes of any Action arising out of this Agreement or any transaction contemplated hereby. Each party agrees to commence any such Action either in the United States District Court for the Northern District of California or if such Action may not be brought in such court for jurisdictional reasons, in the Superior Court of the State of California, Santa Clara County. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any Action in California with respect to any matters to which it has submitted to jurisdiction in this Section 14. Each party irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of this Agreement or the transactions contemplated hereby in (i) the United States District Court for the Northern District of California, or (ii) the Superior Court of the State of California Santa Clara County, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum.

[Signature Page To Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto all as of the day and year first above written.

ACCESSMEDIA NETWORKS, INC.

By: _____________________________
Name: Nolan Quan
Title: Director

If stockholder is a natural person	STOCKHOLDER

______________________________
(Signature)

______________________________
Print Name

If stockholder is a business or other entity	STOCKHOLDER

[                                                                        ]

By: _____________________________
Name:
Title:

Number and class of shares of Capital Stock:	______________________________
______________________________
______________________________

Number of IMSI Options and Other Rights:	______________________________
______________________________
______________________________

ANNEX A

IRREVOCABLE PROXY

Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Parent Voting Agreement, dated as of August 8, 2005 (the "Parent Voting Agreement"), between AccessMedia Networks, Inc., a Delaware corporation (“AccessMedia”), and the undersigned stockholder of International Microcomputer Software, Inc., a California corporation (“IMSI”). A copy of the Parent Voting Agreement is attached hereto and is incorporated by reference herein.

This Proxy is given to secure the performance of the duties of the undersigned Stockholder pursuant to the Parent Voting Agreement and is granted in consideration of AccessMedia consummation of the transactions contemplated by the Merger Agreement.

The undersigned Stockholder hereby irrevocably appoints Andrew Garroni, Stockholders’ Representative of AccessMedia, as the sole and exclusive attorney, agent and proxy, with full power of substitution, for the undersigned Stockholder and in the name, place and stead of the undersigned Stockholder, to vote or, if applicable, to give written consent, with respect to, all Subject Shares Beneficially Owned by the undersigned Stockholder and which the undersigned Stockholder is or may be entitled to vote at any meeting of IMSI held after the date hereof, whether annual or special and whether or not an adjourned meeting, or, if applicable, to give written consent with respect thereto, in accordance with the provisions of Section 2(a) of the Parent Voting Agreement as follows:

(i) in favor of the Merger, the execution and delivery by IMSI of the Merger Agreement and the adoption and approval of the Merger Agreement and the terms thereof, in favor of each of the other actions contemplated by the Merger Agreement and in favor of any action in furtherance of any of the foregoing;

(ii) against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of IMSI in the Merger Agreement;

(iii) in favor of electing Martin Wade III and each individual nominated by the Stockholders’ Representative (as defined in the Merger Agreement and who shall initially be Andrew Garroni), to become a member of the IMSI Board of Directors, following the Closing Date of the Merger and until the Expiration Date (as defined in the Parent Voting Agreement); and

(iv) in favor of electing a sufficient number of individuals for the IMSI Board of Directors, nominated by the Stockholders’ Representative, such that said individuals would represent a majority of the IMSI Board of Directors, after the date upon which AccessMedia achieves Revenue of $20 million and until the Expiration Date (as defined in the Parent Voting Agreement).

This Proxy is coupled with an interest, shall be irrevocable to the fullest extent permitted by law and shall be binding on any successor in interest of the undersigned Stockholder. This Proxy shall not be terminated by operation of law upon the occurrence of any event, including, without limitation, the death or incapacity of the undersigned Stockholder.

This Proxy shall operate to revoke any prior proxy as to the Subject Shares heretofore granted by the undersigned Stockholder with respect to the subject matter of the Parent Voting Agreement and the Merger Agreement.

This Proxy shall terminate on the Expiration Date.

SIGNATURE TO IRREVOCABLE PROXY

If Stockholder is a natural person	STOCKHOLDER

______________________________
(Signature)

______________________________
Print Name

Date:__________________________

If Stockholder is a business or other entity	STOCKHOLDER

[____________________]

By: _____________________________
Name:
Title:

Date:__________________________

COMPANY VOTING AGREEMENT

This COMPANY VOTING AGREEMENT ("Agreement") is made as of December __, 2005, between International Microcomputer Software, Inc., a California corporation ("IMSI"), Broadcaster, Inc., a Delaware corporation ("IMSI Delaware"), and the undersigned stockholder ("Stockholder") of AccessMedia Networks, Inc., a Delaware corporation (the "Company").

RECITALS:

WHEREAS, concurrently with the execution and delivery of this Agreement, IMSI, Broadcaster, Inc., ACCM Acquisition Corp., a Delaware corporation and wholly owned subsidiary of IMSI ("Merger Sub"), and the Company are entering into an Agreement of Plan of Merger of even date herewith (the "Merger Agreement"), pursuant to which Merger Sub will be merged with and into the Company, and the Company will become a wholly owned subsidiary of IMSI Delaware (the "Merger");

WHEREAS, as of the date hereof, Stockholder is the Beneficial Owner (as defined below) of Subject Shares (as defined below); and

WHEREAS, in order to induce IMSI, IMSI Delaware and Merger Sub to enter into the Merger Agreement, Stockholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and of the covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties agree as follows:

1. Definitions.

(a) "Beneficially Own" or "Beneficial Owner" with respect to any securities means having "beneficial ownership" as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

(b) "Company Capital Stock" means shares of the Company’s common stock, no par value per share.

(c) "Company Options and Other Rights" means options, warrants and other rights to acquire, directly or indirectly, shares of Company Capital Stock.

(d) "Expiration Date" means the earlier to occur of (i) the Effective Time (as defined in the Merger Agreement) and (ii) the date on which the Merger Agreement is terminated pursuant to its terms; provided, however, that the obligations of Stockholder under Sections 2(a)(iv) and (b) hereof shall survive the Expiration Date until the earlier of (i) December 31, 2010 and (ii) the date on which the former stockholders of AccessMedia Beneficially Own a majority of the outstanding shares of common stock of IMSI (the "Voting Termination Date").

(e) "Subject Shares" means (i) all shares of Company Capital Stock Beneficially Owned by Stockholder as of the date of this Agreement; (ii) all additional shares of Company Capital Stock of which Stockholder acquires Beneficial Ownership during the period from the date of this Agreement through the Expiration Date, and (iii) for purposes of Stockholder’s obligations under Sections 2(a)(iv) and (b) hereof, all shares of capital stock of IMSI and IMSI Delaware Beneficially Owned by Stockholder at each election of directors specified therein.

2. Voting.

(a) Stockholder hereby agrees that, prior to the Expiration Date (or, in the case of paragraph (iv), prior to the Voting Termination Date), at any meeting of the stockholders of the Company, IMSI or IMSI Delaware, however called, and in any written action by consent of stockholders of the Company, IMSI or IMSI Delaware, unless otherwise directed in writing by IMSI or IMSI Delaware, Stockholder shall cause to be counted as present thereat for purposes of establishing a quorum and shall vote, or cause to be voted, any and all Subject Shares Beneficially Owned by Stockholder as of the record date of such meeting or written consent:

(i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the adoption and approval of the Merger Agreement and the terms thereof, in favor of each of the other actions contemplated by the Merger Agreement and in favor of any action in furtherance of any of the foregoing;

(ii) against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement;

(iii) against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any subsidiary of the Company; (B) any sale, lease, sublease, exclusive license, sublicense or transfer of a material portion of the rights or other assets of the Company or any subsidiary of the Company; (C) any reorganization, recapitalization, dissolution or liquidation of the Company or any subsidiary of the Company; (D) any amendment to the Company's articles of incorporation or bylaws; and (E) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement; and

(iv) with respect to each election of directors of IMSI or IMSI Delaware following the Closing Date until the Voting Termination Date, in favor of Martin Wade, III and each other individual nominated by IMSI or IMSI Delaware (subject to Stockholder’s right to have certain individuals designated by the Stockholders’ Representative pursuant to the Merger Agreement).

(b) Stockholder also agrees to vote all of his, her or its shares from time to time and at all times until the Voting Termination Date, in whatever manner as shall be necessary to ensure that the director elected pursuant to Section 2(a)(iv) of this Agreement may not be removed from office (other than for cause) unless (A) such removal is directed or approved by IMSI or IMSI Delaware or (B) IMSI or IMSI Delaware is no longer so entitled to designate or approve such director. Stockholder agrees to execute any written consents required to effectuate the obligations of this Agreement.

(c) Prior to the Expiration Date or the Voting Termination Date, as the case may be, Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with Section 2(a).

(d) Stockholder hereby waives and agrees not to exercise any applicable "appraisal rights" under the Delaware General Corporations Law with respect to the Subject Shares in connection with the Merger and the Merger Agreement.

3. Revocation of Prior Proxies.

(a) Stockholder hereby revokes any and all prior proxies or powers of attorney given by Stockholder with respect to the voting of the Subject Shares and agrees not to grant any subsequent proxies or powers of attorney with respect to the voting of the Subject Shares until the Expiration Date.

(b) Stockholder shall, at IMSI’s and IMSI Delaware's expense, perform such further acts and execute such further documents and instruments as may reasonably be required to vest in IMSI and IMSI Delaware the power to carry out and give effect to the provisions of this Agreement.

4. No Restrictions on Transfer. It is understood and agreed that (i) this Agreement does not prohibit the Stockholder from selling or otherwise transferring the Subject Shares, provided, however, that it shall be a condition to any such sale or transfer of the Subject Shares prior to the Closing Date of the Merger that the transferee agrees to become a party to this Agreement, and (ii) the obligations under this Agreement following the Closing Date of the Merger shall terminate with respect to any Subject Shares that are sold or otherwise transferred by the Stockholder.

5. Covenants of Stockholder. The Stockholder covenants and agrees for the benefit of IMSI and IMSI Delaware that, until the Expiration Date, Stockholder will not:

(a) sell, transfer, pledge, hypothecate, encumber, assign, tender or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, hypothecation, encumbrance, assignment, tender or other disposition of, (i) any Subject Shares or any interest therein, or (ii) any Company Options and Other Rights or any interest therein; provided, however, that Stockholder may convert, exercise or exchange Company Options and Other Rights into or for shares of Company Capital Stock in which event such shares of Capital Stock shall become and be deemed Subject Shares subject to all the terms and conditions of this Agreement;

(b) grant any powers of attorney or proxies or consents in respect of any of the Subject Shares, deposit any of such Subject Shares into a voting trust, or enter into a voting agreement with respect to any of such Subject Shares; and

(c) take any other action with respect to the Subject Shares that would in any way restrict, limit or interfere with the performance of Stockholder's obligations hereunder or the transactions contemplated hereby and the Merger Agreement.

6. Representations and Warranties of Stockholder. Stockholder represents and warrants to IMSI and IMSI Delaware as follows:

(a) As of the date of this Agreement and at all times through the Expiration Date:

(i) Stockholder is and will be the Beneficial Owner (free and clear of any encumbrances or restrictions) of the outstanding shares of Company Capital Stock set forth under the heading "Shares of Company Capital Stock Beneficially Owned", on the signature page hereof.

(ii) Stockholder is and will be the Beneficial Owner (free and clear of any encumbrances or restrictions) of the outstanding Company Options and Other Rights set forth under the heading "Company Options and Other Rights Beneficially Owned" on the signature page hereof (except to the extent that such Company Options and Other Rights are converted into, exercised or exchanged for shares of Company Capital Stock); and

(iii) Stockholder does not directly or indirectly Beneficially Own any shares of Company Capital Stock or Company Options or Other Rights or other securities of the Company, other than the shares of Company Capital Stock and Company Options and Other Rights set forth on the signature page hereof.

(b) Stockholder has and will have the legal capacity, power and authority to enter into and perform all of Stockholder's obligations under this Agreement. This Agreement has been duly executed and delivered by Stockholder and, if Stockholder is a corporation or partnership, has been duly authorized by all requisite corporate or partnership action of Stockholder, as the case may be, and upon its execution and delivery by IMSI and IMSI Delaware, will constitute a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors rights generally, and the availability of injunctive relief and other equitable remedies.

(c) The execution, delivery and performance by Stockholder of this Agreement will not (i) conflict with, require a consent, waiver or approval under, or result in a breach of or default under, any of the terms of any contract, commitment or other obligation (written or oral) to which Stockholder is a party or by which any of Stockholder's assets may be bound, and, if Stockholder is a corporation or partnership, the organizational documents of Stockholder, or (ii) violate any order, writ injunction, decree, judgment, order, statute, rule or regulation applicable to Stockholder or any of its assets.

(d) No filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by Stockholder and the consummation by Stockholder of the transactions contemplated hereby.

7. Adjustments; Additional Shares. In the event (a) of any stock dividend, stock split, merger, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company on, of or affecting the Subject Shares or (b) that Stockholder shall become the Beneficial Owner of any additional shares of Company Capital Stock or other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Section 2(a), then the terms of this Agreement shall apply to the shares of Company Capital Stock or other instruments or documents held by Stockholder immediately following the effectiveness of the events described in clause (a) or Stockholder becoming the Beneficial Owner thereof as described in clause (b), as though, in either case, they were Subject Shares hereunder.

8. Amendments and Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. To the maximum extent permitted by Law, (a) no waiver that may be given by a party shall be applicable except in the specific instance for which it was given and (b) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or the right of the party giving such notice or demand to take further action without notice or demand.

9. Assignment. This Agreement may not be assigned by either party hereto without the prior written consent of the other party. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, heirs, personal representatives, successors and assigns.

10. Entire Agreement. This Agreement and the documents, instruments and other agreements specifically referred to herein or delivered pursuant hereto, set forth the entire understanding of the parties with respect to the subject matter hereof. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

11. Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given (a) on the date established by the sender as having been delivered personally; (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier; (c) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next business day; or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

If to IMSI or IMSI Delaware, to:

International Microcomputer Software, Inc.
75 Rowland Way
Novato, CA 94945
Attn: Martin Wade III, Chief Executive Officer
Facsimile: (415) 897-2544

With a required copy to:

Morgan, Lewis & Bockius, LLP
2 Palo Alto Square
3000 El Camino Real, Suite 700
Attn: Tom Kellerman
Facsimile: (650) 843-4001

If to Stockholder:

_________________________
_________________________
_________________________
Attn:_____________________
Facsimile:_________________

With a required copy to:

_________________________
_________________________
_________________________
Attn:_____________________
Facsimile:_________________

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

12. Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

13. Counterparts. This Agreement may be executed in counterparts, and either party may execute such counterpart, both of which when executed and delivered shall be deemed to be an original and which counterparts taken together shall constitute but one and the same instrument.

14. Severability; Enforcement. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

15. Specific Performance. Stockholder acknowledges that the agreements contained in this Agreement are an integral part of the transactions contemplated by the Merger Agreement, and that, without these agreements, IMSI and IMSI Delaware would not enter into the Merger Agreement, and acknowledges that damages would be an inadequate remedy for any breach by Stockholder of the provisions of this Agreement. Accordingly, Stockholder agrees that Stockholder's obligations hereunder shall be specifically enforceable and Stockholder shall not take any action to impede the other from seeking to enforce such right of specific performance.

16. Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the Laws of the State of California, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of California or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of California. Each party irrevocably submits to the exclusive jurisdiction of (a) California, and (b) the United States District Court for the Northern District of California, for the purposes of any Action arising out of this Agreement or any transaction contemplated hereby. Each party agrees to commence any such Action either in the United States District Court for the Northern District of California or if such Action may not be brought in such court for jurisdictional reasons, in the Superior Court of the State of California, Santa Clara County. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any Action in California with respect to any matters to which it has submitted to jurisdiction in this Section 15. Each party irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of this Agreement or the transactions contemplated hereby in (i) the United States District Court for the Northern District of California, or (ii) the Superior Court of the State of California Santa Clara County, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum.

[Signature Page To Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto all as of the day and year first above written.

INTERNATIONAL MICROCOMPUTER
SOFTWARE, INC.

By: _____________________________
Name:
Title:

BROADCASTER, INC.

By: _____________________________
Name:
Title:

ACCM ACQUISITION CORP.

By: _____________________________
Name:
Title:

If stockholder is a natural person	STOCKHOLDER

______________________________
(Signature)

______________________________
Print Name

If stockholder is a business or other entity	STOCKHOLDER

___________________________
Name

By: _____________________________
Name:
Title:

Number and class of shares of Capital Stock:	______________________________
______________________________
______________________________

Number of Company Options and Other Rights:	______________________________
______________________________
______________________________

       Annex F

JOINT OPERATING AGREEMENT

THIS JOINT OPERATING AGREEMENT ("Agreement") is entered into as of August 8, 2005, between AccessMedia Networks, Inc., a Delaware corporation (the "Company"), and International Microcomputer Software, Inc., a California corporation ("IMSI").

RECITALS:

WHEREAS, concurrently with the execution of this Agreement, the Company and IMSI have entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which the Company will become a wholly-owned subsidiary of IMSI, subject to the terms and conditions set forth in the Merger Agreement;

WHEREAS, the Company and IMSI desire to cooperate in the management and operation of the Company;

WHEREAS, the Company desires to issue and sell to IMSI a Note in the form attached hereto as Exhibit A (the "Note") in an amount up to the Maximum Available Credit (as defined below); and

WHEREAS, the Company desires to sell, and IMSI desires to purchase, the Note on the terms and conditions set forth herein;

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing recitals and the respective representations and warranties, covenants and agreements contained herein and in the Merger Agreement, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

I.	JOINT OPERATION OF THE COMPANY

1. Operating Budget; Joint Operating Plan. Between the date hereof and the Termination Date (as defined below), the parties (i) intend to cooperate in the development of certain capabilities of the Company; (ii) intend to explore certain methods to integrate the parties’ existing capabilities, as determined by the Joint Operating Committee (as defined below) and set forth in a Joint Operating Plan (“Joint Operating Plan”); and (iii) shall use commercially reasonable efforts to conduct the operation of the Company in accordance with an Operating Budget which shall be delivered by the Company to the Joint Operating Committee within five (5) days of the date hereof (“Operating Budget”); provided that, without the prior notice to the IMSI Representative (as defined below), in no event shall the Company take any action, or omit to take any action, that is inconsistent with the Joint Operating Plan or could reasonably be expected to result in the failure by the Company to comply with the Operating Budget.

2. Joint Operating Committee. For administration of the Joint Operating Plan the parties shall establish an operating committee (the “Joint Operating Committee”). The Joint Operating Committee shall have a maximum of four (4) members, with equal numbers of representatives from the Company and IMSI. Any determinations made by the Joint Operating Committee must be made by a majority of members. The Joint Operating Committee will have the following initial members:

For IMSI:     Martin Wade, III and Robert O’Callahan

For the Company:     Andrew Garroni and Nolan Quan

Each Party may change its members of the Joint Operating Committee only with the approval of the other party.

3. The Joint Operating Committee will be responsible for the establishment and progress of the Joint Operating Plan. Meetings of the Joint Operating Committee may be requested by either IMSI or the Company upon reasonable notice to the other, and may be held in person or by telephone. In-person meetings shall occur at least once per month until the Termination Date unless waived by both parties and must include at least one (1) representative from IMSI and at least one (1) representative from the Company. The results of each meeting will be documented in writing within one (1) week after the meeting by the Company and will include at a minimum:

(a) progress to date;

(b) technical difficulties encountered to date;

(c) anticipated difficulties which might impact schedules; and

(d) action plans to address any anticipated or existing problems.

4. Records. Each party shall keep and maintain adequate records and reports to enable it to furnish the Joint Operating Committee with complete and accurate information regarding all aspects of the Joint Operating Plan.

II.	CAPITAL ADVANCE

1. Definitions.

(a) "Advance" means an advance under the Line.

(b) "Line" means the line of credit made available by IMSI to the Company up to the Maximum Available Credit.

(c) "Effective Time" means the Effective Time, as defined in the Merger Agreement.

(d) "Maximum Available Credit" means $3,000,000.

(e) "Term" means the period commencing on the date hereof and ending on the Termination Date.

(f) "Termination Date" means the earlier to occur of (a) the Effective Time or (b) the date on which the Merger Agreement is terminated pursuant to Section 9.1 thereto.

2. Line of Credit.

(a) Line of Credit Established. Subject to the terms and conditions hereof, commencing on the date hereof and expiring on the Termination Date, IMSI hereby agrees, from time to time during the Term, to extend one or more Advances, the aggregate of which at any time shall not exceed the Maximum Available Credit. From and after the Termination Date, IMSI shall have no obligation to make Advances.

(b) Note. On the date hereof, the Company shall execute and deliver a Note payable to IMSI in the original principal amount of the Maximum Available Credit. Each Advance from time to time shall be deemed evi-denced by the Note, which is deemed incorporated in this Agreement by reference and made part hereof.

(c) Line Interest Rate. Advances shall bear interest on the unpaid principal balance outstanding at any time from the Funding Date of each such Advance to maturity (or repayment) at the rate of 8% per annum (the "Line Interest Rate") or such lesser rate permitted by applicable law, if the Line Interest Rate would violate applicable law. Interest shall be calculated on the basis of a 365-day year, but charged for the actual number of days elapsed. "Funding Date" means, with respect to any Advance, the date on which such Advance is made to the Company.

(d) Funding Requests.

(i) Upon satisfaction of all conditions precedent set forth in Section 2(f), IMSI will make an Advance (the "Initial Advance") to the Company in the aggregate amount set forth in the Operating Budget.

(ii) At any time and from time to time during the Term until the Termination Date, the Company may request one or more Advances by submitting to IMSI a completed and executed Funding Request in a form reasonably satisfactory to IMSI ("Funding Request") no later than three (3) business days prior to the Funding Date of such Advance. Each such Advance shall be in the aggregate amount of not less than the amount specified in the Operating Budget (or, if less, the remaining amount available under the Line). Subject to the provisions of this Section 2 and upon satisfaction of all conditions precedent set forth in Section 2(f), IMSI shall make the Advance on the proposed Funding Date in accordance with the Company's Funding Request.

(e) Maximum Available Credit. The aggregate amount of principal which the Company may have outstanding under the Line at any time shall not exceed the Maximum Available Credit. In no event shall IMSI have any obligation to extend credit to the Company in excess of the Maximum Available Credit. The Company agrees, without notice or demand, to repay within three (3) business days any principal balance of the Line in excess of the Maximum Available Credit.

(f) Conditions.

(i) Conditions Precedent to Initial Advance.

(a) The Company shall deliver or cause to be delivered to IMSI, in form and substance satisfactory to IMSI and its counsel, in addition to this Agreement, the following documents and instruments and the following conditions shall have been satisfied:

(1) The Company shall have filed the Certificate of Designation attached hereto as Exhibit B;

(2) The Company shall have executed and delivered the Note to IMSI.

(3) The Company shall have delivered to IMSI’s counsel (i) copies of all corporate documents of the Company as IMSI shall reasonably request, and (ii) a certificate having attached thereto resolutions approved by the Company's Board of Directors authorizing the transactions contemplated hereby and the Notes.

(b) The Operating Budget shall have been determined by the Joint Operating Committee, which Operating Budget shall, among other things, specify the amount of the Initial Advance.

(ii)  Conditions Precedent to All Advances. The agreement of IMSI to make any Advances on or after the date hereof is subject to satisfaction of the following conditions precedent:

(1) The Certificate of Designation shall continue to be in effect;

(2) IMSI shall have timely received a Funding Request as required under Section 2(d) hereof.

(3) The Company shall have delivered to IMSI, a certificate, dated as of the date of the Advance, signed by the Chief Financial Officer of the Company certifying (i) the compliance in all material respects with all covenants and agreements herein and (ii) the Company’s compliance with the Operating Budget and a detailed description of the need of the Company for such additional funding and (iii) the truth of all representations and warranties contained herein with the same effect as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date.

(4) No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any governmental authority against the Company or IMSI.

(5) The Joint Operating Committee shall have unanimously approved in writing the Funding Request.

3. Representations and Warranties of the Company. The Company represents and warrants to IMSI as follows:

(a) Authorization; Binding Obligation. All corporate action on the part of the Company necessary for the authorization of this Agreement, the Note and the performance of all obligations of the Company hereunder and thereunder have been taken. This Agreement constitutes, and the Note, when executed and delivered, will constitute, valid and binding obligations of the Company enforceable in accordance with their terms, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights, and (ii) general principles of equity that restrict the availability of equitable remedies.

(b) Absence of Conflicts; Consents.

(i) The execution and delivery of this Agreement and the Note by the Company does not, and the consummation of the transactions contemplated hereby and thereby (in each case, with or without the passage of time or the giving of notice), will not, directly or indirectly, (A) violate the provisions of any of the charter documents of the Company, (B) violate or constitute a default, an event of default or an event creating rights of acceleration, termination, cancellation, imposition of additional obligations or loss of rights under any contract to which the Company is a party or by which the Company or any of its assets is bound, (C) violate or conflict with any law, authorization or governmental order applicable to the Company, or give any governmental entity or other person the right to challenge any of the transactions contemplated hereby or to exercise any remedy, obtain any relief under or revoke or otherwise modify any rights held under, any such law, authorization or governmental order, or (D) result in the creation of any security interest, mortgage, pledge, lien, claim, charge, title retention or other encumbrance (collectively, "Liens") upon any of the assets owned or used by the Company, except for any such violations, conflicts, defaults and events referred to in clause (B) and for any such violations, conflicts, challenges, remedies, relief, revocations, modifications or Liens referred to in clauses (C) and (D) that would not in the aggregate be material to the Company.

(ii) No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity or other person, is required by or with respect to the Company in connection with the execution and delivery of this Agreement and the Note, except for such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws.

(c) Proceeds. The Company shall use the proceeds from the issuance and sale of the Note for the operation of the business of the company and for other general corporate purposes and as provided in the Operating Budget and the Joint Operating Plan.

(d) Merger Agreement. The representations and warranties of the Company contained in the Merger Agreement are true and correct in all material respects.

4. Representations and Warranties of IMSI. IMSI represents and warrants to the Company that:

(a) Requisite Power and Authority. All action on the part of IMSI necessary for the authorization of this Agreement, the Note and the performance of all obligations of IMSI hereunder and thereunder have been taken. This Agreement constitutes, and the Note, when executed and delivered, will constitute, valid and binding obligations of IMSI enforceable in accordance with their terms, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights, and (ii) general principles of equity that restrict the availability of equitable remedies.

(b) Investment Representations. IMSI understands that the Note has not been registered under the Securities Act of 1933, as amended (the "Securities Act"). IMSI also understands that the Note is being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon IMSI's representations contained in the Agreement.

(c) Experience; Risk. IMSI has such knowledge and experience in financial and business matters that IMSI is capable of evaluating the merits and risks of the purchase of the Note and the shares of the Company's capital stock issuable pursuant to the terms thereof (the "Shares") and of protecting IMSI's interests in connection therewith. IMSI is able to fend for itself in the transactions contemplated by this Agreement and has the ability to bear the economic risk of the investment, including complete loss of the investment.

(d) Investment. IMSI is acquiring the Note and the Shares for investment for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof, and IMSI has no present intention of selling, granting any participation in, or otherwise distributing the same. IMSI understands that the Note and the Shares have not been registered under the Securities Act and applicable state securities laws (collectively, the “Acts”) by reason of a specific exemption from the registration provisions of the Acts which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of IMSI's representations as expressed herein.

(e) Restricted Securities. IMSI understands that the Note and the Shares will be "restricted securities" under applicable securities laws in as much as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations the Note and the Shares may be resold without registration under the Acts only in certain limited circumstances. IMSI acknowledges that the Note and the Shares must be held indefinitely unless subsequently registered under the Acts or an exemption from such registration is available.

5. Covenants of the Company.

(a) Affirmative Covenants. From the date hereof until the Termination Date, the Company will, unless IMSI shall otherwise consent in writing:

(i) Certificate of Designation. The Company shall cause the Certificate of Designation to be in full force and effect.

(ii) Merger Agreement. The Company shall comply in all material respects with the covenants and agreements contained in the Merger Agreement.

(iii) Indemnification. The Company hereby indemnifies and agrees to protect, defend and hold harmless IMSI and IMSI's directors, officers, employees, agents, attorneys and shareholders from and against any and all losses, damages, expenses or liabilities of any kind or nature from any suits, claims, or demands, including reasonable counsel fees incurred in evaluating or defending any such claim, suffered by any of them and caused by, relating to, arising out of, resulting from, or in any way connected with this Agreement or the Note and any transaction contemplated therein unless resulting from acts, omissions or conduct of IMSI constituting gross negligence or willful misconduct. This covenant shall survive payment of the Note and the termination or satisfaction of this Agreement.

(iv) IMSI hereby indemnifies and agrees to protect, defend and hold harmless the Company and the Company's directors, officers, employees, agents, attorneys and shareholders from and against any and all losses, damages, expenses or liabilities of any kind or nature from any suits, claims, or demands, including reasonable counsel fees incurred in evaluating or defending any such claim, suffered by any of them and caused by, relating to, arising out of, resulting from, or in any way connected with this Agreement or the Note and any transaction contemplated therein unless resulting from acts, omissions or conduct of the Company constituting gross negligence or willful misconduct. This covenant shall survive payment of the Note and the termination or satisfaction of this Agreement

(b) Negative Covenants. From the date hereof until the Termination Date, the Company shall not do any of the following without the prior written consent of IMSI:

(i) Indebtedness. Incur, create, assume, or permit to exist any indebtedness (not including trade payables incurred in the ordinary course of business) except the indebtedness under this Agreement and the Note.

(ii) Liens and Encumbrances. Create, assume or permit to exist any Lien upon any of the Collateral, or any of its other properties or assets, whether now owned or hereafter acquired other than (A) liens for taxes which are not delinquent or are being contested in good faith, (B) deposits or pledges to secure obligations under worker's compensation, social security or similar laws, (C) statutory liens of landlords and liens of carriers, warehousemen, mechanics, materialmen and other liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith, and (D) liens existing on the date hereof and disclosed in the Schedule of Exceptions to the Merger Agreement (“Permitted Liens”).

(c) Conversion of Note.

(i) At the Effective Time, the Note shall be surrendered to the Company without payment and treated as a capital contribution to the Company on its books and records.

(ii) Upon the termination of the Merger Agreement pursuant to Section 9.1 thereto, the Note and the principal amount of any Advances and interest thereon shall convert without further action by the Company or IMSI into the right to receive Preferred Stock of the Company (the “Conversion Stock”) the terms of which are set forth in the Certificate of Designation.

6. Post-Signing Covenant. The Company agrees to take any and all action as is necessary or desirable to authorize, reserve and issue any shares of the Company's capital stock that are issuable pursuant to the Note and that are issuable upon the conversion or exercise of such Notes promptly upon a determination of the terms of such securities.

7. Miscellaneous.

(a) Governing Law. This Agreement and the Note shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law and choice of law that would cause the laws of any other jurisdiction to apply.

(b) Jurisdiction. Each party irrevocably submits to the exclusive jurisdiction of (i) California, and (ii) the United States District Court for the Northern District of California, for the purposes of any action, suit or proceeding, claim, arbitration or litigation (“Action”) arising out of this Agreement or any transaction contemplated hereby. Each party agrees to commence any such Action either in the United States District Court for the Northern District of California or if such Action may not be brought in such court for jurisdictional reasons, in the Superior Court of the State of California Santa Clara County. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any Action in California with respect to any matters to which it has submitted to jurisdiction in this Section 11.5. Each party irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of this Agreement or the transactions contemplated hereby in (i) the United States District Court for the Northern District of California, or (ii) the Superior Court of the State of California Santa Clara County, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum.

(c) Successors and Assigns. This Agreement may not be assigned, conveyed or transferred without the prior written consent of the Company and IMSI and any such attempted assignment, conveyance or transfer shall be null and void.

(d) Entire Agreement. This Agreement, the exhibits and schedules hereto, the Note delivered pursuant to the terms hereof and the Merger Agreement and any exhibits or ancillary agreements thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein. Any previous agreement among the parties relative to the specific subject matter hereof is superseded by this Agreement.

(e) Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(f) Amendment or Waiver.

(i) Subject to Section 2(b) of this Agreement, this Agreement and the Note may be amended, and any term or provision of this Agreement and of the Note may be waived, (either generally or in a particular instance and either retroactively or prospectively) upon the written consent of the Company and IMSI. Any amendment of this Agreement or the Note, or waiver of any term or provision of this Agreement or the Note effected in accordance with this Agreement, shall be binding upon IMSI under this Agreement.

(g) Notices. All notices required or permitted hereunder shall comply with Section 11.1 of the Merger Agreement.

(h) Expenses. Each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of the Agreement.

(i) Titles and Subtitles. The titles of the sections and subsections of the Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

(j) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

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IN WITNESS WHEREOF the parties hereto have executed the Joint Operating Agreement as of the date set forth in the first paragraph hereof.

ACCESSMEDIA NETWORKS, INC. By: _____________________________ Name: Title:
INTERNATIONAL MICROCOMPUTER SOFTWARE, INC. By: _____________________________ Name: Title:

EXHIBIT A

FORM OF NOTE

NEITHER THIS NOTE NOR THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. NEITHER THIS NOTE NOR THE SECURITIES ISSUABLE UPON CONVERSION HEREOF MAY BE TRANSFERRED EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, OR (B) IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS. THIS NOTE IS SUBJECT TO THAT CERTAIN JOINT OPERATING AGREEMENT, DATED AUGUST __, 2005 BETWEEN THE COMPANY AND INTERNATIONAL MICROCOMPUTER SOFTWARE, INC.

CONVERTIBLE PROMISSORY NOTE

$3,000,000	August__, 2005

For value received, AccessMedia Networks, Inc., a Delaware corporation (together with its successors and assigns, the "Company"), promises to pay to International Microcomputer Software, Inc. (the "Holder"), unless this Note is earlier converted pursuant to Section 2, the maximum principal sum of Three Million Dollars ($3,000,000), together with any and all interest accrued but unpaid thereon. Advances shall be noted in the attached Record of Advances by the Company; provided, however, that the Company’s failure to make such notations shall not affect the obligations of the Company hereunder. This Note is issued pursuant to that certain Joint Operating Agreement dated as of the date hereof between the Company and the Holder (the "Joint Operating Agreement") and any defined terms not herein defined shall have the meaning set forth in the Joint Operating Agreement. In addition to the terms and conditions of the Joint Operating Agreement, this Note is subject to the following terms and conditions.

1. Maturity.

1.1 Maturity Date. Unless earlier converted as provided in Section 2, this Note, all principal amounts of Advances and interest thereon will automatically mature and be due and payable ten (10) days following the termination of the Merger Agreement (the "Maturity Date").

1.2 Interest.

(a) Advances shall bear interest on the unpaid principal balance outstanding at any time from the Funding Date of each such Advance to maturity (or repayment) at the rate of 8% (the "Line Interest Rate") or such lesser rate permitted by applicable law, if the Line Interest Rate would violate applicable law. Interest shall be calculated on the basis of a 365-day year, but charged for the actual number of days elapsed. "Funding Date" means, with respect to any Advance, the date on which such Advance is made to the Company.

(b) Notwithstanding the foregoing, if during any period for which interest is computed hereunder, the amount of interest provided for in this Note, together with all fees, charges and other payments which are treated as interest under applicable law, would exceed the amount of such interest computed on the basis of the Highest Lawful Rate, the Company shall not be obligated to pay, and the Holder shall not be entitled to charge, collect, receive, reserve or take, interest in excess of the Highest Lawful Rate, and during any such period the interest payable hereunder shall be computed on the basis of the Highest Lawful Rate. As used herein, "Highest Lawful Rate" means the maximum non-usurious rate of interest, as in effect from time to time, which may be charged, contracted for, reserved, received or collected by the Holder in connection with this Note under applicable law.

1.3 Prepayment. The Company shall not have the right to prepay the unpaid principal amount or any part thereof without the prior written consent of the Holder, which consent may be withheld in the Holder's sole discretion. Any prepayment of the principal sum permitted by the Holder shall be accompanied by any and all interest accrued on the principal amount being prepaid.

2. Conversion.

2.1 Automatic Conversion upon Effective Time of Merger. At the Effective Time, this Note shall be surrendered to the Company without payment and any Advances and the interest thereon shall be treated as a capital contribution to the Company on its books and records.

2.2 Automatic Conversion upon Effective Termination of the Merger Agreement. Upon the termination of the Merger Agreement pursuant to Section 9.1 thereto, this Note and the principal amount of any Advances and accrued interest thereon shall convert without further action by the Company or Parent into the right to receive that number of shares of Series A Preferred Stock of the Company (the “Series A Preferred Stock”), the terms of which are set forth in the Certificate of Designation of the Company, determined by dividing the principal amount of any Advances and interest thereon by the Original Series A Issue Price (as defined in the Certificate of Designation of the Company).

2.3 Mechanics and Effect of Conversion.

(a) No fractional shares will be issued upon conversion of this Note. In lieu of any fractional share to which the Holder would otherwise be entitled, the Company will pay to the Holder in cash the unconverted Outstanding Amount that would otherwise be converted into such fractional share.

(b) In the event that this Note is converted into Series A Preferred Stock pursuant to Section 2.2, the Holder shall surrender this Note, duly endorsed, to the Company and, at its expense, the Company will issue and deliver to such Holder, a certificate or certificates representing the number of shares of Series A Preferred Stock to which such Holder is entitled upon such conversion, together with a check payable to the Holder for any cash amounts in lieu of fractional shares as described in clause (a) above.

2.4 Termination of Rights. Upon conversion of this Note in accordance with this Section 2, all rights with respect to this Note shall terminate, whether or not the Note has been surrendered for cancellation, and the Company will be forever released from all of its obligations and liabilities under this Note except its obligations pursuant to Section 2.3(b).

3. Payment. Except as set forth herein, all payments shall be made in lawful money of the United States of America at the principal offices of the Company. Payment shall be credited first to any accrued interest then due and payable and the remainder applied to principal. In addition to all other sums payable under this Note, the Company also agrees to pay to the Holder, on demand, all reasonable costs and expenses (including attorneys' fees and legal expenses) incurred by the Holder in the enforcement of the Company's obligations under this Note.

4. Transfer; Successors and Assigns. This Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer. Thereupon, a new note for the same principal amount and interest will be issued to, and registered in the name, of, the transferee. Interest and principal are payable only to the registered holder of this Note. The terms and conditions of this Note shall inure to the benefit of and binding upon the respective successors and assigns of the parties.

5. Governing Law. This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law and choice of law that would cause the laws of any other jurisdiction to apply.

6. Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and given as provided in the Joint Operating Agreement.

7. Amendments and Waivers. This Note and any term hereof may be amended, waived, discharged or terminated only by an instrument in writing signed by the party against whom enforcement of such amendment, waiver, discharge or termination is sought. No waivers of any term, condition or provision of this Note, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

8. Headings. The headings in this Note are for purposes of reference only, and shall not limit or otherwise affect the meaning hereof.

9. Presentment. The Company hereby waives diligence, demand, presentment for payment, protest and notice of protest, notice of acceleration, and all other notices or demands of any kind except as expressly provided herein.

10. Delay or Omission not Waiver of Default. No delay or omission of the Holder to exercise any right or power accruing upon any Event of Default shall impair any such right or power or shall be construed to be a waiver of any such Event of Default or an acquiescence therein.

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IN WITNESS WHEREOF, the Company has caused this Note to be duly executed and delivered by its authorized officer, as of the date first above written.

ACCESSMEDIA NETWORKS, INC.

By: ________________________________
Name:
Title:

Address:

Facsimile:

AGREED TO AND ACCEPTED:

INTERNATIONAL MICROCOMPUTER
SOFTWARE, INC.

________________________________

Address:

Facsimile:

RECORD OF ADVANCES AND INTEREST ACCRUED

Date	Advance Amount	Outstanding Principal Balance	Initialed and Agreed by Parties:

EXHIBIT B

CERTIFICATE OF DESIGNATION

of

SERIES A PREFERRED STOCK

of

ACCESSMEDIA NETWORKS, INC.

(Pursuant to Section 242 of the
Delaware General Corporation Law)

August __, 2005

The undersigned, Robert Walther, hereby certifies that:

A. He is the duly elected and acting Chief Executive Officer and Secretary, respectively, of AccessMedia Networks, Inc., a Delaware corporation (the “Corporation”).

B. The authorized number of shares of Preferred Stock is 5,000,000, none of which have been designated or issued.

C. Pursuant to the authority given by the Corporation’s Certificate of Incorporation, the Board of Directors of the Corporation (the “Board of Directors”) has duly adopted the following recitals and resolutions:

WHEREAS, the Certificate of Incorporation of the Corporation authorizes a class of Preferred Stock comprising of 5,000,000 shares issuable from time to time in one or more series; and

WHEREAS, the Board of Directors is authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock including but not limited to conversion rights, voting rights and the liquidation preference, and the number of shares constituting and such series and the designation thereof, or any of them; and

WHEREAS, the Corporation heretofore has not issued or designated any series of Preferred Stock, and it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid, to fix the rights, privileges, preferences, restrictions and other matters relating to the Series A Preferred Stock and the number of shares constituting such series;

NOW THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issue of a series of Preferred Stock constituting 5,000,0001  shares designated as “Series A Preferred Stock” and does hereby fix the rights, privileges, preferences, and restrictions and other matters relating to the Series A Preferred Stock as follows:

Series A Preferred Stock:

Section 1. Designation and Amount. The shares of such series shall be designated as "Series A Preferred Stock" (the "Series A Preferred Stock") and the number of shares constituting the Series A Preferred Stock shall be five million (5,000,000). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding warrants to purchase Series A Preferred Stock.

Section 2. Dividend Provisions. Subject to the rights of Series of Preferred Stock which may from time to time come into existence, the holders of shares of Series A Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on the Common Stock of the Corporation, at the rate of $0.08 per share per annum at the beginning of each calendar quarter beginning after the first issuance of Series A Preferred Stock, provided, however, in the event a cash dividend is declared on the Series A Preferred Stock, the Corporation may, at its option, declare and pay the corresponding dividend on shares of Series A Preferred Stock by issuance of additional shares of fully paid and nonassessable shares of Series A Preferred Stock. The number of shares of Series A Preferred Stock to be issued in lieu of cash shall be determined by dividing the amount of the cash dividend per share by the Original Series A Issue Price. No fractional shares of Series A Preferred Stock shall be issued as a dividend. Instead, the aggregate number of shares of Series A Preferred Stock issued to each record holder shall be rounded to the nearest whole number. The payment of dividends to holders of Series A Preferred Stock in shares of Series A Preferred Stock as set forth above shall constitute full payment of such dividend. Dividends shall accrue on each share (including any shares issued as dividends) from the date of issuance, and shall accrue from day to day, whether or not earned or declared. Such dividends shall be cumulative so that, except as provided below, if such dividends in respect of any previous or current annual dividend period, at the annual rate specified above, shall not have been paid the deficiency shall first be fully paid before any dividend or other distribution shall be paid on or declared and set apart for the Common Stock. Cumulative dividends with respect to a share of Series A Preferred Stock which are accrued, payable and/or in arrears shall, upon conversion of such share to Common Stock, subject to the rights of Series of Preferred Stock which may from time to time come into existence, be paid to the extent assets are legally available therefor and any amounts for which assets are not legally available shall be paid promptly as assets become legally available therefor; any partial payment will be made pro rata among the holders of such shares.

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The actual number of shares to be issued would equal a number of Series A Preferred shares that will represent a percentage of the total outstanding capital stock of AccessMedia Networks, Inc. after giving effect to such issuance determined by dividing (i) the total dollar amount advanced pursuant to the Note, plus all accrued interest thereon (the “Advance”) by (ii) the amount of the Advance plus $25,000,000.

Unless full dividends on the Series A Preferred Stock for all past dividend periods and the then current dividend period shall have been paid or declared and a sum sufficient for the payment thereof set apart: (A) no dividend whatsoever (other than a dividend payable solely in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock) shall be paid or declared, and no distribution shall be made, on any Common Stock, and (B) no shares of Common Stock shall be purchased, redeemed, or acquired by the corporation and no funds shall be paid into or set aside or made available for a sinking fund for the purchase, redemption, or acquisition thereof; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock held by employees, officers, directors, consultants or other persons performing services for the corporation or any wholly-owned subsidiary (including, but not by way of limitation, distributors and sales representatives) that are subject to restrictive stock purchase agreements under which the corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment.

Section 3. Liquidation Preference.

(a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, subject to the rights of series of Preferred Stock that may from time to time come into existence, the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the sum of (i) $1.00 for each outstanding share of Series A Preferred Stock (the “Original Series A Issue Price”) and (ii) all declared or accumulated but unpaid dividends on such shares. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, subject to the rights of Series of Preferred Stock that may from time to time come into existence, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the amount of such stock owned by each such holder.

(b) Upon the completion of the distribution required by subparagraph (a) of this Section 2 and any other distribution that may be required with respect to series of Preferred Stock that may from time to time come into existence, if assets remain in the Corporation, the holders of the Common Stock of the Corporation, shall receive all of the remaining assets of the Corporation.

(c)  (i) For purposes of this Section 2, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include, (A) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation but, excluding any merger effected exclusively for the purpose of changing the domicile of the Corporation); or (B) a sale of all or substantially all of the assets of the Corporation; unless the Corporation’s stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Corporation’s acquisition or sale or otherwise) hold at least 50% of the voting power of the surviving or acquiring entity.

(ii) In any of such events, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

(A) Securities not subject to investment letter or other similar restrictions on free marketability:

(1) If traded on a securities exchange or The NASDAQ Stock Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day period ending three (3) days prior to the closing;

(2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three (3) days prior to the closing; and

(3) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock.

(B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

(iii) In the event the requirements of this subsection 2(c) are not complied with, the Corporation shall forthwith either:

(A) cause such closing to be postponed until such time as the requirements of this Section 2 have been complied with; or

(B) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series A Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 2(c)(iv) hereof.

(iv) The Corporation shall give each holder of record of Series A Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

Section 4. Redemption.

a. Mandatory Redemption. Subject to the rights of Preferred Stock which may from time to time come into existence, the Corporation shall redeem, from any source of funds legally available therefor, the Series A Preferred Stock on the five year anniversary of the date of the first issuance of Series A Preferred Stock (the “Series A Redemption Date”). The Corporation shall effect such redemption on the Series A Redemption Date by paying in cash in exchange for the shares of Series A Preferred Stock to be redeemed a sum equal to $1.00 per share of Series A Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus all declared or accumulated but unpaid dividends on such shares (the “Series A Redemption Price”).

b. Redemption at the Option of the Corporation.

(i) Subject to the rights of Series of Preferred Stock which may from time to time come into existence, the Corporation may at any time it may lawfully do so but not before sixty (60) days after the date of the first issuance of the Series A Preferred Stock, at the option of the Board of Directors, redeem in whole or in part the Series A Preferred Stock by paying in cash therefor a sum equal to the Series A Redemption Price. Any redemption effected pursuant to this subSection (4)(b) shall be made on a pro rata basis among the holders of the Series A Preferred Stock in proportion to the number of shares of Series A Preferred Stock then held by them.

(ii) As used herein and in subSection (4)(b)(iii) and (iv) below, the term “Redemption Date” shall refer to each “Series A Redemption Date” and the term “Redemption Price” shall refer to each of “Series A Redemption Price.” Subject to the rights of Series of Preferred Stock which may from time to time come into existence, at least sixty (60) but no more than ninety (90) days prior to each Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series A Preferred Stock to be redeemed, at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares to be redeemed (the “Redemption Notice”). Except as provided in subSection (4)(b)(iii) on or after the Redemption Date, each holder of Series A Preferred Stock to be redeemed shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

(iii) From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Series A Preferred Stock designated for redemption in the Redemption Notice as holders of Series A Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. Subject to the rights of Series of Preferred Stock which may from time to time come into existence, if the funds of the Corporation legally available for redemption of shares of Series A Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Series A Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their holdings of Series A Preferred Stock. The shares of Series A Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. Subject to the rights of Series of Preferred Stock which may from time to time come into existence, at any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series A Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem on any Redemption Date but which it has not redeemed.

(iv) On or prior to each Redemption Date, the Corporation shall deposit the Redemption Price of all shares of Series A Preferred Stock designated for redemption in the Redemption Notice, and not yet redeemed or converted, with a bank or trust corporation having aggregate capital and surplus in excess of $100,000,000 as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust corporation to publish the notice of redemption thereof and pay the Redemption Price for such shares to their respective holders on or after the Redemption Date, upon receipt of notification from the corporation that such holder has surrendered his, her or its share certificate to the corporation pursuant to subSection (4)(b)(ii) above. The balance of any moneys deposited by the Corporation pursuant to this subSection (4)(b)(iv) remaining unclaimed at the expiration of two (2) years following the Redemption Date shall thereafter be returned to the Corporation upon its request expressed in a resolution of its Board of Directors.

Section 5. Conversion. The holders of the Series A Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series A Issue Price by the Conversion Price applicable to such shares, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share for shares of Series A Preferred Stock shall be the Original Series A Issue Price; provided, however, that the Conversion Price for the Series A Preferred Stock shall be subject to adjustment as set forth in subsection 5(d).

(b) Automatic Conversion. Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such Series A Preferred Stock immediately upon the earlier of (i) except as provided below in subsection 5(c), the Corporation’s sale of its Common Stock in a Qualified Public Offering (as defined below) or (ii) the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Series A Preferred Stock. As used herein, “Qualified Public Offering” means a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended, covering any of the Corporation’s securities (as that term is defined under the Securities Act of 1933, as then in effect) with a price per share of not less than three (3) times the Original Series A Issue Price and aggregate gross proceeds to the Corporation of at least $30,000,000.

(c) Mechanics of Conversion. Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, the conversion may, at the option of any holder tendering Series A Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Series A Preferred Stock shall not be deemed to have converted such Series A Preferred Stock until immediately prior to the closing of such sale of securities.

(d) Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The Conversion Price of the Series A Preferred Stock shall be subject to adjustment from time to time as follows:

(i)  (A) If the Corporation shall issue, after the date upon which any shares of Series A Preferred Stock were first issued (the “Purchase Date” with respect to such series), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for such series in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such series in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to equal the price per share of such Additional Stock.

(B) No adjustment of the Conversion Price for the Series A Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections (E)(3) and (E)(4), no adjustment of such Conversion Price pursuant to this subsection 5(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(C) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(D) In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

(E) In the case of the issuance (whether before, on or after the applicable Purchase Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this subsection 5(d)(i) and subsection 5(d)(ii):

(1) The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 5(d)(i)(C) and (d)(i)(D)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

(2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 5(d)(i)(C) and (d)(i)(D)).

(3) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of the Series A Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Series A Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(5) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to subsections 5(d)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 5(d)(i)(E)(3) or (4).

(ii) “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 5(d)(i)(E)) by the Corporation after the Purchase Date other than:

(A) Common Stock issued upon conversion of any of the shares of Preferred Stock;

(B) Common Stock issued pursuant to a transaction described in subsection 5(d)(iii) hereof;

(C) shares of Common Stock issuable or issued to employees, consultants, advisors, officers, directors or vendors (if in transactions with primarily non-financing purposes) of the Corporation directly or pursuant to a stock option plan, restricted stock plan or other stock incentive program or arrangement;

(D) shares of Common Stock issuable or issued as a dividend or distribution on the Preferred Stock;

(E) shares of Common Stock issuable or issued to financial institutions or lessors in connection with real estate leases, commercial credit arrangements, debt financings, equipment lease financings or similar transactions; or

(F) shares of Common Stock issuable or issued in connection with the issuance of securities of the Corporation pursuant to a merger, acquisition or strategic business, joint venture, partnering or other similar transaction.

(iii) In the event the Corporation should at any time or from time to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series A Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

(iv) If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series A Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(e) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 5 or Section 3) provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock the number of shares of stock or other securities or property of the Company or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of the Series A Preferred Stock after the recapitalization to the end that the provisions of this Section 5 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series A Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(g) No Fractional Shares and Certificate as to Adjustments.

(i) No fractional shares shall be issued upon the conversion of any share or shares of the Series A Preferred Stock. In lieu of any fractional share to which any holder of Preferred Shares would otherwise be entitled, the Corporation shall pay the holder cash equal to the product of such fraction multiplied by the Common Stock’s fair market value as determined in good faith by the Board of Director as of the date of conversion. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series A Preferred Stock pursuant to this Section 5, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series A Preferred Stock.

(i) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series A Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(j) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this certificate of incorporation.

(k) Notices. Any notice required by the provisions of this Section 5 to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

Section 6. Voting Rights. The holder of each share of Series A Preferred Stock shall have the right to one vote for each share of Common Stock into which such Series A Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote.

Section 7. Protective Provisions. Subject to the rights of Series of Preferred Stock which may from time to time come into existence, so long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock:

(a) sell, convey, or otherwise dispose of or encumber all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or effect any transaction or Series of related transactions in which more than fifty percent (50%) of the voting power of the corporation is disposed of;

(b) alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock so as to affect adversely the shares;

(c) increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series A Preferred Stock;

(d) authorize or issue, or obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security (i) having a preference over, or being on a parity with, the Series A Preferred Stock with respect to voting, dividends or upon liquidation, or (ii) having rights similar to any of the rights of the Series A Preferred Stock under this Section 6; or

(e) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to (i) the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Company or any subsidiary pursuant to agreements under which the Company has the option to repurchase such shares at cost or at cost upon the occurrence of certain events, such as the termination of employment provided further, however, that the total amount applied to the repurchase of shares of Common Stock shall not exceed $100,000 during any twelve (12) month period or (ii) the redemption of any share or shares of Preferred Stock otherwise than by redemption in accordance with Section 4; or

(f) issue any dividends with respect to the Corporation’s Common Stock; or

(g) amend the Corporation’s Certificate of Incorporation or bylaws; or

(h) change the authorized number of directors of the corporation.

Section 8. Status of Converted Stock. In the event any shares of Series A Preferred Stock shall be converted pursuant to Section 5 hereof, the shares so converted shall be cancelled and shall not be issuable by the Corporation.

RESOLVED FURTHER, that the Chief Executive Officer and the Secretary are hereby authorized and directed to execute, acknowledge, file and record a Certificate of Determination of Preferences in accordance with the foregoing resolutions and provisions of Delaware law.

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation by its Chief Executive Officer and attested by the Secretary on the first day set forth above.

_________________________
Name: ___________
Title: Chief Executive Officer

Attest:

_________________________
Name: _________________
Title: Secretary

Annex G

[Deson & Co. Opinion]

40 Wall Street, 58th Floor, New York NY 10005 phone: 212-509-1700 sdeson@desonco.com

October 20, 2005

PRIVATE AND CONFIDENTIAL

International Microcomputer Software, Inc.
100 Rowland Way
Novato, CA 94945

Attention: Members of the Board of Directors

Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of International Microcomputer Software, Inc. (“IMSI” or the “Company”), of the value of the total consideration to be issued to the stockholders of AccessMedia Networks, Inc. (“AM”) pursuant to the terms of the proposed Agreement and Plan of Merger (the "AccessMedia Merger Agreement"), by and among IMSI, ACCM Acquisition Corp., a wholly-owned subsidiary of IMSI (“Merger Sub”), and AM.

The proposed AccessMedia Merger Agreement provides for the merger (the "Merger") of Merger Sub with and into AM, and that AM will be the surviving corporation of the Merger. At the effective time of the Merger, the stockholders of AM shall be issued 29,000,000 shares of IMSI’s common stock. In addition, pursuant to the achievement of various performance levels by AM, IMSI shall issue additional shares of IMSI common stock to the stockholders of AM.

Deson & Co. is a boutique investment banking firm focused on technology-based companies. As a customary part of its investment banking business, it is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and investments. For our services in rendering this opinion, IMSI will pay us a fee that is not contingent upon the consummation of the Merger. IMSI has also agreed to indemnify us against certain liabilities that may arise in connection with this engagement. Deson & Co. and Sean Deson, CEO of Deson & Co., regularly conducts business with Baytree Capital Associates, LLC (“Baytree”) and Michael Gardner, Chairman and CEO of Baytree. As a result of Michael Gardner’s current ownership in AM and pursuant to various agreements related to the Merger, Baytree and Michael Gardner will be significant shareholders of IMSI.

In arriving at our opinion, we have undertaken such reviews, analyses and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we have:

(i) Reviewed the merger agreement dated August 8, 2005, the draft of the Agreement and Plan of Merger dated October 19, 2005, and drafts of selected other documents related to the Merger;

(ii) Discussed the past and current operations, financial condition and prospects for both IMSI and AM with senior executives of each party;

(iii) Reviewed certain internal financial information and other operating data concerning IMSI and AM prepared by executives of each party;

(iv) Reviewed public financial statements and other information concerning IMSI;

(v) Analyzed certain financial projections of IMSI and AM prepared by the executives of each party;

(vi) Compared the expected financial performance of AM with that of certain other comparable publicly-traded companies;

(vii) Reviewed the financial terms, to the extent publicly available of precedent acquisition transactions of companies comparable to AM;

(viii) Assessed AM’s value using discounted cash flow analysis of projected future cash flows;

(ix) Analyzed the expected accretion/dilution to IMSI of AM based upon the information provided by executives of each party;

(x) Assessed the expected relative contribution of IMSI and AM based upon information provided by executives of each party; and

(xi) Performed such other analysis and considered such other factors as we deemed appropriate.

In conducting our review and in rendering our opinion, we have relied upon and assumed the accuracy and completeness of the financial and other information provided to us or otherwise made available to us, and have not attempted to independently verify, and have not assumed responsibility for the independent verification, of such information. We have assumed, in reliance upon the assurances of the management of IMSI and AM, that the information provided to us has been prepared on a reasonable basis in accordance with industry practice, and, with respect to financial planning data and other business outlook information, reflects the best currently available estimates and judgment of the management of each party, and that the management of each party is not aware of any information or facts that would make the information provided to us incomplete or misleading.

We have not made any independent valuation or appraisal of the assets or liabilities of IMSI or AM, nor have we been furnished with any such appraisals. Our opinion is necessarily based on the economic, market and other conditions in effect on, and the information made available to us, as of the date hereof. In arriving at our opinion, we have assumed that all the necessary regulatory approvals and consents required for the Merger will be obtained in a manner that will not change the purchase price for AM. We have assumed that the final form of the AccessMedia Merger Agreement will be substantially similar to the draft reviewed by us, without modification of material terms or conditions.

This opinion is furnished pursuant to our engagement letter dated July 29, 2005. This opinion is directed to the Board of Directors of IMSI in connection with its consideration of the Merger. This opinion is not intended to be, and shall not be deemed to be, and does not constitute a recommendation to any stockholder of IMSI as to which action such stockholder should take with respect to the Merger. In connection with this opinion, we were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Merger, or to compare the Merger to, or consider, alternative transactions that may have been available to IMSI. Except with respect to the use of this opinion in connection with the proxy statement relating to the Merger, this opinion shall not be published, used, referred to, quoted or disclosed to any person in any manner, without our prior written approval.

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that, as of the date hereof, the Merger Consideration to be issued by IMSI to AM's stockholders pursuant to the AccessMedia Merger Agreement is fair to IMSI’s stockholders from a financial point of view.

Sincerely,

Deson & Co., Inc.
by

/s/ Sean Deson
Sean Deson
Managing Director

Annex H

ACCESSMEDIA NETWORKS, INC.

FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003
WITH
INDEPENDENT AUDITORS’ REPORT

ACCESSMEDIA NETWORKS, INC.
FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003

INDEPENDENT AUDITORS’ REPORT

Board of Directors
AccessMedia Networks, Inc.
Newark, Delaware

We have audited the accompanying balance sheets of AccessMedia Networks, Inc. (the “Company”) as of December 31, 2004 and 2003 and the related statements of operations and accumulated deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AccessMedia Networks, Inc. as of December 31, 2004 and 2003, and the results of its operations, and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Los Angeles, California
September 23, 2005

ACCESSMEDIA NETWORKS, INC.
BALANCE SHEETS
DECEMBER 31, 2004 AND 2003

Assets
	2004	2003
CURRENT ASSETS:
Cash (Note A)	$518,755	$91,826
Accounts receivable, net of allowance (Note A)	149,364	-
Total current assets	668,119	91,826

OTHER ASSETS:
Media Content (Note A)	180,000	180,000
Deferred development cost, net of amortization (Note A)	70,604	50,219
Net other assets	250,604	230,219
Total assets	$918,723	$322,045

Liabilities and Stockholder’s Deficiency
	2004	2003
CURRENT LIABILITIES:
Accounts payable	$22,219	$231,871
Accrued expenses	25,504	1,752
Unearned contract fees	54,050	-
Customer deposit (Note B)	100,000	-
Note payable (Note C & E)	775,000	100,000
Total current liabilities	976,773	333,623

NONCURRENT LIABILITIES:
Unearned contract fees, net of current	202,687	-
Total liabilities	1,179,460	-

STOCKHOLDER’S DEFICIENCY:
Common stock, no par value - 30,000,000 shares authorized; 400 shares issued and outstanding (Note F)	400	400
Additional paid in capital	1,100	1,100
Accumulated deficit (Note D)	(262,237)	(13,078)
Total stockholder’s deficiency	(260,737)	(11,578)
Total liabilities and stockholder’s deficiency	$918,723	$322,045

See auditors’ report and accompanying notes to the financial statements.

ACCESSMEDIA NETWORKS, INC.
STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

	2004	2003
Net revenues	$101,432	$-
Cost of revenues	65,026	2,410
Gross profit (loss)	36,406	(2,410)

Operating expenses:
Selling expenses	7,765	-
General and administrative expenses (Note E)	261,800	9,846
Total operating expenses	269,565	9,846

Loss from operations	(233,159)	(12,256)

Other expense :
Interest expense (Note E)	16,000	822

Net loss	(249,159)	(13,078)

Accumulated deficit, beginning	(13,078)	-

Accumulated deficit, ending (Note D)	$(262,237)	$(13,078)

See auditors’ report and accompanying notes to the financial statements.

ACCESSMEDIA NETWORKS, INC.
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

	2004	2003
Cash flows from operating activities:
Net loss	$(249,159)	$(13,078)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Amortization	4,153	-
(Increase) in:
Accounts receivable	(149,364)	-
Increase (decrease) in:
Accounts payable	(209,652)	231,871
Accrued expenses	23,752	1,752
Customer deposit	100,000	-
Unearned contract fees	256,738	-
Total adjustments	25,627	233,623
Net cash provided by (used in) operating activities	(223,532)	220,545

Cash flows from investing activities:
Purchase of contents	-	(180,000)
Deferred development cost	(24,539)	(50,219)
Cash used in investing activities	(24,539)	(230,219)

Cash flows from financing activities:
Proceeds from issuance of common stock	-	1,500
Proceeds from short-term debt	675,000	100,000
Cash provided by financing activities	675,000	101,500

Net increase in cash	426,929	91,826

Cash, beginning	91,826	-

Cash, ending	$518,755	$91,826

Supplemental information
Cash paid during the years for:	2004	2003
Interest (Note E)	$16,000	$822

See auditors’ report and accompanying notes to the financial statements.

ACCESSMEDIA NETWORKS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Nature of Business

AccessMedia Networks, Inc. (the “Company”) is involved in an Internet-based multi-channel strategy that allows the delivery of content and entertainment on demand and enables end-users to readily organize and access significant volumes of quality content, utilizing its broad based search capabilities. These capabilities span AccessMedia's proprietary media library, media under license, and media readily available on the Internet. The Company’s revenues are primarily derived from the sale of its downloadable software to individuals, the sale of advertising space on its website, and the additional upsells of merchandise, subscriptions, and media downloads to purchase. During 2004, the Company’s revenue was derived primarily from consulting contracts relating to the integration of the customers’ subscription and search models into its interactive media applications. The Company was incorporated on January 9, 2002, under the laws of the State of Delaware.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of the statements of cash flows, the Company considers all checking, savings accounts and all highly liquid debt instruments purchased to be cash equivalents.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash, accounts receivable, accounts payable, and a demand note payable. The carrying amounts of cash, accounts receivables and accounts payables approximate fair value because of the short-term nature of these items. The carrying amount of the demand notes payable approximates fair value as the borrowing bears interest reflecting below current market rates.

Concentrations of Credit Risk

The Company typically maintains cash on deposit at banks in excess of federally insured limits. At December 31, 2004, the Company’s uninsured cash balance was $217,744.

Accounts Receivable

Allowance for returns is computed under the allowance method, based on the Company's historical experience and management's analysis of possible returns. The allowance for returns was $1,156 at December 31, 2004.

ACCESSMEDIA NETWORKS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003

Intangible Assets

The Company capitalized direct development costs of $74,757 relating to technologically feasible computer software in compliance with Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed. The Company started amortizing capitalized software development costs when the product became available for general release to customers, which occurred on November 1, 2004. The amortization period was over 36 months. During the year ended December 31, 2004, the total amortization expense was $4,153.

The Company also capitalized the cost of media content acquired during the year ended December 31, 2003 in the amount of $180,000.

Advertising

The Company expenses advertising costs and includes them in selling expense as incurred. There were no advertising costs for the years ended December 31, 2004 and 2003.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. These differences consist primarily of accrual of vacation pay. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. In addition, the future benefit of net operating loss carryforwards is utilized in determining deferred income taxes.

Revenue Recognition

The Company records revenue related to the sale of software when the customer downloads the software via the Internet.

The Company recognizes revenue related to the display of advertisements on its Website as impressions (the number of times that an advertisement appears in pages viewed by users) are delivered, as long as no significant obligations remain at the end of the period. To the extent that significant obligations remain at the end of the period, the Company defers recognition of the corresponding revenue until the remaining guaranteed amounts are achieved.

The Company generates revenue from the display of text based links to the websites of its advertisers. These links are placed on the Company’s Website as well as on the websites of third party entities who have integrated the Company's sponsored search offerings into their websites. The Company recognizes revenue from these arrangements as click-throughs (the number of times a user clicks on an advertiser’s listing) occur.

ACCESSMEDIA NETWORKS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003

Recent Accounting Pronouncements

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS 150”). SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity that have been presented either entirely as equity or between the liabilities section and the equity section of the statement of financial position. For non-SEC registrants. SFAS 150 is effective for financial instruments entered into or modified after December 15, 2004. Management believes that the adoption of this statement does not have a material impact on the results of operations, the financial position or cash flows of the Company.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets-An Amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions” (“SFAS 153”). SFAS 153 eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29, “Accounting for Nonmonetary Transactions,” and replaces it with an exception for exchanges that do not have commercial substance. SFAS 153 specifies that a nonmonetary exchange has commercial substance if the future cash flow of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for the fiscal periods beginning after June 15, 2005. The Company is currently evaluating the effect that the adoption of SFAS 153 will have on its consolidated results of operations and financial condition but does not expect it to have a material impact.

NOTE B - CUSTOMER DEPOSIT

During the year ended December 31, 2004, the Company received a $100,000 deposit from a customer as an advance on a consulting contract. The contract was canceled in 2005 and the funds were subsequently returned to the customer.

NOTE C - DEMAND NOTE PAYABLE

The Company had the following demand note payable to a related party as of December 31,

	2004	2003
On-demand note payable to a related party bearing
interest at 4% per annum. Interest is paid monthly.
The note is secured by substantially all assets of the
company including hereafter acquiring assets.	$775,000	$100,000

ACCESSMEDIA NETWORKS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003

NOTE D - DEFERRED INCOME TAXES

At December 31, the composition of the Company’s net deferred income tax assets was as follows:

	2004	2003
Deferred income tax assets	$106,740	$5,603
Valuation allowances	(106,740)	(5,603)
Net deferred income tax assets	$-	$-

Deferred income tax assets principally resulted from net operating loss carryforwards. At December 31, 2004, the Company had federal net operating loss carryforwards of approximately $262,000 which will expire in the years 2023 through 2024.

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, the projected future taxable income and tax planning strategies in making this assessment.

NOTE E - RELATED PARTY TRANSACTIONS

During 2004 and 2003, an individual loaned the Company $675,000 and $100,000, respectively. The Company paid interest to the individual in the amounts of $16,000 and $822 for the years ended December 31, 2004 and 2003, respectively.

During 2004 and 2003, the Company reimbursed a related party for costs incurred for employee benefits and operating costs amounting to $15,247 and $767, respectively.

During 2004 and 2003, a related party of the Company provided administrative office space at no charge to the Company.

NOTE F - SUBSEQUENT EVENTS

In January, 2005, the sole stockholder of the Company sold 100% of his shares in the Company to Broadcaster, LLC. Concurrent with the purchase, the Company’s stock split 20,000 for 1. The stock split changed the number of authorized and issued and outstanding shares to 30,000,000 and 8,000,000, respectively.

In May, 2005, the Company acquired 100% of the outstanding stock of Media Zone, Ltd. (MZ) and its wholly-owned subsidiary, Value Investments, Inc. (VI) in a tax-free exchange for 9,000,000 shares of the Company’s common stock. MZ and VI develop software programs for delivering real-time interactive media over the Internet. The Company acquired MZ to expand its Internet media technology.

ACCESSMEDIA NETWORKS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003

The acquired assets were recorded at their estimated fair value of $13,100,000 on the consolidated books of the Company. The determination of fair value was made by management using appraisal methods commonly used for Internet companies. The Company assumed liabilities of approximately $821,000 in the acquisition, of which $750,000 was a demand note payable to a related party.

In July, 2005, the Company acquired 100% of the outstanding stock of two additional corporations, PeopleCaster, Inc. (PC) and MyVod, Inc. (MV), in tax free exchanges for 4,000,000 shares each of the Company’s common stock. PC and MV own technology licenses for Internet programs relating to advertising and media content manipulation. The Company acquired PC and MV to enhance its Internet media delivery systems. The acquired assets were recorded at the estimated fair value of $16,800,000 ($11,300,000 for PC and $5,500,000 for MV) on the consolidated books of the Company. The determination of fair value was made by management using appraisal methods commonly used for Internet companies. The Company did not assume any material liabilities in the acquisition.

Unaudited pro forma consolidated key balance sheet items and the results of operations as of and for the year ended December 31, 2004, as though MZ had been acquired in 2004 are as follows:

Balance Sheet Items

Cash	$788,746
Receivables	255,315
Intangible assets	722,137

Accounts payable	70,684
Notes payable	1,575,000
Unearned contract fees	256,737

Result of Operations

Net revenues	$253,000
Product costs	147,639
General and administrative expenses	325,609
Net Loss	(244,013)

In August, 2005, the Company announced plans to merge with International Microcomputer Software, Inc (IMSI), a public company traded on the Over the Counter Exchange. The proposed merger, which calls for the exchange of 25,000,000 shares of IMSI for 100% of the Company’s shares, is subject to approval by The Securities Exchange Commission and IMSI stockholders.

ACCESSMEDIA NETWORKS, INC.
SCHEDULES OF REVENUES AND COST OF GOODS SOLD
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

	2004	2003
Revenues:
Consulting income	$80,187	-
Software sales	24,278	-
Less : Returns and allowances	(3,033)	-
Net revenues	$101,432	-

Cost of goods sold:
Salaries and wages	$35,561	$-
Payroll taxes	3,358	-
Agency fees	192	-
Merchant fees	9,962	2,410
Processing fees	12,113	-
Traffic buys	3,840	-
Total cost of goods sold	$65,026	$2,410

See auditors’ report.

ACCESSMEDIA NETWORKS, INC.
SCHEDULES OF SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

	2004	2003
Selling Expenses:
Marketing promotions	$424	$-
Salaries and wages	7,146	-
Payroll tax	195	-
Total	$7,765	$-

General and Administrative Expenses:
Amortization	$4,153	$-
Bank fees	2,812	761
Consulting service	11,515	-
Insurance	12,091	670
License and taxes	524	159
Office expense	4,904	395
Professional fees	-	86
Salaries and wages	208,142	6,951
Payroll tax	17,395	824
Telecommnications	264	-
Total	$261,800	$9,846

See auditors’ report.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Under both California Law and Delaware Law, (i) a corporation has the power to indemnify present and former directors, officers, employees and agents against expenses, judgments, fines, settlements and other amounts (other than in connection with actions by or in the right of the corporation) if that person acted in good faith and in a manner that the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe that the conduct of the person was unlawful, and (ii) a corporation has the power to indemnify, with certain exceptions, any person who is a party to any action by or in the right of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith and in a manner that the person believed to be in the best interests of the corporation and its stockholders or shareholders, as applicable. The indemnification authorized by California Law is not exclusive, and a corporation may grant its directors, officers, employees or other agents certain additional rights to indemnification. The IMSI and Broadcaster Bylaws provide for the indemnification of its agents to the extent not inconsistent with California and Delaware Law respectively.

Both California Law and Delaware Law provide that the charter documents of the corporation may include provisions which limit or eliminate the liability of directors to the corporation or its stockholder or shareholders, as applicable, provided such liability does not arise from certain proscribed conduct, including intentional misconduct or knowing and culpable violation(s) of law, acts or omissions that a director believes to be contrary to the best interests of the corporation or its stockholders or shareholders or that involve the absence of good faith on the part of the director, the receipt of an improper personal benefit, acts or omissions that show reckless disregard for the director’s duty to the corporation or its stockholders or shareholders, where the director in the ordinary course of performing a director’s duties should be aware of a risk of serious injury to the corporation or its shareholders, acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation and its shareholders, interested transactions between the corporation and a director in which a director has a material financial interest and liability for improper distributions, loans or guarantees. The IMSI Articles do not, and Broadcaster's Certificate does, contain a specific provision limiting the liability of its directors.

The IMSI Bylaws provide that IMSI may purchase and maintain insurance on behalf of any person who is a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her.

Item 21. Exhibits and Financial Statement Schedules.

Number	Exhibit Title	Note	Filed Herewith
2.1	Agreement of Merger by and among International Microcomputer Software, Inc. and Broadcaster, Inc.	(10)
2.2	Agreement and Plan of Merger dated as of December 16, 2005, by and among International Microcomputer Software, Inc., Broadcaster, Inc., ACCM Acquisition Corp., AccessMedia Networks, Inc., and the stockholders of AccessMedia Networks, Inc.	(10)
2.3	Company Voting Agreement dated as of December 16, 2005, by and among International Microcomputer Software, Inc., Broadcaster, Inc. and the stockholders of AccessMedia Networks, Inc.	(10)
2.4	Agreement and Plan of Merger dated as of August 8, 2005, by and among International Microcomputer Software, Inc., ACCM Acquisition Corp., AccessMedia Networks, Inc., and the stockholders of AccessMedia Networks, Inc.	(2)

2.5	Joint Operating Agreement dated as of August 8, 2005, between International Microcomputer Software, Inc. and AccessMedia Networks, Inc.	(2)
2.6	Stock Purchase Agreement between International Microcomputer Software, Inc. (the Seller) and Smith Micro Software, Inc.	(3)
2.7	Weinmaster Homes, Ltd. Stock Purchase Agreement, dated July 1, 2005, between Weinmaster Homes, Ltd., Bruce Weinmaster & Janice Weinmaster and International Microcomputer Software, Inc.	(3)
3.01	Amended and Restated Articles of Incorporation	(4)
3.02	Amended and Restated Bylaws	(5)
10.1	Employment Agreement - O'Callahan	(1)
10.2	Amended and Restated Employment Agreement - Landies	(1)
10.3	Amendment to Employment Agreement - Landies	(1)
10.4	Employment Agreement - Mayer	(1)
10.5	Employment Agreement - Wade	(1)
16	Letter from Grant Thornton regarding its concurrence with the statements of IMSI	(6)
21	Subsidiaries of the registrant	(1)
23.1	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm		*
23.2	Consent of Burr, Pilger & Mayer LLP Independent Registered Public Accounting Firm		*
23.3	Consent of Choi, Kim & Park, LLP Independent Registered Public Accounting Firm		*
23.4	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm	(1)
23.5	Consent of Burr, Pilger & Mayer LLP Independent Registered Public Accounting Firm	(1)
24	Power of Attorney	(1)
31.1	Certification of Chief Executive Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002	(1)
31.2	Certification of Chief Financial Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002	(1)
32.1	Certification of Chief Executive Officer & Chief Financial Officer Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002	(1)
99.1	Consulting Agreement - Galloway, Director	(7)
99.2	Press release containing financial results for the period ended March 31, 2005	(8)
99.3	Press release containing financial results for the period ended Dec. 31, 2004	(9)
99.4	Press release containing financial results for the period ended Sept. 30, 2004	(6)
99.5	Consent of Deson & Co.		*
99.6	Form of Proxy for International Microcomputer Software, Inc.		*

Notes
(1)	Incorporated by reference to exhibits to the Company's Annual report on Form 10-KSB filed on September 28, 2005
(2)	Incorporated by reference to exhibits to the Company's Current report on Form 8-K filed on August 9, 2005
(3)	Incorporated by reference to exhibits to the Company's Current report on Form 8-K filed on July 7, 2005
(4)	Incorporated by reference to exhibits to the Company's registration statement on Form S-3 filed on September 22, 1993

(5)	Incorporated by reference to exhibits to the Company's Current report on Form 8-K filed on January 18, 2005
(6)	Incorporated by reference to exhibits to the Company's Current report on Form 8-K filed on Nov. 12, 2004
(7)	Incorporated by reference to exhibits to the Company's Current report on Form 10-KSB filed on Sept. 25, 2003
(8)	Incorporated by reference to exhibits to the Company's Current report on Form 8-K filed on May 18, 2005
(9)	Incorporated by reference to exhibits to the Company's Current report on Form 8-K filed on Feb. 16, 2005
(10)	Incorporated by reference to exhibits to the Company's Current report on Form 8-K filed on December 19, 2005

Item 22. Undertakings.

(a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) The undersigned registrant hereby undertakes as follows:

(1) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form; and

(2) that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned registrant undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Novato, State of California, as of January 9, 2006.

BROADCASTER, INC.

By:	/s/ Martin Wade, III

Martin Wade, III Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Martin Wade, III and Robert O'Callahan or either of them, his true and lawful attorneys and agent, with full power of substitution, and with power to act alone, to sign on behalf of the undersigned any amendment or amendments to this registration statement on Form S-4 (including post-effective amendments) and any and all new registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to perform any acts necessary to file such amendments or registration statements, with exhibits thereto and other documents in connection therewith, and each of the undersigned does hereby ratify and confirm his signature as it may be signed by his said attorneys and agents to any and all such documents and all that said attorneys and agents, or their substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following person in the capacities and as of the dates indicated.

Signature	Title	Date

/s/ Bruce R. Galloway	Chairman of the Board	January 9, 2006
Bruce R. Galloway

/s/ Martin Wade, III	Chief Executive Officer (Principal Executive Officer)	January 9, 2006
Martin Wade, III

/s/ Robert O'Callahan	Chief Financial Officer (Principal Financial and Accounting Officer)	January 9, 2006
Robert O'Callahan

/s/ Robert S. Falcone	Director	January 9, 2006
Robert S. Falcone

/s/ Richard J. Berman	Director	January 9, 2006
Richard J. Berman

/s/ Donald Perlyn	Director	January 9, 2006
Donald Perlyn

/s/ Evan Binn	Director	January 9, 2006
Evan Binn